UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment - No. 2)

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Tully’s Coffee Corporation

(Name of Registrant as Specified In Its Charter)

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                    , 2009

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Tully’s Coffee Corporation to be held at                     , on                     , 2009 at     :00 a.m., Pacific Time.

At the special meeting, you will be asked to consider and approve:

1.	the sale by us of the assets associated with our wholesale business and supply chain to Green Mountain Coffee Roasters, Inc.;

2.	an amendment to our amended and restated articles of incorporation to clarify that completion of the asset sale would not cause a liquidating distribution to our shareholders;

3.	an amendment to our amended and restated articles of incorporation to enable the board to determine the amount of any future cash distribution to our shareholders without considering amounts that would be needed, if we were dissolved at the time of the distribution, to satisfy any liquidation rights that are superior to the rights of those shareholders receiving the distribution; and

4.	a proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of any or all of the foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting

As discussed in more detail in the accompanying proxy statement, if we receive shareholder approval of and consummate the asset sale, then subject to applicable law and available funds, we intend to make a cash distribution to our shareholders. We are unable to predict the precise amount or timing of any distribution due to uncertainties concerning the completion of the asset sale, the timing of collection of certain outstanding accounts receivable, and other contingencies inherent in operating our business.

Details of the proposals, including the background of and the reasons for the proposals, are set forth in the proxy statement, which you are urged to read carefully. The board of directors has unanimously approved each of the proposals and recommends that you vote “FOR” approval of each of the proposals.

The board of directors has fixed                     , 2009 as the record date for the special meeting. Only shareholders of record at the close of business on that date will receive notice of and be entitled to vote at the special meeting. All shareholders are cordially invited to attend the special meeting.

If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or voted by telephone or Internet. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing a later dated proxy or by providing written notice of your revocation to our Corporate Secretary. Please follow the voting instructions on the enclosed proxy card to vote. Your prompt cooperation will be greatly appreciated.

By Order of the Board of Directors,

TULLY’S COFFEE CORPORATION

3100 Airport Way South

Seattle, WA 98134

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2009

To the Shareholders of Tully’s:

NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) of shareholders of Tully’s Coffee Corporation, a Washington corporation (“Tully’s” or the “Company”), will be held at                                  on                     , 2009, at     :00 a.m., local time. At the special meeting, you will be asked to approve:

1.	the sale of the assets associated with our wholesale business and supply chain pursuant to an Asset Purchase Agreement, dated as of September 15, 2008, as amended, between Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc., a Delaware corporation, in the form attached to the accompanying proxy statement as Exhibit A (the “Asset Sale”);

2.	an amendment to our amended and restated articles of incorporation, in the form attached to the accompanying proxy statement as Exhibit B-1 (the “Amendment No. 1”), to clarify that completion of the asset sale would not cause a liquidating distribution to our shareholders;

3.	an amendment to our amended and restated articles of incorporation, in the form attached to the accompanying proxy statement as Exhibit B-2 (the “Amendment No. 2” and, together with Amendment No. 1, the “Articles Amendments”), to enable the board to determine the amount of any future cash distribution to our shareholders without considering amounts that would be needed, if we were dissolved at the time of the distribution, to satisfy any liquidation rights that are superior to the rights of those shareholders receiving the distribution; and

4.	any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of any or all of the foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting.

The board of directors has unanimously approved the Asset Sale and the Articles Amendments and is submitting each of the proposals to our shareholders for approval.

The foregoing matters are described in more detail in the accompanying proxy statement. The board of directors has fixed the close of business on                     , 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment thereof. Only shareholders of record at the close of business on                     , 2009 will be entitled to notice of, and to vote at, the special meeting.

You may vote in one of three ways:

1)	Use the toll-free telephone number on your proxy card to vote by phone;

2)	Visit the website noted on your proxy card to vote via the Internet; or

3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail.

We hope you can attend the special meeting. However, whether or not you plan to attend, please vote either by Internet or by telephone or complete, sign, date and return the accompanying proxy card as soon as possible in the enclosed envelope. It is very important that your shares be represented at the special meeting.

By order of the board of directors,

ANDREW M. WYNNE

Vice President and Chief Financial Officer

Seattle, Washington

                    , 2009

YOUR VOTE IS IMPORTANT!

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME OR BRING AN ACCOUNT STATEMENT OR LETTER FROM THE NOMINEE INDICATING YOUR BENEFICIAL OWNERSHIP AS OF THE RECORD DATE.

TULLY’S COFFEE CORPORATION

3100 Airport Way South

Seattle, WA 98134

PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2009

This proxy statement is being furnished to shareholders of Tully’s Coffee Corporation in connection with the solicitation of proxies on behalf of the Company’s board of directors to be used at a special meeting of shareholders (the “special meeting”) to be held at                     at     :00 a.m., local time on                     , 2009, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting.

As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “Tully’s” refer to Tully’s Coffee Corporation, a Washington corporation.

This proxy statement and the accompanying proxy card are first being mailed to all shareholders entitled to vote at the special meeting on or about                     , 2009.

Only shareholders of record as of the close of business on                     , 2009 (the “Record Date”) are entitled to notice of, and to vote at, the special meeting or any adjournment thereof. At the close of business on the Record Date, there were              shares of our common stock outstanding,              shares of our Series A Preferred Stock outstanding, and              shares of our Series B Preferred Stock outstanding. Shares cannot be voted at the special meeting unless the holder thereof is present in person or represented by proxy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS	2

SUMMARY	14

RISK FACTORS	18

Risks Related to the Asset Sale	18
Risks Related to Tully’s Continuing Business Operations	20
Risks Relating to Our Industry	25

PROPOSAL 1: TO APPROVE THE ASSET SALE	28

Overview	28
Background of and Reasons for the Asset Sale	28
The Fairness of the Asset Sale	33
Parties to the Transaction	39
Description of the Asset Purchase Agreement	40
Description of Other Transaction Documents	45
Regulatory Approvals	49
Accounting Treatment	49
Material Federal Income Tax Consequences	50
Interests of Certain Persons in the Asset Sale	51
Effect of the Asset Sale on the Company and our Shareholders	51
Required Vote and Board Recommendation	52

PROPOSAL 2: AMENDMENT NO. 1 TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION	53

General	53
Background and Reasons for the Amendment	53
Description and Effect of Amendment No. 1	53
Asset Sale and Amendment No. 1 are Conditioned on Approval of Each Other	54
Required Vote and Board Recommendation	55

PROPOSAL 3: AMENDMENT NO. 2 TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION	56

General	56
Background and Reasons for the Amendment	56
Description and Effect of the Amendment No. 2	57
Material Federal Income Tax Consequences	57
Required Vote and Board Recommendation	58

PROPOSAL 4: TO APPROVE ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF ANY OR ALL OF PROPOSALS (1), (2) OR (3)	59

INFORMATION ABOUT TULLY’S	60

Selected Financial Data	60
Management’s Discussion and Analysis of Financial Condition and Results of Operation	62
Financial Statements	80
Quantitative and Qualitative Disclosures about Market Risk	80
Our Independent Registered Accountants	80

BENEFICIAL OWNERSHIP		81

Stock Ownership of Certain Beneficial Owners and Management		81
Market for Common Stock		82
Dividend Policy		82

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE		83

WHERE YOU CAN FIND MORE INFORMATION		83

Exhibit A	Asset Purchase Agreement, as amended	A-1

Exhibit B–1	Amendment No. 1	B-1

Exhibit B–2	Amendment No. 2	B-2

Exhibit C	Fairness Opinion	C-1

Exhibit D	Financial Statements of Tully’s Coffee Corporation	D-1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that reflect the Company’s current views with respect to future events that may affect its results of operations, financial condition, objectives, strategies, plans, goals, targets or future performance and business for future periods, including statements regarding the closing of the proposed asset sale to Green Mountain Coffee Roasters, Inc. These forward-looking statements generally may be identified by use of phrases such as “believe,” “expect,” “will,” “seek,” “should,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “initiatives,” “models,” “hope,” “goal,” “foresee” or other words of similar import.

These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other parts of this proxy statement, that could cause events, including our actual results, to differ materially from those anticipated in these forward-looking statements. If one or more of the factors affecting our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements contained in this proxy statement. Consequently, you should not place undue reliance on our forward-looking statements.

We qualify all of our forward-looking statements by these cautionary statements. Except to the extent required by the federal securities laws, we do not intend to update or revise the forward-looking statements contained in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS

Q-1:	Why are you holding the special meeting?

A-1:	On September 15, 2008, we agreed to sell the assets associated with our wholesale business and supply chain to Green Mountain Coffee Roasters, Inc. (“Green Mountain”) for $40.0 million, subject to adjustment based on the value of the assets being sold as of the closing date, as described in more detail in this proxy statement.

In addition to applying the proceeds of the transaction to repay in full our outstanding indebtedness and all trade payables related to the wholesale business, we intend to use the remaining proceeds to satisfy our current liabilities and fund the operation of our domestic retail and specialty businesses. We also intend to make a cash distribution to our shareholders, subject to availability of funds and restrictions under applicable law. See “Risk Factors—Risks Related to the Asset Sale—We may be unable to make any distribution to our shareholders or distributions to our shareholders could be delayed.”

As a condition to closing the transaction, Green Mountain requires us to obtain your approval of the asset sale and of an amendment to our current article of incorporation pursuant to which you acknowledge that completion of the transaction with Green Mountain would not cause a distribution under the liquidation preferences of our articles of incorporation. We are holding the special meeting to satisfy these closing conditions.

In addition, we are proposing an additional amendment to our articles of incorporation to facilitate the ability of our board of directors to make cash distributions to all of our shareholders.

Q-2:	What are you asking shareholders to consider and vote on at the special meeting?

A-2:	At the special meeting, our shareholders will consider and vote on the following proposals:

1.	to approve the sale of the assets associated with our wholesale business and supply chain pursuant to an Asset Purchase Agreement, dated as of September 15, 2008, as amended, between Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc., a Delaware corporation, in the form attached hereto as Exhibit A (the “Asset Sale”);

2.	to approve an amendment to our amended and restated articles of incorporation, in the form attached to the accompanying proxy statement as Exhibit B-1 (the “Amendment No. 1”), to clarify that completion of the asset sale would not cause a liquidating distribution to our shareholders;

3.	to approve an amendment to our amended and restated articles of incorporation, in the form attached to the accompanying proxy statement as Exhibit B-2 (the “Amendment No. 2” and, together with Amendment No. 1, the “Articles Amendments”), to enable the board to determine the amount of any future cash distribution to our shareholders without considering amounts that would be needed, if we were dissolved at the time of the distribution, to satisfy any liquidation rights that are superior to the rights of those shareholders receiving the distribution; and

4.	to approve any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of any or all of the foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting.

Q-3:	When will you make a distribution to shareholders, and how much will it be?

A-3:	If we receive shareholder approval of and consummate the asset sale, then subject to applicable law and available funds, we intend to make a cash distribution to all of our shareholders. However, we are not able to predict the precise amount or timing of any distribution. Subject to contingencies inherent in operating our business, our board intends to authorize a distribution as promptly as reasonably practicable. Our board, in its sole discretion, will determine the actual amount and timing of any such distribution.

Proposal 1—The Asset Sale

Q-4:	What assets is the Company proposing to sell?

A-4:	We are proposing to sell all of the assets, properties, and rights of the Company primarily used in connection with the operation of our wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks, and service marks. See “Proposal 1—Description of the Asset Purchase Agreement—Purchase and Sale of Assets.”

Q-5:	Who is the buyer in the Asset Sale?

A-5:	The buyer is Green Mountain Coffee Roasters, Inc., a Delaware corporation, with principal offices located at 33 Coffee Lane, Waterbury, Vermont 05676. Green Mountain sells packaged whole bean and ground coffee, as well as hot cocoa, teas and coffees in K-Cups, Keurig single-cup brewers and other accessories mainly in the Eastern United States wholesale and retail market, and directly to consumers.

Q-6:	What are the expected proceeds from the Asset Sale?

A-6:	Pursuant to the Asset Purchase Agreement, the purchase price is $40.0 million, subject to adjustment based on the value of the assets being sold as of the closing date. In addition, Green Mountain will pay $300,000 to Tully’s in consideration of our covenant not to compete with Green Mountain. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy certain of our post-closing indemnification obligations to Green Mountain under the Asset Purchase Agreement. Green Mountain also will assume certain liabilities arising out of ownership or operation of the wholesale business and the assets associated therewith.

Q-7:	How will the Company use the proceeds of the Asset Sale?

A-7:	We are required under the Asset Purchase Agreement to use the net proceeds from the Asset Sale to repay in full and terminate agreements relating to our outstanding indebtedness, and repay in full all trade payables, related to the wholesale business, totaling approximately $25.2 million, including our obligations to Benaroya Capital Company, LLC (“Benaroya Capital”), Northrim Funding Services (“Northrim”), Ueshima Coffee Corporation, Ltd. (“UCC”), and Asia Food Culture Management Pte. Ltd. (“AFCM”), the limited partner in Tully’s Asian joint venture. In addition, of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy certain of our post-closing indemnification obligations to Green Mountain under the Asset Purchase Agreement, after which period the escrowed funds will be released to us, less any (i) payments previously made to Green Mountain from the escrow fund and (ii) amounts reserved for pending claims.

We intend to use the remaining net proceeds from the Asset Sale to satisfy our current liabilities and to fund the operation of our domestic retail and specialty businesses. We also intend to make a cash distribution to our shareholders, subject to availability of funds and restrictions under applicable law. See “Risk Factors—Risks Related to the Asset Sale—We may be unable to make any distribution to our shareholders or distributions to our shareholders could be delayed.”

Q-8:	How was the purchase price of the Assets in the Asset Sale determined?

A-8:	In February 2008 we commenced a strategic review of our business and engaged D. A. Davidson & Co. (“Davidson”) as our financial advisor to assist us in evaluating strategic alternatives to enhance shareholder value. We have evaluated a range of alternatives during our strategic review and, as a result of this process, have entered into the Asset Purchase Agreement with Green Mountain. The board considered a wide variety of factors in connection with its evaluation of the proposed transaction, including Davidson’s opinion to the board that, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Davidson opinion to the board, the cash consideration to be received by us following the completion of the Asset Sale was fair, from a financial point of view, to the Company, and the other factors referenced in “Proposal 1—Background of and Reasons for the Asset Sale.”

Q-9:	Why has the board of directors recommended the Asset Sale?

A-9:	Based on our strategic review of our business, operations, financial condition, and prospects, and after a lengthy period of evaluating a range of possible alternatives, we believe that the proposed Asset Sale to Green Mountain is in the best interests of our shareholders, represents the best price reasonably available to Tully’s for its wholesale business, and is the best alternative from among the several strategic opportunities that we have considered since publicly announcing our strategic review in February 2008.

In their report dated September 16, 2008, our auditors stated that our recurring losses and accumulated deficit raised substantial doubts about our ability to continue as a going concern. If the Asset Sale were not completed, then we would need to immediately obtain additional financing to sustain our operations and business and obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.12 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion.

Q-10:	When will the Asset Sale be completed?

A-10:	The Asset Purchase Agreement provides that we must satisfy certain conditions before the Asset Sale will close, including paying off our outstanding indebtedness, releasing all liens on the acquired assets, obtaining shareholder approval of the Asset Sale and Amendment No. 1, and obtaining consents for the Asset Sale from third parties unrelated to us. While we cannot be certain when the Asset Sale will occur, we anticipate that the Asset Sale will close soon after the shareholders of the Company approve the Asset Sale, if they do.

Q-11:	What will our business be after the Asset Sale?

A-11:	If the Asset Sale is closed, then our business will consist of our existing retail and specialty divisions. We will continue as a specialty retailer in the fast-casual categories of specialty coffee, snacks, and non-alcoholic beverages, within the broader quick-service restaurant industry. As of June 29, 2008, we operated 91 retail stores, and had franchised 65 Tully’s Coffee-branded retail stores, in Washington, California, Arizona, Oregon, Idaho, Montana, and Utah. We operate our stores in densely populated areas and commuting corridors, with locations in urban and suburban retail districts, lifestyle centers, shopping centers and other high-traffic areas. We also operate or franchise smaller footprint stores in special venues such as within the premises of manufacturing facilities, and kiosks and cafes located in grocery stores, hotels, hospitals, airports, and university campuses. We will continue to manage our franchising and foreign business development activities through our specialty division.

Excluding the results of our wholesale business, we had:

•	net sales of $40.9 million, $41.0 million, and $45.1 million for our fiscal years ended March 30, 2008 (“Fiscal 2008”), April 1, 2007 (“Fiscal 2007”), and April 2, 2006 (“Fiscal 2006”), respectively;

•	a net loss, exclusive of the wholesale business, of $16.3 million and $10.5 million for Fiscal 2008 and Fiscal 2007, respectively, and a net income of $14.8 million for Fiscal 2006; and

•	net sales of $21.0 million and a net loss of $4.8 million for the 26 weeks ended September 28, 2008.

We believe we have significant growth opportunities in our ongoing operations, which we intend to pursue by implementing the following strategies:

•

Drive comparable store sales growth by executing on our fundamental retail strategies. We intend to drive comparable store sales and average unit volume growth by executing on our fundamental retail strategies to increase store traffic and average transaction size.

•

Execute our franchising strategy to expand our geographic footprint. Our franchising strategy focuses on adding franchised stores in market areas and venues that complement our company-operated stores. We have used franchising to extend our presence in special venues, such as grocery stores, airports, hotels, and university campuses. We also are pursuing multi-unit area agreements with experienced, well-capitalized franchisees, to open Tully’s-branded coffeehouses in markets not targeted for development directly by us. We have implemented this approach successfully in the Idaho market, where our area developer has opened six franchised stores (since the November 2005 inception of our franchising arrangement). We hope to achieve similar success in Spokane, Washington, Southern California, and in the Portland, Oregon metropolitan area, with our new area developers.

•

Leverage international opportunities. Our international growth strategy emphasizes joint ventures and licensing relationships with partners situated in promising foreign markets, and sales of coffee and other products to those partners. We believe the success of our former licensee, Tully’s Coffee Japan, demonstrates the broader opportunity available to us in foreign markets.

Because Green Mountain is buying the worldwide rights to the Tully’s brand (excluding Japan) and our retail business will license the use of the Tully’s brand from Green Mountain, we will change our corporate name as required by the Asset Purchase Agreement to [ ] upon completion of the Asset Sale.

We will continue to evaluate our business, operations, and prospects and to explore potential opportunities to enhance shareholder value after closing the Asset Sale.

Q-12:	What will happen if the Asset Sale is not completed?

A-12:	If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain additional financing to sustain our operations and business and obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.2 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion.

In addition, under certain circumstances if the Asset Purchase Agreement is terminated and within twelve months after the date of termination thereof we enter into an agreement for an alternate transaction, including in some instances an equity financing, we would have to pay to Green Mountain a termination fee under the terms of the Asset Purchase Agreement of $1.6 million. See “Proposal 1: To Approve the Asset Sale—Description of the Asset Purchase Agreement.”

Q-13:	Do I have dissenters’ rights with respect to this proposal?

A-13:	No, shareholders do not have dissenters’ rights with respect to this proposal.

Q-14:	Does the Asset Sale require any regulatory approvals?

A-14:	We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with applicable federal securities laws in connection with this proxy statement and compliance with the Washington Business Corporation Act (the “WBCA”).

Q-15:	How many votes are required to authorize and approve the Asset Sale?

A-15:	Although our board of directors has determined that shareholder approval of the Asset Sale is not required under the WBCA, shareholder approval is required under the terms of the Asset Purchase Agreement. All holders of common and preferred stock as of the record date are entitled to vote on Proposal (1). The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by our shareholders constitutes a quorum of shareholders for purposes of considering this proposal. If a quorum is present at the shareholders’ meeting, then the Asset Sale will be approved if the votes cast to approve the proposal by the holders of our common and preferred stock (voting on an as-converted to common stock basis), voting together as a single voting group, exceed the votes cast against the proposal.

Each share of common stock has one vote per share and, on an as-converted to common stock basis, each eight shares of Series B preferred stock has one vote, and each eight shares of Series A preferred stock has 1.13 votes. Abstentions and broker “non-votes” will have no effect on the outcome of the vote on Proposal (1). However, shareholder approval of both the Asset Sale and Amendment No. 1 is a condition to closing the Asset Sale for both Green Mountain and Tully’s. See “Questions and Answers About the Meeting and the Proposals—What will happen if the Asset Sale is approved but Amendment No. 1 is not approved?”

Affiliates of our founder and chairman of the board, Tom T. O’Keefe, which beneficially own approximately 12.3% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, have entered into a voting agreement with Green Mountain pursuant to which they have agreed to vote their shares in favor of the Asset Sale. Other members of our board of directors and our executive officers collectively own an additional 1.5% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, have indicated that they will vote for the approval of the Asset Sale. Collectively, our executive officers and directors beneficially own approximately 13.7% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis.

Q-16:	How does the board of directors recommend I vote on the Asset Sale?

A-16:	Our board of directors unanimously recommends that you vote “FOR” the approval of the Asset Sale.

Proposal 2—Amendment No. 1

Q-17:	Why is the board proposing Amendment No. 1?

A-17:	The board is proposing Amendment No. 1 because Green Mountain has made it a condition to closing the Asset Sale that our shareholders acknowledge that completion of the Asset Sale would not cause a distribution under the liquidation preferences of our articles of incorporation.

Under our current articles of incorporation, upon a liquidation, dissolution or winding up of the Company, including a “deemed liquidation” upon the closing of a merger, consolidation, sale of all or substantially all of our assets or certain other change-in-control transactions (each a “Sale Transaction” and, together with any other liquidation, dissolution or winding up of the affairs of the Company, a “Liquidating Event”), we would be required to distribute the first $32.3 million of any net proceeds to the holders of our Series A preferred stock; the next $58.6 million of any remaining net proceeds to the holders of our common stock; and the next $9.0 million of any remaining net proceeds to the holders of our Series B preferred stock.

Although our board of directors has determined that the Asset Sale is not Liquidating Event, Green Mountain desires additional assurance, in the form of an amendment to our articles of incorporation, that the proceeds that we receive in the Asset Sale will not be immediately distributable to our shareholders, but rather be used to repay in full our outstanding indebtedness and all trade payables related to the wholesale business of approximately $25.2 million, including our obligations to Benaroya Capital, Northrim, UCC and AFCM; and that additional net proceeds will be available to satisfy our current liabilities and to fund operation of our domestic retail and specialty businesses.

As discussed in more detail below, if our shareholders approve the Asset Sale but do not approve the Amendment No. 1, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and not complete the Asset Sale because shareholder approval of the Amendment No. 1 is a closing condition for both Tully’s and Green Mountain under the Asset Purchase Agreement. We have been advised that Green Mountain would not waive the closing condition or proceed with the Asset Sale without assurance that our articles of incorporation have been amended to expressly exclude the possibility that completion of the transaction would trigger a distribution under the liquidation preferences.

If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain additional financing to sustain our operations and business and obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.2 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion.

Q-18:	What does Amendment No. 1 do?

A-18:	Amendment No. 1 would clarify that the Asset Sale does not constitute a Sale Transaction or other Liquidating Event.

Q-19:	How would Amendment No. 1 affect my rights?

A-19:	Under both our current articles of incorporation and Amendment No. 1, you will not be entitled to a distribution upon completion of the Asset Sale because the transaction is not a Liquidating Event. As noted above, the board is proposing Amendment No. 1 because Green Mountain has made it a condition to closing the Asset Sale that our shareholders acknowledge that completion of the Asset Sale would not cause a distribution under the liquidation preferences of our articles of incorporation. Our board of directors already has determined that the Asset Sale is not an event that would cause our shareholders to be entitled to receive distributions under the liquidation preferences of our articles of incorporation.

Q-20:	Do I have dissenters’ rights with respect to this proposal?

A-20:	No, shareholders do not have dissenters’ rights with respect to this proposal.

Q-21:	How many votes are required to authorize and approve Amendment No. 1?

A-21:	All holders of common and preferred stock as of the record date are entitled to vote on Proposal (2). The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by (i) the holders of our common stock and preferred stock, considered together, and (ii) the holders of each of our Series A preferred stock, Series B preferred stock, and common stock, considered separately, constitutes a quorum of shareholders for purposes of considering this proposal. If a quorum is present, then Amendment No. 1 will be approved if:

•

at least a majority of all votes entitled to be cast on the proposal by the holders of our common and preferred stock (voting on an as-converted to common stock basis), voting together as a single voting group, vote in favor of the proposal; and

•

at least a majority of the outstanding shares of our Series A preferred stock, at least a majority of the outstanding shares of our Series B preferred stock, and at least a majority of the outstanding shares of our common stock, each voting as separate voting groups, vote in favor of the proposal.

On an as-converted to common stock basis, each eight shares of Series B preferred stock has one vote, and each eight shares of Series A preferred stock has 1.13 votes. Abstentions and broker “non-votes” will have the same effect as a vote against Proposal (2).

Affiliates of our founder and chairman of the board, Tom T. O’Keefe, which beneficially own 12.3% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, and approximately 20.2% of our outstanding common stock, have entered into a voting agreement with Green Mountain pursuant to which they have agreed to vote their shares in favor of Amendment No. 1. Other members of our board of directors and our executive officers collectively own an additional 1.5% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, and approximately 2.2% of our outstanding common stock, less than one percent of our outstanding Series A preferred stock, and 1.1% of our outstanding Series B preferred stock, have indicated that they will vote for the approval of Amendment No. 1. Collectively, our executive officers and directors beneficially own approximately 13.7% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis.

Q-22:	How does the board of directors recommend I vote on Amendment No. 1?

A-22:	Our board of directors unanimously recommends that you vote “FOR” the approval of Amendment No. 1.

Proposal 3—Amendment No. 2

Q-23:	Why is the board proposing Amendment No. 2?

A–23:	Under the WBCA, we are prohibited from making a cash distribution to our shareholders if our total assets would be less than the sum of (x) our total liabilities plus (y) unless our articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (the “Senior Preferences”).

Under our current articles of incorporation, upon a Liquidating Event, we would be required to distribute the first $32.3 million of any net proceeds to the holders of our Series A preferred stock (the “Series A Senior Preference”); the next $58.6 million of any remaining net proceeds to the holders of our common stock (the “Common Stock Senior Preference”); and the next $9.0 million of any remaining net proceeds to the holders of our Series B preferred stock.

No shareholder is entitled to receive any dividend under our current articles of incorporation. If and to the extent that our board, in its discretion, declares a dividend, our current articles provide that the holders of our Series A preferred stock will share ratably (on an as-converted to common stock basis) with the holders of our common stock in any dividends; and that the holders of our Series B preferred stock will be eligible to receive dividends, when and if such dividends are so declared.

These provisions of our current articles mean that:

•	in order to make a cash distribution to the holders of our Series A preferred stock, our board must also make a cash distribution to the holders of our common stock; but

•

in order to make a cash distribution to the holders of our common stock, our total assets must exceed the sum of our total liabilities plus $32.3 million, the amount of the Series A Senior Preference; and

•

in order to make a cash distribution to the holders of our Series B preferred stock, our total assets must exceed the sum of our total liabilities plus $90.9 million, the aggregate amount of the Series A Senior Preference and the Common Stock Senior Preference.

In order to facilitate the board’s ability to make a cash distribution to all of our shareholders, and consistent with the WBCA requirements relating to shareholder distributions, we have proposed in Amendment No. 2 to expressly permit the board to make a cash distribution to the holders of our common stock and Series B preferred stock without regard to any Senior Preferences.

Q-24:	What does Amendment No. 2 do?

A-24:	Amendment No. 2 would provide that, for the purpose of making any determination under the WBCA of the amount of any dividends or other distributions on the Series A preferred stock, the common stock or the Series B preferred stock, amounts that would be needed if we were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution may be excluded from consideration.

Q-25:	How would Amendment No. 2 affect my rights?

A-25:	Under the current articles, we would be unable to make a cash distribution to the holders of our common stock and Series A preferred stock unless our total assets exceeded the sum of (i) our total liabilities plus (ii) the Series A Senior Preference; and we would be unable to make a cash distribution to the holders of our Series B preferred stock unless our total assets exceeded the sum of (i) our total liabilities plus (ii) the Senior Preferences.

Amendment No. 2 facilitates our ability to make a cash distribution to all shareholders by expressly permitting the board to take such action without regard to any Senior Preferences.

Amendment No. 2 would enable the board to make a cash distribution to the holders of the common stock (and the Series A preferred stock, who share ratably (on an as-converted to common stock basis) with the holders of the common stock in any dividends), even if we did not have sufficient cash on hand to pay the Series A Senior Preference, had we been liquidated at the time of the distribution. Similarly, Amendment No. 2 would enable the board to make a cash distribution to the holders of the Series B preferred stock, even if we did not have sufficient cash on hand to pay the Senior Preferences, had we been liquidated at the time of the distribution.

Amendment No. 2 does not affect your right to convert your shares of preferred stock into common stock at any time.

Q-26:	Do I have dissenters’ rights with respect to this proposal?

A-26:	No, shareholders do not have dissenters’ rights with respect to this proposal.

Q-27: How many votes are required to authorize and approve Amendment No. 2?

A-27:	All holders of common and preferred stock as of the record date are entitled to vote on Proposal (3). The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by (i) the holders of our common stock and preferred stock, considered together, and (ii) the holders of each of our Series A preferred stock, Series B preferred stock, and common stock, considered separately, constitutes a quorum of shareholders for purposes of considering this proposal. If a quorum is present, then Amendment No. 2 will be approved if:

•

at least a majority of all votes entitled to be cast on the proposal by the holders of our common and preferred stock (voting on an as-converted to common stock basis), voting together as a single voting group, vote in favor of the proposal; and

•

at least a majority of the outstanding shares of our Series A preferred stock, at least a majority of the outstanding shares of our Series B preferred stock, and at least a majority of the outstanding shares of our common stock, each voting as separate voting groups, vote in favor of the proposal.

On an as-converted to common stock basis, each eight shares of Series B preferred stock has one vote, and each eight shares of Series A preferred stock has 1.13 votes. Abstentions and broker “non-votes” will have the same effect as a vote against Proposal (3).

Our directors and executive officers, who collectively own approximately 13.7% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, and approximately

23.1% of our outstanding common stock, less than one percent of our outstanding Series A preferred stock, and 1.1% of our outstanding Series B preferred stock, have indicated that they will vote for the approval of Amendment No. 2.

Q-28:	How does the board of directors recommend I vote on Amendment No. 2?

A-28:	Our board of directors unanimously recommends that you vote “FOR” the approval of Amendment No. 2.

General Questions

Q-29:	What will happen if the Asset Sale is approved but Amendment No. 1 is not approved?

A-29:	Shareholder approval of both the Asset Sale and Amendment No. 1 is a condition to closing the Asset Sale for both Green Mountain and Tully’s. If our shareholders approve the Asset Sale but do not approve Amendment No. 1, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and not complete the Asset Sale. If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain additional financing to sustain our operations and business and obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.2 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion.

Q-30:	What will happen if Amendment No. 1 is approved, but the Asset Sale is not approved?

A-30:	If our shareholders approve Amendment No. 1 but do not approve the Asset Sale, then either Tully’s or Green Mountain could terminate the Asset Purchase Agreement and not complete the Asset Sale. In such event, we would not cause Amendment No. 1 to become effective. As discussed above, if the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern and we would need to immediately obtain additional financing to sustain the Company as a going concern.

Q-31:	What will happen if the Asset Sale and Amendment No. 1 are approved, but Amendment No. 2 is not approved?

A-31:	If our shareholders approve the Asset Sale and Amendment No. 1 but do not approve Amendment No. 2, then we would proceed to complete the Asset Sale as soon as practicable. We would not be able to make a cash distribution after closing of the Asset Sale, however, because amendment of our articles of incorporation as set forth in Amendment No. 2 is necessary to enable us to comply with applicable statutory requirements governing shareholder distributions.

Q-32:	What will happen if Amendment No. 2 is approved but the Asset Sale, Amendment No. 1 or both are not are approved?

A-32:	As noted above, shareholder approval of both the Asset Sale and Amendment No. 1 is a condition to closing the Asset Sale for both Green Mountain and Tully’s. If our shareholders approve the Asset Sale but do not approve Amendment No. 1, or vice versa, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and not complete the Asset Sale. If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern and there would no cash available for distribution to our shareholders.

Q-33:	What vote is required to adjourn the special meeting, if necessary, to solicit additional proxies at the special meeting?

A-33:	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies, will be approved if the votes cast in favor of the proposal by the holders of our common and preferred stock (voting on an as-converted to common stock basis) present at the meeting and voting together as a single voting group, exceed the votes cast against the proposal.

All holders of common and preferred stock as of the record date are entitled to vote on Proposal (4). Each share of common stock has one vote per share and, on an as-converted to common stock basis, each eight shares of Series B preferred stock has one vote and each eight shares of Series A preferred stock has 1.13 votes. Abstentions and broker “non-votes” will have no effect on the outcome of the vote on Proposal (4).

Q-34:	How does the board of directors recommend I vote on Proposal (4)?

A-34:	Our board of directors unanimously recommends that you vote “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q-35:	Are there risks I should consider before voting?

A-35:	Yes. You should carefully consider the risks discussed beginning on page in evaluating whether to approve the Asset Sale and the Articles Amendments. These risks should be considered along with the other information included or incorporated by reference herein.

Q-36:	Who is entitled to vote at the special meeting?

A-36:	The record date for the special meeting is , 2009. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting. At the close of business on the Record Date, there were outstanding:

•	shares of our common stock;

•	shares of our Series A Preferred Stock; and

•	shares of our Series B Preferred Stock.

Each share of common stock has one vote per share and, on an as-converted to common stock basis, each eight shares of Series B preferred stock has one vote, and each eight shares of Series A preferred stock has 1.13 votes.

Q-37:	How many shares must be present to hold the special meeting?

A-37:	A quorum must be present at the special meeting for any business to be conducted. There are different quorum requirements for acting on the matters proposed for shareholder consideration at the special meeting.

•

A majority of votes entitled to be cast by the holders of our common stock and preferred stock, considered together, must be present in person or by proxy at the meeting to act on Proposals (1), (2), (3) and (4).

•

In addition, a majority of votes entitled to be cast by the holders of each of our Series A preferred stock, Series B preferred stock, and common stock, considered separately, must be present in person or by proxy at the meeting to act on Proposals (2) and (3).

Your shares will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or by the Internet, or if you attend the special meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of votes considered to be present for purposes of determining a quorum at the special meeting.

Q-38:	What if a quorum is not present at the special meeting?

A-38:	If a quorum is not present at the scheduled time of a vote at the special meeting, the chairman of the meeting may adjourn the meeting until a quorum is present. The date, time, and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjournment is for more than 120 days from the date of the special meeting. An adjournment will have no effect on the business that may be conducted at the meeting.

Q-39:	How do I vote?

A-39:	All shareholders may vote by mail. Shareholders who own their shares in their own name and most beneficial owner who own shares through a bank, broker or other nominee also may vote by telephone by calling or the Internet at . Please have your proxy card in hand when calling or voting by the Internet. To vote by mail, please sign, date and mail your proxy card in the envelope provided.

If you own your shares through a bank, broker or other nominee you should follow the separate instructions that were provided to you. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

If you attend the special meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on , 2009, the Record Date for voting.

Q-40:	Can I change my vote after I submit my proxy?

A-40:	Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	voting again by Internet or by telephone;

•	signing another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Company’s secretary prior to the special meeting; or

•	voting in person at the special meeting.

Q-41:	What if my shares are held in “street name” by a broker?

A-41:	If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, your broker, bank or nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Shareholders should follow the directions provided by their nominees regarding how to vote their shares.

Q-42:	What happens if I do not give specific voting instructions to my nominee?

A-42:	If you are a beneficial owner of shares held in street name and do not provide the nominee who holds your shares with specific voting instructions, the nominee will inform our inspector of election that it does not have the authority to vote on the proposals with respect to your shares. This is generally referred to as a “broker non-vote.” When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE EFFECT OF A VOTE AGAINST THE APPROVAL OF THE PROPOSALS (2) AND (3), BUT WILL HAVE NO EFFECT ON THE OUTCOME OF THE VOTES ON PROPOSALS (1) AND (4). Please provide voting instructions to the nominee that holds your shares by carefully following their instructions.

Q-43:	How do I access proxy materials on the Internet?

A-43:	Shareholders may access Tully’s Notice of Special Meeting and proxy statement on the Internet on the investor relations portion of our website at www.tullys.com. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

Q-44:	Will any other business be conducted at the special meeting?

A-44:	No business other than that within the purposes specified in the Notice of Special Meeting may be transacted at the special meeting.

Q-45:	Who is bearing the costs of the solicitation of proxies in connection with the special meeting?

A-45:	Tully’s will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Tully’s may solicit proxies from shareholders by telephone, facsimile or other electronic means or in person.

Following the original mailing of the proxy statement and other soliciting materials, Tully’s will request brokers, custodians, nominees, and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of Tully’s common and preferred stock and to request authority for the exercise of proxies. Tully’s will reimburse any of these record holders for their reasonable out-of-pocket expenses in doing so.

We expect to engage an agent to assist us in the solicitation of proxies. If we do, such agent’s fee and services will be within the range of what is customary for companies with similar operations and a number of shareholders similar to us.

Q-46:	Can I sell my shares?

A-46:	There is no public market for Tully’s common or preferred stock. Private resales or other dispositions of Tully’s common or preferred stock are prohibited unless such transactions are exempt from the registration requirements of federal and applicable state securities laws.

Q-47:	What do shareholders need to do now?

A-47:	After carefully reading and considering the information included or incorporated by reference in this proxy statement, you should vote by Internet or by telephone or complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting.

Q-48:	Who should I contact with questions?

A-48:	If you have any additional questions about the Asset Sale or the Articles Amendments, or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact the Company’s Investor Relations Department at Tully’s Coffee Corporation, 3100 Airport Way South, Seattle, WA 98134 or (206) 233-2070. Our public filings also may be accessed at the SEC’s web site at www.sec.gov.

SUMMARY

The following summary highlights the material terms of the proposed Asset Sale and the Articles Amendments. We have included page references to direct you to more complete information which appears elsewhere in this proxy statement. This summary is not a complete statement of all information, facts or materials to be voted on at the special meeting. You should read this proxy statement, the Asset Purchase Agreement, and the Articles Amendments in their entirety to fully understand the proposals and their consequences to you.

EACH SHAREHOLDER SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THE SHAREHOLDER OF THE ASSET SALE AND THE ARTICLES AMENDMENTS.

•	PURPOSE OF THE SPECIAL MEETING

At the special meeting, our shareholders will consider and vote on four proposals to approve:

1.	the sale of the assets associated with our wholesale business and supply chain pursuant to an Asset Purchase Agreement by and between Green Mountain, as buyer, and Tully’s, as seller, dated as of September 15, 2008, as amended, in the form attached as Exhibit A (the “Asset Sale”);

2.	an amendment to our amended and restated articles of incorporation, in the form attached to the accompanying proxy statement as Exhibit B-1 (“Amendment No. 1”), to clarify that completion of the asset sale would not cause a liquidating distribution to our shareholders;

3.	an amendment to our amended and restated articles of incorporation, in the form attached to the accompanying proxy statement as Exhibit B-2 (“Amendment No. 2” and, together with Amendment No. 1, the “Articles Amendments”), to enable the board to determine the amount of any future cash distribution to our shareholders without considering amounts that would be needed, if we were dissolved at the time of the distribution, to satisfy any liquidation rights that are superior to the rights of those shareholders receiving the distribution; and

4.	any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of any or all of the foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting.

•	RISKS TO CONSIDER BEFORE DECIDING ON THE PROPOSALS (SEE PAGES TO )

You should carefully consider the risks discussed beginning on page      of this proxy statement in evaluating whether to approve the Asset Sale and the Articles Amendment. These factors should be considered along with the other information included or incorporated by reference herein.

PROPOSAL (1): TO APPROVE THE ASSET SALE (see pages      to     )

•	THE ASSETS TO BE SOLD

We are proposing to sell all the assets, properties, and rights of the Company primarily used in connection with the operation of our wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks, and service marks.

•	PROCEEDS FROM THE ASSET SALE

Pursuant to the Asset Purchase Agreement, the purchase price is $40.0 million, subject to adjustment based on the value of the assets being sold as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy certain of our post-closing indemnification obligations to Green

Mountain under the Asset Purchase Agreement. Green Mountain also will assume certain liabilities arising out of ownership or operation of the wholesale business and the assets associated therewith. In addition, Green Mountain will pay $300,000 to us in consideration of our covenant not to compete with Green Mountain. As a closing condition to the Asset Purchase Agreement, we must apply part of the proceeds of the Asset Sale to repay in full and terminate agreements relating to our outstanding indebtedness, and repay in full all trade payables, relating to the wholesale business, which totaled approximately $28.7 million as of September 28, 2008.

•	CONDITIONS TO CLOSING

The Closing of the Asset Purchase Agreement will take place as soon as practicable after the shareholders of the Company shall have approved the Asset Sale and Amendment No. 1 and after the satisfaction of the following closing conditions, any or all of which may be waived by Green Mountain prior to the Closing:

•

each of the Company and Green Mountain shall have delivered and received, as applicable, executed versions of (a) a non-competition agreement on behalf of Tom O’Keefe and the Company with Green Mountain; (b) a bill of sale; (c) an assignment and assumption agreement; (d) a trademark license agreement; (e) a sublease; (f) a supply agreement; and (g) a transition services agreement;

•	the Company shall have paid off all its outstanding indebtedness to and terminated its loan facilities with each of Benaroya Capital, Northrim, and UCC;

•	the Company shall have paid all trade payables related to the wholesale business;

•	the Company shall have executed and delivered the documents sufficient to transfer the assets being purchased to Green Mountain free and clear of all liens;

•	the Company shall have obtained certain third party consents; and

•	Green Mountain shall have obtained certain permits relating to the Tully’s roasting facility;

•	amend certain contracts to buyer’s satisfaction.

In addition, it is a condition to our obligation to close the Asset Sale that Green Mountain shall have obtained consent to fund the purchase price under Green Mountain’s existing revolving credit facility. Green Mountain has informed us that its lenders have provided their consent and, therefore, unless the lenders revoke their consent, this condition has been satisfied.

Although both Tully’s and Green Mountain could waive the requirement that our shareholders approve the Asset Sale and Amendment No. 1, Green Mountain has advised us that it would not waive this closing condition.

•	OTHER MATERIAL TERMS

•	Upon the completion of the Asset Sale, we will change the Company’s name to [ ].

•	We will use commercially reasonable efforts to take all action and do all things necessary, proper or advisable to consummate the Asset Sale and obtain any third party consents to the Asset Sale.

•

Until the closing of the Asset Purchase Agreement, we will not engage in any practice or enter into any transaction outside of the ordinary course of business of our wholesale operations, and will preserve for the benefit of Green Mountain the goodwill of our customers, suppliers, landlords, and others doing business with us.

•	Within 15 days after the end of each fiscal month through the date of closing, we will deliver monthly financial statements for the wholesale business to Green Mountain.

•

Until our shareholders have approved the Asset Sale, we may only provide information and enter into discussions with any person that has submitted a bona fide proposal to Tully’s relating to an acquisition of more than 15% of our stock or the assets proposed to be sold to Green Mountain, a merger or consolidation, or any recapitalization or reorganization of Tully’s if our board of directors determines in good faith that the proposal is a “Superior Proposal” and where the failure of our board to enter into such discussions or to furnish information would be inconsistent with the fulfillment of the directors’ fiduciary duties. A “Superior Proposal” is an acquisition proposal that would lead to such person owning all or substantially all of the outstanding capital stock or assets of Tully’s, in each case in which our board of directors has determined in consultation with its financial advisor to be on terms more favorable to our shareholders than those contained in the Asset Sale, including any changes to the terms of the Asset Sale that Green Mountain might propose in response to such acquisition proposal.

•	OPINION OF FINANCIAL ADVISOR

Our board of directors retained Davidson to render an opinion to the board as to the fairness to the Company, solely from a financial point of view, of the consideration to be paid to Tully’s in the Asset Sale. On September 10, 2008, Davidson delivered its opinion to our board that, as of that date and based upon and subject to the assumptions, conditions, limitations, and qualifications stated in its opinion, the consideration of $40.3 million in cash for the assets was fair, from a financial point of view.

•	MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The Asset Sale will be a taxable sale of assets upon which gain or loss will be recognized by us. The determination of whether gain or loss is recognized by us will be made with respect to each asset sold. The aggregate amount realized by us on the Asset Sale (i.e., the cash received, the fair market value of any other property received by us, and total liabilities assumed by, or encumbering assets sold to, Green Mountain) will be allocated among the assets sold. We will recognize gain or loss with respect to the sale of each asset equal to the difference between the amount we realize with respect to the asset and our adjusted basis in the asset. Shareholders will not recognize gain or loss as a result of the Asset Sale.

•	INTERESTS OF MANAGEMENT AND THE BOARD

Certain members of our board of directors and our executive officers have interests in the Asset Sale that may differ from, or in conflict with, your interests as a Tully’s shareholder. Our directors were aware of these interests, and considered them, when our board of directors approved the Asset Sale and the Asset Purchase Agreement.

•	RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors has determined that the Asset Sale is in the best interests of the Company and our shareholders. The board of directors has unanimously approved the Asset Purchase Agreement and unanimously recommends that shareholders vote in favor of the proposal to approve the Asset Sale.

In addition, under certain circumstances if the Asset Purchase Agreement is terminated and within twelve months after the termination date we enter into an agreement for an alternate transaction, including in some instances an equity financing, then we would have to pay to Green Mountain a termination fee under the terms of the Asset Purchase Agreement of $1.6 million.

PROPOSAL (2): TO APPROVE AMENDMENT NO. 1 (see pages             to             )

•	EFFECT OF AMENDMENT

Amendment No. 1 would clarify that the Asset Sale does not constitute a Sale Transaction or other Liquidating Event.

•	RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors has determined that approval and adoption of Amendment No. 1 is in the best interests of the Company and our shareholders. The board of directors unanimously recommends that shareholders vote in favor of the proposal to approve Amendment No. 1.

PROPOSAL (3): TO APPROVE AMENDMENT NO. 2 (see pages      to     )

•	EFFECT OF AMENDMENT

Amendment No. 2 provides that, for the purpose of making any determination under the WBCA of the amount of any dividends or other distributions on the Series A preferred stock, the common stock or the Series B preferred stock, amounts that would be needed if we were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution may be excluded from consideration.

•	MATERIAL FEDERAL INCOME TAX CONSEQUENCES

You should not recognize gain or loss as a result of Amendment No. 2, and your adjusted tax basis in, and your holding period for, each share of Company stock you own should be the same after Amendment No. 2 as they were before Amendment No. 2.

•	INTERESTS OF MANAGEMENT AND THE BOARD

Collectively, our directors and executive officers beneficially own 567,338 shares of common stock, 25,000 shares of Series A preferred stock, and 40,000 shares of Series B preferred stock. Our founder and chairman of the board, Tom T. O’Keefe, is our largest common shareholder with a beneficial ownership of approximately 20.2% of our common stock. See “Beneficial Ownership.” Because Amendment No. 2 would entitle the holders of our common stock and Series B preferred stock to receive a cash distribution, notwithstanding the existence of the Series A Senior Preference and the Common Stock Senior Preference, those of our directors who own common stock and Series B preferred stock may have an interest in the Articles Amendment that may be different from the interest of a holder of our Series A preferred stock.

•	RECOMMENDATION OF THE BOARD OF DIRECTORS

Our board of directors has determined that approval and adoption of Amendment No. 2 is in the best interests of the Company and our shareholders. The board of directors unanimously recommends that shareholders vote in favor of the proposal to approve Amendment No. 2.

PROPOSAL (4): TO APPROVE ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF ANY OR ALL OF PROPOSALS (1), (2) OR (3) (see pages      to     )

As described above, our board has unanimously determined that Proposals (1), (2), and (3) are in the best interests of our shareholders and recommends that you vote “FOR” both proposals. Because approval of proposals (1) and (2) is a necessary step to completing the Asset Sale, and approval of proposal (3) is a necessary step to enabling our board to make a cash distribution to all shareholders, we may elect to adjourn the special meeting to solicit additional proxies in favor of any or all of the proposals if it appears at the time of the special meeting that an insufficient number of votes will be cast to approve any or all of these proposals.

RISK FACTORS

You should carefully consider the risks described below, together with all the other information included or incorporated by reference in this proxy statement, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to the Asset Sale

Failure to complete the Asset Sale may seriously affect our liquidity and our ability to continue as a going concern.

In their report dated September 16, 2008, our auditors stated that our recurring losses and accumulated deficit raised substantial doubts about our ability to continue as a going concern. The board of directors approved the Asset Sale in part because we believe that our projected revenues and current capital resources will not be sufficient to repay our outstanding indebtedness and fund our ongoing operating expenses. If we do not complete the Asset Sale, then we would need to immediately obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.2 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale, and to continue funding our operations. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional financing, given our current and projected results of operations, liquidity, level of existing indebtedness, and the current state of the capital markets, or to consummate an alternative strategic transaction in a timely fashion, given our experience in marketing the Company to potential strategic and financial investors and prospective buyers last year and the absence of any alternative third party proposals to acquire the Company, its assets or operations since public announcement of the Asset Sale. In the absence of such financing, we may be unable to pay our operating expenses and required to continue to scale back or terminate operations, and to seek protection under applicable bankruptcy laws.

If our shareholders approve the Asset Sale but reject Amendment No. 1, or disapprove of the Asset Sale but approve Amendment No. 1, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and abandon the Asset Sale.

Shareholder approval of both the Asset Sale and Amendment No. 1 is a condition to closing the Asset Sale for each of Green Mountain and Tully’s. If our shareholders approve one of the proposals but not the other, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and abandon the Asset Sale. If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain financing to pay our current liabilities and to sustain our operations and business. Although we would continue to work with our financial advisors to explore potential strategic opportunities, including a sale of our retail business (or the assets associated therewith) and our rights to license the Tully’s brand in foreign markets (except Japan), we believe that it would be very difficult to obtain additional financing or to consummate an alternative strategic transaction in a timely fashion. See “—Risks Related to Tully’s Continuing Business Operations” for a description of the risk factors that you should consider in the event that the Asset Purchase Agreement is terminated and the Asset Sale abandoned.

In addition, under certain circumstances if the Asset Purchase Agreement is terminated and within twelve months after the termination date we enter into an agreement for an alternate transaction, including in some instances an equity financing, then we would have to pay to Green Mountain a termination fee under the terms of the Asset Purchase Agreement of $1.6 million. See “Proposal 1: To Approve the Asset Sale—Description of the Asset Purchase Agreement.”

Because of the closing conditions in the Asset Purchase Agreement and the possibility that Green Mountain may terminate the Asset Purchase Agreement in specific instances, we cannot be sure when, or even if, the Asset Sale will be completed.

The closing of the Asset Sale is subject to the satisfaction of a number of closing conditions, including the requirement that we obtain shareholder approval of the Asset Sale and Amendment No. 1 and certain third party consents. In addition, Green Mountain may terminate the agreement if we fail to cure breaches of our representations, warranties, and covenants in the Asset Purchase Agreement within 60 days of notice. We cannot guarantee that we will be able to meet the closing conditions of the Asset Purchase Agreement. If we are unable to meet the closing conditions, Green Mountain is not obligated to purchase the assets associated with our wholesale business and supply chain. We also cannot be sure that other circumstances, for example, a material adverse event, will not arise that would allow Green Mountain to terminate the Asset Purchase Agreement prior to closing. If the Asset Sale is not approved or does not close, our board of directors will be forced to evaluate other alternatives, which we believe are less favorable to us than the Asset Sale.

The proceeds of the Asset Sale may be reduced if we are required to indemnify Green Mountain for damages resulting from our breach of the Asset Purchase Agreement.

The Asset Purchase Agreement requires that we indemnify Green Mountain for damages resulting from our breach of the Asset Purchase Agreement, if any. Our liability under the indemnification provisions of the Asset Purchase Agreement runs for between one year to the applicable statute of limitations period, depending on the nature of the breach. The indemnification liability of the Company is capped at $3,500,000 for most breaches, but not subject to any limitation with respect to breaches of certain representations and warranties, breaches of covenants, fraud or intentional misrepresentation, and claims related to excluded liabilities and excluded assets.

We may be unable to make any distribution to our shareholders or distributions to our shareholders could be delayed.

All or a portion of the distribution to our shareholders that we anticipate making after closing the Asset Sale could be delayed or may not be possible at all, depending on many factors, including the availability of funds after we repay our existing indebtedness as required by the Asset Purchase Agreement, the cash requirements to fund our operations or if a creditor were to seek to prevent us from making the distribution. Moreover, the amount of the cash distribution that we contemplate making to shareholders after closing the Asset Sale could be less than currently forecast, due primarily to the uncertainties inherent in operating our business after the closing. Our board, in its sole discretion, will determine the actual amount and timing of all distributions

We may need to raise additional capital to fund our business after the closing of the Asset Sale.

Our retail and specialty businesses have incurred significant operating expenses and losses. As we continue to operate our business after closing of the Asset Sale, we expect these losses to continue. We may need to obtain additional financing, complete another strategic transaction or sell significant assets to provide future capital to fund our business. We may not be able to obtain additional financing in amounts or on terms acceptable to us, if at all.

After the Asset Sale closes, we will be dependent on Green Mountain for supplies of coffee and related products.

After the closing of the Asset Sale, Green Mountain will use commercially reasonable efforts to supply to us, and we will purchase, all of our requirements of whole bean and ground coffee and other coffee products for an initial term of five years. If Green Mountain is unable to supply all of our requirements for coffee and related products or if the pricing under our supply agreement with Green Mountain is not competitive with market prices or if we are unable to maintain specified purchase volumes, our business would suffer. See “Proposal 1—

Description of Other Transaction Documents—Supply Agreement.” Moreover, if the supply agreement were terminated, our coffee supplies would be disrupted and we would need to source our coffee from new vendors, who may be unable or unwilling to match the quality and pricing under the supply agreement. Economic conditions and growth trends in the green coffee industry could materially and adversely affect our ability to obtain an adequate supply of coffee to supply our license and franchise partners and retail customers.

Green Mountain is acquiring all of our intellectual property used in the wholesale business, including all worldwide rights to the Tully’s and Bellaccino names and brands, in the Asset Sale. Our rights to use our names and brands after the closing of the Asset Sale will be subject to our license agreement with Green Mountain.

Our rights to use the Tully’s names and brands in our retail and specialty business, including with respect to our franchise business and in foreign markets, will be subject to the terms and conditions set forth in the license agreement. We could lose our exclusive rights to operate retail stores using the Tully’s brand and to engage in the wholesale sale of licensed products outside of North America in certain circumstances. In addition, the license agreement may be terminated by Green Mountain in the event of any uncured breach by us of a material obligation under the license agreement, and in certain other circumstances. See “Proposal 1—Description of Other Transaction Documents—License Agreement.” Termination of the license agreement would have a material adverse effect on our business.

Risks Related to Tully’s Continuing Business Operations

We may be unable to continue as a going concern if the proposed Asset Sale is not completed.

We have experienced significant operating losses since inception, had negative cash flows from operations of approximately $13.9 million for the year ended March 30, 2008, and had an accumulated deficit as of March 30, 2008 of approximately $102 million. These matters, as well as others, raise substantial doubt about our ability to continue as a going concern, unless we are able to complete the transaction with Green Mountain, obtain additional equity or debt financing or consummate other strategic transactions. If the Asset Sale is not approved, it is uncertain whether our shareholders would realize any value from their equity holdings.

We have a history of losses and expect to incur losses in the future.

We have incurred net losses in every year since inception except for our fiscal year ended April 2, 2006, when we reported net income as a result of a $17.0 million gain on the sale of intellectual property assets. Excluding the results of our wholesale business, we had net sales of $40.9 million, $41.0 million, and $45.1 million for Fiscal 2008, Fiscal 2007, and Fiscal 2006, respectively, and net sales of $21.0 million for the 26 weeks ended September 28, 2008. Excluding results from our wholesale business, we incurred a net loss of $4.8 million for the 26 weeks ended September 28, 2008, a net loss of $16.3 million for Fiscal 2008, a net loss of $10.5 million for Fiscal 2007, and net income of $14.8 million for Fiscal 2006. We had an accumulated deficit of $102.0 million as of March 30, 2008. We expect to report a net loss for our fiscal year ended March 29, 2009 (“Fiscal 2009”) and likely will incur losses in future periods. We will need to increase our net sales at a rate greater than our expenses to achieve profitability. For these reasons, we cannot predict whether we will become profitable in future periods.

We will require a significant amount of cash, which may not be available to us, to fund our operating losses and capital and liquidity needs.

For most of the fiscal years since our founding, we have not generated sufficient cash to fully fund operations. We historically have financed this cash shortfall through the issuance of debt and equity securities, through borrowings, and through cash provided under our international licensing relationships. If the Asset Sale were abandoned, then:

•

we would need to immediately obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.2 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale; and

•

we would deploy our limited cash resources to sustain our business as a going concern until we were able to complete a financing or other strategic transaction, or discontinue operations and liquidate our business.

We have entered into a forbearance agreement with Benaroya Capital, which may be terminated by Benaroya Capital at any time, pursuant to which Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional financing or to consummate an alternative strategic transaction in a timely fashion. In addition, if we consummate certain financings or strategic transactions after the termination of the Asset Purchase Agreement, we may have to pay a $1.6 million termination fee to Green Mountain. See “—If our shareholders approve the Asset Sale but reject Amendment No. 1, or disapprove of the Asset Sale but approve Amendment No. 1, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and abandon the Asset Sale.”

In order to continue as a going concern, we may be obligated to accept financing terms that impose onerous covenants on us or are highly dilutive to our existing shareholders.

Any equity or debt financing may not be available on favorable terms, if at all. For example, a debt financing might result in substantial cash outflows, encumber our assets or subject us to restrictive covenants that could limit our ability to operate and to obtain financing in the future. If we raise additional funds through the issuance of equity or convertible or exchangeable securities, the percentage ownership of our existing shareholders will be reduced and the newly issued securities may have rights, preferences, and privileges that would be senior to those of existing shareholders.

If financing is unavailable to us or is available only on a limited basis, we would need to reduce operating, marketing, general and administrative costs related to our continuing operations. We also could be required to sell stores, territories or other assets. Store sales would involve the assignment or sub-lease of the store location (which could require the lessor’s consent) and the sale of the store equipment, leasehold improvements, and related assets. We have previously disposed of only underperforming store locations, but might be required to dispose of our better-performing locations in order to obtain a significant amount of sales proceeds. The proceeds received from the sale of stores or other assets might not be in amounts or timing satisfactory to us, and the sale of better performing locations or other income-producing assets could adversely affect our future operating results and cash flows.

Our credit facilities and notes payable restrict our operating flexibility and ability to raise additional capital. If we were to default under these instruments, the lenders would have a right to seize certain of our assets.

Our Northrim secured credit facility provides this lender with a security interest in our accounts receivable and inventories. Our secured credit facility with Benaroya Capital provide this lender with a security interest in substantially all of our assets, and our agreements with the guarantors of the Benaroya Capital debt limit our ability to incur additional secured debt. If we complete the Asset Sale, these security interests will be terminated. However, if the Asset Sale is not completed, these provisions would remain in effect and could limit our ability to raise additional capital when needed. Default by us under these agreements could result in the lenders taking actions that might be detrimental to the interests of our other creditors and shareholders.

Our failure to compete successfully against current or future competitors could have a material adverse effect on our business, including loss of customers, declining sales, and loss of market share.

The gourmet coffee market is highly competitive. A number of our competitors, Starbucks in particular, have much greater financial and marketing resources, brand recognition and customer bases than us. In the retail specialty coffee segment, we compete with industry leader Starbucks as well as regional coffeehouses, such as Coffee Bean & Tea Leaf and Peet’s Coffee & Tea, and local coffee shops, convenience stores, restaurants, street vendors and, to a certain degree, quick service restaurants such as McDonalds and Krispy Kreme. If we expand geographically, we would encounter additional regional and local competitors, such as Green Mountain, Caribou Coffee, and Dunkin Donuts. In addition, consumers may choose non-coffee beverages and food offered by these and other competitors as alternatives to our offerings.

We expect the gourmet coffee market to become even more competitive, both within our primary geographic markets and in other regions of the United States, as regional companies expand and attempt to build brand awareness in new markets and as smaller participants are consolidated into larger competitors.

New products may not be accepted in current or future markets. Failure to achieve market acceptance of new products will adversely affect our revenues.

Our beverage and food offerings are built around core product families that enable us to introduce new items that we hope will appeal to a broad range of customers, at different day-parts, to suit different geographic markets and climates. We believe that the introduction of these new products is important to the growth of our revenues for existing stores and future markets. Acceptance of new products may vary in different geographic markets, and may be not be embraced by customers in our current or future markets. If our new products are not accepted, our operating results would be adversely affected.

If we lose key personnel upon whom we are dependent, we may not be able to manage our operations and meet our strategic objectives.

Many key responsibilities of our business have been assigned to a few individuals. Our future success depends to a considerable degree on the vision, skill, experience, and effort of our senior management team. We do not maintain key-person insurance on any of these individuals. Any loss or interruption of the services of any of our key employees could significantly reduce our ability to effectively manage our operations and implement our strategy.

If we fail to maintain, develop and protect our brand, our business could suffer.

Our brand may be harmed by factors that are outside of our control. For example, customers who purchase our whole bean or ground coffees may improperly store the coffees or prepare beverages from our coffee incorrectly, in either case potentially affecting the quality of the coffee prepared from our products. If customers do not perceive our products to be of high quality, then the value of our brand may be diminished and our ability to implement our business strategy may be adversely affected.

Our franchisees or Tully’s Coffee Japan, the owner of our brand in Japan, may fail to operate Tully’s coffeehouses in a manner consistent with our standards and requirements. We have no control over TCJ’s use of our brand within Japan. Although our franchise agreements regulate franchisee behavior to some extent, enforcing remedies under franchise agreements typically requires litigation, and our image and reputation may suffer even if such litigation is successfully concluded. If any of our franchisees acts in a manner inconsistent with our beliefs or preference, it could damage the value of our brand in that franchisee’s territory, and such damage could spread to other territories.

Our success also will depend in part on our continued ability to use the Tully’s trademarks and trade dress under our license agreement with Green Mountain in order to increase brand awareness and further develop the Tully’s brand in both domestic and foreign markets. Because we will be licensing the right to use our brand from Green Mountain, we generally will rely on Green Mountain to protect our brand. Any failure on the part of Green Mountain to do so would diminish the value of our brand and our ability to implement our business strategy may be adversely affected.

If efforts to protect the Tully’s trademarks and trade dress are inadequate, or if any third party misappropriates or infringes them, the value of the Tully’s brand may be harmed. We may become engaged in litigation to protect the Tully’s brand and related intellectual property, which could result in substantial costs to us as well as the diversion of management’s attention. Failure to succeed in any such litigation could deprive us of using the Tully’s trademarks and trade dress, or require us to pay significant licensing fees for such use.

Our franchisees, and the laws that govern the franchise relationship, could hinder our ability to grow.

We rely on our franchisees to develop territories in which we choose not to open company-operated stores. We rely on their local knowledge to successfully address the needs of their territories. If a franchisee is unable to address these needs, we may be unable to sustain our presence in new regions. Additionally, at the end of Fiscal 2008, we had one area developer and three multi-unit grocery relationships that collectively accounted for 45 of our 58 franchised stores. The loss of even one of these relationships would have a relatively significant adverse impact on our current franchise business.

Many of our franchise agreements grant exclusive rights to certain territories that last for multiple years. These rights not only prevent other franchisees from operating in the franchised territory, but also could prevent us from opening company-operated stores in the territory, though we carve out rights to develop wholesale opportunities, like selling to grocery stores. If a franchisee is slow or fails to open new stores in its territory, we or another franchisee could be prevented or delayed from opening stores in that same territory. If such an event occurs, our ability to implement our business strategy may be adversely affected.

We are subject to federal regulation and state laws that govern the offer and sale of franchises and the franchisor-franchisee relationship. The failure to obtain or retain required licenses or registration approvals to sell franchises could delay or preclude franchise sales and otherwise adversely affect our business, financial condition and results of operations. Additionally, any franchise law violations may give existing and future franchisees a basis to bring claims against us, which could result in rescission of the franchise agreement, damages or other relief. Assertion of such claims against us could adversely affect our business, financial condition, and results of operations.

We occupy our company-owned stores under long-term leases, and we may be unable to renew leases at the end of the lease periods or obtain new leases on acceptable terms.

All of our retail stores are located on leased premises or locations otherwise controlled by third parties. Many of our current leases are non-cancelable and typically have terms of several years. Therefore, we could be required to continue lease payments for a store that we would otherwise wish to terminate. We also may not have the right or option to renew some of our existing leases. We face intense competition from both restaurants and other specialty retailers for suitable sites for new stores, and if we are unable to renew an existing lease, we would be obligated either to find a new location or close the coffeehouse. If we negotiate a new lease or lease extension at an existing location, the rent may increase substantially. In either case, our existing operations and operating results could be adversely affected. We intend to lease other premises in connection with the planned expansion of our retail operations, and we believe leases that we enter into in the future likely will also be long-term and non-cancelable. Additionally, because we compete with other retailers and restaurants for store sites and some landlords may grant exclusive locations to our competitors, we may not be able to obtain new leases or renew existing leases on acceptable terms. These factors could adversely affect our ability to execute our growth strategy.

We also enter into agreements to operate coffeehouses in special venues, such as hospitals or manufacturing plants, to operate as the exclusive coffee provider in those locations. Unlike our typical retail store leases, some of these agreements can be terminated on short notice. Additionally, a single agreement of this type may govern several of our stores. As a result, the termination of one of our special venue relationships could result in the closure of several of our stores at the same time. If these agreements are terminated, or if exclusivity within a specific special venue is not maintained, we would be unable to access these markets or risk a decline in sales as a result of competition. In either case our brand-building strategy and results of operations would be adversely affected.

Our business is dependent on a healthy economic climate in our principal geographic markets.

Our product offerings are discretionary items in our customers’ budgets. Adverse economic trends may cause consumers to reduce their discretionary spending, which could have an adverse impact on our revenues. We are particularly susceptible to economic downturns in our principal geographic markets. Given our geographic concentration in the Seattle and San Francisco markets, an economic downturn in those regions could have a material adverse effect on our business and operations throughout the region, as could other regional economic disruptions.

We face the risk of adverse publicity and litigation, actual or threatened, in connection with our products and operations.

We may from time to time be subject to complaints or actual or threatened litigation from consumers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us, regardless of whether the allegations are valid or whether we are liable. In particular, instances of food-borne illness whether or not traced to our stores or products, could reduce demand for our menu offerings, hurt our brand image or lead to litigation and liability. If any of our customers become ill from consuming our products, the affected stores may be forced to close or a product recall may be required. In addition, employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert financial and management resources that would otherwise be used to benefit our future performance. There is also a risk of litigation from our franchisees with regard to the terms of our franchise arrangements. We have been subject to a variety of claims from time to time, and future claims could materially adversely affect our business, prospects, financial condition, operating results or cash flows.

We are subject to numerous and changing government regulations. Changes in, or failure to comply with, these regulations could negatively affect our sales, increase our costs, result in fines or other penalties against us or harm our growth strategy.

Each retail location is and will be subject to licensing and reporting requirements by a number of governmental authorities. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire, safety and other authorities that have jurisdiction over the development and operation of our retail locations. Our activities are also subject to the Americans with Disabilities Act and related regulations, which prohibit discrimination on the basis of disability in public accommodations and employment. Changes in any of these laws or regulations could have a material adverse effect on our business, financial condition and results of operations. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of facilities for an indeterminate period of time, or third party litigation, any of which could have a material adverse effect on us and our results of operations.

We have incurred and will continue to incur substantial costs to comply with the requirements of the Sarbanes-Oxley Act of 2002.

The Sarbanes-Oxley Act of 2002 introduced new requirements regarding corporate governance and financial reporting. Among the many requirements of the Sarbanes-Oxley Act is for management to annually assess and report on the effectiveness of our internal control over financial reporting and for our registered public accountant to attest to this report. We were first required to issue our management report on internal control over financial reporting in our annual report on Form 10-K for Fiscal 2008. We are currently required to have our auditor attest to management’s assessment in our annual report on Form 10-K for Fiscal 2010. We have incurred, and will continue to incur, substantial costs to comply with these and other rules and regulations governing public reporting companies.

We have had significant deficiencies in our internal controls over financial reporting, and may have additional deficiencies in the future.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting as of March 30, 2008, based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management identified the two following significant deficiencies as defined by the Public Company Accounting Oversight Board as of March 30, 2008:

•	LATE FILING: The Company was not able to complete all necessary items required to file a complete Form 10-K in the required timeframe.

•	TAX PROVISION: The Company was not able to support all beginning deferred tax balances on items necessary to roll forward our tax balances.

We are committed to improving our internal controls and will continue to work to put effective controls in place to file complete regulatory filing requirements in a timely manner. We have retained a third party specialist for preparation of our tax provision and will perform extensive beginning balance review to support prior year balances related to deferred tax balances.

Our ability to use our net operating loss carryforwards may be subject to limitation.

An ownership change, which may occur if there is a transfer of ownership exceeding 50% of our outstanding shares of common and preferred stock in any three-year period, may lead to a limitation on the usability of, or a potential loss of some or all of, our net operating loss carryforwards or NOL’s. Because the regulations governing NOL’s are highly complex and may be changed from time to time, and because our attempts to prevent an ownership change from occurring may not be successful, the NOL’s could be limited or lost. To the extent the NOL’s become unavailable to us; our future taxable income and that of any consolidated affiliate will be subject to federal income taxation, thus reducing funds otherwise available for corporate purposes.

Risks Relating to Our Industry

Fluctuations in the availability and cost of the products used by our stores may affect our results of operations.

Our future success depends to a large extent upon the availability of high-quality green Arabica coffee beans at reasonable prices. The cost of our coffee beans is subject to a range of factors, many of which are beyond our control. Coffee prices generally increased for the 2008 season. There has been increasing demand for Arabica coffee beans that could put additional upward pressure on prices or limit the quantities available to us. Natural events, civil unrest and labor issues or shipping disruptions could interrupt the supply of these premium beans or affect the cost. Green coffee bean prices have been affected in the past, and could be affected in the future, by the actions of organizations that have attempted to influence commodity prices of green coffee beans.

In addition, increases in the cost of other raw materials (such as paper and dairy), natural resources (such as energy and gasoline) or the price we pay for our baked goods, could result in an increase in the costs of the products served in our stores. Our ability to raise prices in response to rising costs of coffee beans or other raw ingredients may be limited, and our profitability could be adversely affected if the costs of our inputs were to rise substantially. Moreover, passing price increases on to our customers could result in losses in sales volume or margins in the future. Rapid, sharp decreases in the cost of our raw ingredients could also force us to lower sales prices before we have realized cost reductions in our inventory. Such cost fluctuations could adversely affect our gross margins, or force us to increase the retail and wholesale prices for our products.

Increasing labor costs could adversely affect our results of operations and cash flows.

Many of our employees are hourly employees whose wages may be affected by increases in the federal, state or municipal “living wage” rates. Numerous proposals have been made on federal, state and local levels to increase minimum wage levels. An increase in the minimum wage may create pressure to increase the pay scale for our employees, which would increase our labor costs and those of our franchisees.

We face significant competition in recruiting qualified employees and managers for our retail stores. A shortage in the labor pool, an increase in the costs of employee benefits or other general inflationary pressures could also increase labor costs. In addition, changes in labor laws or reclassifications of our employees from management to hourly employees could affect our labor cost. An increase in labor costs could have a material adverse effect on our results of operations and cash flows if we are unable to recover these increases by raising the prices we charge our customers.

Many companies in our industry face various lawsuits filed by hourly, nonexempt employees alleging various violations of wage and hour employment laws, including without limitation, overtime pay, missed meal and rest periods, and tip sharing. We are currently facing a lawsuit in California filed by a former store employee alleging that Tully’s failed to provide adequate meal and rest periods for its employees. The plaintiff is seeking class action certification on behalf of all hourly employees in Tully’s California stores.

The products we serve contain certain ingredients, the health effects of which are not fully understood.

Our gourmet coffees and many of our other beverages contain caffeine and other ingredients, the health effects of which are not fully understood. A number of research studies conclude or suggest that excessive consumption of caffeine may lead to increased heart rate, nausea and vomiting, restlessness and anxiety, depression, headaches, tremors, sleeplessness and other adverse health effects. Harmful effects of caffeine consumed by pregnant women are also the subject of several research studies.

We also serve products that contain ingredients other than caffeine, such as sugars, fats, and carbohydrates. Public interest groups have focused attention on the marketing of high-fat and high-sodium foods to children in a stated effort to combat childhood obesity.

An unfavorable report or public opinion on the health effects of the ingredients used in our products, particularly caffeine, could significantly reduce the demand for our products, which could harm our business and reduce our sales and profitability.

Consumer preferences related to coffee, dairy and bakery products could adversely affect our revenues or our costs.

Because our business is predominantly dependent on a single product, gourmet coffee, we are vulnerable to changes in consumer preferences and economic conditions that could harm our financial results. Consumer preferences can change rapidly and without warning, moving from one trend to another among many product or retail concepts. Shifts in consumer preferences away from the gourmet coffee segment would have a material adverse effect on our results of operations. Our continued success will depend in part on our ability to anticipate, identify and respond quickly to changing consumer preferences and economic conditions.

Alliances, mergers and acquisitions could result in operating difficulties, dilution and other harmful consequences.

We have engaged an investment banking firm to assist us in evaluating strategic alternatives to enhance company and shareholder value. We will continue to evaluate a range of alternatives. There can be no assurance that the exploration of strategic alternatives will result in any additional agreements or transactions, or that, if completed, any agreements or transactions will be successful or enhance shareholder value. It is possible that nothing may result from our exploration or that we may acquire, be acquired or enter into some other strategic relationship, and that in consummating or further exploring such alternatives, we may incur additional costs. Furthermore, we may enter into letters of intent and other non-definitive agreements that do not culminate in a completed transaction, engage in contract negotiations, or incur due diligence expenses which affect our quarterly earnings prior to or without entering into a material definitive agreement required to be disclosed publicly. We do not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed or we have entered into a material definitive agreement. The mere negotiation or the consummation of any of these transactions could be material to our financial condition and results of operations.

PROPOSAL 1:

TO APPROVE THE ASSET SALE

Overview

At the special meeting, the shareholders of Tully’s will be asked to consider and vote upon a proposal to approve the Asset Sale to Green Mountain. The Asset Sale will be made pursuant to the Asset Purchase Agreement. The material terms of the Asset Purchase Agreement are summarized below under the caption “Description of the Asset Purchase Agreement.” The summary is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached to this proxy statement as Exhibit A. You are urged to read the Asset Purchase Agreement carefully and in its entirety.

Background of and Reasons for the Asset Sale

On March 14, 2007, Tully’s issued a press release announcing its intention to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for a proposed underwritten public offering of its common stock. On April 27, 2007, Tully’s filed a Form S-1 Registration Statement with the SEC for a proposed underwritten public offering of shares of its common stock. Proceeds from the offering were intended to further develop Tully’s operations through the opening of new stores, expansion of its wholesale operations, and to reduce existing indebtedness. From July 26 to August 9, 2007, we undertook “road show” meetings with institutional investors throughout the country. During this time, the equity markets were experiencing extreme volatility due to the credit crisis that was unfolding in the U.S. credit markets. On August 14, 2007, Tully’s issued a press release announcing that it had postponed the underwritten public offering of its common stock due to volatile stock market conditions.

Between November 12, 2007, and February 4, 2008, the board of directors discussed strategies for the financing and operation of the Company, including strategic alternatives. The board further evaluated whether to engage one of the three firms that had served as managers of the Company’s public offering to serve as the Company’s financial advisor in connection with the board’s review of strategic alternatives.

On December 21, 2007, the board of directors formed a special committee to oversee the review of strategic alternatives and coordinate with the Company’s financial advisor. Marc Evanger and Larry Hood, independent directors of the Company, and Tom T. O’Keefe, our founder and chairman, served on the committee. Dennis Weibling, a non-director representing the largest holder of our Series A preferred stock, and Marc G. Nemirow, representing Benaroya Capital, participated on the committee as observers.

On January 3, 2008, Tully’s management and Davidson held a meeting at which Davidson presented its process as to how to enhance shareholder value. On February 4, 2008, the board of directors retained Davidson on an exclusive basis to render financial advisory and investment banking services in connection with the board’s evaluation of the Company’s strategic alternatives. These alternatives included:

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amending the Company’s pending registration statement to reduce the size of the offering and change the plan of distribution to cover a “best efforts” sale to a limited number of institutional investors;

•	raising capital through a private placement of equity or convertible debt securities;

•	refinancing the Company’s existing indebtedness through a secured loan or other commercial financing;

•	selling all or part of the Company’s business or assets;

•	undertaking a strategic merger; and

•	entering into a strategic partnership to further commercialize the Tully’s brand in Asia.

On February 4, 2008, Tully’s issued a press release announcing that it had engaged Davidson to assist the Company in evaluating strategic alternatives to enhance Company and shareholder value and that Davidson was engaged to advise the Company on a range of alternatives, including a financing to grow the business and other strategic opportunities. On February 7, 2008, Tully’s filed a request with the SEC to withdraw its Form S-1 Registration Statement due to unfavorable market conditions.

On March 4, 2008, Davidson began marketing the Company to potential strategic and financial investors and prospective buyers (“potentially interested persons”). The potentially interested persons contacted by Davidson included both domestic and international parties as well as potential lenders to the Company. During March, April, and May 2008, Davidson contacted 243 potentially interested persons on behalf of Tully’s. These potentially interested persons had been previously reviewed and approved by the board of directors. During this time, Davidson and the special committee of the board of directors held weekly update calls to discuss the status of the shareholder value enhancement process. Of the 243 potentially interested persons contacted by Davidson, 70 executed confidentiality agreements and received a confidential information memorandum. After reviewing the confidential information memorandum, 21 potentially interested persons requested additional information, a call or a meeting with management. Based on the information provided to the 21 potentially interested persons, four parties, including Green Mountain, expressed their interest by submitting a written indication of interest or letter of intent. Of these four indications of interest, two related to the acquisition of the entire company, one related to the acquisition of our wholesale and specialty businesses, and one related to the acquisition of our wholesale business. In addition to the four written offers, two financial investors expressed verbal indications of interest, one of which related to the acquisition of the entire company and the other of which related to the acquisition of only our wholesale business.

As noted above, in addition to a potential sale of all or part of the Company or its assets, we explored a variety of financing alternatives, including raising capital through a private placement of equity or convertible debt securities and refinancing the Company’s existing indebtedness. Based on feedback received by our financial advisors, we determined relatively early into Davidson’s marketing process that obtaining an infusion of capital through a debt financing or a refinancing was infeasible because of our ongoing losses and lack of unencumbered assets to use as collateral. As for a private placement of equity securities, verbal indications from potential investor were at valuations that would have caused significant dilution to our shareholders and would not have resulted in sufficient capital for the Company to remain independent. In addition, the large number of shareholders and expenses associated with being a public reporting company, lack of profitability, and amount of debt already existing on the Company’s balance sheet were major deterrents to potential equity investors. Finally, we were trying to raise equity during an extremely difficult time in the capital markets in which many traditional sources of capital were no longer available.

On May 29, 2008, the board of directors held a meeting to discuss the non-binding indications of interest submitted by the potentially interested persons. The board determined that the two verbal indications of interest were not satisfactory and that two of the four written indications of interest were well below the board’s valuation expectations. The board instructed Davidson to follow up with the two remaining parties to negotiate the terms and conditions of their offers.

Green Mountain provided its original preliminary non-binding indication of interest dated May 28, 2008, to Davidson, which indicated that Green Mountain would be willing to pay between $33.0 million and $40.0 million in cash to acquire the wholesale business (including the supply chain) and the brands owned by the Company, subject to certain conditions and approvals. On June 5, 2008, Mr. O’Keefe sent a counter proposal letter to Green Mountain. Between June 5 and July 18, 2008, Tully’s and Green Mountain, and their respective advisors, had numerous discussions to negotiate the terms and conditions of Green Mountain’s offer, including the terms on which Green Mountain might be willing to acquire the entire Company and the total cash consideration that Tully’s would require if the transaction was limited to its wholesale business and its brands. These discussions included Mr. O’Keefe visiting Green Mountain’s headquarters and members of Green Mountain’s management team visiting Tully’s headquarters, as well as many conference calls and emails between the two parties and among their respective advisors.

In addition to the Green Mountain negotiations, the Company and Davidson attempted to improve the offer from the other potential buyer. The second best non-binding indication of interest was received on June 3, 2008 indicating a willingness to pay $20.0 million to $30.0 million to acquire the wholesale and specialty operations of Tully’s. During June 2008 the Company provided this potential buyer with additional due diligence materials and held several conference calls to discuss Tully’s operations and historical and projected financial results. On July 1, 2008, this potential buyer revised its initial indication of interest to a valuation range of $25.0 million to $36.0 million for the wholesale and specialty operations of Tully’s. On June 26, 2008, our board of directors decided that the Green Mountain offer was superior because the purchase price was higher, Green Mountain had completed more due diligence, Green Mountain appeared to have funding available to proceed with the transaction, and Green Mountain’s offer did not include the specialty operations of the Company.

Over the course of the discussions between the Company and Green Mountain which occurred between June 5 and July 18, 2008, the parties negotiated with respect to major business terms including the purchase price, the scope of the transaction, the assets to be included in the transaction, and certain conditions to closing. These negotiations involved both face-to-face meetings, multiple emails and the exchange of significant business information as Green Mountain commenced its due diligence review of Tully’s business. The initial discussions included consideration of Tully’s desire to sell its entire business and Green Mountain’s desire to buy only the assets related to Tully’s wholesale business. Green Mountain explained that it was unwilling to enter into a transaction in which Green Mountain would acquire assets related to the operation of Tully’s retail coffee business. Once it became clear that a sale of Tully’s entire business to Green Mountain was infeasible, then in order to induce Green Mountain to increase the purchase price it was willing to pay and that our board believed represented fair value for our wholesale business, Green Mountain and Tully’s agreed to negotiate terms and condition of conveyance of the assets that would limit, to the maximum extent possible, Green Mountain’s potential liability for post-closing third party claims. Consequently, during the course of negotiations, (a) we agreed to (i) deliver the acquired assets free and clear of all liens, (ii) pay off the existing indebtedness and trade payables of the wholesale business at closing, and (iii) be responsible for any and all obligations payable to employees, vendors or other third parties as a result of the transaction triggering any change in control or similar obligation in connection with or resulting from the transaction, and (b) Green Mountain agreed to pay a purchase price of $40.0 million in cash, the top of its initial valuation range, for Tully’s wholesale business and the perpetual world-wide rights to the Tully’s brands. In addition, once it became clear that the transaction would be structured as a sale of the assets of our wholesale business to Green Mountain and that we would retain our retail business, the parties agreed that they would enter into a long-term supply arrangement by which Green Mountain would supply substantially all of Tully’s coffee needs for continued operation of its retail business at a competitive market price.

The terms also included that the parties would negotiate a mutually acceptable (i) purchase agreement containing customary representations and warranties, covenants, and non-compete, escrow and indemnity provisions that were satisfactory to Green Mountain based on and subject to its due diligence investigation, (ii) license agreement pursuant to which Green Mountain would license the Tully’s brand back to the Company for use in the continued operation and expansion of the Company’s retail business, and (iii) supply agreement pursuant to which Green Mountain would supply coffee to the Company’s retail stores. Tully’s also agreed to customary conditions including satisfactory completion of due diligence by Green Mountain, that Tully’s obtain certain consents before closing of the Asset Sale, and that certain Tully’s employees will be transferred to Green Mountain. On July 18, 2008, as a result of these discussions, Green Mountain requested a 45 day period of exclusivity to negotiate the definitive terms and conditions of the transaction documents with us. Tully’s agreed to this request in exchange for Green Mountain agreeing to deliver draft definitive agreements to Tully’s within ten business days.

Each of the terms and conditions described above was the subject of substantial negotiations which took place in meetings, conference calls and emails between June 5 and July 18. Tully’s considered and negotiated these terms with the input of its financial advisors, the Company’s management and board of directors, and its legal counsel. Accordingly, the basic terms of the overall business agreement with Green Mountain came about based on weeks of negotiation with Green Mountain and the input of all of Tully’s advisors, management and board.

Based on the board of directors’ conclusion that a sale of Tully’s wholesale business and its brands to Green Mountain was the best alternative for Tully’s from a financial point of view among the proposals received by Davidson, Tully’s board of directors unanimously authorized Tully’s to enter into an agreement with Green Mountain providing for a 45 day exclusivity period in order for Green Mountain to complete its due diligence and for the parties to negotiate final binding agreements. On July 18, 2008, Tully’s entered into this agreement. In August and September 2008, the board of directors extended the exclusivity period with Green Mountain to allow for due diligence and definitive agreements to be completed.

During the 45 days following July 18, 2008, Green Mountain conducted extensive diligence on Tully’s and its operations. Green Mountain and its legal counsel submitted numerous document requests and participated in various conference calls to discuss due diligence items. Among the areas of focus of Green Mountain’s due diligence were (i) the outstanding indebtedness of Tully’s, (ii) the security interests on the acquired assets, (iii) the solvency of Tully’s post closing of the proposed transaction, and (iv) Tully’s intellectual property rights and its ownership rights in the Tully’s brand. During the 45 day period following July 18, 2008, Green Mountain and Tully’s negotiated extensively over the representations and warranties, covenants and the closing conditions to the transaction as well as over the terms of the license agreement, supply agreement, sublease agreement, non-compete agreements, and voting agreements to be entered into in connection with the transaction.

On September 3, 2008, the board of directors had a call with its financial and legal advisors to discuss the process of obtaining a fairness opinion. It was determined by the board of directors that, in addition to serving as financial advisor to Tully’s, Davidson would also provide a fairness opinion. The board of directors selected Davidson based on Davidson’s experience, expertise and familiarity with Tully’s. On September 10, 2008, Davidson delivered its opinion to the board of directors of Tully’s that, as of that date and based upon and subject to the assumptions, conditions, limitations, and qualifications stated in its opinion, the consideration of $40.3 million in cash for Tully’s wholesale business and its brands was fair, from a financial point of view, to Tully’s.

After discussion, the board determined that the Asset Sale was in the best interests of the shareholders, unanimously approved the Asset Purchase Agreement, in substantially the form presented to it, and recommended that the shareholders approve the Asset Sale. The board then authorized management to complete negotiations of the Asset Purchase Agreement and the related transaction documents and to enter into the Asset Purchase Agreement as soon as practicable.

In reaching its determination, the board consulted with management and legal counsel, considered Davidson’s opinion, and evaluated the near– and long–term prospects of the Company and interests of our shareholders. In particular, the board considered the following material factors, among others, all of which it deemed favorable, in reaching its decision and recommendation:

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the board of directors’ familiarity with and review of our business, results of operations, financial condition, liquidity, and prospects including our recurring operating losses, as well as conditions in the gourmet coffee and retail industry generally;

•	the alternative of retaining our wholesale operations;

•	the efforts in exploring various financial and strategic alternatives, and the results of Davidson’s efforts to market the Company;

•	the fact that the consideration payable to us in the Asset Sale is cash, which provides liquidity and greater certainty of value for the assets;

•

the likelihood that Green Mountain will be able to complete the Asset Sale given its pre-existing credit facility and the fact that the Asset Purchase Agreement provides for limited conditions to the obligations of Green Mountain to consummate the transaction;

•	the right of our board of directors to review any unsolicited bona fide third party proposal that our board of directors reasonably believes would lead to a superior proposal;

•	the fact that the Asset Sale allows us to use our extensive net operating loss position;

•	the impending maturities of our indebtedness and our limited ability to raise additional capital on acceptable terms;

•	our current capital needs and lack of financial resources to make the capital improvements and commitments necessary for us to grow and remain competitive;

•

the opinion of Davidson delivered on September 10, 2008, that, as of that date, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Davidson opinion, the cash consideration to be received by Tully’s following the completion of the Asset Sale was fair, from a financial point of view, to the Company;

•	the prices and premiums paid in comparable acquisition transactions;

•	a review of the terms and conditions of the Asset Purchase Agreement; and

•	the terms and conditions of the license agreement and the supply agreement.

In addition, the board considered a number of potentially negative factors, including:

•	whether the sale of the wholesale business would adversely affect the Company’s ability to sell or finance the retail and specialty operations of the Company; and

•	the reaction of our retail customers to the sale of the wholesale business.

In view of the wide variety of factors considered in connection with its evaluation of the proposed Asset Sale, the board of directors did not find it necessary to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Rather, the board of directors made its judgment based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

Between September 10 and September 15, 2008, Green Mountain and Tully’s continued to negotiate the covenants and the closing conditions to the transaction, as well as the terms of the supply agreement, and voting agreements to be entered into in connection with the transaction.

On September 15, 2008, Tully’s and Green Mountain signed an asset purchase agreement and Mr. O’Keefe signed a voting agreement. In the afternoon of September 15, 2008, Tully’s issued a press release announcing that it had reached an agreement to sell the Tully’s brand, wholesale business and supply chain to Green Mountain for a cash purchase price of $40.3 million, subject to closing adjustments.

Between September 15 and October 27, 2008, the board of directors convened several meetings to discuss the draft proxy statement and execution of the Company’s business plan after closing of the Asset Sale. At the board’s request, management presented a business plan and financial projections for the Company’s retail and specialty operations to the board, which were discussed at length and revised several times by management to address issues raised during the board discussions. In addition, the board consulted with its advisors to assist it in evaluating the financial viability of the Company, based on management’s business plan and projections, following completion of the Asset Sale. During the course of these deliberations, the board evaluated the relative contribution of the revenues and earnings before interest expense, income taxes and depreciation and amortization of the assets being sold and those being retained, and the value of assets being sold relative to the Company’s total assets. In addition, based on its assessment of the Company’s business plan and projections and of its operations and prospects, liquidity and cash resources retained as a result of the Asset Sale, and the board’s judgment with respect to management’s ability to execute the business plan, the board determined that our retail and specialty operations would constitute a viable business after closing of the Asset Sale and should not be viewed as temporary operations. As a result of its review of the quantitative and qualitative effects of the Asset Sale, the board concluded that the Asset Sale did not constitute a sale of all, or substantially all, of our property otherwise than in the usual and regular course of business.

The terms of the Asset Purchase Agreement required Tully’s to file a proxy statement relating to shareholder approval of the Asset Sale by October 6, 2008. The Asset Purchase Agreement also provided that the agreement may be terminated by either party if the closing does not occur by December 31, 2008 (the “Outside Date”), unless (x) the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth in the Asset Purchase Agreement or (y) the failure of the Closing to occur by such date is solely the result of shareholder approval not being obtained prior to such date, in which case such date shall be automatically extended to February 15, 2009 (the “Modified Outside Date”). The Outside Date and the Modified Outside Date were specifically negotiated by the parties based on when the Tully’s proxy was required to be filed. Because we missed the contractual deadline to file the proxy, on November 12, 2008, the parties executed an amendment to the Asset Purchase Agreement to extend the Outside Date of the Asset Purchase Agreement until February 9, 2009, and the Modified Outside Date until March 24, 2009.

The Fairness of the Asset Sale

We retained Davidson to render an opinion to our board of directors as to the fairness to the Company, solely from a financial point of view, of the consideration to be paid to Tully’s in the Asset Sale to Green Mountain. On September 10, 2008, Davidson delivered its opinion to our board of directors of Tully’s that, as of that date and based upon and subject to the assumptions, conditions, limitations and qualifications stated in its opinion, the consideration of $40.3 million in cash for the assets subject to the Asset Purchase Agreement was fair, from a financial point of view, to Tully’s.

Our board of directors selected Davidson based on Davidson’s experience, expertise and familiarity with Tully’s. Davidson, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding transactions, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The issuance of Davidson’s opinion was approved by a Davidson Fairness Opinion Committee.

Although Davidson evaluated the fairness of the transaction consideration from a financial point of view, Tully’s determined the consideration itself through arm’s length negotiations. The Company did not provide specific instructions to Davidson, or place any limitation on Davidson with respect to the procedures to be followed or factors to be considered by Davidson, in performing its analyses or providing its opinion.

The opinion does not address any other aspect of the proposed transaction or any related transaction and does not constitute a recommendation to any shareholder as to any matter relating to the Asset Sale. The full text of the written opinion of Davidson, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Exhibit C to this proxy statement. The summary of Davidson’s opinion set forth in the proxy statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully and in its entirety. D. A. Davidson has consented to the inclusion of, and reference to, its opinion in this proxy statement.

In arriving at its opinion, Davidson reviewed:

•	the draft of the asset purchase agreement dated September 9, 2008, and certain related agreements;

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certain financial statements and other historical financial and business information about the Company made available to Davidson from published sources and/or from the internal records of the Company;

•

certain internal financial analyses and forecasts of the Company prepared by and/or discussed with management of the Company regarding the Company’s business, financial condition, results of operations and prospects;

•	historical SEC filings and draft versions of the most recent Form 10-K and Form 10-Q reports of the Company;

•	the publicly reported historical prices and trading activity for certain other companies in the same industry, the securities of which are publicly traded;

•	the financial terms of certain other similar transactions recently effected, to the extent publicly available;

•	the current market environment generally and the environment for the specialty coffee industry in particular;

•	the marketing process completed by the Company and Davidson;

•

the acquisition valuations of other similar companies or divisions of companies and assets, to the extent practicable, which have recently been acquired for which financial information is publicly available; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Davidson considered relevant.

In addition, Davidson had discussions with the management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and prospects of the Company’s wholesale business.

In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by it, or publicly available, and Davidson did not assume responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Davidson furnished with any such evaluation or appraisal. In addition, Davidson did not assume any obligation to conduct, nor did Davidson conduct any physical inspection of the properties or facilities of the Company.

With respect to financial projections, Davidson assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company’s wholesale business, and, for purposes of its opinion, Davidson assumed that the results contemplated in the projections will be realized.

Davidson assumed in all respects material to its analysis that all of the representations and warranties contained in the Asset Purchase Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in the Asset Purchase Agreement are not waived. In addition, Davison assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Asset Sale, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Asset Sale. Davidson also assumed that the Asset Sale and the other events contemplated by the Asset Purchase Agreement will be consummated as described in the Asset Purchase Agreement, and that the definitive Asset Purchase Agreement did not differ in any material respects from the draft thereof furnished to it.

Davidson expresses no view as to, and its opinion does not address, the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Davidson’s opinion is necessarily based upon information available to it and economic, market, financial and other conditions as they exist and can be evaluated on the date of its opinion.

Davidson’s opinion is based on a variety of financial and comparative analyses, as described below. The information provided in these sections is not a complete description of the analyses that Davidson used in reaching its opinion, but rather a summary of such analyses. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Davidson, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Summary of Financial Analyses

Davidson performed the following analyses to determine the fairness of the consideration, from a financial point of view, to Tully’s:

-	comparable public company analysis;

-	comparable merger and acquisition analysis;

-	discounted cash flow analysis; and

-	buyout analysis.

Comparable Public Company Analysis

The comparable public company analysis compares (a) certain historical and projected valuation multiples of publicly traded companies that D. A. Davidson deemed comparable to our wholesale business with (b) the valuation implied by the purchase price of the Assets in the Asset Sale. Davidson reviewed and compared certain financial information relating to our wholesale business to corresponding financial information, ratios and public market multiples for certain publicly traded small-cap (less than $2.5 billion in market capitalization), wholesale, non-alcoholic beverage companies that Davidson deemed relevant. Although none of the “peer group” companies is exactly comparable to Tully’s wholesale business, the peer group companies were chosen because they are public reporting companies engaged in the manufacture and wholesale distribution of non-alcoholic beverages. In D. A. Davidson’s judgment, the business and operations of the peer group companies are sufficiently similar to Tully’s wholesale business and operations to be included for purposes of the comparable company analysis. The companies selected by Davidson were:

-	Coffee Holdings Co, Inc. (AMEX: JVA);

-	Cott Corporation (TSX: BCB);

-	Diedrich Coffee Inc. (NasdaqGM: DDRX);

-	Farmer Brothers Co. (NasdaqGM: FARM);

-	Green Mountain Coffee Roasters Inc. (NasdaqGS: GMCR);

-	Hansen Natural Corporation (NasdaqGS: HANS);

-	Jones Soda Co. (NasdaqCM: LBIX);

-	Leading Brands Inc. (NasdaqCM: BIX);

-	National Beverage Corporation (NasdaqGS: FIZZ);

-	REEDS, Inc. (NasdaqCM: REED); and

-	Vermont Pure Holdings Ltd. (AMEX: VPS)

Financial information and valuation measurements reviewed by Davidson included among other things:

-	common equity market value as of September 9, 2008;

-	enterprise value calculated as equity value plus net debt and minority interests as of September 9, 2008;

-	operating performance;

-	ratios of enterprise value to last twelve months (“LTM”) earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”) and to estimated 2008 and 2009 calendar year (“CY08E” and “CY09E,” respectively) EBITDA; and

-	ratios of enterprise value to LTM revenue and to estimated 2008 and 2009 calendar year revenue.

To derive the trading multiples for the selected comparable group of companies, Davidson used the most recent publicly available financial information and projected financial performance for 2008 and 2009 calendar years from third party equity research analysts. Furthermore, certain adjustments were made to historical reported financial data for non-recurring and extraordinary items.

The results of the comparisons are summarized as follows:

Comparable Companies	Enterprise Value/EBITDA			Enterprise Value/Revenue
	LTM	CY08E	CY09E	LTM	CY08E	CY09E
High	16.6x	14.6x	12.0x	2.1x	1.9x	1.7x
Median	8.1x	7.5x	7.0x	0.8x	0.7x	0.6x
Low	5.0x	5.4x	5.1x	0.2x	0.3x	0.3x

Because of some inherent differences in the businesses, operations, financial conditions, risks and prospects of our wholesale business and the comparable companies, Davidson believed that it was inappropriate to, and, therefore, did not, rely solely on the quantitative results of the comparable public company analysis. Instead, Davidson also made qualitative judgments concerning these differences, including, without limitation, the fact that our wholesale business is substantially smaller than a majority of these companies and Tully’s is not a publicly traded company.

To arrive at an implied wholesale valuation using enterprise value to EBITDA and revenue multiples, Davidson applied selected multiples to Tully’s LTM and estimated 2008 and 2009 calendar year EBITDA and revenue. Examining the valuation derived from its analysis of comparable companies to Tully’s wholesale financial metrics, Davidson calculated an overall implied valuation of $20.1 million to $24.6 million for our wholesale business.

Davidson observed that the valuation implied by the purchase price of the Assets in the Asset Sale is greater than the valuation implied for our wholesale business by the comparable company analysis.

Precedent Transaction Analysis

The precedent transaction analysis compares (a) certain historical valuation multiples of selected publicly-announced transactions involving acquired entities D. A. Davidson deemed comparable to our wholesale business with (b) the valuation implied by the purchase price of the Assets in the Asset Sale based on the following criteria:

•	Acquisitions of companies in the wholesale, non-alcoholic beverage industry with operations D. A. Davidson deemed to be comparable to our wholesale business;

•	Transactions with publicly-disclosed transaction statistics obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources;

•	Private and public acquisition targets;

•	Transactions where 100% of the target, which can include 100% of a division or subsidiary of a larger company, was acquired; and

•	Completed transactions.

Davidson reviewed and analyzed the publicly available financial terms of selected merger and acquisition transactions that took place between October 2005 and June 2008, which Davidson believed to be relevant to the Asset Sale. Transactions reviewed included the following:

Target	Acquirer
Timothy’s World Coffee	Sun Capital Partners

Van Houtte Inc.	Littlejohn & Co.

Coffee Bean International	Farmer Brothers Co.

Thomas Kemper Soda Company, Inc.	Adventure Funds

Java Trading Co.	Distant Lands Trading Co.

The Eight O’Clock Coffee Company, Inc.	Tata Coffee Ltd.

U.S. Retail Coffee Business of Sara Lee	Segafredo Aanetti

For the selected transactions, Davidson determined multiples of enterprise value to EBITDA and revenue based on publicly disclosed last twelve months financial data for the target companies. The results of the analysis are summarized as follows:

Acquisition Transactions	Enterprise Value / EBITDA	Enterprise Value / Revenue
High	10.3x	2.0x
Median	8.1x	1.4x
Low	5.2x	0.4x

Applying multiples derived from Davidson’s analysis of the selected transactions to our wholesale business for the last twelve months EBITDA and revenue, Davidson arrived at an implied valuation of $22.7 million to $27.7 million for our wholesale business.

D. A. Davidson observed that the valuation implied by the purchase price of the Assets in the Asset Sale is greater than the valuation implied for our wholesale business by the precedent transaction analysis.

Discounted Cash Flow Analysis

The discounted cash flow analysis compares (a) a range of theoretical values for our wholesale business based upon (i) the present value of future cash flows of our wholesale business, and (ii) the present value of a terminal value, which is an estimate of the future value of our wholesale business based on a multiple of projected EBITDA in the fiscal year ended March 31, 2013, with (b) the valuation implied by the purchase price of the Assets in the Asset Sale. Davidson performed a discounted cash flow analysis of our wholesale business based upon the financial forecast for the Company’s fiscal years ended March 31, 2009 through March 31, 2013 based on management estimates. Based on these projections, Davidson calculated Tully’s unlevered free cash flows, defined as EBITDA less taxes and capital expenditures, adjusted for changes in working capital, plus the projected terminal value at March 31, 2013. Davidson calculated the projected terminal value based upon an enterprise value/EBITDA multiple range of 6.0x – 8.0x, with a median of 7.0x, and applied it to projected EBITDA in fiscal year ended March 31, 2013. Davidson noted that the discounted cash flow analysis is subjective in nature as it is based on forward-looking projections which contain a number of assumptions about our wholesale business. In addition, inherent in any discounted cash flow analysis is the subjective determination of an appropriate terminal value of the entity under examination.

The cash flow streams and terminal value were discounted to present values using discount ranges from 23.1% to 31.1%, with a median of 27.1%, which were calculated based on several assumptions regarding factors such as interest rates, market risk premium, company and industry specific risk and capital structure. The discounted cash flow analysis resulted in an implied valuation of $21.3 million to $37.3 million for our wholesale business.

Davidson observed that the valuation implied by the purchase price of the Assets in the Asset Sale is greater than the valuation implied for our wholesale business by the discounted cash flow analysis.

Buyout Analysis

The buyout analysis compares (a) a range of values that a financial sponsor would theoretically pay if our wholesale business were acquired in a buyout transaction with (b) the valuation implied by the purchase price of the Assets in the Asset Sale.

Davidson analyzed the implied valuation that a potential buyer would pay if our wholesale business were acquired in a buyout transaction. For the analysis, Davidson assumed that none of the purchase price could be obtained through additional borrowings to finance the acquisition of Tully’s wholesale business. The buyout analysis assumed a target internal rate of return of equity of 30.0% to 40.0%, with a median of 35.0%.

Davidson analyzed the free cash flows of our wholesale business for fiscal years 2009 through 2013. This analysis assumed a holding period of approximately 4 years and a range of exit multiples of 6.0x to 8.0x, based on LTM EBITDA as of March 31, 2013. Davidson noted that the buyout analysis is subjective in nature as it is based on forward-looking projections which contain a number of assumptions about our wholesale business. In additional, inherent in any buyout analysis is the subjective determination of an appropriate terminal value of the entity under examination. The buyout analysis resulted in an implied valuation of $10.6 million to $22.5 million for our wholesale business.

D. A. Davidson observed that the valuation implied by the purchase price of the Assets in the Asset Sale is greater than the valuation implied for our wholesale business by the buyout analysis.

General

The foregoing summary describes analyses and factors that Davidson deemed material in its presentation to our board of directors, but is not a comprehensive description of all analyses performed and factors considered by Davidson in connection with preparing its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. In arriving at its opinion, Davidson did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factors. As such, Davidson believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Tully’s. No company, transaction or business used in Davidson’s analyses as a comparison is identical to our wholesale business or the proposed Asset Sale, and an evaluation of the results of those analyses is not entirely quantitative. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the sale, public trading or other values of companies, business segments or transactions being analyzed.

The estimates contained in Davidson’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Davidson’s analyses and estimates are inherently subject to substantial uncertainty.

Davidson’s opinion provided to our board of directors was one of a number of factors taken into consideration by our board of directors in making its determination to recommend that Tully’s shareholders approve the Asset Sale. Consequently, Davidson’s analyses described above should not be viewed as determinative of the opinion of our board of directors or with respect to the value of our wholesale business. The consideration was determined through negotiations between Green Mountain and Tully’s and was unanimously approved by the entire board of directors.

Pursuant to the engagement agreement between the Company and Davidson, the Company has agreed to pay Davidson, upon closing of the transaction, a transaction fee that is expected to be approximately $1.0 million based on the aggregate value of the transaction at announcement. The substantial majority of the transaction fee is contingent upon the consummation of the proposed Asset Sale and is payable at the time of closing. The engagement agreement also provides that Davidson will receive a fee of $200,000 for rendering the opinion to the board of directors on the Asset Sale. The fee for the opinion was due upon delivery of the opinion and is not conditioned upon the consummation of the Asset Sale. In addition, Tully’s has agreed to reimburse Davidson for reasonable out-of-pocket expenses incurred in connection with the Asset Sale and the rendering of this opinion and to indemnify Davidson for certain liabilities that may arise out of its engagements by Tully’s and the rendering of this opinion.

Parties to the Transaction

Tully’s Coffee Corporation—We are a specialty retailer and wholesaler of hand-craft roasted, gourmet coffees. We generate revenues through three operating divisions:

•	Retail. Our retail division operates Tully’s Coffee retail stores in the United States and generates revenues through the sales of products in these stores.

•

Wholesale. Our wholesale division sells our gourmet whole bean and ground coffees and Bellaccino bottled beverages to customers in the grocery, office coffee service, and foodservice channels and to our franchisees.

•

Specialty. Our specialty division oversees the franchising of Tully’s Coffee retail stores and manages our international joint venture, foreign licensing, and business development activities. We generate revenues through licensing fees from U.S. and foreign franchisees and sales of products to foreign customers.

If the Asset Sale is completed, our business will consist only of the retail and specialty divisions.

Tully’s Bellaccino, LLC, a Washington limited liability company and wholly-owned subsidiary of Tully’s Coffee Corporation, sells ready-to-drink bottled Bellaccino beverages to customers in the grocery, office coffee service, and foodservice channels and to our franchisees.

Green Mountain Coffee Roasters, Inc.—Green Mountain sells packaged whole bean and ground coffee, as well as hot cocoa, teas and coffees in K-Cups, Keurig single-cup brewers and other accessories mainly in the Eastern United States wholesale and retail market, and directly to consumers. Green Mountain’s principal offices are located at 33 Coffee Lane, Waterbury, Vermont 05676. Green Mountain is a public company whose common stock is listed on the Nasdaq Global Market.

Description of the Asset Purchase Agreement

The following is a brief summary of certain key provisions of the Asset Purchase Agreement, as amended. This description is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this proxy statement as Exhibit A. Shareholders are urged to read the Asset Purchase Agreement in its entirety.

Purchase and Sale of Assets

We have agreed to sell, and Green Mountain has agreed to purchase, all of the assets, properties, and rights used by us in connection with the operation of our wholesale business, as well as all of our worldwide brand rights. The assets to be acquired by Green Mountain (the “Assets”) include the following:

•	all equipment and inventory used or manufactured in the wholesale business;

•	all of our accounts and other receivables arising out of the wholesale business;

•	all of our rights under wholesale customer or vendor contracts relating to the wholesale business;

•	all of our intellectual property used in the wholesale business, including all worldwide rights to the Tully’s and Bellaccino names and brands;

•	all licenses, permits and other governmental authorizations used in the wholesale business;

•	all of our books and records related to or used in the wholesale business;

•	all customer, distributor, supplier and mailing lists of the wholesale business;

•	all goodwill associated with the wholesale business or the assets being acquired; and

•	certain fixed assets of the wholesale business.

The total purchase price for the Assets includes the assumption of certain liabilities plus $40,000,000 in cash, less (i) the “Estimated Asset Adjustment,” if any, and (ii) an indemnification claim escrow holdback equal to $3,500,000 (the “Escrow”). The Estimated Asset Adjustment is an adjustment which will be made if our good faith estimate of our aggregate wholesale business assets as of the closing date is less than $4,000,000, or (ii) if our inventory related to the wholesale business as of the closing date is less than $1,800,000. The Escrow will be held for a period of 12 months pursuant to the terms of the Escrow Agreement described below. The purchase price will be paid and the assumed liabilities will be assumed on the closing of the Asset Purchase Agreement.

Assets to be Retained by the Company

We will retain all assets not sold to Green Mountain, including the following:

•	our cash and cash equivalents;

•	any assets of our employee plans;

•	rights under certain insurance policies owned by us;

•	refunds or claims for refunds of taxes paid by us;

•	all tangible property located at our retail stores and current assets, to the extent they are not primarily used in the wholesale business;

•	the retail stores and kiosks that we operate or franchise;

•	all of the assets related to our business outside the United States, Mexico, and Canada, except for our brand name and other trademark rights; and

•	all other assets not acquired by Green Mountain.

The Company also retains any liabilities associated with obligations payable to employees, vendors or other third parties as a result of the transaction triggering a change in control obligation in connection with or resulting from the transaction.

Representations and Warranties of the Company

In the Asset Purchase Agreement, we make customary representations and warranties to Green Mountain regarding:

•	organization, standing and power, and authority; noncontravention;

•	financial statements and the lack of certain developments or liabilities since the date of the financial statements, and solvency;

•	condition of acquired tangible assets and inventory and title to the Assets;

•	the absence of liens, except for specifically permitted liens on the acquired assets;

•	the completeness of the assets being acquired by Green Mountain for conducting the wholesale business as it is currently conducted;

•	the third party consents required in connection with the transaction;

•	suppliers;

•	taxes and insurance;

•	lack of infringement of or by our intellectual property, the use and development of our intellectual property, and consumer information;

•	compliance with laws, licenses and permits;

•	affiliated transactions;

•	contracts and warranties;

•	employee benefits and labor matters;

•	environmental matters; and

•	litigation, required consents and approvals, and broker, finder and investment banking fees.

These representations and warranties may be subject to certain exceptions that are set forth in schedules to the Asset Purchase Agreement.

Representations and Warranties of Green Mountain

Green Mountain makes customary representations and warranties to us regarding organization and standing, authority and authorization, noncontravention, brokers’ fees and financing, and absence of litigation relating to the Asset Sale.

Conduct Prior to Closing

Until the closing of Asset Purchase Agreement, we will conduct the operations of our wholesale business in the ordinary course of business. We (a) will not make any changes in the rate or terms of compensation of any director, officer or employee of the wholesale business or whose responsibilities related to the wholesale business, except normal periodic adjustments in the ordinary course of business or legally required changes; (b) will not adopt, amend or terminate any of its employee benefit plans or enter into any agreements with a labor union with respect to the wholesale business; (c) will keep available to Green Mountain the services of its present officers, employees, agents and independent contractors related to the wholesale business; and (d) will preserve for the benefit of Green Mountain the goodwill of our customers, suppliers, landlords and others related to the wholesale business of the Company.

Until the closing of the Asset Purchase Agreement, we will use commercially reasonable efforts to take all action and do all things necessary, proper or advisable to consummate the Asset Sale; and obtain any third party consents to the Asset Sale.

Until the closing of the Asset Purchase Agreement, we will afford Green Mountain and its officers, authorized employees, accountants, counsel, and other authorized representatives reasonable access during normal business hours to the properties, books, records, and personnel of the business, as Green Mountain may reasonably request (subject to any limitations that are reasonably required to preserve any applicable attorney client privilege or third party confidentiality obligation).

Following the closing of the Asset Purchase Agreement, we will use commercially reasonable efforts to assist Green Mountain in obtaining any consents required in connection with the Asset Sale and not obtained prior to the closing. To the extent any such consents are not obtained, we will enter into arrangements with Green Mountain such that Green Mountain will succeed to the rights and benefits of the Company under the underlying agreement or right requiring consent.

Conditions Precedent to Green Mountain’s Obligations

The obligation of Green Mountain to purchase the Assets and assume the liabilities is subject to the satisfaction, at or before the closing, of the following conditions:

•	our shareholders shall have approved the transactions described in the Asset Purchase Agreement and Amendment No. 1;

•

our representations and warranties shall have been true and correct on the date of the Asset Purchase Agreement and shall be true and correct in all material respects at the closing as if made as of the closing;

•	the covenants, agreements and obligations of the Company contained in the Asset Purchase Agreement shall have been performed at or prior to the closing;

•

no litigation that would prevent the Asset Sale or cause the rescission of the Asset Sale after the closing shall be pending or threatened and there shall not have been any change in or effect on the Assets that would have a material adverse effect on our wholesale business;

•	certain of our employees involved with the wholesale business shall have accepted employment offers from Green Mountain;

•

receipt of the closing deliverables, including (a) an escrow agreement; (b) non-competition agreements executed by us and by Tom T. O’Keefe; (c) a bill of sale; (d) an assignment and assumption agreement; (e) a trademark license agreement; (f) a sublease; (g) a supply agreement; (h) all required consents and releases; (j) a transition services agreement; (i) an opinion of counsel; (k) voting agreements executed by certain major shareholders; and (l) a recognition, non-disturbance and attornment agreement executed by Rainier Commons, LLC, the lessor of our headquarters and manufacturing facility;

•

we shall have taken all actions, including obtaining all necessary consents and certifications, and executed and delivered the documents sufficient to transfer the Assets being purchased and fulfill the transactions contemplated by the Asset Purchase Agreement, including all pre-closing deliveries of the schedules and documents called for in the Asset Purchase Agreement;

•

we shall have obtained payoff letters from our creditors, together with evidence of termination of all liens on the Assets, and Green Mountain shall have obtained the consent of its creditors to consummation of the Asset Sale;

•	we shall have obtained all permits and approvals required for our roasting facility and shall have obtained organic certification of our roasting procedures;

•	we shall have entered into amendments to certain of our existing contracts identified in the Asset Purchase Agreement; and

•	Green Mountain shall have received a letter from each of Berner Foods, Inc. and us regarding those matters specified in the Asset Purchase Agreement; and

•

Green Mountain shall have obtained consent to fund the purchase price under Green Mountain’s existing revolving credit facility. (Green Mountain has informed us that it has received this consent from the lenders under its existing revolving credit agreement.)

Conditions Precedent to Tully’s Obligations

Our obligation to consummate the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction of the following additional conditions:

•	our shareholders shall have approved the transactions described in the Asset Purchase Agreement;

•

the representations and warranties of Green Mountain shall have been true and correct on the date of the Asset Purchase Agreement and shall be true and correct in all material respects at the closing as if made as of the closing;

•	the covenants, agreements and obligations of Green Mountain contained in the Asset Purchase Agreement shall have been performed at or prior to the closing;

•	no litigation that would prevent the Asset Sale or cause the rescission of the Asset Sale after the closing shall be pending or threatened;

•

receipt of closing deliverables including (a) an escrow agreement; (b) non-competition agreements executed by us and Tom T. O’Keefe; (c) a bill of sale; (d) an assignment and assumption agreement; (e) a trademark license agreement; (f) a sublease; (g) a supply agreement; (h) all required consents and releases; (j) a transition services agreement; (i) an opinion of counsel; (j) voting agreements executed by certain major shareholders of the Company; and (l) a recognition, non-disturbance and attornment agreement executed by Rainier Commons, LLC; and

•

Green Mountain shall have taken all actions and executed and delivered all other documents, instruments and writings required to be delivered by Green Mountain that are necessary for Green Mountain to purchase the Assets and assume the Assumed Liabilities.

The Closing

The closing of the Asset Purchase Agreement will take place at the offices of Green Mountain’s legal counsel in Boston, Massachusetts, not later than five business days after the satisfaction or waiver of all conditions in the Asset Purchase Agreement or such other date as the parties may agree.

Survival of Representations and Warranties and Indemnification

The representations and warranties made in the Asset Purchase Agreement by the Company and Green Mountain will survive the closing and continue in full force and effect for a period of time thereafter as follows: (i) the representations and warranties of the Company regarding corporate organization, standing, authority, brokers’ fees, environmental matters, transactions with affiliates and taxes will survive until the expiration of the applicable statute of limitations; (ii) all other representations and warranties of the Company will survive for 12 months following the closing date; and (iii) all representations and warranties of Green Mountain will survive for 12 months following the closing date (each period described in (i), (ii) and (iii) is referred to as the “Survival

Period”). In the event that the Company, on one hand, or Green Mountain, on the other hand (each, as applicable, an “Indemnifying Party”) breaches any of its representations or warranties made in the Asset Purchase Agreement, the other party may make a written claim for indemnification during the applicable Survival Period for any and all damages that party has suffered as a result of such breach; provided that the maximum aggregate liability of an Indemnifying Party for such claims will be $3,500,000 (the “Cap”). The Cap will not apply, however, to claims related to breaches of the representations and warranties of the Company regarding corporate organization, standing, authority, brokers’ fees, environmental matters, transactions with affiliates and taxes, but these claims will be limited as further described below.

The Company will also indemnify Green Mountain for damages Green Mountain suffers that are a result of or arising out of (i) any breach or violation of any of the Company’s covenants or agreements contained in the Asset Purchase Agreement; (ii) any fraud or intentional misrepresentation by the Company; (iii) any excluded liability; or (iv) any excluded asset. The Company’s aggregate liability for such claims, together with any claims Green Mountain may make relating to breaches of the representations and warranties of the Company regarding corporate organization, standing, authority, brokers’ fees, environmental matters, transactions with affiliates and taxes, will not exceed the purchase price of $40,000,000.

The Company will be indemnified by Green Mountain for any damages the Company suffers as a result of or arising out of (i) any breach or violation of any of Green Mountain’s covenants or agreements contained in the Asset Purchase Agreement; (ii) any fraud or intentional misrepresentation by Green Mountain; (iii) any assumed liability; or (iv) the ownership and operation of the assets and the operation of the business by Green Mountain after the closing. Green Mountain’s aggregate liability for such claims will not exceed the purchase price of $40,000,000.

Amendment No. 1 to the Asset Purchase Agreement

The terms of the Asset Purchase Agreement required Tully’s to file a proxy statement relating to shareholder approval of the Asset Sale by October 6, 2008. The Asset Purchase Agreement also provided that the agreement may be terminated by either party if the closing does not occur by December 31, 2008 (the “Outside Date”), unless (x) the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe in all material respects the covenants and agreements of such party set forth in the Asset Purchase Agreement or (y) the failure of the closing to occur by such date is solely the result of shareholder approval not being obtained prior to such date, in which case such date would be automatically extended to February 15, 2009 (the “Modified Outside Date”). The Outside Date and the Modified Outside date were specifically negotiated by the parties based on when the Tully’s proxy was required to be filed. Because we missed the contractual deadline to file the proxy statement, on November 12, 2008, the parties executed an amendment to the Asset Purchase Agreement to extend the Outside Date of the Asset Purchase Agreement to February 9, 2009, and the Modified Outside Date to March 24, 2009.

Termination

Green Mountain and the Company may terminate the Asset Purchase Agreement by mutual written consent.

In addition, Green Mountain or the Company may terminate the Asset Purchase Agreement:

•

by giving written notice to the other party in the event the other party is in breach of any representation, warranty or covenant contained in Asset Purchase Agreement, and such breach (i) would cause the representations or covenants of such party that are conditions to closing not to be satisfied and (ii) such breach is not cured within 60 days following notice by the non-breaching party;

•	if the Company’s shareholders do not approve the Asset Sale at the shareholders’ meeting or any adjournment or postponement thereof at which a vote on the Asset Sale is taken;

•

the Closing shall not have occurred by January 31, 2009, unless (x) the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth in the Asset Purchase Agreement or (y) the failure of the Closing to occur by such date is solely the result of shareholder approval not being obtained prior to such date, in which case such date shall be automatically extended to March 15, 2009;

•

any action, suit, proceeding or hearing is in effect and has the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by Asset Purchase Agreement and which action is final and nonappealable; provided that the party seeking to terminate the Asset Purchase Agreement under such circumstances shall have used reasonable best efforts to prevent the entry of and to remove such unfavorable injunction, judgment, order, decree, ruling or charge;

•	any of the closing conditions described above shall have become incapable or fulfillment and have not been waived by the party whose performance was conditioned on the fulfillment thereof; or

•

if the Company’s board of directors withdraws or modifies its recommendation of the Asset Sale or approves or recommends any acquisition, merger, consolidation, sale or other similar business transaction with any third party.

Any termination of the Asset Purchase Agreement would be effective immediately upon delivery of a valid written notice of the terminating party to the other party. If any party terminates the Asset Purchase Agreement, all obligations of the parties terminate except that a termination fee of $1,600,000 shall be payable by the Company to Green Mountain if the Company terminates the Asset Purchase Agreement under certain circumstances or by Green Mountain to the Company if Green Mountain terminates the Asset Purchase Agreement for failing to fund the purchase price. The confidentiality obligations of the parties survive the termination of the Asset Purchase Agreement, as will the parties’ obligations to release only mutually-acceptable publicity regarding the Asset Purchase Agreement and the transactions contemplated thereby.

Description of Other Transaction Documents

Sublease

The Company is currently a tenant under a lease agreement with Rainier Commons, LLC, dated August 16, 1999 (the “Master Lease”) pursuant to which we lease certain premises located at 3100 Airport Way in Seattle, Washington (the “Premises”). Pursuant to the Asset Purchase Agreement, effective upon the closing of the Asset Sale, the Company has agreed to enter into a sublease agreement (the “Sublease”). Under the Sublease, we will sublease approximately 71,585 square feet, comprising 87% of the total square feet of the Premises, to Green Mountain. The term of the Sublease will commence on the date the Sublease is signed and run through May 14, 2010. The base rent to be paid by Green Mountain to the Company is $43,467.59 per month. In addition to the base rent, Green Mountain will pay its prorata share of certain operating expenses, insurance expenses, and other costs provided for in the Master Lease.

Noncompetition Agreements

Pursuant to the Asset Purchase Agreement, effective as of the closing of the Asset Sale, the Company and Tom O’Keefe, our founder and chairman, each will enter into separate noncompetition agreements with Green Mountain. We refer to these agreements collectively as the “Noncompetition Agreements” as individually as the “Company Noncompetition Agreement” and the “O’Keefe Noncompetition Agreement.”

Under the terms of the Company Noncompetition Agreement, we will agree that, for a period of nine years after the closing of the Asset Sale, we will not directly or indirectly operate in the “coffee business” in United States, Canada, Mexico, and the Caribbean (the “Excluded Territory”); provided, however, that we may continue to operate and expand “licensed retail stores” in the Excluded Territory. Similarly, under the terms of the O’Keefe Noncompetition Agreement, Mr. O’Keefe will agree that, for a period of five years after the closing of the Asset Sale, he will not directly or indirectly operate in the “coffee business” in the Excluded Territory;

provided that he is not prohibited from (i) participating in the operation of our “licensed retail stores” in the Excluded Territory or (ii) serving as an officer, director or employee of the Company.

As used in the Noncompetition Agreements, the term “coffee business” means the business of roasting, packaging, brewing, selling, distributing or otherwise providing whole bean and ground coffees, hot or cold coffee beverages or related products, including coffee brewers, in the United States, Canada, Mexico and the Caribbean.

As used in the Noncompetition Agreements, “licensed retail stores” mean a physical retail location operating under the “licensed marks” under the License Agreement (as defined below) by Tully’s or its sublicensees at which brewed coffee is the primary product sold to the end-use consumer for on- and off-premises consumption. Licensed retail stores include both standalone locations and physical retail locations within larger environments with their own separate menus and facilities (e.g., counter space, cash register or order pick-up), such as coffee “kiosks,” store-in-store locations (such as a coffee bar located within a supermarket), locations sharing space with food service establishments, and locations within other large-scale facilities (e.g., airports, hospitals, manufacturing facilities, and educational institutions); provided nothing within such larger environments constitutes a “licensed retail store” except the specific areas where coffee is ordered, brewed, sold and consumed. Accordingly, under the Noncompetition Agreements, Mr. O’Keefe and the Company are prohibited in engaging all aspects of the coffee business unless it involves the operation of a licensed retail store. This distinction means that we may continue to operate and expand our existing retail store locations as well as our licensed and franchise store business because each of these are included within the definition of “licensed retail stores.” We cannot continue to operate and expand our general wholesale coffee segment because that business is not included as a “licensed retail store.”

In addition to the non-competition covenants described above, both Tully’s and Mr. O’Keefe will agree that, for a period of two years after the closing of the Asset Sale, neither Tully’s nor Mr. O’Keefe will solicit for employment any of our current employees who accept employment with Green Mountain in connection with the Asset Sale. As partial consideration for our agreement to enter into the Company Noncompetition Agreement, Green Mountain will pay us $300,000 at closing. Mr. O’Keefe has agreed to enter into the O’Keefe Noncompetition Agreement to induce Green Mountain to enter into the Asset Purchase Agreement, and he will not receive any cash consideration under the O’Keefe Noncompetition Agreement.

Description of the License Agreement

Pursuant to the Asset Purchase Agreement, upon the closing of the Asset Sale, we will enter into a license agreement with Green Mountain (the “License Agreement”). Under the License Agreement, for a payment by us of one dollar annually, Green Mountain will grant to us an exclusive, worldwide (excluding Japan), perpetual, fully paid-up license to use the Tully’s business names and trademarks set forth in the License Agreement (the “Licensed Marks”) in connection with:

(a) the retail sale of certain 5-lb. bulk, retail coffee bags and fractional pack coffee for use at Licensed Retail Stores (as defined below), together with certain other coffee products we may be permitted to offer for retail sale (the “Licensed Products”), solely at or from Licensed Retail Stores;

(b) the operation of Licensed Retail Stores where Licensed Products are used and/or sold;

(c) the making, having made and selling of merchandising items (such as hats, t-shirts and mugs) under and/or bearing the Licensed Marks, but for resale solely in Licensed Retail Stores or at other stores or outlets wholly-owned by Tully’s, and only in a manner that is incidental to, and for the purpose of promoting or supporting, the operation of Licensed Retail Stores under the rights granted in the License Agreement; and to support the aforementioned licensed activities with promotional and advertising material under the Licensed Marks solely for the purpose of, and confined to, the support of exercise of the rights granted in the License Agreement;

(d) the use of the Licensed Marks outside of North America (except Japan) in connection with the wholesale sale of Licensed Products;

(e) the use of the Licensed Marks outside of North America (except Japan) to make, have made and sell merchandising items only in a manner that is incidental to, and for the purpose of promoting or supporting, the wholesale operations of Tully’s;

(f) the use of the Licensed Marks as solely provided for in our existing license agreement with Tully’s Coffee Asia Pacific Partners, L.P.; and

(g) the use of the Licensed Marks in connection with the operation of websites for the purpose of (i) providing information to consumers regarding the Licensed Products, merchandising items and/or Licensed Retail Stores, and for supporting any marketing efforts of Tully’s and (ii) the wholesale sale outside of North America of Licensed Products, grocery bagged coffees, K-Cup portion packs and other coffee products as set forth in the Supply Agreement (“Other Coffee Products”), and merchandising items.

Tully’s may sublicense, either directly, as part of a franchise arrangement or otherwise, any or all of the rights granted to it under the License Agreement, in whole or in part, provided that: (i) all sublicenses are in writing and name Green Mountain as an express third party beneficiary; (ii) we provide a copy of all sublicense agreements to Green Mountain; (iii) all sublicenses obligate the sublicensees to maintain quality and otherwise comply with the applicable provisions of the License Agreement; and (iv) we remain jointly and severally liable for the conduct of sublicensees.

As used in the License Agreement, Licensed Retail Stores means all physical retail locations operating under certain Licensed Marks under the License Agreement by us or our sublicensees at which brewed coffee is the primary product sold to the end-use consumer for on and off premises consumption. The term Licensed Retail Store includes both standalone locations and physical retail locations within larger environments with their own separate menus and facilities (e.g., counter space, cash register or order pick-up), for example: kiosks, store-in-store locations (e.g., Walmart and Costco), locations sharing space with food service establishments (e.g., Subway), and locations within other large-scale facilities (e.g., airports, hospitals, manufacturing facilities (e.g., Boeing) and educational institutions (e.g., University of Washington).

The License Agreement also contains the following provisions which may affect the exclusivity of the license granted to us:

(a) Our exclusive license rights to operate retail stores in North America will revert to non-exclusive rights in North America if Tully’s fails to maintain at least 20 Benchmark Stores in North America. As used in the License Agreement, a “Benchmark Store” means a standalone Licensed Retail Store open for business in the ordinary and commercially reasonable course for such store.

(b) Commencing five years after the effective date of the License Agreement, Green Mountain may provide written notice to us of its desire to open its own Benchmark Store in a specific country outside of North America where, at that time, no Benchmark Store exists (“Retail Notice”). The Company or its sublicensee shall have one year (and up to an additional six months in the case of a force majeure event), after receipt of the Retail Notice, to open such Benchmark Store or to make substantial progress toward opening such Benchmark Store. If we fail to do so, Green Mountain shall have the right for two years (including up to an additional six months in the case of a force majeure event) to open its own Benchmark Store or to make substantial progress toward opening its own Benchmark Store, during which time our license rights set forth in the License Agreement in the country set forth in the Retail Notice shall revert to non-exclusive rights. Provided Green Mountain makes substantial progress toward opening its own Benchmark Store or upon Green Mountain opening its own Benchmark Store, our license rights set forth in the License Agreement in the country set forth in the Retail Notice shall permanently revert to non-exclusive rights. If Green Mountain fails to do so, our license rights in such country shall revert to being exclusive and Green Mountain’s right to exploit that particular Retail Notice shall terminate. Green Mountain may provide up to three Retail Notices per year to us after the fifth anniversary of the effective date of the license agreement.

(c) Commencing two years after the effective date of the License Agreement, Green Mountain may provide written notice to us of its desire to engage in the wholesale sale of Licensed Products to a specific country outside of North America where, at that time, no wholesale sale of any Licensed Products to wholesale customers exists (“Wholesale Notice”). The Company or its sublicensee shall have one year (and up to an additional six months in the case of a force majeure event) after receipt of the Wholesale Notice, to engage in active wholesale operations of the Licensed Products to such country or to make substantial progress toward engaging in active wholesale operations of any of the Licensed Products to such country. If we fail to do so, Green Mountain shall have the right for two years to engage in active wholesale operations of the Licensed Products to such country or to make substantial progress toward engaging in active wholesale operations of the Licensed Products to such country, during which time our license rights set forth in the License Agreement in the country set forth in the Wholesale Notice shall revert to non-exclusive rights. Provided Green Mountain does so engage in active wholesale operations of the Licensed Products, our license rights set forth in the License Agreement in the country set forth in the Wholesale Notice shall permanently revert to non-exclusive rights. If Green Mountain fails to do so, our license rights in such country shall revert to being exclusive and Green Mountain’s right to exploit that particular Wholesale Notice shall terminate. Green Mountain may provide up to three Wholesale Notices per year subsequent to the second anniversary of the effective date of the License Agreement.

The License Agreement has a perpetual term but is terminable by either party upon written notice to the other party in the event of any breach by the other party of a material obligation under the License Agreement, which the receiving party fails to cure within 30 days after receiving such notice, or in the event the other party (i) discontinues its business operations; (ii) makes an assignment for the benefit of its creditors or an admission of its inability to pay its obligations as they become due; or (iii) files or has filed against it, a petition in bankruptcy or any similar proceeding or files any pleading seeking any reorganization, liquidation, or dissolution under any law, or admits or fails to contest the material allegations of any such pleading filed against it, or is adjudicated as bankrupt or insolvent, or a receiver is appointed for a substantial part of such party’s assets, or the claims of creditors of such party are abated or subject to a moratorium under any law.

The License Agreement also contains customary terms such as requirements for Tully’s and its sublicensees to maintain the quality of the Licensed Products.

Description of the Supply Agreement

Pursuant to the Asset Purchase Agreement, upon the closing of the Asset Sale, we will enter into a supply agreement with Green Mountain (the “Supply Agreement”). Under the terms of the Supply Agreement, (i) Green Mountain will agree to use commercially reasonable efforts to supply to us with all of our requirements of Products and Other Coffee Products during the term of the Supply Agreement; and (ii) we will agree to purchase all of our requirements of Products and Other Coffee Products from Green Mountain during the term of the Supply Agreement. As used in the Supply Agreement, “Products” means certain 5-lb. bulk, Retail Coffee Bags and fractional pack coffee for use at Licensed Retail Stores (as defined in the License Agreement), and (ii) Retail Coffee Bags mean whole bean and ground coffee specifically packaged for retail sale. The Supply Agreement will support our product sourcing needs for our ongoing retail and specialty businesses.

Pricing for a specified annual volume of Products will be established on a “cost plus” basis, with the “plus” premium reflecting a negotiated, commercially reasonable margin over Green Mountain’s cost of goods. Because Green Mountain’s pricing to us under the supply agreement will be tied to its own costs, we expect that the “cost plus” pricing for the Products will be competitive with market prices generally. If Tully’s requires a higher aggregate volume of Products in a given contract year and Green Mountain does not elect to continue the “cost plus” pricing for one or more Products after the specified volume is exceeded, the Products will be priced at Green Mountain’s best list price offered to like customers, provided that we will have the option to use a secondary vendor to supply such Products.

The Supply Agreement is for an initial term of five years starting on the effective date of the Supply Agreement and may be renewed thereafter for separate additional terms of one year each unless either party provides written notice of non-renewal to the other party at least 120 days in advance of the end of the initial five year term or additional term, as the case may be.

We must provide forecasting to Green Mountain on our estimated quarterly volume requirements. If our actual purchases under the Supply Agreement vary by more than 25% from our estimates, then we would be subject to a penalty fee.

The Supply Agreement contains certain restrictions on transferability, including that we may not assign the agreement without the prior written consent of Green Mountain, which may not be unreasonably withheld. Pursuant to the terms of the Supply Agreement, it is reasonable for Green Mountain to withhold its consent to a proposed assignment of the agreement by Tully’s to a third party if the proposed assignee does not meet Green Mountain’s standards as to general creditworthinesss or the proposed assignee is a direct competitor of Green Mountain in the coffee business. In addition, it will be a condition of Green Mountain’s obligation to consent to any such proposed assignment that the proposed assignee agrees to assume our obligations under the Company Noncompetition Agreement.

Description of the Escrow Agreement

Pursuant to the Asset Purchase Agreement, as amended, upon the closing of the Asset Sale, we will enter into an escrow agreement with Green Mountain and an escrow agent to be mutually agreed upon by the parties (the “Escrow Agreement”). Under the terms of the Escrow Agreement, $3,500,000 of the purchase price paid pursuant to the Asset Purchase Agreement (the “Escrow Fund”) will be deposited into an escrow account to be held by the escrow agent (the “Escrow Agent”). The Escrow Fund will be subject to claims by Green Mountain for matters under the Asset Purchase Agreement under which Green Mountain may have a claim for indemnification from us.

Twelve months after the closing of the Asset Sale, the Escrow Agent will release to us the amount of the Escrow Funds then remaining in the Escrow Account (giving effect to payments, if any, previously made from the Escrow Funds) less any amounts reserved for pending claims.

Description of the Transition Services Agreement

Pursuant to the Asset Purchase Agreement, upon the closing of the Asset Sale, the Company and Green Mountain will enter into a transition services agreement (the “Transition Agreement”) which will provide for each party rendering certain transition services and deliverables to the other party as the parties transition the operation of our wholesale business to Green Mountain. The Transition Agreement will remain in effect for one year after the closing of the Asset Sale or so long as any schedule of services or deliverables remains in effect, whichever is longer. Either party may use its own employees for purposes of providing the required services or deliverables, but neither party will be required to hire additional employees or maintain the employment of any specific employee for this purpose. The parties will bill one another monthly for all charges pursuant to the Transition Agreement.

Regulatory Approvals

We believe that no state or federal regulatory approval is required in connection with the Asset Sale.

Accounting Treatment

Under generally accepted accounting principles, upon consummation of the Asset Sale, we will remove the net assets sold from our consolidated balance sheet and record the gain or loss on the sale, net of transaction, severance and other related costs in our consolidated statement of income.

We do not believe the nature or pricing structure of the Supply Agreement represents anything other than prices within the range of market prices at the time of the arrangement. Given our history surrounding the cost of wholesale and bulk coffee production, we believe the supply arrangement will result in comparable cost of sales as it relates to the coffee beans for our future retail operations. The prices we agreed to pay Green Mountain are competitive prices that we could have obtained from other suppliers and will not be accounted for as an adverse or beneficial purchase commitment. The presence of the supply agreement does not affect the accounting or recognition of any gain resulting from the Asset Sale and does not affect the conclusion that the risk and rewards have been sufficiently transferred to Green Mountain in connection with the Asset Sale.

In evaluating the supply agreement, we made certain estimates of the mix of products that were to be purchased as well as the distribution and competitor prices we would be getting on the products supplied from Green Mountain.

Additionally, at closing of the Asset Sale, we will sell the “Tully’s” trademark and brand name to Green Mountain. We will concurrently enter into a perpetual license to continue to use the trademark and brand as part of our North American retail operations, and also license the rights to worldwide retail and wholesale (excluding North American and Japan) distribution, under the License Agreement.

Tully’s may sublicense these rights, thus continuing to act as a retail franchisor worldwide (excluding Japan). The perpetual license fee is one dollar ($1.00). The Company has considered this continuing involvement and believes there is significant direct cash flows associated with this continued involvement through the worldwide area development rights and the ability of our retail operations to operate under the “Tully’s” brand name is contingent upon this license arrangement.

The discontinued operations and assets held for sale represent only those pertaining to the wholesale segment, and do not include any results relating to those activities which are expected to continue under the License Agreement due to this continuing involvement.

We will continue to evaluate the accounting affects of the transaction, including the corresponding License Agreement, and expect the allocation of net proceeds, value attributed to the intangibles being sold, and any resulting gain will be based upon the fair market value which will be completed upon closing of the transaction, expected to be in the fourth fiscal quarter ended March 29, 2009. Further, we expect any gain allocated to, or resulting from, the sale of the intangible property to be deferred due to the continuing involvement as derived by the License Agreement.

Material Federal Income Tax Consequences

The following summary of Material U.S. federal income tax consequences to the Company of the Asset Sale is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the Asset Sale. This summary is based on the Internal Revenue Code of 1986 (the “Code”), as amended, and U.S. Treasury regulations, rulings, administrative pronouncements, and judicial decisions as of the date hereof, all of which may be revoked or modified, possibly retroactively, so as to result in federal income tax consequences different from those described below. We do not intend to request a ruling from the Internal Revenue Service (“IRS”) regarding the federal income tax consequences of the Asset Sale. This discussion does not address all aspects of federal income taxation that may be relevant to the Asset Sale, nor does this discussion address the effect of any applicable foreign, state, local or other tax laws.

The Asset Sale will be treated as a taxable sale upon which gain or loss will be recognized by us. The determination of whether gain or loss is recognized by us will be made with respect to each asset sold. Accordingly, we may recognize gain on the sale of some assets and loss on the sale of others. The aggregate amount realized by us on the Asset Sale will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed by, or encumbering assets sold to, Green Mountain. The aggregate amount realized generally will be allocated among the assets according to the rules prescribed under Section 1060(a) of the Code. The amount of gain or loss recognized by us on the sale of an asset will be measured by the difference between the amount realized by us on the sale of the asset and our adjusted tax basis in the asset.

Shareholders will not recognize gain or loss as a result of the Asset Sale.

EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THE SHAREHOLDER OF THE ASSET SALE, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY CHANGES IN SUCH LAWS.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (I) THE FOREGOING DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER FEDERAL TAX LAW; (II) THIS DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS; AND (III)  YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Interests of Certain Persons in the Asset Sale

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the Asset Sale other than their interests as Tully’s shareholders generally. These interests may be different from, or in conflict with, your interests as a Tully’s shareholder. Our directors were aware of these interests, and considered them, when our board of directors approved the Asset Sale and the Asset Purchase Agreement.

Tom T. O’Keefe—Tom T. O’Keefe, our chairman, has guaranteed our obligations under our credit facility with Benaroya Capital. The Benaroya Capital credit facility ($7,482,000 in principal amount outstanding at September 28, 2008, (net of discount)) was established as a short-term “bridge” financing to meet business needs prior to the anticipated completion of our proposed public stock offering in 2007. On September 11, 2008, the Company and Benaroya Capital entered into a forbearance agreement. Under the forbearance agreement, which may be terminated by Benaroya Capital at any time, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. Upon repayment of our indebtedness to Benaroya Capital, which is a condition to closing the Asset Sale, Mr. O’Keefe’s guarantee will be terminated.

Carl Pennington—Carl W. Pennington, Sr., our president and a director, is a shareholder of Pinnacle Management, which manages Impact Sales, Inc., a grocery broker, and Pinnacle Coffee, a franchisee of six Tully’s franchised stores. It is a condition to the closing of the Asset Sale that Impact Sales, Inc., will enter into a coffee brokerage agreement with Green Mountain on terms reasonably acceptable to Green Mountain.

Larry Hood—In February 2006, an affiliate of Northrim acquired a 24% ownership interest in Pacific Wealth Advisors, LLC (“PWA”), a newly formed company which is the successor by merger to Pacific Portfolio Consulting (“Pacific Portfolio”). PWA is a wealth management and investment advisory services holding company. Larry Hood, one of our directors, is the president of PWA and Pacific Portfolio and has an ownership interest of more than 10% in PWA. Repayment in full of our indebtedness to Northrim is a condition to closing the Asset Sale.

Effect of the Asset Sale on the Company and our Shareholders

If our shareholders approve the Asset Sale and Amendment No. 1, then the board of directors currently expects the closing of the Asset Sale to occur promptly after the date of the special meeting, provided that all conditions to closing are satisfied or waived.

Required Vote and Board Recommendation

Although our board of directors has determined that shareholder approval of the Asset Sale is not required under the WBCA, shareholder approval is required under the terms of the Asset Purchase Agreement. All holders of common and preferred stock as of the record date are entitled to vote on Proposal No. 1. If a quorum is present at the shareholders’ meeting, then the Asset Sale will be approved if the votes cast to approve the proposal by the holders of our common and preferred stock (voting on an as-converted to common stock basis), voting together as a single voting group, exceed the votes cast against the proposal.

All holders of common and preferred stock as of the record date are entitled to vote on Proposal No. 1. Each share of common stock has one vote per share and, on an as-converted to common stock basis, each eight shares of Series B preferred stock has one vote, and each eight shares of Series A preferred stock has 1.13 votes. Abstentions and broker “non-votes” will have no effect on the outcome of the vote on Proposal No. 1.

Affiliates of our founder and chairman of the board, Tom T. O’Keefe, which beneficially own approximately 12.3% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, have entered into a voting agreement with Green Mountain pursuant to which they have agreed to vote their shares in favor of the Asset Sale. Other members of our board of directors and our executive officers collectively own an additional 1.5% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, have indicated that they will vote for the approval of the Asset Sale. Collectively, our executive officers and directors beneficially own approximately 13.7% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis.

The board of directors has concluded that the Asset Sale is in the best interests of our shareholders and unanimously recommends that you approve the Asset Sale.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale.

PROPOSAL 2:

AMENDMENT NO. 1 TO OUR

AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

At the special meeting, you will be asked to consider and vote upon a proposal to approve an amendment to our amended and restated articles of incorporation to clarify that completion of the Asset Sale would not cause a liquidating distribution to our shareholders (“Amendment No. 1”). The material terms of Amendment No. 1 are summarized below under the caption “Description of Amendment No. 1.” The summary is qualified in its entirety by reference to Amendment No. 1, which is attached to this proxy statement as Exhibit B–1. You are urged to read Amendment No. 1 carefully and in its entirety.

Background and Reasons for the Amendment

The board is proposing Amendment No. 1 because Green Mountain has made it a condition to closing the Asset Sale that our shareholders acknowledge that completion of the Asset Sale would not cause a distribution under the liquidation preferences of our articles of incorporation.

Under our current articles of incorporation, upon a Liquidating Event, we would be required to distribute the first $32.3 million of any net proceeds to the holders of our Series A preferred stock; the next $58.6 million of any remaining net proceeds to the holders of our common stock; and the next $9.0 million of any remaining net proceeds to the holders of our Series B preferred stock.

Although our board of directors has determined that the Asset Sale is not Liquidating Event, Green Mountain desires additional assurance, in the form of an amendment to our articles of incorporation, that the proceeds that we receive in the Asset Sale will not be immediately distributable to our shareholders, but rather be used to repay in full our outstanding indebtedness and all trade payables related to the wholesale business of approximately $25.2 million, including our obligations to Benaroya Capital, Northrim, and AFCM; and that additional net proceeds will be available to satisfy our current liabilities and to fund operation of our domestic retail and specialty businesses.

If our shareholders approve the Asset Sale but do not approve the Amendment No. 1, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and not complete the Asset Sale because shareholder approval of the Amendment No. 1 is a closing condition for both Tully’s and Green Mountain under the Asset Purchase Agreement. See “Proposal 1—Background of and Reasons for the Asset Sale.” We have been advised that Green Mountain would not waive the closing condition or proceed with the Asset Sale without assurance that our articles of incorporation have been amended to expressly exclude the possibility that completion of the transaction would trigger a distribution under the liquidation preferences.

If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain additional financing to sustain our operations and business and obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.2 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion.

Description and Effect of Amendment No. 1

Amendment No. 1 would clarify that the Asset Sale does not constitute a Sale Transaction or other Liquidating Event, as such terms are defined in the articles of incorporation.

Following the closing of the Asset Sale, our business will consist of our existing retail and specialty divisions. We will continue as a specialty retailer in the fast-casual categories of specialty coffee, snacks, and non-alcoholic beverages, within the broader quick-service restaurant industry. As of September 28, 2008, we operated 83 retail stores, and had franchised 75 Tully’s–branded retail stores, in Washington, California, Arizona, Oregon, Idaho, Montana, and Utah. We operate our stores in densely populated areas and commuting corridors, with locations in urban and suburban retail districts, lifestyle centers, shopping centers and other high- traffic areas. We also operate or franchise smaller footprint stores in special venues such as within the premises of manufacturing facilities, and kiosks and cafes located in grocery stores, hotels, hospitals, airports, and university campuses. We will continue to manage our franchising and foreign business development activities through our specialty division. We believe we have significant growth opportunities in our ongoing operations, which we intend to pursue by implementing the following strategies:

•

Drive comparable store sales growth by executing on our fundamental retail strategies. We intend to drive comparable store sales and average unit volume growth by executing on our fundamental retail strategies to increase store traffic and average transaction size.

•

Execute our franchising strategy to expand our geographic footprint. Our franchising strategy focuses on adding franchised stores in market areas and venues that complement our company-operated stores. We have used franchising to extend our presence in special venues, such as grocery stores, airports, hotels, and university campuses. We also are pursuing multi-unit area agreements with experienced, well-capitalized franchisees, to open Tully’s-branded coffeehouses in markets not targeted for development directly by us. We have implemented this approach successfully in the Idaho market, where our area developer has opened six franchised stores (since the November 2005 inception of our franchising arrangement). We hope to achieve similar success in Spokane, Washington, Southern California, and in the Portland, Oregon metropolitan area, with our new area developers.

•

Leverage international opportunities. Our international growth strategy emphasizes joint ventures and licensing relationships with companies situated in promising foreign markets, and sales of coffee and other products to those partners. We believe the success of our former licensee, Tully’s Coffee Japan, demonstrates the broader opportunity available to us in foreign markets.

Because Green Mountain is buying the worldwide rights to the Tully’s brand (excluding Japan), and our retail business will license the use of the Tully’s brand from Green Mountain, we will change our corporate name as required by the Asset Purchase Agreement to [            ] upon closing of the Asset Sale.

We will continue to evaluate our business, operations, and prospects and to explore potential opportunities to enhance shareholder value after closing the Asset Sale.

As noted above, the board is proposing Amendment No. 1 because Green Mountain has made it a condition to closing the Asset Sale that our shareholders acknowledge that completion of the Asset Sale would not cause a distribution under the liquidation preferences of our articles of incorporation. Our board of directors already has determined that the Asset Sale is not an event that would cause our shareholders to be entitled to receive distributions under the liquidation preferences of our articles of incorporation. Consequently, under both our current articles of incorporation and Amendment No. 1, you will not be entitled to a distribution upon completion of the Asset Sale because the Asset Sale is not a Liquidating Event.

Amendment No.  1 does not affect your right to convert your shares preferred stock into common stock at any time.

Asset Sale and Amendment No. 1 are Conditioned on Approval of Each Other

Approval of Amendment No. 1 is conditioned on approval and consummation of the Asset Sale. If the Asset Sale is approved by our shareholders but is not consummated, or if the Asset Sale is not approved by our shareholders, then Amendment No. 1 will not be effected.

Similarly, completion of the Asset Sale is conditioned on approval of Amendment No. 1. Shareholder approval of both the Asset Sale and Amendment No. 1 is a condition to closing the Asset Sale for both Green Mountain and Tully’s. If our shareholders approve the Asset Sale but do not approve Amendment No. 1, then either Green Mountain or Tully’s could terminate the Asset Purchase Agreement and not complete the Asset Sale.

If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain additional financing to sustain our operations and business and obtain new funding to pay our current liabilities, which were $28.7 million as of September 28, 2008, including approximately $8.8 million in overdue amounts under our credit facility with Benaroya Capital and approximately $4.5 million under our Northrim credit facility, which matures on March 31, 2009, and an additional $1.2 million due to AFCM, the limited partner in Tully’s Asian joint venture, due on the earlier of June 30, 2009 or two business days after the closing of the Asset Sale. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion.

Required Vote and Board Recommendation

All holders of common and preferred stock as of the record date are entitled to vote on Proposal (2). The approval of Amendment No. 1 requires the affirmative vote of:

•	at least a majority of all votes entitled to be cast on the proposal by the holders of our common and preferred stock (voting on an as-converted basis), voting together as a single voting group; and

•

at least a majority of the outstanding shares of our Series A preferred stock and Series B preferred stock, and at least a majority of all votes entitled to be cast by the holders of our common stock, all voting as separate voting groups.

Abstentions and broker “non-votes” will have the same effect as votes against Proposal (2).

Affiliates of our founder and chairman of the board, Tom T. O’Keefe, which beneficially own 12.3% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, and approximately 20.2% of our outstanding common stock, have entered into a voting agreement with Green Mountain pursuant to which they have agreed to vote their shares in favor of Amendment No. 1. Other members of our board of directors and our executive officers collectively own an additional 1.5% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis, and approximately 2.2% of our outstanding common stock, less than one percent of our outstanding Series A preferred stock, and 1.1% of our outstanding Series B preferred stock, have indicated that they will vote for the approval of Amendment No. 1. Collectively, our executive officers and directors beneficially own approximately 13.7% of our outstanding common and preferred stock, calculated on an as-converted to common stock basis.

The board of directors has concluded that Amendment No. 1 is in the best interests of our shareholders and recommends that you approve Amendment No. 1.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve

Amendment No. 1.

PROPOSAL 3:

AMENDMENT NO. 2 TO OUR

AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

At the special meeting, you will be asked to consider and vote upon a proposal to approve an amendment to our amended and restated articles of incorporation to enable the board to determine the amount of any future cash distribution to our shareholders without considering amounts that would be needed, if we were dissolved at the time of the distribution, to satisfy any liquidation rights that are superior to the rights of those shareholders receiving the distribution (“Amendment No. 2”). The material terms of Amendment No. 2 are summarized below under the caption “Description of Amendment No. 2.” The summary is qualified in its entirety by reference to Amendment No. 2, which is attached to this proxy statement as Exhibit B–2. You are urged to read Amendment No. 2 carefully and in its entirety.

Background and Reasons for the Amendment

Under the WBCA, we are prohibited from making a cash distribution to our shareholders if our total assets would be less than the sum of (x) our total liabilities plus (y) unless our articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (the “Senior Preferences”).

Under our current articles of incorporation, upon a Liquidating Event, we would be required to distribute the first $32.3 million of any net proceeds to the holders of our Series A preferred stock (the “Series A Senior Preference”); the next $58.6 million of any remaining net proceeds to the holders of our common stock (the “Common Stock Senior Preference”); and the next $9.0 million of any remaining net proceeds to the holders of our Series B preferred stock.

No shareholder is entitled to receive any dividend under our current articles of incorporation. If and to the extent that our board, in its discretion, declares a dividend, our current articles provide that the holders of our Series A preferred stock will share ratably (on an as-converted to common stock basis) with the holders of our common stock in any dividends; and that the holders of our Series B preferred stock will be eligible to receive dividends, when and if such dividends are so declared.

These provisions of our current articles mean that:

•	in order to make a cash distribution to the holders of our Series A preferred stock, our board must also make a cash distribution to the holders of our common stock; but

•

in order to make a cash distribution to the holders of our common stock, our total assets must exceed the sum of our total liabilities plus $32.3 million, the amount of the Series A Senior Preference; and

•

in order to make a cash distribution to the holders of our Series B preferred stock, our total assets must exceed the sum of our total liabilities plus $90.9 million, the aggregate amount of the Series A Senior Preference and the Common Stock Senior Preference.

In order to facilitate the board’s ability to make a cash distribution to all of our shareholders, and consistent with the WBCA requirements relating to shareholder distributions, we have proposed in Amendment No. 2 to expressly permit the board to make a cash distribution to the holders of our common stock and Series B preferred stock without regard to any Senior Preferences.

Description and Effect of the Amendment No. 2

Amendment No. 2 would provide that, for the purpose of making any determination under the WBCA of the amount of any dividends or other distributions on the Series A preferred stock, the common stock or the Series B preferred stock, amounts that would be needed if we were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution may be excluded from consideration.

Under the current articles, we would be unable to make a cash distribution to the holders of our common stock and Series A preferred stock unless our total assets exceeded the sum of (i) our total liabilities plus (ii) the Series A Senior Preference; and we would be unable to make a cash distribution to the holders of our Series B preferred stock unless our total assets exceeded the sum of (i) our total liabilities plus (ii) the Senior Preferences.

Amendment No. 2 facilitates our ability to make a cash distribution to all shareholders by expressly permitting the board to take such action without regard to any Senior Preferences.

Amendment No. 2 would enable the board to make a cash distribution to the holders of the common stock (and the Series A preferred stock, who share ratably (on an as-converted to common stock basis) with the holders of the common stock in any dividends), even if we did not have sufficient cash on hand to pay the Series A Senior Preference, had we been liquidated at the time of the distribution. Similarly, Amendment No. 2 would enable the board to make a cash distribution to the holders of the Series B preferred stock, even if we did not have sufficient cash on hand to pay the Senior Preferences, had we been liquidated at the time of the distribution.

Amendment No. 2 does not affect your right to convert your shares of preferred stock into common stock at any time.

Material Federal Income Tax Consequences

The following summary describes the material United States federal income tax considerations relevant to Amendment No. 2. This summary is based on the Code, and U.S. Treasury regulations, rulings, administrative pronouncements, and judicial decisions as of the date hereof, all of which may be revoked or modified, possibly retroactively, so as to result in federal income tax consequences different from those described below. The Company does not intend to request a ruling from the IRS regarding the federal income tax consequences of Amendment No. 2. This discussion does not address all aspects of federal income taxation that may be relevant to Amendment No. 2, nor does this discussion address the effect of any applicable foreign, state, local or other tax laws. This summary also does not address the federal income tax consequences of this offer to shareholders who are subject to special tax rules, such as shareholders who are non-United States persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, regulated investment companies, pass-through entities, persons who have a functional currency other than the dollar, persons who received Company stock in connection with the performance of services, or persons who hold Company stock other than as a capital asset.

Amendment No. 2 either will not have any federal income tax consequences or will be treated as a recapitalization pursuant to which you would be treated as exchanging each share of Tully’s stock you own for a new share of the same class. In either case, you should not recognize gain or loss as a result of Amendment No. 2, and your adjusted tax basis in, and your holding period for, each share of Company stock you own should be the same after Amendment No. 2 as they were before Amendment No. 2.

YOU ARE URGED TO CONTACT YOUR OWN FINANCIAL OR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE TRANSACTIONS IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (I) THE FOREGOING DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER

FEDERAL TAX LAW; (II) THIS DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS; AND (III) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Required Vote and Board Recommendation

All holders of common and preferred stock as of the record date are entitled to vote on Proposal (3). The approval of Amendment No. 2 requires the affirmative vote of:

•	at least a majority of all votes entitled to be cast on the proposal by the holders of our common and preferred stock (voting on an as-converted basis), voting together as a single voting group; and

•

at least a majority of the outstanding shares of our Series A preferred stock and Series B preferred stock, and at least a majority of all votes entitled to be cast by the holders of our common stock, all voting as separate voting groups.

Abstentions and broker “non-votes” will have the same effect as votes against Proposal No. (3).

The board of directors has concluded that Amendment No. 2 is in the best interests of our shareholders and recommends that you approve Amendment No. 2.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve

Amendment No. 2.

PROPOSAL 4:

TO APPROVE ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF ANY OR ALL OF PROPOSALS (1), (2) OR (3)

As described above, our board has unanimously determined that Proposals (1), (2), and (3) are in the best interests of our shareholders and recommends that you vote “FOR” the proposals. Because approval of proposals (1) and (2) is a necessary step to completing the Asset Sale, and approval of proposal (3) is a necessary step to enabling our board to make a cash distribution to all shareholders, we may elect to adjourn the special meeting to solicit additional proxies in favor of any or all of the proposals if it appears at the time of the special meeting that an insufficient number of votes will be cast to approve any or all of them.

Required Vote and Board Recommendation

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies, will be approved if the votes cast in favor of the proposal by the holders of our common and preferred stock (voting on an as-converted to common stock basis) present at the meeting and voting together as a single voting group, exceed the votes cast against the proposal.

All holders of common and preferred stock as of the record date are entitled to vote on Proposal (4). Each share of common stock has one vote per share and, on an as-converted to common stock basis, each eight shares of Series B preferred stock has one vote and each eight shares of Series A preferred stock has 1.13 votes. Abstentions and broker “non-votes” will have no effect on the outcome of the vote on Proposal (4).

The board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting to solicit additional proxies, as may be necessary.

INFORMATION ABOUT TULLY’S

Selected Financial Data

We end our fiscal year on the Sunday closest to March 31. As a result, we record our revenue and expenses on a 52 or 53 week period, depending on the year. In this report, we refer to our fiscal periods as follows:

Reference in this report	Fiscal year ending (number of weeks)
Fiscal 2009	March 29, 2009 (52 weeks)
Fiscal 2008	March 30, 2008 (52 weeks)
Fiscal 2007	April 1, 2007 (52 weeks)
Fiscal 2006	April 2, 2006 (52 weeks)
Fiscal 2005	April 3, 2005 (53 weeks)
Fiscal 2004	March 28, 2004 (52 weeks)
Fiscal 2003	March 30, 2003 (52 weeks)
Fiscal 2002	March 31, 2002 (52 weeks)
Fiscal 2001	April 1, 2001 (52 weeks)

The following table sets forth selected historical consolidated financial data for the Company. The selected financial information set forth below under the captions “Results of Operations Data” for Fiscal 2008, Fiscal 2007, and Fiscal 2006, and the selected consolidated balance sheet data as of March 30, 2008 and April 1, 2007, have been derived from our audited consolidated financial statements set forth in Exhibit D hereto. The selected financial information set forth below under the captions “Results of Operations Data” for the 26 weeks ended September 28, 2008, and September 30, 2007, and the selected consolidated balance sheet data as of September 28, 2008, have been derived from our unaudited condensed consolidated financial statements set forth in Exhibit D hereto. The selected historical consolidated financial information set forth below under the captions “Results of Operations Data” for Fiscal 2005 and 2004, and the selected consolidated balance sheet data as of April 2, 2006, April 3, 2005, and March 28, 2004, have been derived from our audited financial statements, and the selected consolidated balance sheet data as of September 30, 2007, have been derived from our unaudited condensed consolidated financial statements, not included in this proxy statement. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto set forth in Exhibit D hereto.

	26 Weeks Ended		Fiscal Years Ended
	September 28, 2008	September 30, 2007	Fiscal 2008	Fiscal 2007	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in thousands, except per share data)
Results of Operations Data(1)
Net Sales from continuing operations:
Retail	$20,876	$21,302	$42,897	$39,334	$38,194	$40,102	$40,617
Specialty	113	1,094	(1,952)	1,647	6,864	4,362	3,629
Total	20,989	22,396	40,945	40,981	45,058	44,464	44,246
Operating loss from continuing operations	(3,341)	(5,898)	(13,955)	(10,241)	(1,936)	(4,592)	(1,846)
Income (loss) from continuing operations	(4,844)	(6,793)	(16,311)	(10,527)	14,772	(5,540)	(3,039)
Discontinued operations:
Net Sales from discontinued operations	17,064	12,604	28,132	20,901	13,187	9,516	6,522
Income from discontinued operations	2,475	1,317	2,402	773	651	915	444
Net income (loss)	$(2,369)	$(5,476)	$(13,909)	$(9,754)	$15,423	$(4,625)	$(2,595)

	26 Weeks Ended		Fiscal Years Ended
	September 28, 2008	September 30, 2007	Fiscal 2008	Fiscal 2007	Fiscal 2006	Fiscal 2005	Fiscal 2004
	(dollars in thousands, except per share data)
Net Income (loss) per share from continuing operations:
Basic	$(1.49)	$(2.57)	$(5.59)	$(4.61)	$6.68	$(2.64)	$(1.48)
Diluted	$(1.49)	$(2.57)	$(5.59)	$(4.61)	$2.30	$(2.64)	$(1.48)
Shares used in calculation of net income (loss) per share (thousands) from continuing operations:
Basic	3,255	2,644	2,917	2,283	2,212	2,095	2,056
Diluted	3,255	2,644	2,917	2,283	6,434	2,095	2,056
Balance Sheet Data
Total assets from continuing operations	$14,254	$14,675	$13,708	$13,173	$16,577	$13,977	$15,421
Total assets held for sale	5,565	$5,530	$5,210	$4,177	$4,950	$3,953	$4,596
Total assets	$19,819	$20,205	$18,918	$17,350	$21,527	$17,930	$20,017
Long-term obligations (including current portion) from continuing operations	$15,876	$9,760	$15,661	$5,206	$3,310	$6,842	$6,421
Long-term obligations (including current portion) from liabilities held for sale	$53	$79	$66	$91	$92	$41	$25
Total Long-term obligations (including current portion)	$15,929	$9,839	$15,727	$5,297	$3,402	$6,883	$6,446
Stockholders’ equity (deficit)	$(11,894)	$(13,424)	$(13,424)	$(4,109)	$5,127	$(10,689)	$(6,671)

Other Data (unaudited)
Comparable Store Sales Increase (Decrease)	(2.7)%	7.6%	5.0%	3.9%	(1.9)%	(2.0)%	3.0%
Retail Store Count at Period End:
Company-operated by Tully’s	83	90	93	90	88	92	94
Franchisee-operated (U.S.)	75	52	58	38	23	5	1

Total retail store count	158	142	151	128	111	97	95

International licensee stores(2)	—	—	—	—	—	245	174

Notes	for Selected Financial Data

(1)	Each fiscal year included 52 weeks, except for Fiscal 2005 which had 53 weeks. The 53rd week accounted for $955,000 in net sales in Fiscal 2005.

(2)	The Tully’s stores operated and franchised by Tully’s Coffee Japan in Japan are excluded from our franchised and licensed store counts after August 31, 2005. Tully’s and Tully’s Coffee Japan have agreed to cooperate in the development of the Tully’s brand for the mutual benefit of the two companies.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion should be read in conjunction with our consolidated financial statements and related notes, and our condensed consolidated financial statements and related notes, attached hereto at Exhibit D. This discussion and analysis contains “forward-looking statements” that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, the factors referenced herein at “Special Note Regarding Forward-Looking Statements” and described in “Risk Factors” section.

Business Overview

We are a specialty retailer and wholesaler of hand-craft roasted, gourmet coffees. We generate revenues through three operating divisions:

•	Retail. Our retail division operates Tully’s Coffee retail stores in the United States and generates revenues through the sales of products in these stores.

•

Wholesale. Our wholesale division sells our gourmet whole bean and ground coffees and Bellaccino bottled beverages to customers in the grocery, office coffee service and foodservice channels and to our franchisees. (This segment is subject to sale pursuant to the Asset Purchase Agreement with Green Mountain.)

•

Specialty. Our specialty division oversees the franchising of Tully’s Coffee retail stores and manages our international joint venture, foreign licensing, and business development activities. We generate revenues through licensing fees from U.S. and foreign franchisees and sales of products to foreign customers.

For most of the fiscal years since our founding, we have not generated sufficient cash to fully fund operations. We historically have financed this cash shortfall through the issuance of debt and equity securities, through borrowings, and through cash provided under our international licensing relationships.

Our $10,000,000 credit facility with Benaroya Capital, due on August 31, 2008, will need to be replaced or renewed. On September 11, 2008, the Company and Benaroya Capital entered into a forbearance agreement. Under the forbearance agreement, which may be terminated by Benaroya Capital at any time, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. Our Northrim credit facility is subject to periodic renewal, and would need to be replaced if not renewed in March 2009. We are required under the Asset Purchase Agreement to use the net proceeds from the Asset Sale to repay in full and terminate agreements relating to our outstanding indebtedness, and repay in full all trade payables, related to the wholesale business, totaling approximately $25.2 million, including our obligations to Benaroya Capital, Northrim, and UCC.

After closing of the Asset Sale, we will continue as a specialty retailer in the fast-casual categories of specialty coffee, snacks, and non-alcoholic beverages, within the broader quick-service restaurant industry. As of September 28, 2008, we operated 83 retail stores, and had franchised 75 Tully’s Coffee-branded retail stores, in Washington, California, Arizona, Oregon, Idaho, Montana, Utah, Wyoming, and Colorado. We operate our stores in densely populated areas and commuting corridors, with locations in urban and suburban retail districts, lifestyle centers, shopping centers and other high- traffic areas. We also operate or franchise smaller footprint stores in special venues such as within the premises of manufacturing facilities, and kiosks and cafes located in grocery stores, hotels, hospitals, airports, and university campuses. We will continue to manage our franchising and foreign business development activities through our specialty division. We believe we have significant growth opportunities in our ongoing operations, which we intend to pursue by implementing the following strategies:

•

Drive comparable store sales growth by executing on our fundamental retail strategies. We intend to drive comparable store sales and average unit volume growth by executing on our fundamental retail strategies to increase store traffic and average transaction size.

•

Execute our franchising strategy to expand our geographic footprint. Our franchising strategy focuses on adding franchised stores in market areas and venues that complement our company-operated stores. We have used franchising to extend our presence in special venues, such as grocery stores, airports, hotels, and university campuses. We also are pursuing multi-unit area agreements with experienced, well-capitalized franchisees, to open Tully’s-branded coffeehouses in markets not targeted for development directly by us. We have implemented this approach successfully in the Idaho market, where our area developer has opened six franchised stores (since the November 2005 inception of our franchising arrangement). We hope to achieve similar success in Spokane, Washington, Southern California, and in the Portland, Oregon metropolitan area, with our new area developers.

•

Leverage international opportunities. Our international growth strategy emphasizes joint ventures and licensing relationships with companies situated in promising foreign markets, and sales of coffee and other products to those partners. We believe the success of our former licensee, Tully’s Coffee Japan, demonstrates the broader opportunity available to us in foreign markets.

Because Green Mountain is buying the worldwide rights to the Tully’s brand (excluding Japan), and our retail business will license the use of the Tully’s brand from Green Mountain and we will change our corporate name as required by the Asset Purchase Agreement.

We will continue to evaluate our business, operations, and prospects and to explore potential opportunities to enhance shareholder value after closing the Asset Sale.

Our Company History

Since our founding in 1992, our objective has been to make our gourmet coffees and genuine community coffeehouse experience the first choice for consumers in our markets. To achieve this goal, we have made significant investments in marketing and building our brand and have concentrated on opening company-operated retail stores and developing our wholesale business. We have filed reports under the Securities Exchange Act of 1934 since 1999.

Between 1992 and 2001, we expanded to 114 company-operated stores. During this period, we financed our retail expansion by raising over $60 million in equity securities and convertible debt and through licensing fees paid to us by foreign licensees of over $17 million. Between Fiscal 2001 and 2003, our financial performance was negatively impacted by the economic downturn that affected Seattle and San Francisco, our two principal retail markets. During the same period, the market for new equity issues deteriorated significantly. To manage through this period and these challenges, rather than seek additional and potentially dilutive growth capital, we chose to reduce normal operating expenses by closing certain under-performing stores and slowing our new store development plans to preserve capital. Between Fiscal 2002 and 2008, we streamlined aspects of our operations and emphasized less capital intensive business opportunities such as wholesale and franchising.

In the second quarter of Fiscal 2006, we sold to our Japanese licensee the right to use our trademarks and other intellectual property assets and rights in connection with the operation of the Tully’s business in Japan. We received $17.5 million in cash proceeds in this transaction, which we refer to as the “Japan Rights Sale.” These proceeds were used to improve our liquidity, reduce borrowings, and to further develop our domestic retail and wholesale businesses without causing shareholder dilution.

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. As a result of this assessment, on September 15, 2008, we entered into the Asset Purchase Agreement. Under the Asset Purchase Agreement, Green Mountain will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the wholesale assets as of the closing date.

Trends in Our Business

Retail Division. As of September 28, 2008, Tully’s had 83 company-operated retail stores and 75 franchised stores in Washington, California, Arizona, Oregon, Idaho, Montana, Utah, Wyoming, and Colorado. Our stores are located in a variety of urban and suburban neighborhoods, and in the Seattle and San Francisco central business districts. We also operate or franchise smaller footprint stores in special venues, such as within the premises of manufacturing facilities, and kiosks and cafes that are located in grocery stores, hotels, hospitals and airports and on university campuses.

We have recently undertaken a strategic review of our retail business. As a result, we are implementing initiatives to improve our retail operations. The ongoing goal of our retail division initiatives is to enhance our ability to market company-operated and license operations as we evaluate alternatives to optimize shareholder value. During Fiscal 2008 we opened six company-operated stores and we have opened no new company-operated stores during the first six months of Fiscal 2009 (“Six Months Fiscal 2009”). During the remainder of Fiscal 2009, we do not expect to open any company-operated stores.

Wholesale Division. Tully’s sells gourmet whole bean and ground coffees, our Bellaccino bottled beverages and single serve Tully’s K-Cups through the wholesale channel. We sell our products through grocery locations as well as to office coffee services and foodservice channels in the western United States and the Chicago metropolitan area. We also offer many of our products through mail-order and Internet channels.

During the first quarter of Fiscal 2009, management committed to a plan, which was approved by our board of directors during June 2008, to exit the wholesale business. This plan has culminated in the proposed Asset Sale. Consequently, we have classified the assets and liabilities of our wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144.

Specialty Division. Our specialty business is primarily focused on U.S. franchising opportunities. Franchising complements our company-operated retail business by making Tully’s genuine community coffeehouse experience more widely available and convenient for customers. Our specialty division will continue to oversee the franchising of Tully’s Coffee retail stores and manages our foreign licensing and business development activities. We generate revenues through licensing fees from U.S. and foreign franchisees and sales of products to our license and franchise partners both domestic and foreign. At September 28, 2008 there were 75 U.S. franchisee-operated stores, primarily in special venues such as grocery stores, airports, hotels and university campuses.

We have recently undertaken a strategic review of our specialty business. As a result, we are implementing initiatives to improve our specialty operations. The ongoing goal of our specialty division initiatives is to enhance our ability to market company-operated and license operations as we evaluate alternatives to optimize shareholder value.

Revenue Trends

We produce revenues in the United States from our retail and U.S. specialty operations. Our quarterly U.S. revenues increased from $10,489,000 in first quarter of Fiscal 2008 to $10,830,000 in first quarter of Fiscal 2009, or 3.3%. Our quarterly U.S. revenues decreased from $10,898,000 in second quarter of Fiscal 2008 to $10,107,000 in second quarter of Fiscal 2009, or 7.3%.

Our international revenues (from our specialty division) have fluctuated from period to period as the result of growth of our former licensee in Japan and changes in the structure of our relationship with that licensee, culminating in the Japan Rights sale in Fiscal 2006. Our quarterly international (foreign) sales decreased from $519,000 in first quarter of Fiscal 2008 to $0 in first quarter of Fiscal 2009, or 100%, and also decreased from $404,000 in second quarter of Fiscal 2008 to $0 in second quarter of Fiscal 2009, or 100%.

Operating Cost Trends

Retail Cost Trends. We experience both variable and fixed cost trends in our retail division cost structure. Cost of products (cost of goods sold), labor cost, occupancy costs other than rent, supplies, and other operating expenses typically increase or decrease according to broader pricing trends for those products. During First Six Months Fiscal 2009, we experienced cost increases associated with higher costs for dairy, paper and baked goods, as well as higher energy-related costs. In some cases, store-level retail operating expenses may increase or decrease depending on the sales volume at a particular location. Generally, our leases provide for periodic rent increases (which are generally leveled for financial reporting purposes by “straight-line rent” accounting).

We undertake certain retail business initiatives with the objective of reducing costs as a percentage of sales through increased efficiencies and operating leverage. However, initiatives intended to produce a future benefit may cause a short-term increase in costs, both in absolute dollars and as a percentage of sales. We analyze retail division operating costs as a percentage of store sales.

Specialty Cost Trends. Most of our specialty division costs consist of labor, travel and legal expenses. Labor and travel costs have increased to support our growing U.S. franchise store base as well as the development of stores associated with the Tully’s Coffee Asia joint venture. We also incur legal and compliance costs in connection with our franchising operations. U.S. franchising costs continue to decrease as a percentage of franchise royalty and license revenues as we leverage our investment in franchising infrastructure and labor, travel and legal expenses while realizing the leverage from a larger franchised store base.

Marketing, General and Administrative Cost Trends. Most of our marketing expenditures are discretionary in nature and depend on the type, intensity and frequency of the marketing programs we employ. Examples of marketing expenses include point-of-sale materials, community initiatives, sponsorships and advertising. We expect marketing expenses to decrease as we initiate a limited number of retail programs.

Our general and administrative costs are less discretionary than our marketing costs. We have determined that we can scale back our development and support spending and maintain a steady level of support to our operations. During Fiscal 2009, we continued to reduce our administrative staff by several positions and implemented other cost savings initiatives.

Retail Performance Measures

Our U.S. retail stores are summarized as follows:

	Twenty-six Week Periods Ended
	September 28, 2008	September 30, 2007
NUMBER OF STORES:
Company-operated stores
Stores at beginning of the period	93	90
New stores	—	2
Closed stores	(10)	(2)

End of the period	83	90

Franchisee-operated stores
Stores at beginning of the period	58	38
New stores	19	14
Closed stores	(2)	—

End of the period	75	52

Total company-operated and franchised stores
Stores at beginning of the period	151	128
New stores	19	16
Closed stores	(12)	(2)

End of the period	158	142

STORE LOCATIONS BY STATE (end of period):
Washington	96	87
California	24	27
Arizona	14	13
Idaho	11	8
Oregon	4	3
Montana	5	2
Colorado	2	—
Utah	1	2
Wyoming	1	—

TOTAL	158	142

Our quarterly comparable store sales increases (decreases) are summarized as follows:

	Fiscal Years
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2006	(1.3)%	(1.6)%	(4.0)%	(0.6	)%(a)
Fiscal 2007	(2.5)%	4.1%	7.0%	7.1%
Fiscal 2008	9.5%	7.6%	8.8%	2.1%
Fiscal 2009	(0.4)%	(5.5)%	*	*

*	Not applicable.

Results of Operations

During the first quarter of Fiscal 2009, management committed to a plan, which was approved by our board of directors in June 2008, to exit the wholesale business. This plan has culminated in the proposed Asset Sale. Consequently, we have classified the assets and liabilities of our wholesale operations as held for sale and the results of operations for the wholesale operations is reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144.

	Fiscal Years
	Fiscal 2008	Fiscal 2007
	(dollars in thousands)
Continuing Operations:
Net Sales
Retail store sales	$42,897	$39,334
Specialty sales of products	203	6

Total sales of products	43,100	39,340
Licenses, royalties, and fees	234	201
Specialty—Recognition of deferred revenue	(2,389)	1,440

Total net sales	$40,945	$40,981

Cost of Goods Sold and Related Occupancy Expenses
Retail cost of goods sold	$15,697	$14,293
Retail occupancy expenses	5,323	5,217
Specialty	214	5

Total	$21,234	$19,515

Operating Expenses
Store operating expenses	$19,474	$17,911
Other operating expenses:
Specialty—U.S. franchising expenses	506	419
Specialty—international division expenses	1,046	933

Total other operating expenses	$1,552	$1,352

Marketing, general and administrative expenses	$10,435	$9,641
Discontinued Operations:
Net Sales	$28,132	$20,901
Cost of Goods Sold	19,858	14,546
Operating Expenses
Other operating expenses	4,158	4,068
Wholesale shipping expenses	1,161	828

	Fiscal Years (dollars in thousands)
	Fiscal 2008	Fiscal 2007
Net Sales
Retail store sales	$42,897	$39,334
Wholesale sales	28,132	20,901
Specialty sales of products	203	6

Total sales of products	71,232	60,241
Licenses, royalties, and fees	234	201
Specialty—Recognition of deferred revenue	(2,389)	1,440

Total net sales	$69,077	$61,882

	Fiscal Years (dollars in thousands)
	Fiscal 2008	Fiscal 2007
Cost of Goods Sold and Related Occupancy Expenses
Retail cost of goods sold	$15,697	$14,293
Retail occupancy expenses	5,323	5,217
Wholesale	19,858	14,546
Specialty	214	5

Total	$41,092	$34,061

Operating Expenses
Store operating expenses	$19,474	$17,911
Other operating expenses:
Wholesale operating expenses	4,158	4,067
Specialty—U.S. franchising expenses	506	419
Specialty—international division expenses	1,046	933

Total other operating expenses	$5,710	$5,419

Wholesale shipping expenses	$1,161	$828
Marketing, general and administrative expenses	$10,435	$9,641

For additional information about our operating divisions, see Note 9 of the Notes to the Condensed Consolidated Financial Statements.

	Thirteen Week Periods Ended		Twenty-six Week Periods Ended
	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)
Total Net Sales Metrics
Amounts as Percent of Total Net Sales
Retail store sales	99.4%	95.7%	99.5%	95.1%
Specialty—international product sales	0.0%	0.4%	0.0%	0.9%

Total sales of products	99.4%	96.1%	99.5%	96.0%
Specialty—Licenses, royalties and fees	0.6%	0.7%	0.5%	0.8%
Specialty—Recognition of deferred revenue	0.0%	3.2%	0.0%	3.2%

Total net sales	100.0%	100.0%	100.0%	100.0%

Retail Metrics
Amounts as Percent of retail store sales
Retail cost of goods sold	36.7%	38.2%	36.3%	37.7%
Retail occupancy expenses	12.4%	12.3%	12.4%	12.5%
Store operating expenses	43.4%	47.4%	42.6%	46.3%
Marketing, general and administrative expenses as percent of Total Net Sales	15.9%	20.7%	16.7%	21.3%

Second Quarter Fiscal 2009 Compared To Second Quarter Fiscal 2008

Net Sales

Total net sales decreased $1,195,000 or 10.5% to $10,107,000 for the Second Quarter Fiscal 2009, as compared to $11,302,000 for the Second Quarter Fiscal 2008. Sales of products decreased $812,000 or 7.5% to $10,046,000 for the Second Quarter Fiscal 2009, as compared to $10,858,000 for the Second Quarter Fiscal 2008. Sales of products decreased $767,000 for sales from company-operated retail stores. Licenses, royalties and fees decreased $23,000 or 27.4% to $61,000 for the Second Quarter Fiscal 2009 as compared to $84,000 for the Second Quarter Fiscal 2008. Recognition of deferred licensing revenue decreased $360,000 or 100% to $0 for the Second Quarter Fiscal 2009, as compared to $360,000 for the Second Quarter Fiscal 2008.

The divisional decrease in net sales was comprised as follows:

Total company Second Quarter Fiscal 2009 compared to Second Quarter Fiscal 2008 (dollars in thousands)	Decrease in Net Sales
Retail	$(767)
Specialty	(428)

Total company	$(1,195)

The retail sales decrease represented a 7.1% decrease compared to the Second Quarter Fiscal 2008 which is partially related to the sale of five company owned stores to JH Development, LLC in August 2008. For the Second Quarter Fiscal 2009 comparable retail store sales fell (5.5%). The factors comprising the retail sales decrease are summarized as follows:

Retail division Components of net sales decrease Second Quarter Fiscal 2009 compared to Second Quarter Fiscal 2008 (dollars in thousands)	Increase (Decrease) in Net Sales
Comparable stores sales decrease	$(527)
Sales increase from new stores	352
Sales decrease from stores closed during Fiscal 2008 and Fiscal 2009	(592)

Total retail division	$(767)

Specialty net sales decreased $428,000, or 87.5%, to $61,000 for the Second Quarter Fiscal 2009 from $489,000 for the Second Quarter Fiscal 2008. The decrease reflects our write-off of deferred licensing costs in the fourth quarter of Fiscal 2008 as well as a reduction in licensing fees received in Second Quarter Fiscal 2009.

Cost of Goods Sold and Operating Expenses

Cost of goods sold and related occupancy costs decreased $578,000, or 10.5%, to $4,933,000 for the Second Quarter Fiscal 2009 as compared to Second Quarter Fiscal 2008. Cost of goods sold and related occupancy costs decreased to 49.1% of total sales of products for the Second Quarter Fiscal 2009, compared to 50.7% in the corresponding period last year due to the product mix and a decrease in specialty product sales. Retail occupancy cost of goods sold increased from 12.3% in the Second Quarter Fiscal 2008 to 12.4% in the Second Quarter Fiscal 2009, reflecting a slightly higher rate of occupancy costs of the remaining company owned stores.

Store operating expenses decreased $761,000, or 14.9%, to $4,363,000 in Second Quarter Fiscal 2009 from $5,124,000 in Second Quarter Fiscal 2008 primarily related to a reduction in labor costs by $485,000. The reduction of labor is partially attributed to the closing of company owned stores in the Second Quarter Fiscal 2009. As a percentage of retail sales, store operating expenses decreased to 43.4% for Second Quarter Fiscal 2009 compared to 47.4% for Second Quarter Fiscal 2008.

Other operating expenses (expenses associated with all operations other than company-operated retail stores) decreased $739,000 or 68.4% to $341,000 during Second Quarter Fiscal 2009 from $1,080,000 in Second Quarter Fiscal 2008. The decrease is primarily related to the decrease in legal fees associated with the UCC litigation.

Marketing, general and administrative costs decreased $684,000 or 29.3%, to $1,653,000 during the Second Quarter Fiscal 2009 from $2,337,000 in the Second Quarter Fiscal 2008. This decrease was primarily due to a $365,000 decrease in overhead labor costs and a $170,000 reduction in marketing costs in Second Quarter Fiscal 2009.

Depreciation and amortization expense decreased $380,000, or 55.5%, to $305,000 for the Second Quarter Fiscal 2009 from $685,000 for the Second Quarter Fiscal 2008, reflecting the discontinuation of depreciation on held for sale assets as well as a lower level of depreciable assets in the current period.

Other Income (Expense)

Interest expense increased $151,000 to $678,000 for the Second Quarter Fiscal 2009 as compared to $527,000 for the Second Quarter Fiscal 2008, primarily as the result of interest expense associated with the Benaroya Note (see Note 5 of the Notes to the Condensed Consolidated Financial Statements).

Net Loss

As a result of the factors described above, we had a net loss of $801,000 for the Second Quarter Fiscal 2009 as compared to the net loss of $3,282,000 for the Second Quarter Fiscal 2008, an improvement of $2,481,000 or 75.6%.

Discontinued Operations

Net sales of the wholesale business, which was included in discontinued operations, increased $2,192,000 or 31.7% to $9,100,000 for the Second Quarter Fiscal 2009, as compared to $6,908,000 for the Second Quarter Fiscal 2008. The increase reflects a $1,157,000 sales increase in the office coffee service channel (reflecting the addition of new customers and increased sales of our K-Cup products) and a $750,000 increase in our core grocery channel, partially offset by lower sales of our Bellaccino bottled beverages.

Wholesale cost of goods sold decreased from 70.5% of wholesale sales in the Second Quarter Fiscal 2008 to 70.0% in the Second Quarter Fiscal 2009 reflecting pricing adjustments made in the current quarter. Other operating expenses decreased $50,000 or 4.7% to $1,016,000 for the Second Quarter Fiscal 2009, as compared to $1,066,000 for the Second Quarter Fiscal 2008.

Income from discontinued operations increased $674,000 or 90.0% to $1,423,000 for the Second Quarter Fiscal 2009, as compared to $749,000 for the Second Quarter Fiscal 2008. This increase is primarily related to our ability to reduce our labor and operating expenses while increasing our net sales by 31.7%.

Six Months Fiscal 2009 Compared To Six Months Fiscal 2008

Net Sales

Total net sales decreased $1,407,000 or 6.3% to $20,989,000 for the Six Months Fiscal 2009, as compared to $22,396,000 for the Six Months Fiscal 2008. Sales of products decreased $629,000 or 2.9% to $20,876,000 for the Six Months Fiscal 2009, as compared to $21,505,000 for the Six Months Fiscal 2008. Sales of products decreased $203,000 for the specialty division and sales from company-operated retail stores decreased $426,000. Licenses, royalties and fees decreased $58,000 or 33.9% to $113,000 as compared to $171,000 for the Six Months Fiscal 2008.

The divisional decrease in net sales was comprised as follows:

Total company Six Months Fiscal 2009 compared to Six Months Fiscal 2008 (dollars in thousands)	Decrease in Net Sales
Retail	$(426)
Specialty	(981)

Total company	$(1,407)

The retail sales decrease represented a 2.0% decrease compared to the Six Months Fiscal 2008. For the Six Months Fiscal 2009 comparable retail store sales decreased 2.7%. The factors comprising the retail sales increase are summarized as follows:

Retail division Components of net sales decrease Six Months Fiscal 2009 compared to Six Months Fiscal 2008 (dollars in thousands)	Increase (Decrease) in Net Sales
Comparable stores sales decrease	$(515)
Sales increase from new stores	965
Sales decrease from stores closed during Fiscal 2008 and Fiscal 2009	(876)

Total retail division	$(426)

Net sales for the specialty division decreased by $981,000 to $113,000 for the Six Months Fiscal 2009 as compared to the Six Months Fiscal 2008, reflecting the reduction of sales of our Bellaccino bottled beverages into South Korea as well as our write-off of deferred licensing costs in the fourth quarter of Fiscal 2008.

Cost of Goods Sold and Operating Expenses

Cost of goods sold and related occupancy costs decreased $511,000, or 4.7%, to $10,177,000 for the Six Months Fiscal 2009 as compared to the Six Months Fiscal 2008. Cost of goods sold and related occupancy costs decreased to 48.5% of total sales of products for the Six Months Fiscal 2009, compared to 48.7% in the corresponding period last year due to a decrease in specialty product sales. Retail occupancy cost of goods sold decreased from 12.5% in the Six Months Fiscal 2008 to 12.4% in the Six Months Fiscal 2009, reflecting a slightly lower rate of occupancy costs of the remaining company owned stores.

Store operating expenses decreased $966,000, or 9.8%, to $8,888,000 in the Six Months Fiscal 2009 from $9,854,000 in the Six Months Fiscal 2008 primarily related to a reduction in labor costs by $652,000. The reduction of labor is partially related to the closure of ten company owned stores in the Six Months Fiscal 2008. As a percentage of retail sales, store operating expenses decreased to 42.6% for the Six Months Fiscal 2009 compared to 46.3% for the Six Months Fiscal 2008.

Other operating expenses (expenses associated with all operations other than company-operated retail stores) decreased $647,000 or 51.2% to $617,000 during the Six Months Fiscal 2009 from $1,264,000 in the Six Months Fiscal 2008. The decrease is primarily related to the decrease in legal fees associated with the UCC litigation.

Marketing, general and administrative costs decreased $1,255,000 or 26.3%, to $3,513,000 during the Six Months Fiscal 2009 from $4,768,000 in the Six Months Fiscal 2008. This decrease was primarily due to a $568,000 decrease in overhead labor costs and a $292,000 reduction in marketing costs in the Six Months Fiscal 2009.

Depreciation and amortization expense decreased $573,000, or 38.5%, to $917,000 for the Six Months Fiscal 2009 from $1,490,000 for the Six Months Fiscal 2008, reflecting the discontinuation of depreciation on held for sale assets as well as a lower level of depreciable assets in the current period.

Other Income (Expense)

Interest expense increased $555,000 to $1,398,000 for the Six Months Fiscal 2009 as compared to $843,000 for the Six Months Fiscal 2008, primarily as the result of interest expense associated with the Benaroya Note (see Note 5 of the Notes to the Condensed Consolidated Financial Statements).

Income Taxes

Income taxes increased $2,000 from $0 for the Six Months Fiscal 2008 to $2,000 for the Six Months Fiscal 2009, reflecting a franchise state tax paid in the Six Months Fiscal 2009.

Net Loss

As a result of the factors described above, we had a loss of $2,369,000 for the Six Months Fiscal 2009 as compared to the net loss of $5,476,000 for the Six Months Fiscal 2008, an improvement of $3,107,000 or 56.7%.

Discontinued Operations

Net sales of the wholesale business, which was included in discontinued operations, increased $4,460,000 or 35.4% to $17,064,000 for the Six Months Fiscal 2009, as compared to $12,604,000 for the Six Months Fiscal 2008. The increase reflects a $2,666,000 sales increase in the office coffee service channel (reflecting the addition of new customers and increased sales of our K-Cup products) and a $1,624,000 increase in our core grocery channel, partially offset by lower sales of our Bellaccino bottled beverages.

Wholesale cost of goods sold increased from 69.6% of wholesale sales in the Six Months Fiscal 2008 to 70.1% in the Six Months Fiscal 2008 reflecting an increase in K-Cup sales which generally have higher cost of goods sold than products sold in our other channels. Other operating expenses decreased $50,000 or 2.4% to $2,040,000 for the Six Months Fiscal 2009, as compared to $2,090,000 for the Six Months Fiscal 2008.

Income from discontinued operations increased $1,158,000 or 87.9% to $2,475,000 for the Six Months Fiscal 2009, as compared to $1,317,000 for the Six Months Fiscal 2008. This increase is primarily related to our ability to reduce our labor and operating expenses while increasing our net sales by 35.4%.

Fiscal 2008 Compared To Fiscal 2007

Net Sales

Total net sales decreased $36,000 to $40,945,000 for Fiscal 2008, as compared to $40,981,000 for Fiscal 2007. Sales of products increased $3,760,000 or 9.6% to $43,100,000 for Fiscal 2008, as compared to $39,340,000 for Fiscal 2007. Licenses, royalties and fees increased $33,000 or 16.4% to $234,000 as compared to $201,000 for Fiscal 2007.

The divisional increase in net sales was comprised as follows:

Total company Fiscal 2008 compared to Fiscal 2007 (dollars in thousands)	Increase (Decrease) in Net Sales
Retail	$3,563
Specialty	(3,599)

Total company	$(36)

The retail sales increase represented a 9.1% increase compared to Fiscal 2007. For Fiscal 2008 comparable retail store sales grew 5.0%. The factors comprising the retail sales increase are summarized as follows:

Retail division Components of net sales increase Fiscal 2008 compared to Fiscal 2007 (dollars in thousands)	Increase (Decrease) in Net Sales
Comparable stores sales increase	$1,824
Sales increase from new stores	2,820
Sales decrease from stores closed during Fiscal 2007 and Fiscal 2008	(1,081)

Total retail division	$3,563

Net sales for the specialty division decreased by $3,599,000 to $(1,952,000) for Fiscal 2008 as compared to Fiscal 2007, reflecting the ($3,469,000) net effect from the reversal of previously recognized deferred revenue in relation to the repossession of the licensing right with our UCC settlement in the fourth quarter of Fiscal 2008 as described in Note 12 of the Notes to the Consolidated Financial Statements.

Cost of Goods Sold and Operating Expenses

Cost of goods sold and related occupancy costs increased $1,724,000, or 8.8%, to $21,234,000 for Fiscal 2008 as compared to Fiscal 2007. Retail cost of goods sold increased from 36.3% in Fiscal 2007 to 36.6% in Fiscal 2008, reflecting increased costs for products sold and product mix. Retail occupancy cost of goods sold decreased from 13.3% in Fiscal 2007 to 12.4% in Fiscal 2008, reflecting the closing of stores with higher occupancy costs in Fiscal 2008 and opening of stores with lower relative occupancy costs.

Store operating expenses increased $1,563,000, or 8.7%, to $19,474,000 in Fiscal 2008 from $17,911,000 in Fiscal 2007 as the result of general cost increases and the costs associated with programs to improve retail store service levels, including increases in store staffing and staff compensation. As a percentage of retail sales, store operating expenses decreased to 45.4% for Fiscal 2008 compared to 45.5% for Fiscal 2007.

Other operating expenses (expenses associated with all operations other than company-operated retail stores) increased $201,000 or 14.9% to $1,552,000 during Fiscal 2008 from $1,351,000 in Fiscal 2007. The increase reflects $69,000 of additional costs associated with the opening and development of U.S. franchised stores.

Marketing, general and administrative costs decreased $639,000 or 6.6%, to $9,002,000 during Fiscal 2008 from $9,641,000 in Fiscal 2007. This decrease was primarily due to a $107,000 reduction in stock option expense as well as a $139,000 decrease in marketing costs in Fiscal 2008.

Depreciation and amortization expense decreased $450,000, or 17.1%, to $2,186,000 for Fiscal 2008 from $2,636,000 for Fiscal 2007, reflecting a lower level of depreciable assets in the current period.

We recognized $1,433,000 of costs relating to our proposed and terminated underwritten stock offering for Fiscal 2008. We incurred no such expenses in the corresponding period of Fiscal 2007.

Other Income (Expense)

Interest expense increased $1,793,000 or 522.7% to $2,136,000 for Fiscal 2008 as compared to $343,000 for Fiscal 2007, primarily as the result of interest expense associated with the Benaroya Note (see Note 11 of the Notes to the Consolidated Financial Statements). Loan Guaranty expense increased to $222,000 for Fiscal 2008 as compared to no such expenses in Fiscal 2007, reflecting the fees paid to a guarantor of the Benaroya Note.

Income Taxes

Income taxes decreased $15,000 from $17,000 for Fiscal 2007 to $2,000 for Fiscal 2008, reflecting a reduction in payments to local and state authorities.

At March 30, 2008, we had federal and state net operating loss carryforwards of approximately $52.0 million and $15.8 million, respectively. The federal net operating loss carryfowards expire between 2021 and 2028 and the state net operating losses expire between 2009 and 2028. Our net operating loss carryforwards are one of our deferred income tax assets; however, the ultimate realization of these deferred income tax assets is dependent upon generation of future taxable income. Due to the uncertainty of future taxable income, deferred tax assets resulting from these net operating losses have been fully reserved. In accordance with SFAS 109, Accounting for Income Taxes, we will assess the continuing need for a valuation allowance that results from uncertainty regarding our ability to realize the benefits of our deferred tax assets.

Discontinued Operations

Wholesale net sales, which was included in discontinued operations, increased $7,231,000, or 34.6%, to $28,132,000 for 2008 from $20,901,000 for Fiscal 2007. The increase reflects a $4,430,000 sales increase in the office coffee service channel (reflecting the addition of new customers and increased sales of our K-Cup products). This increase also reflects a $2,407,000 sales increase in the grocery channel and franchise customer channel (reflecting the additional sales of product to our franchisee locations).

Wholesale cost of goods sold increased from 69.6% of wholesale sales in Fiscal 2007 to 70.6 % in Fiscal 2008 due to a higher percentage of wholesale sales coming from K-Cups (which have a lower margin than most wholesale products) and higher product costs.

Income from discontinued operations increased $1,629,000 to $2,402,000 for Fiscal 2008, as compared to $773,000 for Fiscal 2007. This increase is primarily related to our ability to reduce our labor and operating expenses while increasing our net sales by 34.6%.

Net Loss

As a result of the factors described above, we had a net loss of $13,909,000 for Fiscal 2008 as compared to the net loss of $9,754,000 for Fiscal 2007, an increased net loss of $4,155,000 or 42.6%.

Fiscal 2007 Compared To Fiscal 2006

Net Sales

Sales of products from company-operated retail stores increased $1,140,000, to $39,334,000. Due to the effect of Fiscal 2006’s one-time accelerated recognition of $4,405,000 of deferred license revenues, net sales decreased $4,077,000, or 9.0%, to $40,981,000 as compared to net sales of $45,058,000 for Fiscal 2006.

The divisional increase in net sales was comprised as follows:

Total company Fiscal 2007 Compared To Fiscal 2006 (dollars in thousands)	Increase (Decrease) in Net Sales
Retail	$1,140
Specialty (including in Fiscal 2006 $4,405 from accelerated recognition of deferred revenues)	(5,217)

Total company	$(4,077)

The retail sales increase represented a 3.0% increase compared to Fiscal 2006. For Fiscal 2007 comparable retail store sales grew 3.9%. The factors comprising the retail sales increase are summarized as follows:

Retail division Components of net sales increase Fiscal 2007 Compared To Fiscal 2006 (dollars in thousands)	Increase (Decrease) in Net Sales
Comparable stores sales increase	$1,335
Sales increase from new stores	2,710
Sales decrease from stores closed during Fiscal 2007 and Fiscal 2006	(2,867)
Other	(38)

Total retail division	$1,140

Net sales for the specialty division decreased by $5,217,000 to $1,647,000 for Fiscal 2007 as compared to Fiscal 2006, primarily due to the one time accelerated recognition of $4,405,000 of deferred revenues in the prior year period and the cessation of license fees from TCJ, both as a result of the Japan Rights Sale.

Cost of Goods Sold and Operating Expenses

Cost of goods sold and related occupancy costs increased $816,000, or 4.4%, to $19,515,000 for Fiscal 2007 as compared to Fiscal 2006. Retail cost of goods sold increased from 35.2% in Fiscal 2006 to 36.3% in Fiscal 2006, reflecting increased product costs, product mix, and discounts reflected in sales for the stored value card loyalty programs introduced in Fiscal 2007. Retail occupancy cost of goods sold decreased from 13.7% in Fiscal 2006 to 13.3% in Fiscal 2007, reflecting the closing of stores with higher occupancy costs, opening of stores with lower relative occupancy costs, and increases in average unit volumes.

Store operating expenses increased $816,000, or 4.8%, to $17,911,000 in Fiscal 2007 from $17,095,000 in Fiscal 2006 as the result of general cost increases, start-up costs at new stores, and the costs associated with programs to improve retail store service levels, including increases in store staffing and new training programs. As a percentage of retail sales, store operating expenses increased to 45.5% for Fiscal 2007 compared to 44.8% for Fiscal 2006.

Other operating expenses (expenses associated with all operations other than company-operated retail stores) increased $800,000 to $1,351,000 during Fiscal 2007 from $551,000 in Fiscal 2006. The increase reflects $799,000 of legal fees and costs related to the UCC litigation, as well as $64,000 additional costs associated with the opening and development of new U.S. franchised stores.

Marketing, general and administrative costs increased $2,286,000 or 31.1%, to $9,641,000 during Fiscal 2007 from $7,355,000 in Fiscal 2006. This increase was primarily due to costs associated with the business improvement initiatives described above, and included increased marketing and advertising costs of $1,168,000 and $378,000 for the expansion of retail training programs and support staff. Severance and related costs of $200,000 were incurred in Fiscal 2007, as compared to $68,000 of severance and related costs incurred in Fiscal 2006. Additionally, stock option expenses for Fiscal 2007 increased $248,000 as compared to the prior year period due to the effects of new stock option grants and the adoption of SFAS 123(R).

Depreciation and amortization expense decreased $203,000 to $2,636,000 for Fiscal 2007 from $2,839,000 for Fiscal 2006.

Other Income (Expense)

During Fiscal 2006, Tully’s recognized a gain of $17,392,000 on the Japan Rights, which did not recur in Fiscal 2007.

Interest expense decreased $184,000 or 34.9% to $343,000 for Fiscal 2007 as compared to $527,000 for Fiscal 2006, reflecting a lower average balance on our credit line and repayment of our convertible note.

Income Taxes

Income tax expense decreased by $322,000 to $17,000 for Fiscal 2007, as compared to $339,000 during Fiscal 2006 (which reflected the estimated income tax and Alternative Minimum Tax, or AMT, consequences from the Japan Rights Sale in Fiscal 2006).

At April 1, 2007, we had tax net operating loss carryforwards of approximately $37,000,000 that expire between 2013 and 2027. Our net operating loss carryforwards are one of our deferred income tax assets; however, the ultimate realization of these deferred income tax assets is dependent upon generation of future taxable income. Due to the uncertainty of future taxable income, deferred tax assets resulting from these net operating losses have been fully reserved. In accordance with SFAS 109, Accounting for Income Taxes, we will assess the continuing need for a valuation allowance that results from uncertainty regarding our ability to realize the benefits of our deferred tax assets.

Discontinued Operations

Wholesale net sales, which was included in discontinued operations, increased $7,714,000, or 58.5%, to $20,901,000 for Fiscal 2007 from $13,187,000 for Fiscal 2006. The increase reflects a $5,215,000 sales increase in the grocery channel (due primarily to growth in the number of grocery retailers selling Tully’s coffee, increased sales to current grocery retailers, and sales of our new Bellaccino bottled beverages) and sales of our new K-Cup products.

Wholesale cost of goods sold increased from 63.7% in Fiscal 2006 to 69.6% in Fiscal 2007 reflecting lower margins on newly introduced products (including Bellaccino and K-Cups) and higher product costs.

Income from discontinued operations increased $122,000 to $773,000 for Fiscal 2007, as compared to $651,000 for Fiscal 2007. This increase is primarily related to our ability to reduce our labor and operating expenses while increasing our net sales by 58.5%.

Net Income (Loss)

As a result of the factors described above, we had a loss of $9,754,000 for Fiscal 2007 as compared to the net income of $15,423,000 for Fiscal 2006.

The following table sets forth, for the periods indicated, selected statement of cash flows data:

	26 Weeks Ended		Fiscal Years Ended
	September 28, 2008	September 30, 2007	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in thousands)
STATEMENTS OF CASH FLOWS DATA
Cash provided by (used for):
Net loss	$(2,369)	$(5,476)	$(13,909)	$(9,754)	$15,423
Reversal of deferred license revenue	—	—	5,295	—	—
Adjustments for depreciation and other non-cash operating statement amounts	2,010	1,487	971	2,526	(19,321)

Net loss adjusted for non-cash operating statement amounts	(359)	(3,989)	(7,643)	(7,228)	(3,898)
Cash provided (used) for other changes in assets and liabilities	14	(665)	1,138	3,321	(3,183)

Net cash used in operating activities	(245)	(4,654)	(6,505)	(3,907)	(7,081)
Net proceeds from Japan Rights sale	—	—	—	—	17,392
Purchases of property and equipment	(393)	(756)	(2,309)	(1,763)	(2,307)
Other investing activities	242	(1)	6	(32)	(62)
Minority interest in joint venture	3,000	—	3,000	—	—
Net borrowings (repayments) of debt and capital leases	(302)	4,914	42	1,624	(4,004)
Repayment on UCC note payable	—	—	(2,000)	—	—
Proceeds from Benaroya credit facility	—	—	7,482	—	—
Cash in lieu of fractional stock on reverse split	—	—	(12)	—	—
Proceeds from warrant and stock option exercise	—	361	137	127	6

Net increase (decrease) in cash and cash equivalents	$2,302	$(136)	$(159)	$(3,951)	$3,944

Overall, our operating activities, investing activities, and financing activities provided $2,302,000 of cash during the Six Months Fiscal 2009 as compared to used $136,000 of cash used during the Six Months Fiscal 2008.

Cash used in operating activities for Six Months Fiscal 2009 was $245,000, a change of $4,409,000 compared to Six Months Fiscal 2008 when operating activities used cash of $4,654,000. The decrease in cash used in operating activities primarily relates to the $3,107,000 improvement in Net Loss for the Six Month Fiscal 2009. The primary use of cash during Six Months Fiscal 2009 was $845,000 to reduce accounts payable and $456,000 in trade receivable growth. In addition, as a result of the inventory reduction plan implemented in Six Months Fiscal 2009, inventories declined by $860,000 during the period of revenue growth.

Investing activities used cash of $151,000 in the Six Months Fiscal 2009 as compared to $757,000 in the Six Months Fiscal 2008, primarily as the result of decreased purchases of property and equipment related to new store openings.

Financing activities provided cash of $2,698,000 in the Six Months Fiscal 2009 and provided cash of $5,275,000 in the Six Months Fiscal 2008. During the Six Months Fiscal 2009, we received proceeds of $3,000,000 in relation to the capital contribution due from AFCM to the joint venture called Tully’s Coffee Asia Pacific Partner, LP formed in the fourth quarter of Fiscal Year 2008.

Contractual Commitments

We did not have any off-balance sheet arrangements as of September 28, 2008. The following table summarizes our principal financial commitments (other than ordinary trade obligations such as accounts payable and accrued liabilities) as of September 28, 2008:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Northrim facility(1)	$4,458	$4,458	$—	$—	$—
Benaroya credit facility(1)(3)	7,482	7,482	—	—	—
UCC Note Payable(3)	4,000	1,000	3,000	—	—
Capital leases	2	2	—	—	—
Store operating leases	11,619	2,223	6,178	2,136	1,082
Green coffee purchases(2)	4,863	4,863	—	—	—

	$32,424	$20,028	$9,178	$2,136	$1,082

(1)	The Benaroya credit facility expired in August 2008, but may become due sooner in some circumstances. On September 11, 2008, Tully’s and Benaroya Capital entered into a forbearance agreement pursuant to which Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. The forbearance agreement may be terminated by Benaroya Capital at any time. The Northrim facility will expire in March 2009, but may become due sooner in some circumstances. We are required under the Asset Purchase Agreement to use the net proceeds from the Asset Sale to repay in full and terminate agreements relating to our outstanding indebtedness, and repay in full all trade payables, related to the wholesale business, totaling approximately $25.2 million, including our obligations to Benaroya Capital, Northrim, and UCC.

(2)	As of September 28, 2008, we had approximately $4,863,000 of coffee purchase contracts with fixed-price coffee purchase commitments. The remaining balance on these fixed-price contracts would be assumed by GMCR upon completion of the Asset Sale.

(3)	Excludes discount.

Capital Resources

As of September 28, 2008 we had cash and cash equivalents of $3,573,000. Because we principally operate as a “cash retail business,” we generally do not require a significant net investment in working capital and historically have operated with current liabilities in excess of our current assets. Further, we have placed increased emphasis on management of our investment in inventory and accounts receivable. We continue to satisfy typical operating needs such as salaries, wages, rents, and utilities through cash flows from ongoing operations, while deferring payment of certain accounts payable, including professional fees and other expenses relating to our public stock offering that was withdrawn in August 2007. We expect to satisfy the deferred cash outlays with funds generated from the Asset Sale. Operating with minimal or deficit working capital has reduced the our historical requirements for capital, and provides us with limited immediately available resources to deal with our short-term needs and unanticipated business developments, and increases our dependence upon additional financing activities. Exclusive of the borrowings, aggregating $11,940,000 as of September 28, 2008, under our Northrim credit line and the Benaroya credit facility, both of which are also classified as current liabilities at September 28, 2008 (see Note 5), we had current liabilities of $16,805,000 as compared to current assets of $10,515,000 at September 28, 2008 excluding assets held for sale of $5,565,000.

We expect to incur contractual costs associated with the Asset Sale. These costs are subject to, and potentially contingent upon, the various conditions of the Asset Purchase Agreement and successful completion of the Asset Sale. If the Asset Sale is not approved by our shareholders, or is approved but the Asset Sale is not completed, then certain of these potential costs may not be incurred, although we may be obligated, under some circumstances, to pay Green Mountain a termination fee of $1,600,000. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the Asset Sale, incurred subsequent to the signing of the Asset Purchase Agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

Our $10,000,000 credit facility with Benaroya Capital, was due on August 31, 2008. On September 11, 2008, the Company and Benaroya Capital entered into a forbearance agreement. Under the forbearance agreement, which may be terminated by Benaroya Capital at any time, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. Our credit facility with Northrim ($4,458,000 in principal amount outstanding at September 28, 2008) is generally subject to annual renewals and matures on March 31, 2009.

Other cash requirements for the next twelve months, in addition to normal operating expenses and the commitments described in the condensed consolidated financial statements and notes, are expected to consist primarily of capital expenditures related to the maintenance of company-operated stores. Some of these capital expenditures may be accomplished through operating or capital leases.

If the Asset Sale were not completed, substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain additional financing to sustain our operations and business and obtain new funding to pay our current liabilities. If the Asset Sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion. Also, we would be required to begin depreciation on those assets previously categorized as Held for Sale as well as book an adjustment to catch-up the expense for the time depreciation was suspended.

Even if the Asset Sale is completed, changes in our operating plans, lower than anticipated sales, increased expenses, or other events, may require us to seek additional debt, equity financing, or a sale of assets on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could impact negatively our financial condition and results of operations.

Further, we could be required to substantially reduce operating, marketing, general and administrative costs related to our continuing operations, or reduce or discontinue our investments in store improvements, new customers and new products. If these actions were not sufficient, we could be required to sell stores or other assets and could be unable to take advantage of business opportunities or respond to competitive pressures. The sale of stores or other income-producing assets could adversely affect our future operating results and cash flows.

In their report dated September 16, 2008, our registered public accounting firm stated that our financial statements for the fiscal year ended March 30, 2008 were prepared assuming we would continue as a going concern; however our recurring losses and accumulated deficit raise substantial doubts about our ability to continue as a going concern. Our ability to continue as a going concern is in doubt as a result of a maturing short-term credit facilities, recurring losses from operations, and accumulated deficit, and is subject to our ability to obtain additional equity or credit financing, which may or may not be available, or to consummate a strategic transaction, such as the Asset Sale.

Effect of the Asset Sale and Outlook

As noted, we have classified the assets and liabilities of our wholesale business as “held for sale” in our consolidated balance sheets and the results of operations for the wholesale business is reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144. During the six months ended September 28, 2008, our income from discontinued operations was $2,475,000. Although we will not receive the operating cash flows from the wholesale business after closing of the Asset Sale, the proposed transaction will result in significantly improved liquidity and capital resources for us.

We are required under the Asset Purchase Agreement to use the net proceeds from the Asset Sale to repay in full and terminate existing agreements relating to our outstanding indebtedness, and repay in full all trade payables, related to the wholesale business, totaling approximately $25.2 million, including our obligations to Benaroya Capital, Northrim, and UCC. We intend to use the remaining proceeds to satisfy our current liabilities, fund operation of our domestic retail and specialty businesses, and to make a cash distribution to our shareholders, subject to availability of funds and restrictions under applicable law.

In Fiscal 2009 we expect to focus on expanding our specialty business, which is relatively less capital intensive than our retail business, while maintaining a limited rate of growth in our retail operations as we continue our efforts to improve our operating results.

Cash requirements for the remaining retail business, other than normal operating expenses and the commitments described below and elsewhere in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto, are expected to consist primarily of capital expenditures related to the remodeling of retail stores, equipment and accounts receivable related to new specialty division customers.

We expect that the continuing benefits from the Fiscal 2008 improvement initiatives and the implementation of similar initiatives will result in the continued improved operating results in Fiscal 2009. We believe that cash proceeds from the Asset Sale, together with the operating cashflows, financing cashflows, and investing cashflows projected in Fiscal 2009, will be sufficient for the Company to fund ongoing operations through Fiscal 2009.

If we were to seek a higher growth rate than reflected in our current business plan, we believe that additional sources of funding would be required to fund increased capital investment. Further, if our actual results should differ unfavorably from our Fiscal 2009 projections, it could become necessary for us to seek additional capital. We expect that additional sources of funding will be required in subsequent periods to fund capital expenditures required for growth of our retail business. Such additional sources of funding are expected to include debt or equity financings.

If the pricing or terms for any new financing do not meet our expectations, we may be required to choose between completion of the financing on such unfavorable terms or not completing the financing. If other sources of capital are unavailable, or are available only on a limited basis or under unacceptable terms, then we could be required to reduce operating, marketing, general and administrative costs related to our continuing operations, or reduce or discontinue our investments in store improvements, new customers and new products. In addition, we could be required to sell individual or groups of stores or other assets (such as license territories) and could be unable to take advantage of business opportunities or respond to competitive pressures. Store sales would involve the assignment or sub-lease of the store location (which may require the lessor’s consent) and the sale of the store equipment, leasehold improvements and related assets. The proceeds received from the sale of stores or other assets might not be sufficient to satisfy our capital needs, and the sale of better-performing stores or other income-producing assets could adversely affect our future operating results and cash flows.

Consistent with our past disclosure and in light of the proposed Asset Sale, we will continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to enhance the value of the Company to our shareholders.

Seasonality

Our business is subject to moderate seasonal fluctuations. Greater portions of Tully’s net sales are generally realized during the third quarter of Tully’s fiscal year, which includes the December holiday season. Seasonal patterns are generally applicable to each of our operating divisions. In addition, quarterly results are affected by the timing of the opening of new stores (by Tully’s and our franchisees) or the closure of stores not meeting our expectations. Because of these factors, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Financial Statements

Our audited consolidated balance sheets as of March 30, 2008, and April 1, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the periods ended March 30, 2008, April 1, 2007, and April 2, 2006, and our condensed consolidated financial statements as of and for the twenty-six week period ended September 28, 2008, and the twenty-six week period ended September  30, 2007, are attached to this proxy statement at Exhibit D.

Quantitative and Qualitative Disclosures about Market Risk

The supply and price of coffee beans are subject to significant volatility and can be affected by multiple factors in producing countries, including weather, political and economic conditions. In addition, green coffee bean prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations that have historically attempted to influence commodity prices of green coffee beans through agreements establishing export quotas or restricting coffee bean supplies worldwide. In order to limit the cost exposure of the main commodity used in our business, we enter into fixed-price purchase commitments. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. As of September 28, 2008, we had approximately $4,863,000 in fixed price purchase commitments. Since September 28, 2008, we have entered into additional coffee purchase contracts. We estimate that a ten percent increase in coffee bean pricing could reduce operating income by $1,500,000 to $1,600,000 annually if we were unable to adjust our retail prices.

We currently have no foreign currency exchange rate exposure related to our purchasing of coffee beans because all transactions are denominated in U.S. dollars.

Our Independent Registered Accountants

The firm of independent registered accountants appointed by our audit committee for the fiscal year ending March 29, 2009 is Moss Adams LLP. We expect that representatives of Moss Adams LLP will be present at the special meeting, will be given an opportunity to make a statement at such meeting if they desire to do so, and will be available to respond to appropriate questions.

BENEFICIAL OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table shows information regarding the beneficial ownership of shares of our common stock, Series A preferred stock and Series B preferred stock as of September 28, 2008 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of our common stock, Series A preferred stock or Series B preferred stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby, and such shareholder’s address is c/o Tully’s Coffee Corporation, 3100 Airport Way S., Seattle, WA 98134.

	Common Stock			Series A Preferred Stock		Series B Preferred Stock
Directors and Named Executive Officers	Beneficial Ownership(1)		Percent Of Total	Beneficial Ownership(1)	Percent Of Total	Beneficial Ownership(1)	Percent Of Total
Tom T. O’Keefe	677,807	(2)	20.2%	—	—	—	—
Kristopher S. Galvin	48,541	(3)	1.5%	—	—	—	—
Lawrence L. Hood	34,421	(4)	1.0%	10,000	*	40,000	*
John K. Buller	26,821	(5)	*	—	—	—	—
Ronald P. Gai	15,458	(6)	*	—	—	—	—
Gregory A. Hubert	7,516	(7)	*	—	—	—	—
Mark E. DaCosta	7,500	(8)	*	—	—	—	—
John M. Fluke	6,931	(9)	*	15,000	*	—	—
Andrew M. Wynne	2,083	(10)	—	—	—	—	—
Carl W. Pennington, Sr.	—		—	—	—	—	—
John J. Rader	—		—	—	—	—	—
Current executive officers and directors as a group (9 persons)(11)	823,622		24.8%	40,000	*	40,000	*
Beneficial Owners
Estate of Keith McCaw	282,984	(12)	5.1%	2,000,000	15.5%	—	—

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally requires that the shareholder have voting or investment power with respect to the securities in question. Shares of common stock issuable upon exercise of options and warrants that are exercisable within 60 days of September 28, 2008, are deemed to be beneficially owned by the holder of such securities but are not outstanding for the purpose of computing the percentage ownership of any other shareholder. As of September 28, 2008, we had 3,255,024 shares of common stock, 12,918,374 shares of Series A preferred stock, and 3,603,349 shares of Series B preferred stock issued and outstanding.

(2)	Includes 546,091 shares of common stock owned by TTOK, LLC, a limited liability company owned by Mr. O’Keefe and his wife (Mr. O’Keefe contributed his personal shareholdings to TTOK, LLC, in October 2005). Also includes 17,813 shares of common stock held by the O’Keefe Children’s Trust, 9,356 shares of common stock held by the Tully’s Foundation, and 104,547 shares of common stock issuable upon exercise of options and warrants.

(3)	Includes 36,042 shares of common stock issuable upon exercise of options. Mr. Galvin resigned as our executive vice president and chief financial officer effective on January 25, 2008.

(4)	Includes 21,641 shares of common stock issuable upon exercise of options and warrants. Also includes 163 shares of common stock issuable upon the conversion of 10,000 Series A preferred stock.

(5)	Includes 26,821 shares of common stock issuable upon exercise of options. Mr. Buller resigned as our president effective on February 8, 2008.

(6)	Includes 13,958 shares of common stock issuable upon exercise of options.

(7)	Includes 2,887 shares of common stock issuable upon exercise of options.

(8)	Includes 7,500 shares of common stock issuable upon exercise of options.

(9)	Includes 4,187 shares of common stock issuable upon exercise of options and warrants and 244 shares of common stock issuable upon conversion of 15,000 shares of Series A preferred stock.

(10)	Includes 2,083 shares of common stock issuable upon exercise of options.

(11)	Total includes all current executive officers and all directors. Mssrs. Galvin and Buller are not included in the total.

(12)	Includes 125,068 shares of common stock issuable upon exercise of options and warrants and 32,500 shares of common stock issuable upon conversion of 2,000,000 shares of Series A preferred stock.

Market for Common Stock

Currently there is no market for Tully’s common stock. As of September 28, 2008, there were approximately 5,000 holders of record of Tully’s common stock.

Dividend Policy

We have not paid dividends on our common stock since our inception. Dividends on common stock are within the sole discretion of the board of directors and are payable from profits or capital legally available for that purpose. Historically, our policy has been to retain any future earnings to finance the operations and growth of our business. Except as otherwise described in this proxy statement, we do not anticipate paying any dividends on our common or preferred stock in the foreseeable future.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this proxy statement that Green Mountain files with the SEC. This means that we can disclose important information about Green Mountain to you by referring to documents filed with the SEC. The information incorporated by reference is considered a part of this proxy statement, and any later information that Green Mountain files with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below, and any additional documents filed by Green Mountain with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting of shareholders. The documents we incorporate by reference are:

•	Green Mountain’s annual report on Form 10-K for the fiscal year ended September 29, 2007; and

•	All other reports filed by Green Mountain pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 19934, as amended, since September 29, 2007.

You may inspect and copy these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Documents incorporated by reference also are available without charge, excluding all exhibits (unless such exhibits have been specifically incorporated by reference in this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: Investor Relations

Phone Number:

In order to ensure timely delivery of the documents, any requests should be made by             , 2008.

WHERE YOU CAN FIND MORE INFORMATION

Tully’s files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

If you have additional questions about the special meeting or the proposals that you will be asked to consider at the special meeting, you should contact:

TULLY’S COFFEE CORPORATION

3100 Airport Way South

Seattle, WA 98134

Attention: Investor Relations

Phone Number: (206) 223-2070

Exhibit A

ASSET PURCHASE AGREEMENT

By

and

Among

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Buyer)

and

TULLY’S COFFEE CORPORATION

(Seller)

TULLY’S BELLACCINO, LLC

Dated as of September 15, 2008

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		A-1

2.	ACQUISITION OF ASSETS BY BUYER		A-8

	2.1.	Purchase and Sale of Assets	A-8

	2.2.	Excluded Assets	A-9

	2.3.	Liabilities	A-10

	2.4.	Purchase Price	A-11

	2.5.	Allocation of Purchase Price	A-11

	2.6.	The Closing	A-11

	2.7.	Deliveries by Seller and Buyer	A-11

	2.8.	Adjustment to Purchase Price	A-12

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER		A-14

	3.1.	Organization and Qualification of the Seller	A-14

	3.2.	Authorization of Transaction	A-14

	3.3.	Governmental Authorization	A-14

	3.4.	Noncontravention	A-14

	3.5.	Brokers’ Fees	A-14

	3.6.	Purchased Assets	A-14

	3.7.	Legal and Other Compliance; Permits	A-15

	3.8.	Consents	A-15

	3.9.	Property; Liens; Completeness of Acquired Assets	A-15

	3.10.	Litigation	A-15

	3.11.	Intellectual Property	A-16

	3.12.	Environmental Matters	A-17

	3.13.	Affiliated Transactions	A-17

	3.14.	Absence of Certain Developments	A-17

	3.15.	Contracts	A-18

	3.16.	Employment	A-19

	3.17.	Certain Financial Information	A-20

	3.18.	Undisclosed Liabilities	A-21

	3.19.	Taxes	A-21

	3.20.	Notes and Accounts Receivable	A-21

	3.21.	Insurance	A-22

	3.22.	Suppliers	A-22

	3.23.	Subsidiaries	A-22

A-i

	3.24.	Information To Be Supplied	A-22

	3.25.	Voting Requirements; Approval; Board Approval	A-22

	3.26.	Product Warranty	A-22

	3.27.	Powers of Attorney	A-22

	3.28.	No Illegal Payments	A-22

	3.29.	Anti-Takeover	A-22

	3.30.	Solvency	A-23

	3.31.	Fair Market Value	A-23

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		A-23

	4.1.	Organization and Qualification of the Buyer(a)(b)(c)	A-23

	4.2.	Authorization of Transaction	A-23

	4.3.	Government Authorization	A-23

	4.4.	Noncontravention	A-23

	4.5.	Brokers’ Fees	A-23

	4.6.	Litigation	A-23

	4.7.	Financing	A-23

5.	COVENANTS		A-24

	5.1.	Filing and Mailing of the Proxy Statement	A-24

	5.2.	General	A-24

	5.3.	Notices and Consents	A-24

	5.4.	Operation of Business	A-24

	5.5.	Trade Payables and Receivables	A-25

	5.6.	Press Releases and Public Announcements	A-25

	5.7.	Future Assurances	A-25

	5.8.	Access to Books, Records, etc.	A-25

	5.9.	Confidentiality	A-26

	5.10.	Non-Assignable Assets	A-26

	5.11.	Tax Matters	A-27

	5.12.	Board Recommendation; Non Solicitation; Fiduciary Exceptions	A-27

	5.13.	Berner Inventory	A-30

6.	CONDITIONS TO OBLIGATION TO CLOSE		A-30

	6.1.	Conditions to Obligations of the Buyer	A-30

	6.2.	Conditions to Obligations of the Seller	A-32

7.	INDEMNIFICATION		A-33

	7.1.	Survival of Representations and Warranties	A-33

	7.2.	Indemnification	A-33

A-ii

	7.3.	Time Limitations	A-34

	7.4.	Monetary Limitations	A-34

	7.5.	Third Party Claims	A-34

	7.6.	Information	A-35

	7.7.	Remedies Cumulative; Sole Remedy; Order of Recovery	A-36

	7.8.	Purchase Price Adjustment	A-36

	7.9.	Tax Benefits	A-36

	7.10.	Insurance Recoveries	A-36

8.	TERMINATION AND ABANDONMENT		A-36

	8.1.	Basis For Termination	A-36

	8.2.	Effect of Termination	A-37

9.	MISCELLANEOUS		A-38

	9.1.	Entire Agreement	A-38

	9.2.	Succession and Assignment; No Third-Party Beneficiary	A-38

	9.3.	Counterparts	A-38

	9.4.	Headings	A-38

	9.5.	Notices	A-39

	9.6.	Mail	A-39

	9.7.	Governing Law	A-39

	9.8.	Amendments and Waivers	A-40

	9.9.	Severability	A-40

	9.10.	Expenses	A-40

	9.11.	Construction	A-40

	9.12.	Incorporation of Schedules and Exhibits	A-40

	9.13.	Jurisdiction	A-40

	9.14.	Venue	A-40

	9.15.	Service of Process	A-41

	9.16.	Specific Performance	A-41

	9.17.	Waiver of Jury Trial	A-41

A-iii

Exhibits

Exhibit A	-	Major Shareholders
Exhibit B	-	Bill of Sale
Exhibit C	-	Instrument of Assignment and Assumption
Exhibit D	-	Sublease Agreement
Exhibit E	-	Seller Covenant Not to Compete
Exhibit F	-	O’Keefe Covenant Not to Compete
Exhibit G	-	License Agreement
Exhibit H	-	Supply Agreement
Exhibit I	-	Escrow Agreement
Exhibit J	-	Transition Services
Exhibit K	-	Voting Agreement
Exhibit L	-	Recognition, Non-Disturbance and Attornment Agreement
Exhibit M	-	Wholesale Segment Balance Sheet

A-iv

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is dated as of September 15, 2008, by and among GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation (the “Buyer”) and TULLY’S COFFEE CORPORATION, a Washington corporation (the “Seller Parent”) and Tully’s Bellaccino, LLC, a Washington limited liability company and wholly-owned subsidiary of the Seller (the “Seller Subsidiary” and together with the Seller Parent, the “Seller”). The Buyer, the Seller and the Seller Subsidiary are collectively referred to herein as the “Parties.” Capitalized terms used in this Agreement are defined or otherwise referenced in Section 1.

Whereas, the Buyer desires to purchase and acquire the Acquired Assets from the Seller;

Whereas, subject to the terms and conditions contained in this Agreement, the Seller hereby shall sell and transfer and the Buyer hereby shall purchase the assets of the Wholesale Business in exchange for the cash Purchase Price described herein, of which a portion will be used to discharge Liens and other liabilities associated with such assets at or prior to the Closing;

Whereas, the Buyer and the Seller intend to enter into the License Agreement, the Supply Agreement, the Covenant Not to Compete, and the Escrow Agreement;

Whereas, simultaneously with the execution of this Agreement, and as an inducement to Buyer to enter into this Agreement, the Major Shareholders will have entered into Voting Agreements.

Whereas, the Buyer intends to offer employment to certain of the employees of the Wholesale Business; and

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“Acceptance Date” has the meaning set forth in Section 5.12(c).

“Accounting Principles” means GAAP applied on a basis consistent with the basis on which GAAP was applied in the preparation of the Wholesale Segment Balance Sheet.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition Proposal” has the meaning set forth in Section 5.12(b).

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Adverse Recommendation Change” has the meaning set forth in Section 5.12(d).

“Affiliate” means, as to any specified Person at any time, each Person who is directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time.

“Agreement” has the meaning set forth in the preamble.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Berner” has the meaning set forth in Section 6.1(t).

“Berner Inventory” has the meaning set forth in Section 6.1(t).

“Bill of Sale” has the meaning set forth in Section 2.7(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Waterbury, Vermont are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Person” has the meaning set forth in Section 7.2(a).

“Cap” has the meaning set forth in Section 7.4(a).

“CERCLA” means the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Documents” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coffee Business” means, the business of roasting, packaging, brewing, selling, distributing or otherwise providing whole bean and ground coffees, hot or cold coffee beverages or related products including brewers in North America.

“Confidential Information” has the meaning set forth in Section 5.9(a).

“Contemplated Transactions” means the transactions as contemplated by this Agreement and the other Transaction Documents.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, purchase order, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, or other document or instrument, including without limitation any document or written instrument evidencing or otherwise relating to any Debt or Guarantee, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

“Creditors” means Benaroya Capital Company, LLC, Northrim Funding Services, a division of Northrim Bank, and Ueshima Coffee Corporation, Ltd.

“Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments or upon which interest charges are customarily paid, (iii) for deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business of such Person, (iv) under conditional sale or other title retention agreements relating to property purchased by such Person and all capitalized lease obligations, (v) arising out of obligations of a third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), or (vi) any prepayment or similar penalties for any of the foregoing.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Disputes Auditor” means Deloitte & Touche LLP or, if Deloitte & Touche LLP declines engagement under Section 2.8 or is unable to act at the time it would otherwise be engaged thereunder, any other nationally recognized, independent public accounting firm mutually agreed upon by Seller and Buyer.

“Effective Date” means the date of this Agreement.

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any other bonus, profit sharing, compensation, pension, retirement, savings, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, and/or other material plan, agreement, policy, trust fund or arrangement (in each case, whether written or unwritten, insured or self-insured).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equipment” has the meaning set forth in Section 2.1(a).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” of any entity (the “first entity”) means any other entity which, together with such first entity, is or at any relevant time would be treated as a single employer under Section 414 of the Code.

“Escrow Agreement” has the meaning set forth in Section 2.7(g).

“Estimated Asset Adjustment” means, without duplication, the amount, if any, by which (x) Wholesale Assets are less than Four Million Dollars ($4,000,000) or (y) Inventories are less than One Million Eight Hundred Thousand Dollars ($1,800,000).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any United States federal, state or local government or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt or other obligation of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, or (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hazardous Substance” has the meaning set forth in Section 3.12

“Inventory” has the meaning set forth in Section 2.1(a).

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Instrument of Assignment and Assumption Agreement” has the meaning set forth in Section 2.6.

“Intellectual Property” means all forms of intellectual property, however, denominated, throughout the world, including without limitation: (a) patents and applications thereof; (b) unregistered and registered Trademarks and applications thereof; (c) registered copyrights and applications thereof, and any associated moral rights; (d) Internet domains; (e) designs, whether or not patented or registered; (f) rights of privacy and publicity; (g) confidential and proprietary information, including without limitation trade secrets (such as coffee blends and recipes), research and development, know-how, recipes, processes and techniques, technical data, specifications, customer and supplier lists (including the customer mailing lists used by the Seller in connection with the conduct of the Wholesale Business), pricing and cost information, and business and marketing plans and proposals; (h) all administrative and legal rights arising therefrom and relating thereto, including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests; and (i) and any Contractual Obligations granting rights related to the foregoing (A) subsisting in, covering, reading on, directly applicable to, used in the production of or existing in the technology used in the Wholesale Business or (B) that are owned, licensed or controlled in whole or in part by the Seller and relate to the Wholesale Business.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Lease” means the lease between Seller and Rainer Common LLC, a Washington limited liability company dated August 16, 1999, as amended from time to time, for certain space located at 3100 South Airport Way, Seattle, Washington.

“Leased Property” means the premises located at 3100 Airport Way South, in Seattle, Washington.

“Legal Requirement” means any United States federal, state, local, or foreign law, statute, judicial opinion, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any similar provision having the force and effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“License Agreement” has the meaning set forth in Section 2.7(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community or other marital property interest, equitable interest, license, option, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement or other encumbrance with respect to the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership in respect of such property or asset.

“Losses” means, collectively, any actions, Liabilities, governmental orders, encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim.

“Material Adverse Effect” means any change in or effect on the Acquired Assets or Assumed Liabilities that, when considered either singly or in the aggregate, has or would reasonably be expected to result in a material adverse effect on the business, financial condition, operations, results of operations (including under the Lease relating to the Leased Property) and prospects of the Wholesale Business, provided, however, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) any adverse change arising directly from the taking of any action required to comply with the terms of this Agreement; (ii) any change that results from changes affecting the industry in which Seller operates the Wholesale Business or in the United States economy generally (which changes in each case do not disproportionately affect the operation of the Wholesale Business in any material respect; and (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (which events in each case do not disproportionately affect the operation of the Wholesale Business in any material respect).

“Materials of Environmental Concern” means (i) any pollutants, contaminants, or hazardous substances (as such terms are defined under CERCLA), pesticides, (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), hazardous wastes (as such term is defined under the Resource Conservation and Recovery Act), other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material listed or subject to regulation under any law, statute, rule, regulation, permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings, including, without limitation, those substances defined or regulated as hazardous or toxic under Environmental Laws.

“Major Shareholders” means the shareholders listed on Exhibit A hereto.

“Net Accounts Receivable” means Receivables less the sum of (x) allowance for doubtful accounts, and (y) estimated bill backs to customers relating to the Receivables, all as shown on the Wholesale Balance Sheet. For the avoidance of doubt, Receivables shall not include any accounts receivable subject to the Northrim Facility.

“Net Equipment” means Equipment, less any depreciation related thereto.

“Noncompete Payment” shall be the amount set forth in the Seller Covenant Not to Compete.

“North America” means the United States of America, Canada, Mexico and the Islands of the Caribbean.

“Northrim Facility” the capital funding facility available to the Seller pursuant to the Contract of Sale and Security Agreement dated August 1, 2008, as amended from time to time, between the Seller and Northrim Funding Services, a division of Northrim Bank.

“O’Keefe Covenant Not to Compete” has the meaning set forth in Section 2.7(d).

“Outside Date” has the meaning set forth in Section 8.1(b)(iii).

“Parties” has the meaning set forth in the preamble above.

“Party” means any of the Parties individually.

“Permitted Liens” has the meaning set forth in Section 3.6.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint stock or venture, an unincorporated organization, a Governmental Authority, an estate or other entity or organization.

“Post-Closing Date Tax Period” means (a) all Tax periods beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Date Tax Period” means (a) all Tax periods ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on Closing Date.

“Prepaid Expenses” means prepaid expenses as shown on the Wholesale Segment Balance Sheet.

“Proxy Statement” has the meaning set forth in Section 5.1.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchase Price Adjustment” has the meaning set forth in Section 2.8.

“Recognition, Non-Disturbance and Attornment Agreement” has the meaning set forth in 2.7(j).

“Records” has the meaning set forth in Section 2.1(f).

“Related Person” means, with respect to a particular individual:

(a) each other member of such individual’s Family (as defined below);

(b) any Person that is directly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); or

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, manager, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that holds a Material Interest in such specified Person (as defined below);

(b) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(c) any Person in which such specified Person holds a Material Interest (as defined below);

(d) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); or

(e) any Related Person of any individual described in clause (a) or (b).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the first degree of consanguinity, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Seller” has the meaning set forth in the preamble.

“Seller Consents” has the meaning set forth in Section 3.8.

“Seller Covenant Not to Compete” has the meaning set forth in Section 2.7(d).

“Seller Indemnified Person” has the meaning set forth in Section 7.2(b).

“Seller’s Knowledge” means the actual knowledge of Tom T. O’Keefe, Carl Pennington, Andrew Wynne, Mark Dacosta, Ron Gai, Andrew Mun, John Radar or Dan Johnson after reasonable inquiry.

“Seller Plan” means an Employee Plan that the Seller or any ERISA Affiliate of the Seller sponsors or maintains, or to which Seller or any ERISA Affiliate of the Seller contributes or is obligated to contribute, or under which the Seller or any ERISA Affiliate of the Seller has or may have any liability, directly or indirectly, or that benefits any current or former employee, director, officer, consultant or independent contractor of the Seller or any ERISA Affiliate of the Seller or the beneficiaries or dependents of any such person, in each case that relates in whole or in part to the Wholesale Business.

“Shareholder Approval” has the meaning set forth in Section 5.1.

“Straddle Period” means a Tax period that begins on or prior to the Closing Date and ends after the Closing Date.

“Sublease Agreement” means the meaning set forth in Section 2.7(i).

“Superior Proposal” has the meaning set forth in Section 5.12(c).

“Supply Agreement” has the meaning set forth in Section 2.7(c).

“Tax” or “Taxes” means (a) any United States federal, state, or local or any foreign income, gross receipts, license, payroll, service, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, ad valorem, license, transfer, registration, recording, value added, alternative or add-on minimum, estimated, escheat obligations or other tax or governmental charge, including any interest, penalty, or addition with respect thereto, whether disputed or not, or with respect to any information reporting requirements imposed by any Governmental Authority whether arising before, on or after the Closing Date, (b) any liability for or in respect of the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined, or unitary, or other group for any period, and (c) any liability for or in respect of the payment of any amount described in clause (a) or (b) of this definition.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Threshold” has the meaning set forth in Section 7.4.

“Trademarks” means any trademarks, service marks, trade dress, logos and other brand or source identifiers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Transaction Documents” means this Agreement and each Closing Document.

“Transaction Expenses” means all out-of-pocket fees and expenses incurred by a party in connection with the Contemplated Transactions including the fees and expenses of attorneys’, accountants, agents, brokers and any other advisors and any payments made to Affiliates of such party.

“Transfer Taxes” means all sales (including bulk sales), use, valued-added, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 2.7(f).

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Voting Agreements” has the meaning set forth in Section 2.7(h).

“Wholesale Assets” shall mean the sum of (i) Net Accounts Receivable, (ii) Inventory, (iii) Prepaid Expenses, and (iv) Net Equipment, each of the Wholesale Business as of 12:01 a.m. (Eastern Time) on the Closing Date, in each case to the extent such accounts reflect Acquired Assets, calculated in accordance with the Accounting Principles and the methodologies used in preparation of Wholesale Segment Balance Sheet attached hereto as Exhibit M.

“Wholesale Business” means the operations in North America through which Seller, under brand names owned or licensed to Seller, sources, manufactures, sells and distributes whole bean and ground coffees, bottled beverages and single serve K-Cup portion packs to customers including franchisees, office coffee services, food service channels, supermarkets, convenience stores, independent food stores, restaurants and institutional channels, including without limitation through the operation of the Equipment at the Leased Property. Notwithstanding any other provision of this Agreement, the Wholesale Business excludes (a) Seller’s operations with respect to the sale of whole bean and ground coffees and other beverages and food products to end user consumers at (i) licensed retail kiosks including but not limited to retail kiosks operating in grocery stores, colleges and universities and hotels, (ii) licensed retail stores including but not limited to retail stores operating on the premises of Boeing and other similar business customers, (iii) franchised retail stores, and (b) all of Seller’s operations outside of North America.

“Wholesale Segment Balance Sheet” has the meaning set forth in Section 3.17(d).

2.	ACQUISITION OF ASSETS BY BUYER.

2.1. Purchase and Sale of Assets. The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller at the Closing, subject to and upon the other terms and conditions contained herein, all of Seller’s right, title and interest in and to all of the assets, properties and rights of the Seller which are primarily used, to be used or maintained in connection with the current conduct of the Wholesale Business of whatever nature, kind and description, whether tangible or intangible

(including goodwill) wherever located (collectively, the “Acquired Assets”) free and clear of any Liens and Liabilities, other than Permitted Liens and Assumed Liabilities. The Acquired Assets shall include:

(a) all of the tangible personal property relating to the Wholesale Business including (i) all machinery, equipment, and tools utilized to conduct the Wholesale Business whether or not contained on the premises of the Leased Property, including all buildings and other structures, leasehold improvements and fixtures located on the Leased Property relating to the Wholesale Business (the “Equipment”) and (ii) inventories of finished goods, work-in-progress, goods in process, manufactured and purchased parts, supplies and raw materials, in each case owned or identified for use in the Wholesale Business, whether or not located on the Leased Property, or in transit inventory and supplies ordered by the Wholesale Business, but not yet received as of the Closing Date and packaging, marketing and other materials related thereto (the “Inventories”);

(b) all of Seller’s accounts and notes receivable, deferred charges, trade receivables and other rights to receive payments existing as of the Closing Date and arising out of the Wholesale Business other than such receivables subject to the Northrim Facility as of the Closing Date (the “Receivables”);

(c) all rights of the Seller under any wholesale customer and vendor agreements relating to the Wholesale Business, including without limitation the License and Distribution Agreement, as amended to date, by and between the Seller and Keurig, Incorporated (the “Assumed Contracts”);

(d) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against past, current and future infringements thereof and rights to protection therein, in each case relating to or used in the past or current conduct of the Wholesale Business, including without limitation all worldwide rights to the Tully’s and Bellaccino names and brands, subject to the rights of third parties set forth on Schedule 2.1(d);

(e) all licenses, permits, consents, certificates, franchises or other governmental authorizations relating to or used in or relating to the current conduct of the Wholesale Business, other than any such licenses, permits, consents, certificates, franchises or other governmental franchises which cannot be legally transferred, which non-transferable governmental authorizations are listed on Schedule 2.1(e);

(f) all books, records, files, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence, specifications, creative materials, advertising or promotional materials, marketing materials, personnel records, studies, reports, memoranda, equipment repair, maintenance or service records, or papers (collectively, “Records”), whether in hard copy, electronic or other format, primarily relating to or used in the current or past conduct of the Wholesale Business;

(g) all customer, distributor, supplier and mailing lists used or created by the Wholesale Business;

(h) all rights in and with respect to the insurance policies listed on Schedule 2.1(h);

(i) all goodwill associated with the Wholesale Business or the Acquired Assets, together with the right to represent to third parties that the Buyer is the successor to the Wholesale Business;

(j) all Acquired Assets listed on Schedule 2.1(j).

2.2. Excluded Assets. Notwithstanding any provision in the Transaction Documents to the contrary, the Buyer agrees that none of the following assets, properties, rights or interests of the Seller (the “Excluded Assets”) shall be Acquired Assets:

(a) the consideration delivered to the Seller by Buyer pursuant to the Transaction Documents;

(b) all rights of the Seller arising under the Transaction Documents;

(c) all rights in and with respect to insurance policies of the Seller, except for those insurance policies listed on Schedule 2.1(h)

(d) any governmental authorization listed in Schedule 2.1(e);

(e) any assets of any Employee Plan;

(f) refunds or claims for refunds of Taxes paid by the Seller;

(g) all Seller operated, license operated and franchise operated Tully’s Coffee branded retail stores or kiosks and the leases, licenses and franchise agreements with respect thereto, including footprint stores in special venues such as within the premises of manufacturing facilities, and kiosks and cafes located in grocery stores, hotels, hospitals, airports and university campuses (the “Retail Stores”) and all leased or owned properties relating to Retail Stores and personal property located at any Retail Stores;

(h) all tangible property located at any of the Retail Stores or the Leased Property, accounts receivable, notes receivable, prepaid expenses and other current assets of the Seller generated or held by the Seller on or prior to the Closing Date, that are not used in, or otherwise attributable to the Wholesale Business;

(i) any Cash owned by the Seller as of the Closing Date; and

(j) all of the Excluded Assets listed on Schedule 2.2(j).

2.3. Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Buyer is not assuming any Liability of the Seller of whatever nature, whether presently in existence or arising hereafter, other than (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Seller under the Assumed Contracts (other than those Liabilities that arose or accrued based on any act, event, or omission that occurred prior to the Closing Date, which shall in all cases be retained by the Seller irrespective of whether they are known at Closing or become known only after the Closing, or based on any breach or default of the Seller which occurred prior to the Closing Date);

(b) all Liabilities arising out of ownership or operation of the Wholesale Business or the Acquired Assets after the Closing Date;

(c) all of the Liabilities listed on the attached Schedule 2.3(c);

provided, that the Buyer shall in no event assume any Liabilities of the Seller arising from or in connection with (i) any Excluded Asset; (ii) any transactions between the Seller and any Affiliate of a Seller; (iii) matters not relating to the Wholesale Business or the Acquired Assets; (iv) any Debt or Guarantee of the Seller; (v) the Seller’s breach or default of any obligation or agreement; (v) the Seller’s expenses in connection with the Contemplated Transactions; (vi) insurance policies of the Seller, (vii) obligations under Assumed Contracts that arose or accrued based on any act, event, or omission that occurred prior to the Closing Date, which shall in all cases be retained by Seller irrespective of whether they are known at Closing or become known only after the Closing or based on any breach or default of the Seller that occurred prior to the Effective Date, (viii) claims, costs or other Liabilities under any Employee Plans, including without limitation relating to health or retirement benefits, (ix) any Liability for or on account of Taxes arising prior to the Closing Date (whether known or unknown), (x) any Liability of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller, or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity, (xi) any Liability of the Seller arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by such Seller or any of their respective directors, officers, employees or agents, (xii) any Liability of the Seller arising out of the Transaction Documents, (xiii) any Liability relating to or arising out of products manufactured or sold or services rendered by the Seller prior to the Closing Date, whether or not related to the Wholesale Business, (xiv) any Liability of the Seller for making payments or providing, funding, insuring or administering benefits of any kind to it or its ERISA Affiliates’ employees or former employees, directors or officers, including without limitation any bonus, severance payment, change of control payment, retention payment or other compensation, benefit or payment that is created, accrues, accelerates or becomes payable to any present or former director, shareholder, employee or independent contractor, pursuant to any Contractual Obligation on or before the Closing Date as a result of the execution, delivery or consummation of the Contemplated Transactions (without regard to when any such compensation, benefit or payment is due and payable) (xv) any Liability not arising out of the operation of the Wholesale Business, (xvi) any Liability relating to compliance with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN Act”) and any state laws concerning layoffs or the closing or relocation of worksites or the like, which arises on or before the Closing Date; or (xvii) any Liabilities of the Seller incurred (or resulting from any action occurring) prior to the Closing that is not otherwise an Assumed Liability. All Liabilities that are not expressly assumed (or are expressly excluded) hereunder shall be retained by and remain Liabilities of the Seller and satisfied by the Seller in accordance with their terms (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).

2.4. Purchase Price.

(a) In consideration for the Acquired Assets, the Buyer shall assume the Assumed Liabilities and pay the Seller at Closing aggregate cash consideration of Forty Million Dollars ($40,000,000) (the “Purchase Price”) minus the Estimated Asset Adjustment, if any (the “Net Purchase Price”) plus the Noncompete Payment, consisting of (i) Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Escrow Amount”) in cash payable by wire transfer to Bank of New York as escrow agent (“Escrow Agent”), to be held in escrow pursuant to the Escrow Agreement among the Parties and the Escrow Agent substantially in the form of Exhibit I hereto and (ii) the sum of the Net Purchase Price and the Noncompete Payment (less the Escrow Amount) in cash payable by wire transfer to the Seller in accordance with written instructions of the Seller given to the Buyer at least three business days prior to the Closing.

(b) No later than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Buyer a written statement (the “Estimated Asset Adjustment Statement”), calculated in accordance with the Wholesale Segment Balance Sheet, that is reasonably acceptable to the Buyer and sets forth the Sellers’ good faith calculation, as of 12:01 a.m. (Eastern Time) on the Closing Date of the Estimated Asset Adjustment. The Sellers will make available to the Buyer and its representatives as requested by the Buyer, all books, records and other documents used by the Sellers in preparing the Estimated Asset Adjustment Statement and personnel of the Sellers responsible for preparing or maintaining such books, records and documents. The Estimated Asset Adjustment Statement shall be prepared in good faith and in a manner consistent with the Accounting Principles and the methodologies used in preparation of the Wholesale Segment Balance Sheet; provided, however, for purposes of calculating the Estimated Asset Adjustment Statement, the Preliminary Closing Statement and the Final Closing Statement Net Accounts Receivable shall not equal an amount less than zero; provided further that in the event Net Accounts Receivable are deemed to equal zero, Seller shall be responsible for all estimated bill backs relating to all of Seller’s receivables relating to any date occurring during the period prior to the Closing.

2.5. Allocation of Purchase Price. Buyer and Seller shall agree upon an allocation of the Purchase Price among the Acquired Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder prior to the Closing Date.

2.6. The Closing. The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, MA, 02110, commencing at 10:00 a.m. Boston time not later than five (5) business days after the date upon which all of the conditions to Closing set forth in Section 6 of this Agreement have been satisfied or waived by the applicable parties or such other date as the Parties may mutually determine (the “Closing Date”).

2.7. Deliveries by Seller and Buyer.

At the Closing:

(a) The Seller shall deliver to the Buyer (i) a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”) and (ii) such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel have reasonably requested at the Closing. The Parties shall execute, acknowledge (if appropriate), and deliver the Instrument of Assignment and Assumption Agreement in the form attached hereto as Exhibit C and the Buyer will deliver the consideration specified in Section 2.4. Simultaneously with such delivery, and the Seller shall put Buyer in possession and operating control of the Acquired Assets, free and clear of all Liens and other encumbrances of any kind whatsoever.

(b) The Seller and the Buyer shall enter into a License Agreement in the form attached hereto as Exhibit G (the “License Agreement”).

(c) The Seller and Buyer shall enter into a Supply Agreement in the form attached hereto as Exhibit H (the “Supply Agreement”).

(d) The Seller shall enter into a Covenant Not to Compete with Buyer with respect to the Coffee Business in the form attached hereto as Exhibit E (the “Seller Covenant Not to Compete”).

(e) The Seller will have delivered to the Buyer the O’Keefe Covenant Not to Compete executed by Tom O’Keefe in the form attached hereto as Exhibit F (the “O’Keefe Covenant Not to Compete”).

(f) The Seller and the Buyer shall enter into a Transition Services Agreement in form and substance reasonably satisfactory to the Buyer and the Seller which will provide the Buyer with the services set forth on Exhibit J (the “Transition Services Agreement”).

(g) The Seller and the Buyer shall enter into the Escrow Agreement substantially in the form attached hereto as Exhibit I (the “Escrow Agreement”).

(h) The Seller and Buyer shall enter into the Sublease Agreement in the form attached hereto as Exhibit D (the “Sublease Agreement”) .

(i) The Seller shall have caused Rainier Commons, LLC, a Washington limited liability company to enter into the Recognition, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit L (the “Recognition, Non-Disturbance and Attornment Agreement”).

Each of the agreements and instruments referenced in clauses (a) through (i) shall be governed by and construed in accordance with the terms of this Agreement and, in the event that any provision of such agreements is construed to conflict with a provision in this Agreement, the provision in this Agreement shall be deemed to be controlling. As used in this Agreement, the term “Closing Documents” shall mean the documents described in clauses (a) through (j) and any other instruments of sale, transfer, conveyance, assignment, and assumption of liabilities executed and delivered by the Parties pursuant to this Section 2.7 or Section 5.7 (Future Assurances).

2.8. Adjustment to Purchase Price.

(a) Preparation of Preliminary Closing Statement.

(i)	As soon as reasonably practicable after the Closing Date but in any event within 120 days thereafter, Buyer shall prepare and deliver to Sellers a statement (the “Preliminary Closing Statement”) setting forth, as of 12:01 a.m. (Eastern Time) on the Closing Date, the Wholesale Assets.

(ii)	The Preliminary Closing Statement shall be prepared in accordance with the Accounting Principles and the methodologies used in preparation of the Wholesale Segment Balance Sheet; provided, however, for purposes of calculating the Preliminary Closing Statement, Net Accounts Receivable shall not equal an amount less than zero; provided further that in the event Net Accounts Receivable are deemed to equal zero, Seller shall be responsible for all bill backs relating to all of Seller’s receivables relating to any date occurring during the period prior to the Closing.

(iii)	Buyer will make available to Sellers and their representatives, including its independent certified public accountants, as requested by Sellers, all books, records and other documents pertaining to the Wholesale Business used by Buyer in preparing the Preliminary Closing Statement and personnel of Buyer responsible for preparing or maintaining such books, records and documents.

(b) Review of Preliminary Statements. The Preliminary Closing Statement shall be binding and conclusive upon, and deemed accepted by, Sellers unless Sellers shall have notified Buyer in writing within twenty (20) Business Days after receipt of the Preliminary Closing Statement of any objections thereto (the “Seller Dispute Notice”). The Seller Dispute Notice shall specify in reasonable detail the items of the

Preliminary Closing Statement which are being disputed, shall set forth a reasonably detailed summary of the reasons for such dispute and shall include Sellers’ calculation of the Wholesale Assets. Sellers shall be deemed to have agreed with all other items of the Preliminary Closing Statement delivered by Buyer pursuant to Section 2.8(a) except as specified in the Seller Dispute Notice.

(c) Disputes. At the request of Buyer or Sellers, any dispute between the Parties relating to the Preliminary Closing Statement that cannot be resolved by them within 30 days after Buyer’s receipt of the Seller Dispute Notice shall be referred to the Disputes Auditor for decision, and the decision of the Disputes Auditor shall be final and binding on both Parties. The Parties agree that they will require the Disputes Auditor to render its decision within 30 days after referral of the dispute to the Disputes Auditor for decision pursuant hereto. In making such decision, the Disputes Auditor shall consider only those items or amounts in the Preliminary Closing Statement as to which Sellers objected in the Seller Dispute Notice that remain in dispute between Buyer and Sellers. Before referring a matter to the Disputes Auditor, the Parties shall make a good faith attempt to agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If the Parties are unable to agree upon procedures before the end of ten (10) Business Days after Buyer’s receipt of the Seller Dispute Notice either Party may refer the dispute to the Disputes Auditor, and the Disputes Auditor shall render its decision as to such dispute in accordance with the terms of this Agreement, including, if the dispute relates to the Preliminary Closing Statement, the Accounting Principles. If the Parties are able to agree upon such procedures before the end of such ten (10) Business Day period, they shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The fees and expenses of the Disputes Auditor for, and relating to, the making of any such decision shall be borne by the Parties equally.

(d) Final Closing Statement. The Preliminary Closing Statement shall become final and binding on both Parties upon the earliest of (i) if no Seller Dispute Notice has been given, the expiration of the period within which Seller may notify Buyer of any objections to the Preliminary Closing Statement pursuant to Section 2.8(b), (ii) if the Seller Dispute Notice has been given, upon the agreement by Seller and Buyer that such Preliminary Closing Statement, together with any modifications thereto agreed to in writing by Seller and Buyer is final and binding, and (iii) if the Seller Dispute Notice has been given but there is no such agreement, the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating to such Preliminary Closing Statement referred to the Disputes Auditor pursuant to Section 2.8(c), giving effect to any items reflected in the Seller Dispute Notice as to which Buyer and Seller were able to reach agreement prior to such referral. The Preliminary Closing Statement, as adjusted, if applicable, pursuant to any agreement between the Parties or pursuant to the decision of the Disputes Auditor, when final and binding on both Parties, is herein referred to as the “Final Closing Statement.”

(e) Payment. The Net Purchase Price shall be decreased (A) by the amount, if any, by which the Wholesale Assets shown on the Estimated Assets Adjustment Statement exceed the Wholesale Assets shown on the Final Closing Statement, unless the Wholesale Assets shown on the Final Closing Statement are equal to at least Four Million Dollars ($4,000,000) or (B) by the amount, if any, by which Inventory shown on the Estimated Asset Adjustment Statement exceeds Inventory shown on the Closing Statement, unless Inventory shown on the Final Closing Statement is equal to at least One Million Eight Hundred Thousand Dollars ($1,800,000) each (a “Shortfall”). If the Net Purchase Price is required to be decreased in accordance with this Section 2.8(e), Seller shall promptly, but in any event within three (3) Business Days, pay the Shortfall to Buyer by wire transfer in immediately available funds to a bank account designed in writing by Buyer. To the extent an Estimated Asset Adjustment was made which, in accordance with the Final Closing Statement, was not required to be made (the “Excess”), Buyer shall promptly, but in any event within three (3) Business Days, pay the Excess of the Estimated Asset Adjustment to Sellers by wire transfer in immediately available funds to a bank account designated in writing by Sellers.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Buyer that the statements set forth in this Section 3 are true, correct and complete as of the date of this Agreement or such other date as may be referred to in any particular representation and warranty, except as set forth in the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”). The Disclosure Schedule has been arranged in sections and paragraphs corresponding to the sections and paragraphs contained in this Section 3.

3.1. Organization and Qualification of the Seller. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property leased or operated by it make such qualification necessary or appropriate.

3.2. Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and all other instruments, agreements and documents contemplated thereby and has taken all corporate and other actions or proceedings necessary to authorize the consummation of the Contemplated Transactions and the performance of its obligations hereunder and thereunder. Each of the Transaction Documents has been duly executed and delivered by Seller and is Enforceable against Seller.

3.3. Governmental Authorization. The execution, delivery and performance by the Seller of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Seller require no action (including any authorization, registration, qualification, consent or approval) by or in respect of, or filing with, any Governmental Authority.

3.4. Noncontravention. The execution, delivery and performance by the Seller of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Seller do not and will not (i) violate, conflict with or result in a default under of the organizational documents of the Seller, (ii) violate in any material respect any applicable Legal Requirement, (iii) conflict with, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any material benefit relating to the Wholesale Business or to any Acquired Asset to which the Seller is entitled under any provision of any Contractual Obligation binding upon the Seller Party or to which the Acquired Assets are bound or subject, (iv) result in the creation or imposition of any Lien on any Acquired Asset, except for Permitted Liens.

3.5. Brokers’ Fees. The Seller shall be solely obligated for the payment of all fees or expenses of any broker, agent or finder engaged by them in connection with and for this Agreement or the Contemplated Transactions. The Seller represents and warrants that there are no Liabilities with respect to any brokers’ or finders’ fees or commissions relating to the Contemplated Transactions for which the Buyer could become liable or obligated due to the conduct of the Seller.

3.6. Purchased Assets.

(a) The Seller is the sole and lawful owner of and has good title to (or, in the case of the Leased Property, good and marketable leasehold title and a valid and subsisting leasehold interest in), and the power to sell, assign or transfer to the Buyer, all of the Acquired Assets (other than in transit Inventory) free and clear of all Liens, other than Permitted Liens listed on Schedule 3.6 (the “Permitted Liens”). None of the Acquired Assets are in the possession, custody, or control of any Person other than the Seller. No Person other than the Seller has any right, title, or interest in any profits, earnings, gains or losses with respect to the Wholesale Business, or any Acquired Asset. The Acquired Assets, including the Equipment and the Inventory, is sufficient to carry on the Wholesale Business.

(b) The Equipment is in good operating condition and repair, normal wear and tear excepted and has been maintained consistent with the standards generally followed in the industry.

(c) The Inventory is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale. None of the Inventory is obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory write-down set forth on Schedule 3.6(c), as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of Seller. Each item of such Inventory reflected in the books and records of Seller is reflected on the basis of a complete physical count and is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP, consistently applied. Since March 31, 2008, no Inventory has been sold or disposed of except through sales in the ordinary course of business.

3.7. Legal and Other Compliance; Permits. The Seller has complied with, and since July 31, 2005 has been in compliance with, all applicable Legal Requirements relating to the conduct of the Wholesale Business, and no Action has been filed or commenced or, to the Seller’s Knowledge, threatened against it alleging any failure so to comply. Schedule 3.7(a) contains a complete list of all material permits required pursuant to Legal Requirements for the conduct of the Wholesale Business. Except as set forth on Schedule 3.7(b) the Seller has been granted all such material permits and, to the Seller’s Knowledge, the Seller is not in breach or violation of, or default under, any such material permit. Except as set forth on Schedule 3.7(c), all such material permits may be assigned by the Seller to the Buyer as contemplated in this Agreement. The Seller has not received any written notice that any Governmental Authority will revoke, cancel, rescind, intentionally modify or refuse to renew in the ordinary course any such material permit.

3.8. Consents. Schedule 3.8 sets forth each Contractual Obligation (including the Lease) that requires a consent, approval, waiver or other action by any Person as a result of the execution, delivery and performance of the Transaction Documents, and the identity of any Person who is entitled to consent to or receive notice of the Contemplated Transactions (all such required consents or other actions, the “Seller Consents”).

3.9. Property; Liens; Completeness of Acquired Assets.

(a) No Acquired Asset is subject to any Lien except Permitted Liens.

(b) The Acquired Assets constitute all of the material assets, properties and rights of every type and description, real, personal, tangible and intangible, used by the Seller, and necessary to the conduct of the Wholesale Business as it is currently operated.

(c) The Seller has delivered to the Buyer a correct and complete copy of the Lease. The Lease has not been amended, except as shown on Schedule 2.1(j). The Lease is (i) legal, valid, binding and enforceable against Seller, and (ii) to Seller’s Knowledge, is legal valid, binding and enforceable against the landlord named in the Lease, and (iii) is in full force and effect. No portion of the Leased Property is subleased to any other party nor is any other party in occupation of any portion of the Leased Property. Neither the tenant nor, to the Seller’s Knowledge, the landlord under the Lease is in default of its obligations under the Lease and no event has occurred which, with notice or lapse of time, would constitute a default under the Lease or permit cancellation or modification of the Lease. The Seller does not own any real property relating to or used in connection with the conduct of the Wholesale Business, nor does the Seller lease any real property relating to or used in connection with the conduct of the Wholesale Business other than the Leased Property.

(d) The improvements located on the Leased Property are in reasonably good condition. The Leased Property and the improvements located thereon do not violate in any material respect any applicable zoning ordinance, regulation, or other Legal Requirement or otherwise violate or conflict with, in any material respect, any covenant, restriction or other contractual obligation to which the Leased Property, the improvements thereon, or the Lease is subject.

3.10. Litigation. Schedule 3.10 sets forth each instance in which the Seller (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge relating to the Wholesale Business, any Acquired Asset or Assumed Liability or involving any current or former employee, officer or director of the Wholesale Business, or (ii) is a party or, to the Seller’s Knowledge, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing or investigation of, or in any court or quasi-judicial or administrative agency of, any federal, state, local, or foreign jurisdiction or before any arbitrator. None of such charges, complaints, actions, suits, hearings and investigations question the validity of this Agreement or any of the other Transaction Documents or of any action taken or to be taken in connection with such transactions, nor, to the Seller’s Knowledge, is there any basis for such a claim. To the Seller’s Knowledge, there are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller affecting the Wholesale Business, the Acquired Assets or the Assumed Liabilities under any applicable Legal Requirement.

3.11. Intellectual Property.

(a) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Wholesale Business as presently conducted. Each item of Intellectual Property owned or used by the Wholesale Business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as disclosed in Schedule 3.11(a), the Seller has taken all necessary and desirable action to maintain and protect each material item of Intellectual Property that the Wholesale Business uses.

(b) Except as disclosed in Schedule 3.11(b): (i) the continued operation of the Wholesale Business, as presently conducted by the Seller, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; (ii) the Seller has never received any written charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party); (iii) no claims are pending or, to the Knowledge of the Seller threatened, that the Seller is infringing the Intellectual Property rights of any Person; and (iv) to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

(c) Schedule 3.11(c) identifies (i) all issued patents and applications thereof, all registered Trademarks and applications thereof, all unregistered Trademarks, all registered copyrights and applications thereof, and all Internet domains owned by the Seller, and (ii) each license, agreement, or other permission which the Seller has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such licenses, agreements, and permissions (as amended to date), and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item to be identified in this subsection. With respect to each item of Intellectual Property required to be identified in this subsection, except as disclosed in Schedule 3.11(c):

(i)	Seller possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)	Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.11(d) identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

(e) Schedule 3.11(e) identifies by name and general subject matter all material proprietary coffee blend and recipe formulations maintained as unregistered trade secrets by the Seller (the “Trade Secret Formulations”). Except as otherwise described in Section 3.11(e), all rights, title and interests in all material trade secrets included in the Intellectual Property, including the Trade Secret Formulations, are owned by the Seller.

(f) All employees and consultants who contributed to the discovery or development of any of Intellectual Property rights used in the conduct of the business of the Seller did so within the scope of his or her employment.

(g) The use and dissemination by the Seller of any and all data and information concerning consumers of its products or users of any web sites operated by the Seller is in compliance with all applicable privacy policies, terms of use, and laws except to the extent such failure to comply would not have a Material Adverse Effect. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, or material laws relating to the use, dissemination, or transfer of such data or information. The Seller uses reasonable commercial measures to protect the secrecy of consumer information that its collects and maintains, including all consumer credit card information, and there have been no breaches to the securities systems of the Seller, and no unauthorized Person has obtained access to such consumer information.

3.12. Environmental Matters.

(a) The Seller is and has been in compliance with all Environmental Laws;

(b) There has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from the Leased Property;

(c) There have been no Hazardous Substances generated by the Seller that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States;

(d) There are no underground storage tanks located on the Leased Property, no polychlorinated biphenyls or polychlorinated biphenyls containing equipment used or stored on the Leased Property, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored at the Leased Property, except for the storage of hazardous waste in compliance with Environmental Laws; and

(e) The Seller has made available to Buyer true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments with respect to the Leased Property.

3.13. Affiliated Transactions. Except as set forth on Schedule 3.12, no Affiliate or Related Person of the Seller owns or otherwise has any rights to or interests in the Wholesale Business, any Acquired Asset (including any Intellectual Property) or Assumed Liability or is currently engaged in business dealings with the Seller related to the Wholesale Business, any Acquired Assets or Assumed Liabilities, whether as a client, supplier, customer, lessor, lessee, competitor, potential competitor or otherwise. The transactions disclosed on Schedule 3.13 were entered into and performed on arms length terms and conditions which are no less favorable to the Seller than those which could be obtained with a third party which is not an Affiliate or Related Person of the Seller.

3.14. Absence of Certain Developments. Except as set forth on Schedule 3.14, since March 31, 2008 with respect to the Wholesale Business, the Acquired Assets and the Leased Property, there has not been:

(a) any change to the timing of payment or collection of accounts receivable or the cash management practices of the Seller;

(b) any payment by the Seller of any dividend or other distribution to the holders of its common or preferred stock;

(c) any event, change or circumstance which has had, or is reasonably likely to have, a Material Adverse Effect;

(d) any damage (normal wear and tear excepted), destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting the Wholesale Business, the Leased Property or any Acquired Asset in any material respect;

(e) any sale, mortgage, pledge, lease, or creation or other incurrence of any Lien on any Acquired Asset, other than Permitted Liens;

(f) any material change in any method of accounting or accounting practice with respect to the Wholesale Business, except for any such change required by reason of a concurrent change in GAAP;

(g) any institution or execution of or increase or material alteration to the employment terms (including without limitation the adoption or amendment of any Employee Plans) or compensation payable or paid, or alteration in the timing or method of such payments, whether conditionally or otherwise, and whether pursuant to a Contractual Obligation, Employee Plan or otherwise to any employee, director, officer, or independent contractor of the Wholesale Business, or of the Seller whose responsibilities relate to the Wholesale Business;

(h) any entry into, termination, amendment, cancellation, or other modification of any Contractual Obligation (including any Lease) or any waiver of, or agreement with respect to, any rights or obligations set forth therein;

(i) any settlement, waiver, cancellation, compromise, waiver, release or agreement with respect to any Action, material Liability, Debt, or other material right;

(j) any change or revocation of any Tax election, change in any method of accounting for Tax purposes (except as contemplated or required by GAAP), settlement in respect of Taxes or agreement entered into with respect to Taxes with any Governmental Authority, other than such change, revocation, settlement, or agreement that does not adversely affect the Buyer or its rights hereunder;

(k) any incurrence or assumption of any Debt or Guarantee in an aggregate amount greater than $100,000;

(l) any delay or postponement of the payment of any accounts payable or other Liabilities;

(m) grant of any license or sublicense of any rights or modified any rights under or with respect to, or any settlement regarding any infringement of its rights to, any Intellectual Property;

(n) payment of any amount to any third party with respect to any Liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the Contemplated Transactions) which would not constitute an Assumed Liability if in existence as of the Closing;

(o) any transaction with any Affiliate;

(p) any other occurrence, event, incident, action, failure to act, or transaction outside the past practice of the Seller; or

(q) any entry into any Contractual Obligation or agreement to do any of the foregoing.

3.15. Contracts.

(a) The Seller is not party to any Contractual Obligation or other contract relating to the Wholesale Business or the Acquired Assets or which is otherwise material to the Wholesale Business that is not a part of the Assumed Contracts.

(b) The Seller has delivered to the Buyer a complete copy of each Assumed Contract that is in writing and an accurate and a complete description of each oral Assumed Contract, in each case, as amended or otherwise modified and in effect as of the date hereof. Except as disclosed in Schedule 3.15, the Seller has complied with all accrued material commitments and obligations pertaining to each Assumed Contract, each Assumed Contract is Enforceable against the Seller and the Seller has not, and, to the Seller’s Knowledge, any other party thereto is not, in default or breach in any material respect under the terms of any such Assumed Contract.

(c) Except as set forth on Section 3.15 of the Disclosure Schedule, with respect to the Wholesale Business and the Acquired Assets, the Seller is not a party to any (a) Contractual Obligation or commitment for the employment of any individual, employee or independent contractor, except for oral at will employment agreements and employee manuals, (b) Contractual Obligation for the sale of inventory (other than this Agreement), (c) Contractual Obligation with or commitment to any labor organization or collective bargaining unit, (d) Contractual Obligation or commitment for the future purchase or lease of goods or products, materials, supplies, equipment, services, real or personal property (tangible or intangible), (e) lease for real or personal property, (f) agreement or arrangement to grant discounts or other concessions to customers, distributors, manufacturers or suppliers or (g) Contractual Obligations that establish exclusive or restrictive arrangements with, or could result in, exclusive or restrictive arrangements with customers, distributors, manufacturers or suppliers or Contractual Obligations that prohibit or in anyway limit the Seller from doing business in any part of the world.

3.16. Employment.

(a) Schedule 3.16(a) sets forth the name, job title, employment commencement date, annual salary or hourly wage, as applicable, bonus opportunity, classification for overtime pay purposes and date of most recent salary or wage increase for each employee of the Wholesale Business.

(b) Except as set forth on Schedule 3.16(b), with respect to the Wholesale Business, (i) the Seller currently complies with and since December 31, 2005 has complied with, all Legal Requirements relating to the employment of labor in all material respects, including without limitation any provisions thereof relating to wages and hours, the classification of employees for overtime pay purposes, non-discrimination, occupational safety and health, and the classification individuals providing services to the Wholesale Business as employees or independent contractors; (ii) there is not presently pending, or to the Seller’s Knowledge threatened, any investigation, audit or review by any Governmental Authority and there is no charge, claim, complaint, grievance proceeding, or other claim pending, or to the Seller’s Knowledge, threatened, before any Governmental Authority; (iii) there are no strikes, lockouts work slowdowns or stoppages, picketing or other labor troubles pending, or to the Seller’s Knowledge, threatened between any employee or group of employees on the one hand, and the Seller, on the other hand, and there have been no such troubles at any time during the past three (3) years; (iv) the Seller is not a party to any collective bargaining or other agreement with any union; (v) no employee is represented by a union; (vi) no petition has been filed or proceedings instituted or, to Seller’s Knowledge, threatened by or on behalf of any employee or group of employees with any labor relations board seeking recognition of a bargaining representative; (vii) to the Seller’s Knowledge there is not currently any effort underway to organize employees (by a labor union or otherwise); (viii) during the past three (3) years the Seller has not engaged in any “plant closing” or “mass layoff” (each as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., (“WARN”) or any similar act that would trigger liability under any other Legal Requirement concerning plant closings or mass layoffs; (ix) there is no Legal Requirement that in any way restricts the relocation or closing, in whole or in part, of the Wholesale Business; (x) the employment of each employee is terminable at will, (xi) the Seller has paid or will pay in full to all employees all amounts currently due and payable for wages, salaries, commissions, bonuses, benefits and other compensation accrued through the Closing Date; and (xi) to Seller’s Knowledge, the Seller is not engaged in any unfair labor practice with respect to employees and (xii) no employee of the Wholesale Business is employed outside of the United States by Seller.

(c) Schedule 3.16(c) lists all Seller Plans. With respect to each Seller Plan, the Seller has made available to the Buyer true, accurate and complete copies of each of the following: (a) the plan document together with all amendments thereto, (b) copies of any summary plan descriptions or similar summaries, (c) the most recent IRS determination letter relating to each Seller Plan intended to be qualified under Section 401(a) of the Code, and (d) in the case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with all schedules and attachments thereto. Each Seller Plan complies, and has at all time complies complied, with the applicable requirements of ERISA, COBRA, the Code and any other applicable Legal Requirements.

(d) As of the date of this Agreement there are no pending or, to Seller’s Knowledge, threatened disputes, arbitrations, claims, suits or grievances involving any Seller Plan (other than routine claims for benefits payable under any such Employee Plan). No Seller Plan is, or within the last three years has been, the subject of an examination or audit by any federal, state, local or foreign governmental authority.

(e) Each Seller Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS as to its tax-qualified status, its related trust has been determined to be exempt from taxation under Code Section 501(a) and nothing has occurred with respect to such Seller Plan that has adversely affected or could reasonably be expected to affect adversely such Seller Plan’s tax qualification and the exempt status of its related trust. Each Seller Plan, including any associated trust or fund, has been administered in all material aspects in accordance with its terms and with applicable Legal Requirements, and nothing has occurred with respect to any Seller Plan that has subjected or could subject the Seller or any ERISA Affiliate of the Seller to any material liability under ERISA or the Code.

(f) Neither Seller nor any ERISA Affiliate of the Seller is or has ever contributed (or been required to contribute) to any plan subject to Title IV of ERISA, including without limitation any “multiemployer plan.” No Seller Plan provides for welfare benefits following termination of employment other than as required by Section 4980B of the Code.

(g) Neither the Contemplated Transactions nor any of them, alone or together with any other event, will result in any payment of any kind to any employee or other service provider, or former employee or service provider, with respect to the Wholesale Business, including without limitation any bonus, severance, stay pay or other compensation benefit or payment. The Seller has not made any payments, and is not and has not been a party to any agreement, contract, arrangement or plan that could result in Seller making payments, that have resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Section 4999 of the Code.

3.17. Certain Financial Information.

(a) The consolidated financial statements contained in the Company 10-K and in the Company’s annual reports on Form 10-K for the years ended April 1, 2007 and April 1, 2008 (collectively, the “Company 10-Ks”) have been prepared from, and are in accordance with, the books and records of the Seller and present fairly, in all material respects, the consolidated financial condition and results of operations of the Seller as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis.

(b) The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of the Seller has designated and implemented disclosure controls and procedures (as defined in Rules 13a-15(e) promulgated under the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Seller is made known to the management of the Seller by others within the Seller. Since the date of the filing of the Seller’s most recent annual report on Form 10-K prior to the date hereof, the Seller’s outside auditors and the audit committee of the Seller board of directors have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Seller’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any SEC Report or in any form, report or document filed by the Seller with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed have been remediated.

(c) Each of the principal executive officer and the principal financial officer of the Seller (or each former principal executive officer and principal financial officer of the Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley Act with respect to the SEC Reports and with respect to any form, report or document filed by the Seller with the SEC after the date hereof. For purposes of the immediately preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Except as set forth on Schedule 3.17(d), the segment balance sheet relating to the Wholesale Business in the form attached hereto as Exhibit M (the “Wholesale Segment Balance Sheet”) has been prepared from, and is in accordance with, the books and records of the Seller and presents fairly, in all material respects, the financial condition and results of operations of the Seller’s Wholesale Business as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis.

(e) Schedule 6.1(h) is true, accurate and complete in all respects.

3.18. Undisclosed Liabilities. The Seller has no Liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than Liabilities that are disclosed in the Disclosure Schedule or on the face of the financial statements contained in Seller’s annual reports on Form 10-K.

3.19. Taxes.

(a) The Seller (i) has filed on a timely basis with the appropriate authorities all Tax Returns relating to the Wholesale Business which are or were filed or required to be filed on or before the date of this Agreement under applicable Legal Requirements, whether on a consolidated, combined, unitary or individual basis, which Tax Returns are true, correct and complete in all material respects, (ii) has paid in full on a timely basis to the appropriate Governmental Authority all Taxes relating to the Wholesale Business required to have been paid by the Seller (regardless of whether shown as due on any Tax Return), (iii) has timely and properly deducted, collected or withheld all Taxes or other amounts required to have been deducted, collected or withheld by the Seller, and (iv) has complied with all reporting and recordkeeping obligations in connection therewith (v) the Seller in not a beneficiary of any extension of time within which to file any Tax Return relating to the Wholesale Business and has not waived any statute of limitations in respect of taxes relating to the Wholesale Business.

(b) (i) No Governmental Authority has asserted any adjustment, deficiency, or assessment that could result in additional Tax relating to the Wholesale Business for which the Seller is or may be liable and there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Seller has received written notice relating to any Tax relating to the Wholesale Business for which the Seller is or may be liable; (ii) no claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that a Seller is or may be subject to Tax in that jurisdiction, and to the Seller’s Knowledge, there is no basis for such a claim to be made.

(c) There are no Liens on any of the assets of the Seller which arose in connection with any failure or asserted failure to pay any Tax.

(d) The Wholesale Business does not include any “advanced payments,” as defined in Revenue Procedure 2004-34, for which Buyer shall have to recognize corresponding income after the Closing Date.

(e) The Seller has never been or nor is required to make any disclosure with respect to the Wholesale Business to the IRS pursuant to Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations promulgated thereunder.

3.20. Notes and Accounts Receivable. All notes and accounts receivable of the Seller related to the Wholesale Business are reflected properly on its books and records in accordance with GAAP, are valid receivables, and arose from bona fide transactions. The Seller has delivered to Buyer as Schedule 3.20 a true and correct list of all receivables which have been deemed uncollectible and are not reflected in the Wholesale Segment Balance Sheet.

3.21. Insurance. Schedule 3.21 sets forth a list of all insurance policies of the Seller (a) applicable to the Wholesale Business and/or (b) that cover any Acquired Asset, Leased Property or Assumed Liability. Except as set forth on Schedule 3.18, there are no claims that relate to the Wholesale Business currently pending under any such insurance policy and to the Seller’s Knowledge, each policy is legal, valid, binding and in full force and effect and no insurer has denied or disputed any claim or, to Seller’s Knowledge, threatened to cancel any such policy.

3.22. Suppliers. Schedule 3.22 sets forth a list of the names and purchase amounts of the top ten suppliers of goods to the Wholesale Business for the current fiscal year to date. The Seller has not received any written notice that, and to the Seller’s Knowledge, none of any of such suppliers will stop selling to the Wholesale Business supplies, merchandise and other goods on terms and conditions substantially the same as those used in current sales, subject to general and customary price increases.

3.23. Subsidiaries. Except as set forth on Schedule 3.23, the Seller has no subsidiaries that operate in the Wholesale Business or that hold any assets utilized in the Wholesale Business.

3.24. Information To Be Supplied. The information supplied or to be supplied by Seller for inclusion in the Proxy Statement to be filed with the Securities and Exchange Commission will not, on the date of its filing or, in, or on the dates the Proxy Statement is mailed to the Seller’s shareholders and at the time of the Seller’s shareholder meeting in connection therewith, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.25. Voting Requirements; Approval; Board Approval. The affirmative vote of the holders of at least 2/3 of the Company’s Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single voting group, and of at least a majority of the Company’s Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as separate voting groups, are the only votes of the Company’s Shareholders required to authorize this Agreement and the Contemplated Transaction and the board of directors of Seller has, at a meeting duly called and held, by unanimous vote, (i) approved this Agreement, the Closing Documents, and the Contemplated Transactions and (ii) resolved to recommend that the Seller’s shareholders authorize the Agreement and the Contemplated Transactions.

3.26. Product Warranty. No product sold or delivered by the Wholesale Business is subject to any guaranty, warranty or other indemnity issued by the Seller beyond the applicable standard terms and conditions of sale.

3.27. Powers of Attorney. Except pursuant to this Agreement and the Exhibits hereto, there are no outstanding powers of attorney executed on behalf the Seller with respect to the Wholesale Business, its assets, Liabilities or business.

3.28. No Illegal Payments. To Seller’s Knowledge, neither the Seller nor any of its directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Seller (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have, individually or in the aggregate, a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.29. Anti-Takeover. No state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, or the other transactions contemplated by this Agreement. The Seller does not have a “poison pill” or similar shareholder rights plan.

3.30. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any payments, distributions and reserves contemplated to be made at or following the Closing), the Seller (a) is and shall be able to pay its debts as they become due; (b) owns property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Seller.

3.31. Reasonably Equivalent Value. The Purchase Price represents the reasonably equivalent value of the Acquired Assets as determined pursuant to arm’s length bargaining regarding the fair market values of the Acquired Assets.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Seller that:

4.1. Organization and Qualification of the Buyer. The Buyer (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification and (c) has all power and authority consummate the Contemplated Transactions.

4.2. Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and all other instruments, agreements and documents contemplated thereby and has taken all actions necessary to authorize the consummation of the Contemplated Transactions and the performance of its obligations hereunder and thereunder. Each Transaction Document to which the Buyer is a party has been duly executed and delivered by the Buyer and is Enforceable against the Buyer.

4.3. Government Authorization. The execution, delivery and performance by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Buyer require no action (including any authorization, consent or approval) by or in respect of, or filing with, any Governmental Authority.

4.4. Noncontravention. The execution, delivery and performance by the Buyer of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions by the Buyer do not and will not (i) violate, conflict with or result in a default under the Organizational Documents of the Buyer, (ii) violate in any material respect any applicable Legal Requirement, (iii) except as set forth on Schedule 4.4 require any consent or other action by any Person under, conflict with, constitute a default or breach under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any material benefit to which the Buyer is entitled under any provision of any material agreement or other material instrument binding upon the Buyer or (iv) result in the creation or imposition of any Lien on any asset of the Buyer, except for Permitted Liens.

4.5. Brokers’ Fees. The Buyer shall be solely obligated for the payment of all fees or expenses of any broker, agent or finder engaged by it in connection with and for this Agreement or the Contemplated Transactions. The Buyer represents and warrants that there are no Liabilities with respect to any such brokers’ or finders’ fees or commissions relating to the Contemplated Transactions for which the Seller could become liable or obligated.

4.6. Litigation. There are no Actions to which the Buyer is a party (either as plaintiff or defendant), or to which the Buyer’s assets are subject, pending or, to the Buyer’s knowledge, threatened, that question the validity of this Agreement or the Transaction Documents.

4.7. Financing. As of the date of this Agreement, subject to the accuracy of (x) the representations and warranties of the Seller set forth in Article 3 hereof and (y) the historical and projected financial information provided by the Seller, and the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof, Buyer has no reason to believe that it will be unable to satisfy the conditions of closing set forth in Section 6.1(q).

5.	COVENANTS.

5.1. Filing and Mailing of the Proxy Statement. As soon as practicable following the date of this Agreement but in any event no later than fifteen (15) Business Days after the date hereof, the Seller shall at its own expense file with the Securities and Exchange Commission (“SEC”) a proxy statement (the “Proxy Statement”) as required by applicable Law relating to the approval of Seller’s shareholders of (i) this Agreement and the Contemplated Transactions, (ii) Seller’s change of its corporate name to a name that does not contain the word “Tully’s”, as required by Section IV(b) of the License Agreement and (iii) the amendment of Tully’s Amended and Restated Articles of Incorporation to amend the liquidation preferences of the Common Stock, Series A Preferred Stock, and Series B Preferred Stock in connection with the consummation of the Contemplated Transactions (the “Shareholder Approval”). The Proxy Statement will present each of the foregoing proposals for Shareholder Approval on the agenda for the Seller shareholder meeting and such proposals may not be combined with any other proposals that the Seller may present independently in the Proxy Statement.

Prior to the filing of the Proxy Statement, the Seller shall consult with Buyer with respect to such filings and shall afford Buyer or its representatives reasonable opportunity to comment thereon. Seller shall notify Buyer of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Buyer with copies of all correspondence between the Seller, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement. The Seller shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and any other required filings as promptly as practicable after receipt thereof. The Seller will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable. No filing of, or amendment or supplement to the Proxy Statement will be made by Seller without providing the Buyer a reasonable opportunity to review and comment thereon. If at any time any information relating to Seller or any of its affiliates, officers or directors should be discovered which should be set forth in an amendment or supplement to the Proxy Statement, so that any it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the applicable shareholders. Seller will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto.

5.2. General. Seller and Buyer will each use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

5.3. Notices and Consents. The Seller shall within 15 days of closing have given any notices to third parties, and the Seller will use commercially reasonable efforts to obtain any third party consents, that are required to transfer the Acquired Assets to Buyer, including without limitation consents from the Creditors and any other consent that the Buyer may request.

5.4. Operation of Business. Between the Effective Date and the Closing Date the Seller will not engage in any practice, take any action, or enter into any transaction outside of the ordinary course in connection with the Wholesale Business. Without limiting the generality of the foregoing, during such period, the Seller (i) will not (A) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (B) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, (C) institute or execute any new or modify any existing severance or termination pay practice, whether conditionally or otherwise and whether pursuant to any Contractual Obligation, Employee Plan or otherwise, with respect to any employee, officer, director or independent contractor of the Wholesale Business or whose responsibilities relate to the Wholesale Business; (D) make any changes in the rate or terms of the current or future compensation of any director, officer or employee of the Wholesale Business or whose responsibilities relate to the Wholesale Business, except for (x) normal periodic adjustments in the ordinary course for a wholesale coffee business and consistent with past practice, and (y) changes required by an applicable Legal Requirement; (E) establish, enter into, adopt, amend, terminate or otherwise terminate the coverage or benefits available under any Employer Plan or enter into any collective bargaining agreement or other agreement with a labor union in either case with respect to the Wholesale Business; (F) pay any bonus to any director or officer working for the Wholesale Business or otherwise grant any unusual or extraordinary benefit or other direct or indirect compensation to any person; (G) change the manner in which contributions to any Employer Plan are made or the basis on which such contributions are determined, except, in each case, as may be required by applicable Legal Requirements; and (ii) will (A) keep available to the Buyer the services of the Seller’s present officers, employees, agents and independent contractors related to the Wholesale Business, and (B) preserve for the benefit of Buyer the goodwill of Seller’s customers, suppliers, landlords and others having business relations with it.

5.5. Trade Payables and Receivables. Seller will not without Buyer’s written consent change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of customers, pricing and payment terms, rebates and sales practices, cash collections, inventory management, prepaid expenses or terms with vendors or suppliers in each case as related to the Wholesale Business.

5.6. Press Releases and Public Announcements. Any public announcement, press release or similar publicity, with respect to this Agreement and the transactions contemplated hereby will be issued at the time and in the manner mutually agreed by the Buyer and the Seller.

5.7. Future Assurances. At any time and from time to time after the Closing, at the request of a Party and without further consideration, each other Party will execute and deliver such other appropriate instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting Party may reasonably determine is necessary to effectuate the provisions and purposes of this Agreement.

5.8. Access to Books, Records, etc. Subject to Section 5.9 below, Buyer agrees that it will cooperate with and make available to the Seller, during normal business hours and upon reasonable notice, all books and records, information and employees (without substantial disruption of employment) of the Seller retained by Buyer and remaining in existence after the Closing Date (excluding Tax Returns and records and information pertaining to the period from and after the Closing) that are necessary in connection with any inquiry, audit, investigation, dispute, litigation or other proceeding or similar matter involving or related to the Seller (other than any dispute among the Parties or their respective Affiliates with respect to this Agreement, the Transaction Documents and the Contemplated Transactions) or which the Seller may otherwise request in connection with the performance of its obligations under the Transaction Documents, to address pre-Closing matters or to wind up the affairs of the Seller with respect to the Wholesale Business.

The Seller agrees that it will cooperate with and make available to the Buyer, during normal business hours and upon reasonable notice, all books, records and information (without substantial disruption of employment) of the Seller which relate to the Wholesale Business, the Acquired Assets or the Assumed Liabilities, retained by such Seller Party and remaining in existence after the Closing Date that are necessary in connection with any inquiry, audit, investigation, dispute, litigation or other proceeding or similar matter to which the Buyer is a party and which involves or relates to the Wholesale Business, the Acquired Assets or the Assumed Liabilities. The Seller agrees that it shall preserve and keep all books and records of the

Seller relating to the Wholesale Business, the Acquired Assets and the Assumed Liabilities for a period of at least seven (7) years from the Closing Date; provided that the Seller may thereafter destroy records and information in the ordinary course of business to the extent in the Seller’s possession.

Without limiting the generality of the foregoing, within fifteen (15) days after the end of each fiscal month after the date hereof through the Closing Date, the Seller shall deliver to the Buyer monthly financial statements for the Wholesale Business for that fiscal month and, upon the Buyer’s request, meet with the Buyer to review and discuss the results of operations and changes in financial position reflected therein. No information received or investigations undertaken by the Buyer shall operate as a waiver with respect to or otherwise affect any representation, warranty, covenant or agreement made or given by the Seller in this Agreement or any of the Closing Documents or in any instrument delivered in connection herewith or therewith.

5.9. Confidentiality.

(a) Buyer and the Seller agree to maintain in the strictest confidence, and shall cause their respective lenders, investors and Representatives, including Representatives of such lenders and investors, to maintain in the strictest confidence, any and all information, written or otherwise, related to the assets, liabilities, operations and/or business of the Buyer and the Seller (“Confidential Information”), unless (i) such Confidential Information is already known to such Party or to others not bound by a duty of confidentiality or such Confidential Information becomes publicly available, in each case, through no fault of such Party from a person who is not otherwise bound by an obligation of confidentiality with respect to such Confidential Information, (ii) the use of such Confidential Information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, with the prior consent of the Seller and the Buyer, which consent will not be unreasonably withheld or delayed or (iii) disclosure of Confidential Information is required by an applicable Legal Requirement, as set forth in subsection (b) hereof. Notwithstanding the foregoing, each of Buyer, Seller and their directors, officers, employees, agents and advisors may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to them relating to such Tax treatment and Tax structure, all as contemplated by Treasury Regulations section 1.6011-4.

(b) Each Party agrees that in the event it or its Representatives are required by applicable Legal Requirement to disclose the Confidential Information or the terms or existence of the Contemplated Transaction, then such Party will, unless otherwise prohibited by applicable Legal Requirements, provide prompt written notice thereof to the other Parties, together with a copy of such process, and will cooperate with the other Parties so as to enable any or all of them to seek an appropriate protective order or other remedy.

(c) Each Party agrees that, in the event of an actual or threatened breach of this Section 5.9 by such Party, then any or all of the other Parties shall be entitled to injunctive relief to prevent such actual or threatened breach, it being agreed that the other Parties shall not have any adequate remedy at law.

5.10. Non-Assignable Assets. Following the Closing, the Seller shall use commercially reasonable efforts to cooperate with and assist the Buyer in obtaining all consents required in connection with the Contemplated Transactions not obtained as of the Closing. To the extent that any consent is not obtained, at the Buyer’s request the Seller and the Buyer shall enter into agreements for each Assumed Contract, Permit or other right for which consent was not obtained, under which the Buyer shall obtain the rights and benefits of any such Assumed Contractual Obligation, Permit or other right at the Buyer’s cost and assume the corresponding obligations and liabilities of the Seller thereunder, so that the parties are, to the greatest extent possible, put in the same position they would have been in had such consent been obtained unconditionally and without recourse. Such agreements may be in the form of a subcontract, sub-license or sub-lease appointing the Buyer as agent to the Seller to perform such Lease, Contractual Obligation, Permit or other right, or any other arrangement under which the Buyer could enforce for the benefit of the Buyer any and all rights and benefits of the Seller against the third party thereto.

5.11. Tax Matters.

(a) Straddle Period. For the purposes of this Agreement, whenever it is necessary to determine the liability for Taxes (other than personal property Taxes of Washington) for a Straddle Period, (A) the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and, items of income, gain, deduction, loss or credit of such member for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between such two taxable years or periods on a daily basis, or (B) in the case of Taxes imposed on a periodic basis with respect to the assets of the Wholesale Business or otherwise measured by the level of any item, the Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b) Transfer Taxes. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Seller’s payment of Transfer Taxes. Seller and Buyer, as appropriate shall execute and deliver, and Seller shall cause each of the Seller Affiliates, as appropriate, to execute and deliver, all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes. Seller shall pay all Transfer Taxes; provided, however, that Buyer shall cooperate with the other parties in providing any information and documentation that may be necessary to obtain any available exemption. Buyer agrees to retain all records relating to the finances and Taxes of the Acquired Assets for all Pre-Closing Tax Periods until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. Buyer and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

(c) Wage Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Internal Revenue Service Revenue Procedure 2004-53 with respect to wage reporting for employees of the Seller which become employees of the Buyers in connection with the Contemplated Transactions.

5.12. Board Recommendation; Non Solicitation; Fiduciary Exceptions.

(a) Subject to Section 5.12(d) hereof, the Seller’s board of directors shall recommend that Seller’s shareholders approve the Contemplated Transactions and this Agreement at the shareholders’ meeting; and Seller’s obligation to call, give notice of, convene and hold the shareholders’ meeting as set forth in the Proxy Statement and in accordance with this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Seller of any Acquisition Proposal or Superior Proposal.

(b) The Seller and its officers, directors, employees, investment bankers, attorneys, accountants or other agents or those of its subsidiaries (collectively, “Representatives”) have ceased and caused to be terminated all existing solicitations, initiations, encouragements, discussions, negotiations and communications with any Persons with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the Contemplated Transactions, involving: (A) any acquisition or purchase from the Seller by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the Seller’s Common Stock, Series A Preferred Stock or Series B Preferred Stock or any class of voting securities of the Seller’s subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Seller or any of its subsidiaries, (B) any consolidation, business combination, merger or similar transaction involving the Seller; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of the Acquired Assets, or assets of the Seller or its subsidiaries (including for this purpose the outstanding equity securities of the Seller’s subsidiaries) for consideration that would be equal to fifteen percent (15%) or more of the revenues, net income or assets of the Seller; or (D) any recapitalization, restructuring, liquidation or dissolution of the Seller (each of clauses (A)-(D), an “Acquisition Proposal”). Except as otherwise provided in this Section 5.12, the Seller shall not, and shall not authorize or permit its Representatives to, directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which is or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in negotiations or discussions with, or provide any information or data to, any Person (other than Seller or any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or other agreement. Notwithstanding the foregoing, nothing contained in this Section 5.12 or any other provision hereof shall prohibit the Seller or the Seller’s board of directors from (x) taking and disclosing to the Seller’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosures to the Seller’s shareholders as in the good faith judgment of the Seller’s board of directors, after receipt of advice from outside legal counsel, as is required for complying with Seller’s disclosure obligations with regard to any Acquisition Proposal under applicable Legal Requirements.

(c) Notwithstanding anything to the contrary contained in this Agreement, prior to the date of the Shareholder Approval (the “Acceptance Date”), the Seller and its Representatives may furnish information or data concerning Seller’s business, properties, and assets to any Person pursuant to a confidentiality agreement with terms no less favorable to the Seller than those contained in the Confidentiality Agreement, and may engage in discussions and negotiations with such Person concerning an Acquisition Proposal, if, but only if, such Person has, in the absence of any violation of this Section 5.12 by the Seller, submitted a bona fide written proposal to the Seller relating to an Acquisition Proposal that the Seller’s board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, is or is reasonably likely to lead to a Superior Proposal (as defined below) and where the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the fulfillment of the directors’ fiduciary duties (including the standards of conduct set forth in Section 23B.08.300 of the Washington Business Corporation Act) under applicable Legal Requirements. The Seller shall promptly (and in any case within 48 hours) (i) notify Buyer of the receipt of any Acquisition Proposal, which notice shall include a copy of such Acquisition Proposal, and (ii) provide Buyer with copies of all written materials provided by the Seller to the Person who has submitted such Acquisition Proposal. The Seller shall promptly keep Buyer reasonably informed (and, in any case, within 24 hours of any material developments) of the status and terms (including amendments and proposed amendments) of any such Acquisition Proposal. The Seller shall, promptly following a determination by Seller’s board of directors that an Acquisition Proposal is a Superior Proposal, notify Buyer of such determination. For purposes of this Agreement, a “Superior Proposal” is an Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, (A) all or substantially all of the shares of the Seller’s capital stock then outstanding or (B) all or substantially all of the assets of the Seller, in each case which the Seller’s board of directors determines in good faith (after consultation with its financial advisor) to be (x) more favorable to the shareholders of the Seller from a financial point of view than the Contemplated Transactions, and (y) taking into account all the terms and conditions of such proposal and this Agreement, including any changes to the financial terms of this Agreement proposed by Buyer in response to such proposal or otherwise, and at least as likely to be consummated as the transactions contemplated thereby in a timely manner, considering all financial, legal, regulatory and other aspects of such proposal.

(d) Except as expressly permitted by this Section 5.12(d), neither the Seller’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by the Seller’s board of directors or any such committee of the Contemplated Transactions, this Agreement or the proposal contained in the Definitive Proxy Statement relating to the approval of the Contemplated Transactions and this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action referred to in the foregoing clauses (i) and (ii) being referred to as an “Adverse Recommendation Change”) or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 5.12(c)).

Notwithstanding anything to the contrary contained in this Agreement, prior to the Acceptance Date and subject to this Section 5.12(d), the Seller’s board of directors may effect an Adverse Recommendation Change (x) in response to an unsolicited bona fide written Acquisition Proposal, if the Seller’s board of directors (A) determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties to the shareholders of the Seller under applicable Legal Requirements or (y) other than in connection with an Acquisition Proposal, if the Seller’s board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties to the shareholders of the Seller under applicable Legal Requirements; provided, however, that the Seller’s board of directors shall not be entitled to exercise its right to make an Adverse Recommendation Change or terminate this Agreement pursuant to clause (x) or (y) of this Section 5.12(d)(ii) until after the third business day following the Seller’s delivery to Buyer of a written notice advising Buyer that board of directors has received a Superior Proposal and that the Seller intends to effect an Adverse Recommendation Change or terminate this Agreement; and provided, further, that during such three (3) business day period, the Seller has provided the Buyer the opportunity, in Buyer’s sole discretion, to make such adjustments in the terms and conditions of this Agreement as would enable the Seller’s board of directors to proceed with its recommendation of the Contemplated Transactions and this Agreement without making an Adverse Recommendation Change. Neither making an Adverse Recommendation Change in accordance with this Agreement nor terminating this Agreement in accordance with this Section 5.12(d) shall constitute a breach by Seller of this Agreement.

(e) The Seller shall promptly (but in no event later than two (2) business days after the date of this Agreement) demand that each Person that has executed a confidentiality agreement in connection with a potential Acquisition Proposal return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all copies of confidential information furnished to such Person by or on behalf of the Seller or a Seller subsidiary.

(f) Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining Shareholder Approval, if the Seller’s board of directors receives an unsolicited, bona fide written Acquisition Proposal made after the date hereof in circumstances not involving a breach of Section 5.12 which contains a statement or terms that are not reasonably understandable or clear on their face, Seller and its Representatives may submit written questions or requests for clarification to the Person making such Acquisition Proposal that are restricted exclusively to seeking clarification of such statement or terms so as to determine whether such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal; provided that both such Acquisition Proposal and such written request for clarification have been provided concurrently to Buyer with the delivery of such written request to such party.

(g) Notwithstanding anything to the contrary contained in this Section 5.12, Seller may continue to negotiate with Kouta Matsuda, as well as directly or indirectly solicit or initiate or enter into any discussions or transactions with any third party, relating to Seller’s international business, and may directly or indirectly solicit or initiate or enter into any discussions or transactions with any third party relating to the sale of Seller’s retail operations, so long as such discussions or transactions do not relate to the Wholesale

Business, the Contemplated Transactions or contemplate the inclusion of any of the Acquired Assets (collectively, “Excluded Proposals”). Any such Excluded Proposals shall not be considered an Acquisition Proposal hereunder.

5.13. Berner Inventory. Buyer shall pay to Seller any proceeds that it receives from the sale of the Berner Inventory.

6.	CONDITIONS TO OBLIGATION TO CLOSE.

6.1. Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing Date with the same force and effect as if made as of the Closing Date and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing Date with the same force and effect as if made as of the Closing Date, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

(b) Performance by the Seller. All of the covenants, agreements and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects by them at or prior to the Closing.

(c) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d) Certificates. The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(c) are satisfied in all respects.

(e) Opinion. The Buyer shall have received from counsel to the Seller an opinion in form and substance reasonably satisfactory to the Buyer, addressed to the Buyer, and dated as of the Closing Date.

(f) Closing Documents. The Seller will have delivered to the Buyer each of the Closing Documents duly executed by the parties thereto and all other documents required to be delivered by Seller pursuant to Section 2.7 and the Closing Documents shall be in full force and effect.

(g) Creditors. The Seller will have delivered to the Buyer termination and payoff letters from each of the Creditors in form and substance reasonably satisfactory to the Buyer evidencing termination of all such facilities, together with evidence of termination of all Liens on the Acquired Assets.

(h) Trade Payables. The Seller will have delivered to the Buyer a summary of the check run to be made immediately following Closing pursuant to which Seller shall pay all trade payables of the Wholesale Business as set forth on Schedule 6.1(h) (which shall reflect all trade payables of the Wholesale Business as of the Closing) and a certificate certifying that such payables will be made immediately upon the Closing. For the avoidance of doubt, Schedule 6.1(h) shall include the entire payable to Berner for the Berner Inventory, which amount is in addition to the deposit currently held by Berner referenced in 6.1(t).

(i) Seller Consents. The Seller will have delivered to the Buyer documentation satisfactory to the Buyer evidencing Seller having obtained all Seller Consents.

(j) Roaster Permit Compliance. The Buyer will have received from the Puget Sound Air Group and any other the applicable State of Washington regulatory authority all necessary 2008 permits and approvals required for each of the two smaller roasters located on the Leased Property to roast up to 6,800 pounds of coffee per day and the third larger roaster to roast up to 16,400 pounds of coffee per day and for the three roasters located on the Leased Property operating together to roast at least a combined aggregate of 30,000 pounds of coffee per day in full compliance with all Laws and all such permits and approvals will have been granted or transferred to the Buyer in full compliance with all Laws and Seller will have at its own expense completed all modifications and repairs required to operate each of the roasters at the Leased Property in compliance with such permits and that on the Closing Date each of the roasters will be operational and able to roast up to the amounts set forth herein.

(k) Organic Certification. The Seller will have obtained Organic Certification by the Washington State Department of Agriculture which covers all coffee roasting procedures at the Leased Property and all coffee roasted at the Leased Property.

(l) Tax Clearance Certificates. The Seller shall have provided Buyer with letters or certificates from each of the Washington State Department of Revenue, the Washington State Employment Security Department and the Washington State Department of Labor and Industries evidencing that no Taxes or other payments are due from Seller to any of such departments at Closing or as a result of the Closing.

(m) No Material Adverse Change. There shall not have been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

(n) Shareholder Approval. The Shareholder Approval shall have been obtained and shall be in full force and effect.

(o) Necessary Actions. All actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

(p) Employment Offers. Seller will have terminated each of its employees listed on subsection 1 of Schedule 6.1(p) effective as of the Closing Date and (i) 75% of the employees listed on subsection 1 of Schedule 6.1(p) will have accepted employment offers from the Buyer on or prior to the Closing Date, including Mark Dacosta and John Rader and (ii) either 75% of the employees listed on subsection 2 of Schedule 6.1(p) will have accepted employment offers from the Buyer on or prior to the Closing Date or arrangements reasonably satisfactory to the Buyer shall be made to provide services with respect to the functional areas of such employees through the Transition Services Agreement.

(q) Consent Under Credit Facility. The Buyer shall have met all conditions and obtained all required consents to funding the Purchase Price under the Buyer’s Amended and Restated Revolving Credit Agreement dated as of December 3, 2007 among the Buyer, its guarantor subsidiaries, Bank of America, N.A., Banc of America Securities LLC and the other lender parties thereto, as amended and in effect from time to time.

(r) Amendments to Certain Contracts. The Seller will have executed amendments reasonably satisfactory in form and substance to Buyer with the applicable counter party to Seller in each of the (i) Amended and Restated Brokerage Agreement dated as of August 1, 2005 between Impact Sales, Inc., (ii) Supply and Distributor Agreement dated as of October 1, 2003 between Food Services of America, Inc. and Seller, and (iii) Consulting Agreement dated as of June 18, 2008 by and between Tully’s and PinnPointe Consulting Group.

(s) Amendments to Coffee Contracts. The Seller will have executed amendments reasonably satisfactory in form and substance to Buyer to Seller’s existing contracts with Atlas and Sustainable Harvest to provide that all obligations in such contracts are subject to approval of sample.

(t) Berner Side Letter. The Buyer will have received a letter in form and substance reasonably satisfactory to Buyer from Berner Foods, Inc. (“Berner”) stating that the $200,000 deposit that Berner is currently holding from Seller will be applied toward the packaging materials produced by Berner pursuant to the Supply Agreement dated as of August 10, 2006 between Seller Subsidiary and Berner and Exhibit A thereto (the “Berner Inventory”).

(u) TCAP Side Letter. The Buyer will have received a letter in form and substance reasonably satisfactory to the Buyer stating that Seller acknowledges that GMCR is a third-party beneficiary under the TCAP License (as defined in the License Agreement) and shall cause Tully’s Coffee Asia Pacific, Inc. to agree GMCR is such a third-party beneficiary.

(v) FIRPTA Certificate. Seller shall have delivered to Buyer a certification meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(w) TCAP Liens. Seller will have caused Tully’s Coffee Asia Pacific, Inc. to have released all Liens on the Acquired Assets held by Tully’s Coffee Asia Pacific, Inc. pursuant to the Security Agreement dated December 21, 2007 between Seller and Tully’s Coffee Asia Pacific, Inc. and that Buyer shall have received evidence reasonably satisfactory to Buyer as to the release of such Liens.

(x) Assumed Contract. The Seller will have executed amendments reasonably satisfactory in form and substance to the Buyer to each of the contracts listed on Schedule 2.1(c) in order to remove any retail obligations from such contracts.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.2. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4 shall be true and correct as of the Closing Date.

(b) Performance by Buyer. The Buyer shall have performed and complied with all of its covenants hereunder through the Closing.

(c) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(d) Certificates. The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 6.2(a)-(c) is satisfied in all respects.

(e) Necessary Actions. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

(f) Payment of Purchase Price and Noncompete Payment. Buyer shall have paid the Purchase Price and the Noncompete Payment in accordance with Section 2.4 and 2.8 hereof.

(g) Shareholder Approval. The Shareholder Approval shall have been obtained and shall be in full force and effect;.

(h) Closing Documents. The Buyer will have delivered to the Seller each of the Closing Documents duly executed by the parties thereto.

The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing. Such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7.	INDEMNIFICATION.

7.1. Survival of Representations and Warranties. All of the representations and warranties of the Seller (except for those contained in Sections 3.1, 3.2, 3.5, 3.12, 3.13 and 3.19) or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect for 12 months following the Closing Date, at which time such representations and warranties and any cause of action based thereon will terminate. The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.5, 3.12 3.13 and 3.19 shall survive in full force and effect until the expiration of the applicable statute of limitations (after giving effect thereto to any tolling, extension or waiver thereof) at which time such representations and warranties and any cause of action based there on shall terminate. The termination of any such representation and warranty shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to the termination date. All of the representations and warranties of the Buyer contained in Section 4 shall survive the Closing and shall continue in full force and effect until 12 months following the Closing Date. All covenants and indemnities of any Party in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever.

7.2. Indemnification.

(a) Subject to the limitations set forth in this Article 7, the Seller will indemnify and hold harmless the Buyer, and the Representatives and Affiliates of the Buyer (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Buyer Indemnified Persons or any of them as a result of or arising out of:

(i)	any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(ii)	any breach or violation of any covenant or agreement of the Seller in or pursuant to this Agreement;

(iii)	any fraud or intentional misrepresentation (as determined by a court of competent jurisdiction) by the Seller;

(iv)	any Excluded Liability; or

(v)	any Excluded Asset.

(b) Subject to the limitations set forth in this Article 7, the Buyer will indemnify and hold harmless the Seller, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of or arising out of:

(i)	any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom);

(ii)	any breach or violation of any covenant or agreement of Buyer in or pursuant to this Agreement;

(iii)	any fraud or intentional misrepresentation (as determined by a court of competent jurisdiction) by Buyer;

(iv)	any Assumed Liability; or

(v)	the ownership and operation of the Acquired Assets and the conduct of the Business after the Closing Date other than Losses that arose as the result of a breach of Section 5.4 (Operation of Business) between the date hereof and the Closing Date.

7.3. Time Limitations. No claim may be made or suit instituted seeking indemnification in respect of any breach or inaccuracy in any representation or warranty pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the party seeking indemnification under Section 7.2 (the “Indemnified Party”), is provided to the party against whom indemnity is sought (the “Indemnifying Party”):

(a) at any time prior to the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.12, 3.13 and 3.19; and

(b) at any time prior to the date which is 12 months after the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

7.4. Monetary Limitations.

(a) The Buyer will have no obligation to indemnify the Seller Indemnified Persons and the Seller will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 7.2 with respect to Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $200,000 (the “Threshold”) (at which point the Seller or Buyer will indemnify, as applicable the Seller Indemnified Persons or the Buyer Indemnified Persons for all Losses in excess of the Threshold). Subject to paragraph (c) below, (i) the maximum aggregate liability of the Seller for all claims by the Buyer Indemnified Persons under 7.1(a)(i) for Losses shall be limited to $3,500,000 (the “Cap”) and (ii) the maximum aggregate liability of Buyer for all claims by the Seller Indemnified Persons under Section 7.1(b)(i) for Losses shall be limited to the Cap.

(b) Any and all dollar amounts payable by the Seller as an Indemnifying Party to the Buyer as an Indemnified Party in connection with a claim for Losses under Section 6.1(a) will be paid in cash by Seller in accordance with payment instructions provided by the Buyer. Any and all dollar amounts payable by the Buyer as an Indemnifying Party to the Seller as an Indemnified Party in connection with a claim for Losses under Section 6.1(b) will be paid in cash in accordance with payment instructions provided by the Seller.

(c) Notwithstanding the foregoing, the limitations on liability in paragraphs (a) and (b) of this Section 7.4 shall not apply to (i) claims related to breaches of or inaccuracies in the representations and warranties set forth in Section 3.1, 3.2, 3.5, 3.12, 3.13 and 3.19; (ii) claims for indemnification pursuant to any provision of Section 7 other than Sections 7.2(a)(i) and 7.2(b)(i); provided however, that the aggregate liability with respect Losses arising as described in clauses (i) and (ii) hereof shall not exceed the Purchase Price and provided further nothing herein shall be deemed to limit an Indemnified Party’s ability to bring a claim for equitable relief or from bringing any action based on fraud or intentional misrepresentation or the monetary relief available for such claim. Subject to Section 6.3(b), any and all dollar amounts payable by an Indemnifying Party to an Indemnified Party in connection with a claim for Losses under any provision of Section 7 other than Section 7.1(a)(i) and Section 7.1(b)(i) will be paid in cash without deduction or set off by such Indemnifying Party in accordance with payment instructions provided by the Indemnified Party.

7.5. Third Party Claims.

(a) If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an indemnification claim against an Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) The Indemnifying Party will be entitled to assume control of the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 7.6(a) and shall be entitled to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from or arising out of the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action and (v) the Indemnifying Party can demonstrate to the reasonable satisfaction of the Indemnified Party its ability to pay for the entirety of all the potential Losses in relation to the Third Party Claim, subject to the limitations set forth in Section 7.3. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no negative effect on any other claims that may be made against the Indemnified Party.

(d) If the Indemnifying Party does not deliver the notice contemplated by the first clause of Section 7.5(b) within 15 days after the Indemnified Party has given notice of the Third Party Claim, (i) the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, at its own expense, provided that, the Indemnified Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless the Indemnified Party shall have notified the Indemnifying Party of the suit pursuant to clause (i) of Section 7.5(b) and the Indemnifying Party shall have failed to taken control of such suit in accordance with this Section 6.5(b). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 7.5(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically upon request for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from or arising out of the Third Party Claim to the fullest extent provided in this Section 7.

7.6. Information. Each Party hereby agrees to provide to the other Party on request all information and documentation reasonably necessary to support and verify any Losses which give rise to a claim for indemnification pursuant to this Section 7 and to provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim of the defense thereof.

7.7. Remedies Cumulative; Sole Remedy; Order of Recovery. The rights of each Buyer Indemnified Person and the Seller Indemnified Person under this Section 7 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 7 without regard to the availability of a remedy under any other provision of this Section 7. Notwithstanding the foregoing, except to the extent that a claim involves fraud or intentional misrepresentation (as determined by a non-appealable decision of a court of competent jurisdiction), the sole and exclusive remedy for any breach of, or inaccuracy in, or alleged breach or inaccuracy in, any representation or warranty in any Transaction Document shall be indemnification in accordance with this Section 7.

7.8. Purchase Price Adjustment. Any indemnity payments made pursuant to this Section 7 shall be treated by the Parties as adjustments to the Purchase Price for all purposes.

7.9. Tax Benefits. Any payment to an Indemnified Party pursuant to this Section 7 shall be reduced to take account of any net Tax benefit actually received by the Indemnified Party in respect of the taxable year in which such Loss is incurred or paid and, with respect to a Tax benefit arising in a year subsequent to the year in which the Loss is paid or incurred, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (including, as relevant, any member of its affiliated group) when such Tax benefit is actually received (reduced, in each case, by the amount of any Tax detriment actually realized by the Indemnified Party as a result of the receipt of any indemnity payment hereunder). In computing the amount of any such Tax cost or Tax benefit the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

7.10. Insurance Recoveries. The amount of any Losses payable by a Party hereunder shall be net of any amounts actually recovered in cash by an Indemnified Party under applicable insurance policies, net of all expenses incurred in prosecuting such insurance claim and the present value of any increase in insurance premiums or other charges paid or to be paid by such Party directly attributable to such Loss. If any Indemnified Party seeks indemnification against an Indemnifying Party under this Section 7 for Losses sustained or incurred by such Indemnified Party with respect to a particular claim or series of related claims in excess of $25,000, the Indemnified Party shall be required to promptly make and pursue in good faith a claim under any applicable insurance policies to recover such Losses, but only if such Losses are not covered by the insurance policies of Indemnifying Party.

8.	TERMINATION AND ABANDONMENT.

8.1. Basis For Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date

(a) by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller:

(i)	if the Shareholder Approval shall not have been obtained at the shareholders’ meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the matters subject to such approval was taken;

(ii)	if the Closing does not occur on or prior to December 31, 2008 (the “Outside Date”), unless (x) the failure of the Closing to occur by such date is due to the failure of the Party seeking to terminate the Agreement to perform or observe in all material respects the covenants and agreements of such Party set forth herein or (y) the failure of the Closing to occur by such date is solely the result of Shareholder Approval not being obtained prior to such date, in which case the Outside Date shall be automatically extended to February 15, 2009; or

(iii)	if there shall be any Legal Requirement that makes consummation of the transactions hereunder illegal or otherwise prohibited or any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which the terminating Party shall have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by Buyer:

(i)	in the event that an Adverse Recommendation Change shall have occurred;

(ii)	if Seller breaches any of its representations and warranties or fails to perform any of its covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Buyer of such breach; or

(iii)	if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

(d) by Seller:

(i)	if Buyer breaches any of its representations and warranties or fails to perform any of its covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2 and (B) cannot be or has not been cured within 60 days after the giving of written notice to Buyer of such breach;

(ii)	in accordance with the terms and subject to the conditions of Section 5.12(d) in order to effect an Adverse Recommendation Change; or

(iii)	if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Seller;

provided, however, that the Party seeking termination pursuant to Section 8.1 (c)(ii), (c)(iii), (d)(i), (d)(ii) or d(iii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

8.2. Effect of Termination.

(a) Any termination under Section 8.1 of this Agreement will be effective immediately upon the delivery of a written notice of the terminating Party to the other Party hereto, and if then due, payment of the fee set forth in Section 8.2(b) or reimbursement of expenses as set forth in Section 8.2(c) hereof, as applicable. In the event of termination of this Agreement as provided for in Section 8.1 hereof, this Agreement will become void and of no further force and effect; provided, however, that (i) the provisions of Section 5.8 relating to the obligations to keep certain information confidential, Section 5.5 relating to publicity, this Section 8 and Section 9 (other than Section 9.16 relating to specific performance, which shall terminate with the other provisions of this Agreement) shall survive termination of this Agreement and remain in full force and effect and (ii) nothing herein shall relieve any party from liability for fraud or the knowing and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) Seller will pay to Buyer:

(i)	a fee of $ 1.6 million if (A) either Party terminates this Agreement pursuant to Section 8.1(b)(i); (B) at any time after the date of this Agreement and prior to the date of the Seller’s shareholders’ meeting, an Acquisition Proposal with respect to Seller shall have been publicly announced, proposed or commenced and (C) within twelve months after the date of such termination, Seller shall have entered into an agreement related to an Acquisition Proposal; or

(ii)	a fee of $1.6 million if Buyer terminates this Agreement pursuant to Section 8.1(c)(i) or if Seller terminates this Agreement pursuant to Section 8.1(d)(ii) or (iii).

Any fee due under this Section 8.2(b) will be paid by wire transfer of immediately available funds (to an account specified by Buyer). The fee described in clause (i) will be paid by Seller at or before entering into the agreement relating to the Acquisition Proposal described therein. The fees described in clause (ii) will be paid by Seller promptly following termination of this Agreement, and in any event within two business days of termination. Upon payment of the termination fees in accordance with this Section 8.2(b), Seller will have no further liability to Buyer at law or in equity under this Agreement except as specifically set forth in Section 8.2(a). In no event shall Seller be required to pay the fees under this Section 8.2(b) on more than one occasion.

(c) If this Agreement is terminated by Seller pursuant to Section 8.1(d)(iii) due to Buyer’s failure to have obtained the consents to funding referenced in Section 6.2(q), then Buyer shall promptly (and in any event within two business days of termination) pay to Seller or its designee all out-of-pocket costs and expenses incurred by or on behalf of Seller in connection with this Agreement and the Contemplated Transactions, including all fees and expenses of counsel, accountants, investment bankers, and other Representatives, up to an aggregate maximum amount of $1.6 million for all such costs, fees, and expenses.

(d) Each of the Buyer and Seller acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Buyer and Seller would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.2 do not constitute a penalty. If the Seller fails to pay as directed in writing by the Buyer any amounts due to the Buyer pursuant to this Section 8.2 within the time periods specified in this Section 8.2 or Buyer fails to pay the Seller any amounts due to the Seller pursuant to this Section 8.2 within the time periods specified in this Section 8.2, the Buyer or Seller, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Buyer, on one hand, or the Seller, on the other hand, as applicable, in connection with any action, including the lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.	MISCELLANEOUS.

9.1. Entire Agreement. This Agreement, together with the confidentiality agreement dated April 17, 2008, and the Closing Documents, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

9.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties (except with respect to any successor to all or substantially all of a Party’s business that becomes a party to this Agreement and subject to the terms and conditions of this Agreement to the same extent, and in the same capacity, as the Party which is so succeeded, in which case no prior written consent shall be necessary hereunder); provided, however, that the Buyer shall have the right to effect a collateral assignment for the benefit of Buyer’s lenders. This Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

9.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto.

9.4. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

9.5. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective on the business day following receipt of confirmation of good transmission; provided that a copy of any such facsimile is concurrently sent to the recipient by first class mail); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to any Seller:	Tully’s Coffee Corporation
3100 Airport Way South,
Seattle, Washington 98134
Phone: (206) 233-2070
Fax:

With a copy to:	Carney Badley Spellman, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104
Phone: (206) 622-8020
Fax: (206) 467-8215
Attention: Patrick R. Lamb

If to the Buyer:	Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury, VT 05676
Phone: (802) 244-5621
Fax: (802) 244-1289
Attention: Lawrence J. Blanford

With a copy to:	Ropes & Gray LLP
One International Place
Boston, MA 02110
Phone: (617) 951-7431
Fax: (617) 951-7050
Attention: Jane D. Goldstein, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.6. Mail. Seller authorizes Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Acquired Assets and to deal with the contents of such communications in any proper manner. The Seller shall promptly deliver to Buyer any mail or other communications received by the Seller after the Closing Date pertaining to the Acquired Assets. Buyer shall promptly deliver to the applicable Seller any mail or other communication received by Buyer after the Closing Date pertaining to the Excluded Assets or any Excluded liabilities, and any cash, checks or other instruments of payment in respect of the Excluded Assets. As soon as is practicable after the Closing Date, upon the request of the Buyer, the Seller will mail to its vendors a notice of the sale of the Acquired Assets hereunder.

9.7. Governing Law. This Agreement and all claims, disputes or other Actions arising hereunder or out of the Contemplated Transactions shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

9.8. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective, and if the amendment or waiver is applicable to any other party set forth on the signature pages hereto, such party. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

9.9. Severability. Any term or provision of this Agreement or of any Section hereof that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

9.10. Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party, with respect to any of the costs and expenses of the Seller (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

9.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. In all cases, word “including” shall be interpreted as “including without limitation” and the word “or” shall be interpreted as “and/or.”

9.12. Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

9.13. Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts within The State of New York for the purpose of any Action between the Parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

9.14. Venue. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring Actions only in The State of New York. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

9.15. Service of Process. Each Party hereby (a) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, and (b) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) does not constitute good and valid service of process.

9.16. Specific Performance. The parties to this Agreement agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Upon proof of such irreparable damage, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.17. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	GREEN MOUNTAIN COFFEE ROASTERS, INC.

	By:	/s/ Lawrence J. Blanford
		Name:	Lawrence J. Blanford
		Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

THE SELLER PARENT:	TULLY’S COFFEE CORPORATION

	By:	/s/ Tom T. O’Keefe
		Name:	Tom T. O’Keefe
		Title:	Chairman of the Board and Director

THE SELLER SUBSIDIARY:	TULLY’S BELLACCINO, LLC

	By:	TULLY’S COFFEE CORPORATION, Its Sole Member

	By:	/s/ Tom T. O’Keefe
		Name:	Tom T. O’Keefe
		Title:	Chairman of the Board and Director

[Signature Page to Asset Purchase Agreement]

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”), dated as of November 12, 2008 amends that certain Asset Purchase Agreement dated as of September 15, 2008 (the “Agreement”) by and among Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Buyer”), Tully’s Coffee Corporation, a Washington corporation (the “Seller Parent”) and Tully’s Bellaccino, LLC, a Washington limited liability company (the “Seller Subsidiary” and together with the Seller Parent, “Seller”). Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Agreement.

WHEREAS, the parties to this Amendment desire to amend the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby as follows:

1.     Amendment of Section 8.1(b)(ii).

1.1     Section 8.1(b)(ii) of the Agreement is hereby amended by deleting the date “December 31, 2008” in the first line thereof and inserting in lieu thereof the date “February 9, 2009”.

1.2.    Section 8.1(b)(ii) of the Agreement is hereby amended by deleting the date “February 15, 2009” in the ninth line thereof and inserting in lieu thereof the date “March 24, 2009”.

2.     Except as amended hereby, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

3.     This Amendment may be executed in several counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same agreement. Facsimile copies of signed signatures will be deemed binding originals.

A-A-1

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as an agreement under seal as of the date first above written.

THE BUYER:	GREEN MOUNTAIN COFFEE ROASTERS, INC.

	By:	/s/ Lawrence J. Blanford
		Name:	Lawrence J. Blanford
		Title:	President and Chief Executive Officer

A-A-2

THE SELLER PARENT:	TULLY’S COFFEE CORPORATION

	By:	/s/ Tom T. O’Keefe
		Name:	Tom T. O’Keefe
		Title:	Chairman of the Board and Director

THE SELLER SUBSIDIARY:	TULLY’S BELLACCINO, LLC

	By:	TULLY’S COFFEE CORPORATION, Its Sole Member

		By:	/s/ Tom T. O’Keefe
			Name:	Tom T. O’Keefe
			Title:	Chairman of the Board and Director

A-A-3

Exhibit B–1

Amendment No. 1

A. Subsection b of Section 2.8 of the Amended and Restated Articles of Incorporation shall be amended to include the following paragraph:

The term “Green Mountain Transaction” shall mean the sale of assets and the other transactions taken and to be taken pursuant to that certain Asset Purchase Agreement, dated as of September 15, 2008, as amended, by and among Green Mountain Coffee Roasters, Inc., the Corporation and Tully’s Bellaccino, LLC, as such agreement or any provision thereof may at any time be amended, supplemented, waived or otherwise changed. Notwithstanding any other provision of these Articles of Incorporation, the Green Mountain Transaction is hereby deemed not to be a Sale Transaction or other Liquidating Event.

B. Subsection b of Section 2.9 of the Statement of Rights and Preferences of the Series B Preferred Stock shall be amended to include the following sentence:

Notwithstanding any other provision of these Articles of Incorporation, the Green Mountain Transaction is hereby deemed not to be a Sale Transaction or other Liquidating Event.

B-1

Exhibit B–2

Amendment No. 2

A. Subsection b of Section 2.8 of the Amended and Restated Articles of Incorporation shall be amended to include the following sentence:

For the purpose of making any determination, pursuant to RCW 23B.06.400(2)(b) of the Washington Business Corporation Act (or any successor provision), of the amount of any dividends or other distributions on the Common Stock (each a “Distribution”), the amount that would be needed, if the Corporation were to be dissolved at the time of the Distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the Distribution, need not be considered, and may be excluded, by the Board of Directors in making any such determination.

B. Subsection b of Section 2.9 of the Statement of Rights and Preferences of the Series B Preferred Stock shall be amended to include the following sentence:

For the purpose of making any determination, pursuant to RCW 23B.06.400(2)(b) of the Washington Business Corporation Act (or any successor provision), of the amount of any dividends or other distributions on the Series B Preferred Stock (each a “Distribution”), the amount that would be needed, if the Corporation were to be dissolved at the time of the Distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the Distribution, need not be considered, and may be excluded, by the Board of Directors in making any such determination.

B-2

Exhibit C

September 10, 2008

Board of Directors

Tully’s Coffee Corporation

3100 Airport Way South

Seattle, Washington 98134-2116

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Tully’s Coffee Corporation (the “Company”) of the Consideration (as defined below) to be received by the Company in the proposed sale of Tully’s Wholesale Business (the “Wholesale Business”) pursuant to an Asset Purchase Agreement (the “Agreement”) to be entered into by and among Green Mountain Coffee Roasters, Inc. (“Green Mountain” or the “Buyer”), and the Company and Tully’s Bellaccino, LLC. Such transaction is referred to herein as the “Transaction”.

Under the terms of the Agreement, Green Mountain intends to acquire from the Company all of the Company’s right, title, and interest in and to all of the assets, properties, and rights of the Company which are primarily used, to be used, or maintained in connection with the current conduct of the Wholesale Business. In consideration for the acquired assets of the Wholesale Business, Green Mountain will assume certain liabilities of the Company and pay to the Company an aggregate amount of $40.3 million.

In arriving at our opinion, we reviewed:

(i)	a draft of the Agreement dated September 9, 2008, and certain related agreements;

(ii)	certain financial statements and other historical financial and business information about the Company made available to us from published sources and/or from the internal records of the Company;

(iii)	certain internal financial analyses and forecasts of the Company prepared by and/or discussed with management of the Company regarding the Company’s business, financial condition, results of operations and prospects;

(iv)	historical SEC filings and draft versions of the most recent Form 10-K and Form 10-Q;

(v)	the publicly reported historical prices and trading activity for certain other companies in the same industry, the securities of which are publicly traded;

(vi)	the financial terms of certain other similar transactions recently effected, to the extent publicly available;

(vii)	the current market environment generally and the environment for the specialty coffee industry in particular;

(viii)	the marketing process completed by the Company and D.A. Davidson;

(ix)	the acquisition valuations of other similar companies or divisions of companies and assets, to the extent practicable, which have recently been acquired for which financial information is publicly available; and

Board of Directors

Tully’s Coffee Corporation

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

In addition, we have had discussions with the management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and prospects of the Wholesale Business.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of the Company. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Wholesale Business, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized.

We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Transaction. We have also assumed that the Transaction and the other events contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.

We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter. As a result, this opinion speaks only as of the date hereof, and you have not asked us to address the effect of any subsequent changes in such conditions on our opinion.

We will receive a fee for our services in connection with rendering this opinion, and will receive additional compensation that is contingent upon the closing of the Transaction with Green Mountain. This fairness opinion was reviewed and approved by a D.A. Davidson Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation of the Transaction to the Company. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent.

Board of Directors

Tully’s Coffee Corporation

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Consideration to be received by the Company in the Agreement is fair, from a financial point of view.

Very truly yours,

D.A. Davidson & Co.

Exhibit D

TULLY’S COFFEE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28, 2008 (unaudited)	March 30, 2008
	(dollars in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$3,573	$1,271
Accounts receivable, net of allowance for doubtful accounts of $460 and $321 at September 28, 2008 and March 30, 2008, respectively	5,828	5,372
Inventories	837	1,317
Prepaid expenses and other current assets	277	603
Assets held for sale	5,565	5,210

Total current assets	16,080	13,773
Property and equipment, net	3,169	4,615
Goodwill	332	332
Other assets	238	198

Total assets	$19,819	$18,918

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$7,745	$8,599
Accrued liabilities	4,828	4,404
Credit line and current portion of long-term debt, net of discount	11,940	11,876
Current portion of UCC note payable	1,088	1,027
Current portion of capital lease obligations	3	5
Deferred revenue	3,081	2,803
Liabilities held for sale	53	66

Total current liabilities	28,738	28,780
UCC note payable, net of current portion	2,402	2,310
Capital lease obligation, net of current portion	—	1
Other liabilities	443	442
Deferred revenue	357	—
Deferred lease costs	512	809

Total liabilities	32,452	32,342

Minority Interest	6,000	6,000

Commitments and contingencies (Note 6)
Stockholders’ deficit
Series A Convertible Preferred stock, no par value; 31,000,000 shares authorized, 12,918,374 (September 28, 2008) and 12,930,374 (March 30, 2008) issued and outstanding, with a liquidation preference of $32,296 (September 28, 2008) and $32,326 (March 30, 2008)	28,756	28,783
Common stock, no par value; 120,000,000 shares authorized; 3,255,024 (September 28, 2008) and 3,251,891 (March 30, 2008) shares issued and outstanding, with a liquidation preference of $58,590 (September 28, 2008) and $58,534 (March 30, 2008)	19,149	19,100
Series B Convertible Preferred stock, no par value; 8,000,000 shares authorized; 3,603,349 (September 28, 2008) and 3,613,349 (March 30, 2008) issued and outstanding, with a liquidation preference of $9,008 (September 28, 2008) and $9,033 (March 30, 2008)	7,986	8,009
Additional paid-in capital	29,880	29,719
Subscription receivable	—	(3,000)
Accumulated deficit	(104,404)	(102,035)

Total stockholders’ deficit	(12,633)	(13,424)

Total liabilities and stockholders’ deficit	$19,819	$18,918

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULLY’S COFFEE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)
	(dollars in thousands, except per share data)
Net sales
Retail store sales	$10,046	$10,813	$20,876	$21,302
Specialty sales of products	—	45	—	203

Total sales of products	10,046	10,858	20,876	21,505
Licenses, royalties, and fees	61	84	113	171
Recognition of deferred licensing revenue	—	360	—	720

Net sales	10,107	11,302	20,989	22,396

Cost of goods sold and operating expenses
Retail cost of goods sold	3,691	4,131	7,580	8,033
Retail occupancy expenses	1,242	1,327	2,597	2,655

Total retail cost of goods sold and related occupancy expenses	4,933	5,458	10,177	10,688
Specialty cost of goods sold	—	53	—	214

Cost of goods sold and related occupancy expenses	4,933	5,511	10,177	10,902
Store operating expenses	4,363	5,124	8,888	9,854
Other operating expenses	341	1,080	541	1,264
Marketing, general and administrative costs	1,653	2,337	3,589	4,768
Depreciation and amortization	305	685	917	1,490
Store closure and lease termination costs	37	16	218	16

Total cost of goods sold and operating expenses	11,632	14,753	24,330	28,294

Operating loss from continuing operations	(1,525)	(3,451)	(3,341)	(5,898)
Other income (expense)
Interest expense	(678)	(527)	(1,398)	(843)
Loan guarantee fee	(54)	(68)	(131)	(68)
Loss of foreign exchange	(11)	—	(11)	—
Miscellaneous income	44	15	39	16

Total other income (expense)	(699)	(580)	(1,501)	(895)

Loss from continuing operations before income taxes	(2,224)	(4,031)	(4,842)	(6,793)
Income tax expense	—	—	(2)	—

Loss from continuing operations	$(2,224)	$(4,031)	$(4,844)	$(6,793)

Discontinued operations (Note 3)
Income from discontinued operations	$1,423	$749	$2,475	$1,317
Income tax expense	—	—	—	—

Income from discontinued operations	$1,423	$749	$2,475	$1,317

Net loss	$(801)	$(3,282)	$(2,369)	$(5,476)

Continuing operations—basic and diluted
Continuing operations—basic	$(0.68)	$(1.47)	$(1.49)	$(2.57)
Continuing operations—diluted	$(0.68)	$(1.47)	$(1.49)	$(2.57)
Discontinued operations—basic and diluted
Discontinued operations—basic	$0.44	$0.27	$0.76	$0.50
Discontinued operations—diluted	$0.22	$0.12	$0.38	$0.21
Loss per share—basic and diluted
Loss per share—basic	$(0.24)	$(1.20)	$(0.73)	$(2.07)
Loss per share—diluted	$(0.24)	$(1.20)	$(0.73)	$(2.07)
Weighted average shares used in computing basic and diluted loss per share
Loss per share—basic	3,255	2,728	3,255	2,644
Loss per share—diluted	6,449	6,373	6,449	6,373

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULLY’S COFFEE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Week Periods Ended
	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,369)	$(5,476)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	917	1,490
Loan guarantee fee	131	68
Store closure and lease termination costs	218	16
Employee stock option compensation expense	125	223
Non-cash interest expense (accretion of debt discount)	503	319
Provision for doubtful accounts	150	92
Gain on sale of property and equipment	(34)	(1)
Recognition of deferred license revenues	—	(720)
Changes in assets and liabilities
Accounts receivable	(606)	(1,001)
Inventories	860	(1,287)
Prepaid expenses and other assets	136	(1,411)
Accounts payable	(854)	1,980
Accrued liabilities	242	927
Deferred revenue	634	289
Deferred lease costs	(298)	(162)

Net cash used in operating activities	(245)	(4,654)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(393)	(756)
Additions to intangible assets	15	(1)
Proceeds from sale of property and equipment	227	—

Net cash used in investing activities	(151)	(757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under Northrim credit facility	(191)	(296)
Payments on long-term debt and capital leases	(111)	(190)
Proceeds from note payable	—	5,400
Minority interest contribution in joint venture	3,000	—
Cash in lieu of fractional stock on reverse split	—	(12)
Proceeds from exercise of warrants and stock options	—	373

Net cash provided by financing activities	2,698	5,275

Net increase (decrease) in cash and cash equivalents	2,302	(136)
Cash and cash equivalents at beginning of period	1,271	1,430

Cash and cash equivalents at end of period	$3,573	$1,294

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for interest	$1,398	$843
Non-cash investing and financing activities:
Accrued expense paid through grant of stock options	$36	$56
Warrant issued for loan commitment fee	$—	$635
Discount recorded from note proceeds	$—	$582
Warrants issued for loan guarantee	$—	$185

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULLY’S COFFEE CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE TWENTY-SIX WEEK PERIOD ENDED SEPTEMBER 28, 2008 (UNAUDITED)

	Convertible Preferred Stock				Common Stock		Additional paid-in capital	Subscription receivable	Accumulated deficit	Minority Interest	Total
	Series A Shares	Series A Amount	Series B Shares	Series B Amount	Shares	Amount
	(dollars in thousands, except share data)
Balance, March 30, 2008	12,930,374	$28,783	3,613,349	$8,009	3,251,891	$19,100	$29,719	$(3,000)	$(102,035)	$6,000	$(13,424)
Series A Preferred stock converted to common stock	(12,000)	(27)			1,696	27					—
Series B Preferred stock converted to common stock			(10,000)	(22)	1,250	22					—
Exercise of stock options					187	—					—
Stock option expense							125				125
Accrued expense paid through grant of stock options							36				36
Receipt of subscription receivable								3,000			3,000
Net loss									(2,369)		(2,369)

Balance, September 28, 2008	12,918,374	$28,756	3,603,349	$7,986	3,255,024	$19,149	$29,880	$—	$(104,404)	$6,000	$(12,633)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULLY’S COFFEE CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

The condensed consolidated financial statements include the accounts of Tully’s Coffee Corporation and its consolidated subsidiaries and joint ventures controlled by the Company. In these condensed consolidated financial statements, references to “we,” “us,” “Tully’s” or the “Company” refer to Tully’s Coffee Corporation.

The accompanying condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to fairly present the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Results of operations for the thirteen week period ended September 28, 2008 (“Second Quarter Fiscal 2009”), the twenty-six week period ended September 28, 2008 (“Six Months Fiscal 2009”), the thirteen week period ended September 30, 2007 (“Second Quarter Fiscal 2008”), and the twenty-six week period ended September 30, 2007 (“Six Months Fiscal 2008”), are not necessarily indicative of future financial results.

Investors should read these interim financial statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included in our Annual Report on Form 10-K for our fiscal year ended March 30, 2008, filed with the SEC on September 17, 2008 (the “Fiscal 2008 Form 10-K”).

On September 15, 2008, the Company entered into an asset purchase and sale agreement to sell substantially all assets of the wholesale division. The accompanying consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. The 2008 balance sheet has been retroactively adjusted in conformity with generally accepted accounting principles to present the operations of our Wholesale Division as a discontinued operation.

Recent Developments

In August, 2008, we signed a development agreement with JH Development, LLC to develop certain counties within southern California, excluding certain special venues, in consideration for a $400,000 development fee. This development fee will be recognized over the contract life of ten years. In conjunction with the development agreement, we sold the five company owned southern California stores to JH Development for $150,000. These stores will be operated by JH Development under a franchise agreement with Tully’s. Although the sale of these stores reduced our net sales in the current period and will reduce overall net sales in future periods, we believe this arrangement will lead to increased profitability through franchising fees as well as the sale of product to these stores.

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. During the first quarter of Fiscal 2009, management committed to a plan that was approved by the Company’s Board of Directors in June 2008, to exit the wholesale business and entered into negotiations with GMCR for the sale of Tully’s business names, trademarks, and wholesale business. Therefore, the Company classified the assets and liabilities of its wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Also, in accordance with SFAS 144, the Company stopped depreciating assets identified as held for sale on a go forward basis.

As a result of the Company’s assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and GMCR, entered into the GMCR Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the assets as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy Tully’s post-closing indemnification obligations to GMCR under the GMCR Agreement. We plan to use these proceeds to improve our liquidity, repay our indebtedness, and to fund our domestic retail and license businesses.

Pursuant to the GMCR Agreement, upon the closing, we will enter into a supply agreement with GMCR (the “Supply Agreement”). Under the terms of the Supply Agreement, (i) GMCR will agree to use commercially reasonable efforts to supply to us all of our requirements of Products and Other Coffee Products (“Products”) during the term of the Supply Agreement; and (ii) we will agree to purchase all of our requirements of Products from GMCR during the term of the Supply Agreement. This supply agreement will support our sourcing needs of the ongoing retail, international and specialty businesses.

Pricing for a specified annual volume of Products will be established on a “cost plus” basis. If Tully’s requires a higher aggregate volume of Products in a given contract year and GMCR does not elect to continue the “cost plus” pricing for one or more Products after the specified volume is exceeded, the Products will be priced at GMCR’s best list price offered to like customers, provided that we will have the option to use a secondary vendor to supply such Products. The Supply Agreement is for an initial term of five years starting on the effective date of the Supply Agreement and may be renewed thereafter for separate additional terms of one year each unless either party provides written notice of non-renewal to the other party at least 120 days in advance of the end of the initial five year term or additional term, as the case may be. The Company is to provide forecasting to GMCR on the estimated annual volume it intends to purchase such that GMCR can predict production volume. In the event the Company’s actual purchasing is 25% less or greater, there is a penalty fee provision. The Company does not expect to incur any penalties under this provision of the arrangement.

The Company does not believe the nature of the agreement or the cost formula represents anything other than prices within the range of market prices at the time of the arrangement. Given the Company’s history surrounding the cost of wholesale and bulk coffee production, the Company believes the supply arrangement will result in comparable cost of sales as it relates to the coffee beans for its future retail operations. The prices the Company agreed to pay GMCR are competitive prices that we could have obtained from other suppliers and will not be accounted for as an adverse or beneficial purchase commitment. The presence of the supply agreement does not impact the accounting or recognition of the gain as it relates to the sale and does not impact the conclusion that the risk and rewards have been sufficiently transferred to GMCR under the proposed asset sale.

In evaluating the supply agreement, we made certain estimates of the mix of products that were to be purchased as well as the distribution and competitor prices we would be getting on the products supplied from GMCR.

Additionally, under the terms of the Asset Sale, the Company sold the “Tully’s” trademark and brand name, and is simultaneously with the transaction entering into a perpetual license to continue to utilize the “Tully’s” brand as part of its North American retail operations, and is also licensing the rights to worldwide retail and wholesale (excluding North American and Japan) distribution (“License Agreement”). The Company can sublicense these rights, thus continuing to act as a retail franchisor worldwide (excluding Japan). The perpetual license fee is $1 annually. The Company has considered this continuing involvement and believes there is significant direct cash flows associated with this continued involvement through the worldwide area development rights and retail operations ability to operate under the “Tully’s” brand name is contingent upon this License Arrangement.

The discontinued operations and assets held for sale represent only those pertaining to the Wholesale Segment, and do not include any results relating to those activities which are expected to continue under the license agreement due to this continuing involvement.

The Company will continue to evaluate the accounting impacts of the transaction, including the corresponding License Agreement and expects the allocation of net proceeds, value attributed to the intangible being sold, and any resulting gain will be based upon the fair market value which will be completed upon closing of the transaction, expected to be in the forth fiscal quarter ended March 29, 2009. Further, management expects any gain allocated to, or resulting from, the sale of the intangible to be deferred due to the continuing involvement as derived by the License Agreement.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

Footnote 2 provides the major categories of assets and liabilities held for sale including the operating results of discontinued operations for the wholesale segment Discontinued operations does not result in any income tax expense or benefit due to the Company’s full valuation allowance against all deferred taxes and cumulated net operating loss position.

Tully’s and GMCR have made customary representations, warranties and covenants in the GMCR Agreement. Pursuant to the terms of the GMCR Agreement, except in certain limited circumstances Tully’s may not solicit or enter into discussions regarding, or provide information in connection with, alternative transactions. The GMCR Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the GMCR Agreement, Tully’s may be required to pay GMCR a termination fee of $1.6 million. In addition, if Tully’s terminates the GMCR Agreement because GMCR is unable to obtain funding under its existing credit facility to complete the asset purchase, then GMCR will be obligated to reimburse Tully’s for up to $1.6 million in Tully’s out-of-pocket costs and expenses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The GMCR Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, has entered into a voting agreement with GMCR pursuant to which he has agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the GMCR Agreement and the transactions contemplated therein.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the GMCR Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the GMCR Agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however, the application of this statement may change current practice. The requirements of SFAS 157 are effective for our fiscal year beginning March 31, 2008. The adoption of SFAS 157 had no impact on our condensed consolidated financial position, results of operations, cash flows or financial statement disclosures. See also discussion of the interpretation of this pronouncement below.

In February 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-b, Fair Value Measurements. This FSP delays the effective date of SFAS 157 until January 1, 2009 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among other things: intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; and liabilities associated with restructuring activities.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements). This FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company’s currently evaluating the impact of this FSP to its financial position and results of operations.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FSP clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

Cash

Cash equivalents in excess of current operating requirements are invested in short-term, interest-bearing instruments with maturities of three months or less at the date of purchase and are stated at cost, which approximates market value. Fully-consolidated into the Company’s September 28, 2008 balance is $2,687,000 of cash and cash equivalents related to our limited partnership agreement that established a new joint venture called Tully’s Coffee Asia Pacific Partners, LP (“Tully’s Coffee Asia”).

2. Disposal of Long-Lived Assets

Assets Held for Sale

During the first quarter of Fiscal 2009, management committed to a plan that was approved by the Company’s Board of Directors in June 2008, to exit the wholesale business and entered into negotiations with GMCR for the sale of Tully’s business names, trademarks, and wholesale business. Therefore, the Company classified the assets and liabilities of its wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Also, in accordance with SFAS 144, the Company stopped depreciating assets identified as held for sale.

The table below summarized the major categories of assets and liabilities held for sale at September 28, 2008:

September 28, 2008 (unaudited)
(dollars in thousands)
Assets Held for Sale
Inventory	$2,232
Prepaid expenses and other current assets	200
Property and equipment and other intangible assets, net	3,009
Goodwill	124

Total Assets Held for Sale	$5,565

Liabilities Held for Sale
Long-term debt	$15
Capital lease obligations	38

Total Liabilities Held for Sale	$53

3. Discontinued Operations

The Company classified the results of operations for the wholesale business in discontinued operations, in accordance with the guidance provided in SFAS 144.

The operating results of discontinued operations for the wholesale segment included in the accompanying consolidated statements of operations are as follows:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)
	(dollars in thousands)
Net Sales	$9,100	$6,908	$17,064	$12,604
Income before income taxes	1,423	749	2,475	1,317
Income taxes(1)	—	—	—	—

Income from discontinued operations	$1,423	$749	$2,475	$1,317

(1)	Discontinued operations does not include income tax expense or benefit as the Company has a full valuation allowance offsetting deferred income taxes and is in a cumulative net operating loss position.

4. Liquidity

As of September 28, 2008 we had cash and cash equivalents of $3,573,000. Because we principally operate as a “cash retail business,” we generally do not require a significant net investment in working capital and historically have operated with current liabilities in excess of our current assets. Exclusive of the borrowings, aggregating $11,940,000 as of September 28, 2008, under our Northrim credit line and the Benaroya credit facility, both of which are also classified as current liabilities at September 28, 2008 (see Note 5), we had current liabilities of $16,805,000 as compared to current assets of $10,515,000 at September 28, 2008, which excludes assets held for sale amounting to $5,565,000.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and completion of the transaction. If the asset sale to GMCR is not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred, although we may be obligated, under some circumstances, to pay GMCR a termination fee of $1.6 million. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the GMCR agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs. We will continue to evaluate our business, operations, and prospects and to explore potential opportunities to enhance shareholder value after closing the Asset Sale.

Our $10,000,000 credit facility with Benaroya Capital, was due on August 31, 2008. On September 11, 2008, the Company and Benaroya Capital entered into a forbearance agreement. Under the forbearance agreement, which may be terminated by Benaroya Capital at any time, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. Our credit facility with Northrim Funding Services ($4,458,000 in principal amount outstanding at September 28, 2008) is generally subject to annual renewals and matures on December 15, 2008.

Other cash requirements for the next twelve months, in addition to normal operating expenses and the commitments described in the condensed consolidated financial statements and notes, are expected to consist primarily of capital expenditures related to the maintenance of company-operated stores. Some of these capital expenditures may be accomplished through operating or capital leases.

If the Asset Sale were not completed, then substantial doubt would exist as to our ability to continue as a going concern. We would need to immediately obtain additional financing to sustain the Company’s operations and business and obtain new funding to pay our current liabilities. If the asset sale is not completed, we believe that it would be very difficult to obtain additional equity or debt financing or to consummate an alternative strategic transaction in a timely fashion. In addition, we likely would be required to substantially reduce expenditures of our business. Also, the Company would be required to begin depreciation on those assets previously categorized as held for sale as well as book an adjustment to catch-up the expense for the time depreciation was suspended.

Even if the Asset Sale is completed, changes in our operating plans, lower than anticipated sales, increased expenses, or other events, may require us to seek additional debt, equity financing, or a sale of assets on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could impact negatively our financial condition and results of operations.

Further, we could be required to substantially reduce operating, marketing, general and administrative costs related to our continuing operations, or reduce or discontinue our investments in store improvements, new customers and new products. If these actions were not sufficient, we could be required to sell stores or other assets and could be unable to take advantage of business opportunities or respond to competitive pressures. The sale of stores or other income-producing assets could adversely affect our future operating results and cash flows.

In their report dated September 16, 2008, our registered public accounting firm stated that our financial statements for the fiscal year ended March 30, 2008 were prepared assuming we would continue as a going concern; however our recurring losses and accumulated deficit raise substantial doubts about our ability to continue as a going concern. Our ability to continue as a going concern is in doubt as a result of a maturing short-term credit facilities, recurring losses from operations, and accumulated deficit, and is subject to our ability to obtain additional equity or credit financing, which may or may not be available, or to consummate a strategic transaction, such as the Asset Sale.

Effect of the Asset Sale and Outlook

As noted, we have classified the assets and liabilities of our wholesale business as held for sale in our condensed consolidated balance sheets and the results of operations for the wholesale business is reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144. During the six months ended September 28, 2008, our income from discontinued operations was $2,475,000. Although we will not receive the operating cash flows from the wholesale business after closing of the Asset Sale, the proposed transaction will result in significantly improved liquidity and capital resources for us.

We are required under the GMCR Agreement to use the net proceeds from the Asset Sale to repay in full our outstanding indebtedness and all trade payables related to the wholesale business, including our obligations to Benaroya Capital, Northrim Funding Services, and Ueshima Coffee Corporation. We intend to use the remaining proceeds to satisfy our current liabilities, fund operation of our domestic retail and specialty businesses, and to make a cash distribution to our shareholders, subject to availability of funds and restrictions under applicable law.

Historically the cash flows from our wholesale division have contributed positively to our operations. We continue to assess how the sale of the division will impact ongoing operating results. In Fiscal 2009 we expect to focus on improving our retail operations, expanding our specialty business, which is relatively less capital intensive than our retail business, while maintaining a limited rate of growth in our retail operations as we continue our efforts to improve our operating results.

If we were to seek a higher growth rate than reflected in our current business plan, we believe that additional sources of funding would be required to fund increased capital investment. Further, if our actual results should differ unfavorably from our Fiscal 2009 projections, it could become necessary for us to seek additional capital. We expect that additional sources of funding will be required in subsequent periods to fund capital expenditures required for growth of our retail business. Such additional sources of funding are expected to include debt or equity financings.

If the pricing or terms for any new financing do not meet our expectations, we may be required to choose between completion of the financing on such unfavorable terms or not completing the financing. If other sources of capital are unavailable, or are available only on a limited basis or under unacceptable terms, then we could be required to reduce operating, marketing, general and administrative costs related to our continuing operations, or reduce or discontinue our investments in store improvements, new customers and new products. In addition, we could be required to sell individual or groups of stores or other assets (such as license territories) and could be unable to take advantage of business opportunities or respond to competitive pressures. Store sales would involve the assignment or sub-lease of the store location (which may require the lessor’s consent) and the sale of the store equipment, leasehold improvements and related assets. The proceeds received from the sale of stores or other assets might not be sufficient to satisfy our capital needs, and the sale of better-performing stores or other income-producing assets could adversely affect our future operating results and cash flows.

Consistent with our past disclosure and in light of the proposed Asset Sale, we will continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to enhance the value of the Company to our shareholders.

5. Credit lines and long term debt

On April 26, 2007, we borrowed $4,000,000 from Benaroya Capital (less an initial loan fee of $100,000) and issued the promissory note (“the Benaroya Note”) to evidence that indebtedness. In connection with the loan, we granted warrants to purchase 12,411 shares of common stock at an exercise price of $2.64 per share to Benaroya Capital, which were recorded at their estimated aggregate fair value of $109,000 when granted. On July 12, 2007, the Benaroya Note amount was amended to establish a credit facility (the “Benaroya credit facility”) with allowable borrowings of up to $10 million, to reduce the interest rate from 15% to 13.5% per annum (effective July 12, 2007) and to extend its maturity date.

Interest accrues on the outstanding principal balance of the Benaroya Note, calculated on a daily basis and payable on the maturity date. Overdue amounts bear interest at a rate equal to eighteen percent (18%) per annum. Loan fees of $482,000 were added to the principal balance in connection with the July amendment of the Benaroya credit facility and warrants to purchase 59,780 shares of common stock at an exercise price of $2.64 per share were issued to Benaroya Capital, which were recorded at their estimated aggregate fair value of $526,000 when granted. Accordingly, the loan guarantee fee related to the warrants is measured at grant date, based on the fair value of the warrant grant using the Black-Scholes valuation model including an expected life of one year, volatility of 70%, interest rate of 4.92%, and a stock price at grant of $1.41. We amortize the fair value of all warrants on a straight-line basis over the requisite service periods. Borrowings under the Benaroya credit facility are secured by all of Tully’s assets but are subordinate to Northrim’s existing lien on accounts receivable and inventory. The Benaroya Capital warrants became exercisable on April 26, 2008, and will expire during 2012.

Our chairman has guaranteed our obligations under the Benaroya credit facility, and another shareholder has guaranteed up to $3,000,000 under the Benaroya credit facility. Our chairman is not being compensated for his guaranty. We have agreed to compensate the second guarantor through the cash payment of a $167,100 commitment fee and a grant of warrants to purchase 21,000 shares of our common stock at an exercise price of $2.64 per share, which were recorded at their estimated aggregate fair value of $184,800 when granted (these warrants became exercisable on July 12, 2008). Additionally, we will pay a facility draw fee to this second guarantor at the annualized rate of 2% on the average amount of guaranteed debt outstanding. We have agreed to indemnify these guarantors from all claims, liabilities, costs and expenses incurred by them arising from or related to the note holder’s demands under the guarantees. We also have agreed not to increase the amount of our secured credit facility with Northrim (the “Northrim Facility”) or grant any other security interest in our assets without the prior written consent of these guarantors. Borrowings under the Benaroya credit facility are classified as a short-term obligation in our balance sheet, reflecting the terms of the July 12, 2007 amendment.

The Benaroya Note was due on August 31, 2008. The Company and Benaroya Capital entered into the Forbearance Agreement on September 11, 2008. Under the Forbearance Agreement, which may be terminated by Benaroya Capital at any time, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. Proceeds from the sale of the wholesale business would be used to fully repay the Benaroya facility.

The discounts on the principal proceeds from Benaroya Capital and the fair value of the warrants issued to Benaroya Capital, as described above, have been recorded as a discount on the Benaroya Note. This discount is being reduced through accretion of non-cash interest expense over the life of the note. These amounts are summarized as follows:

Twenty-six week period ended September 28, 2008 (unaudited)
(dollars in thousands)
Debt discount on Benaroya credit facility as of March 30, 2008	$411
Less—accretion of discount included in interest expense for the Six Months Fiscal 2009	(411)

Debt discount on Benaroya credit facility as of September 28, 2008	$—

On June 22, 2005, Tully’s entered into the Northrim Facility. On October 20, 2008, the credit facility was renewed until December 15, 2008, unless terminated earlier by either party. Under this credit facility, Tully’s may borrow up to $6,500,000, subject to the amount of eligible accounts receivable and inventories. Borrowings under this facility bear interest at the prime rate plus 7.0% with a floor of 12.0% and a ceiling of 14.0% during the contract term and are secured by our inventories and through the assignment (with recourse) of our accounts receivable.

In April 2001, Tully’s granted UCC Ueshima Coffee Company, Ltd. (“UCC”) a license to establish and operate Tully’s specialty coffee stores, including a license to use Tully’s business names, trademarks and intellectual property rights for purposes of establishing and operating Tully’s stores, and to sell Tully’s coffee at wholesale, in 25 Asian territories (excluding Japan which is served by Tully’s Coffee Japan).

Since the license agreement was executed in April 2001, UCC had opened one Tully’s store, which it closed in 2004. UCC had not established nor operated any other Tully’s stores nor engaged in wholesale sales of Tully’s products within its territory. Tully’s attempted to find a mutually satisfactory resolution to this problem with UCC, but these efforts were not successful. In June 2006, Tully’s notified UCC that it had breached the license agreement, and on November 7, 2006, UCC filed a lawsuit in the United States District Court for the Western District of Washington. The suit alleged that Tully’s had breached the license agreement by, among other things, terminating the license agreement for UCC’s non-performance and sought a declaration that UCC was not in breach of the license agreement, that Tully’s was in breach, and that UCC was entitled to enforce its alleged security interest as to certain of Tully’s assets that were subject to the license agreement (namely, the Asian trademarks and the right to use Tully’s intellectual properties in the territories).

On January 7, 2008, Tully’s and UCC entered into a Settlement Agreement to settle that lawsuit. Under the Settlement Agreement, the parties agreed to a mutual release of claims and to the dismissal of the lawsuit with prejudice. UCC also assigned all of its rights and interest under the 2001 license agreement to Tully’s. The Settlement Agreement was finalized and effective January 7, 2008.

In consideration for the settlement, Tully’s agreed to pay $6.0 million to UCC, consisting of $2.0 million paid to UCC on January 8, 2008, and a $4.0 million promissory note issued by Tully’s Coffee Asia Pacific, Inc. (“TCAP”), a wholly owned subsidiary of Tully’s, to UCC. The promissory note bears interest at 3.0% per year and is due in annual principal installments of $1,000,000 commencing on December 28, 2008. Payments under the note may accelerate under certain circumstances and TCAP is generally required to pay two dollars of principal under the note for each dollar that TCAP distributes to Tully’s. Tully’s has issued a limited guaranty for TCAP’s obligations under the note, which is generally secured by the assets of Tully’s and TCAP related to the Licensed Territories, including Tully’s stock in TCAP, TCAP’s interest in the Tully’s Coffee Asia joint venture, Tully’s trademarks for the Licensed Territories and Tully’s interest as licensor of Tully’s Coffee Asia, but is non-recourse as to Tully’s other assets.

The promissory note issued under the settlement agreement with UCC bears interest at 3.0% per year. As this rate is below Tully’s incremental borrowing rate of 12%, TCAP recorded the obligation in accordance with Accounting Principles Board Opinion No. 21 Interest on Receivables and Payables. The resulting discount is being reduced through accretion of non-cash interest expense over the life of the note. These amounts are summarized as follows:

Twenty-six week period ended September 28, 2008 (unaudited)
(dollars in thousands)
Debt discount on UCC Note Payable as of March 30, 2008	$690
Less—accretion of discount included in interest expense for the Six Months Fiscal 2009	(92)

Debt discount on UCC Note Payable as of September 28, 2008	$598

Obligations under credit lines and long-term debt consist of the following:

	September 28, 2008 (unaudited)	March 30, 2008
	(dollars in thousands)
Borrowings under the Northrim facility	$4,458	$4,650
Borrowings under the Benaroya credit facility, net of unaccreted discount of $0 and $411,000, respectively	7,482	7,071
Note payable for the settlement of the UCC litigation, net of unaccreted discount of $598,000 and $690,000 respectively	3,402	3,337
Note payable for purchase of insurance, payable in monthly installments of approximately $41,000 including interest at 5.50%, through September 2008 collateralized by unearned or return insurance premiums, accrued dividends and loss payments	—	155
Vehicle purchase note payable in monthly installments of approximately $833 including interest at 3.98%, through March 2010, secured by the related vehicles	—	19

	15,342	15,232
Less: Current portion	(12,940)	(12,912)

Long-term debt, net of current portion	$2,402	$2,320

Proceeds from the sale of the wholesale business would be used to fully repay the Benaroya and Northrim facilities, as well as the UCC Obligation.

6. Commitments and contingencies

Lease commitments

We lease all of our retail, roasting plant and office space under operating leases, which expire through 2016. The leases provide for minimum annual payments, and (in certain cases) contingent rentals based upon gross sales, escalation clauses and/or options to renew. Rental expense is recorded on a straight-line basis over the respective terms of the leases.

In connection with certain leases, lessors have granted tenant improvement allowances to Tully’s. These amounts, included in liabilities under the caption “deferred lease costs,” are amortized into income on a straight-line basis over the life of the related lease. Also recorded in deferred lease costs is the “stepped rent” excess of rental expense computed on a straight-line basis over the actual rent payments required by the terms of our leases.

Minimum future rental payments under noncancellable operating leases as of September 28, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
Remainder of Fiscal 2009	$2,223
2010	3,869
2011	2,309
2012	1,238
2013	898
Thereafter	1,082

Total	$11,619

We have subleased some of our leased premises to third parties under subleases with varying terms through 2012. Expected future sublease receipts under such sub-lease agreements are summarized as follows:

Fiscal year
(dollars in thousands)
Remainder of Fiscal 2009	$127
2010	142
2011	55
2012	43

Total	$367

Tully’s has funded the acquisition of equipment through capital leases. These leases typically have terms ranging from three to five years and generally have bargain purchase options. Minimum future rental payments under capital leases as of September 28, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
Remainder of Fiscal 2009	$3

Total minimum lease payment	3
Less: Amount representing future interest	—

Present value of net minimum lease payments under capital leases	$3

Purchase commitments

It is our general practice to enter into forward commitments for the purchase of green coffee in order to secure future supplies of premium quality coffee beans that meet our specifications, in quantities that we estimate will be required to meet our future roasting needs. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. As of September 28, 2008, we had approximately $4,863,000 of contracts with fixed-price coffee purchase commitments which are not expected to result in a purchase price or commitment above the fair market value of the related goods. We believe, based on relationships established with our suppliers, that the risk of non-delivery on such purchase commitments is remote. The remaining balance on these fixed-price contracts would be assumed by GMCR upon completion of the Asset Sale.

Contingencies

In February 2004 a lawsuit was filed against Tully’s in Superior Court of California, Los Angeles County (the “Court”) by two former store managers on behalf of themselves and on behalf of other former and current store managers in the state of California. On September 14, 2006, the Court granted final approval of a settlement agreement between the parties and dismissed the suit with prejudice. Under the settlement, Tully’s agreed to annually make cash payments and issue shares of its common stock to the settlement class during a three year period starting in October 2006. In October 2006 and October 2007, Tully’s issued 7,000 and 11,719 shares of common stock respectively and paid $164,000 and $266,000 respectively, to the settlement class. Under the settlement, Tully’s was obligated as of September 28, 2008 to issue stock and pay cash settlement payments in future periods as follows (in addition, cash settlement payments after the initial payment will include interest at 6.75% per year):

	Shares of common stock to be issued	Cash settlement payments (thousands)
To be issued and paid in October 2008	11,719	$266
To be issued and paid in October 2009	7,031	159

Total	18,750	$425

In December 2007 a lawsuit was filed against Tully’s in California state court by a former store employee alleging that Tully’s failed to provide meal and rest periods for its employees. We anticipate that the plaintiff will seek class action certification on behalf of all hourly employees in Tully’s California stores. The plaintiff is seeking damages, restitution, injunctive relief, and attorneys’ fees and costs. Similar lawsuits alleging missed meal and rest periods have been filed in California against many other companies. We are investigating the claims and intend to vigorously defend this litigation, but cannot predict the financial impact to us of the litigation at this time. We believe that Tully’s has complied with all laws that require providing meal and rest periods for its employees. We have accrued $147,000 as of September 28, 2008 for estimated legal fees in order to defend this litigation.

We are a party to various other legal proceedings arising in the ordinary course of our business, including a discrimination case filed against Tully’s in Washington state court by a current store employee alleging retaliation, invasion of privacy, and the tort of outrage. We plan to vigorously defend the litigation, but cannot predict the financial impact to us of the litigation at this time. We have accrued $50,000 as of September 28, 2008 for the estimated legal fees in order to defend the case. We are not currently a party to any other legal proceeding that we believe could have a material adverse effect on our financial position or results of operations.

7. Stock options

Effective April 3, 2006, we adopted SFAS 123(R), which establishes accounting for stock-based awards exchanged for employee services, using the modified prospective application transition method. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and recognized over the requisite service period. Previously, we applied APB 25 and related interpretations, as permitted by SFAS 123.

Company Stock Incentive Plan

In 1994, Tully’s shareholders approved a Stock Incentive Plan (the “1994 Plan”). In August 1999 our shareholders approved an amended plan, which established the maximum number of shares issuable under the 1994 Plan and the Employee Stock Purchase Plan at 525,000, and in June 2003, our Board of Directors further amended the 1994 Plan. By its terms, the 1994 Plan expired in October 2004 (this did not terminate outstanding options).

In December 2004, the Tully’s shareholders approved the 2004 Stock Option Plan, effective as of November 1, 2004. The 2004 Stock Option Plan authorizes the issuance of up to 312,500 shares of common stock under the 2004 Stock Option Plan and Tully’s Employee Stock Purchase Plan.

The provisions of the 2004 Stock Option Plan (and the 1994 Plan prior to its expiration) are summarized as follows. We may issue incentive or nonqualified stock options to our employees and directors. Stock options are granted solely at the discretion of our Board of Directors and are issued at a price determined by our Board of Directors. The term of each option granted is for such period as determined by our Board of Directors, but not more than ten years from date of grant. Options are nontransferable and may generally be exercised based on a vesting schedule determined by our Board of Directors. The plan provides for acceleration of outstanding options under certain conditions, including certain changes in control of Tully’s.

Founder’s Stock Option Plan

In addition to options granted under the 1994 Plan, our chairman and founder has granted options to purchase shares of his stock to employees and third parties (the “Founder’s Plan”). No options have been granted by the Chairman under the Founder’s Plan since Fiscal 2002. These options have vesting periods ranging from immediate vesting to five year vesting and have a twenty-five year life. In October 2005, the chairman and founder contributed his holdings of Tully’s common stock to TTOK, LLC, a limited liability company owned by the chairman, and the Founder’s Plan stock option obligations were assigned to TTOK, LLC.

Other Equity Instruments

Tully’s has granted warrants to purchase common stock. These warrants have up to one year vesting periods and generally have ten year lives. Issued, outstanding and exercisable warrants as of September 28, 2008 are summarized as follows:

	Outstanding warrants	Number exercisable	Exercise Prices
	(unaudited)	(unaudited)	(unaudited)
Issued with Series A Preferred Stock investment units	617,309	617,309	$2.64
Issued to guarantors of debt	184,922	91,731	$0.40
Issued to holder of convertible note in lieu of cash interest	120,000	120,000	$0.08
Other	13,359	13,359	$0.08-$2.64

Totals	935,590	842,399

The weighted average exercise price for the outstanding warrants at September 28, 2008 was $1.85 per share.

Stock Options

We issue new shares of common stock upon the exercise of stock options granted under the 1994 Plan and the 2004 Stock Option Plan. The exercise of options granted under the Founder’s Plan results in a transfer of shares to the exercising optionee from the shares owned by TTOK, LLC, and does not affect the total outstanding shares of stock or provide cash proceeds to Tully’s.

Determining Fair Value Under SFAS 123(R)

Valuation and Amortization Method.

We estimated the fair value of stock option awards granted using the Black-Scholes option valuation model. We amortize the fair value of all awards on a straight-line basis over the requisite service periods, which are generally the vesting periods.

Expected Life.

The expected life of awards granted represents the period of time that they are expected to be outstanding. We determined the expected life based primarily on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules, expected exercises and post-vesting forfeitures.

Expected Volatility.

We estimated the volatility of our common stock at the date of grant based on the historical volatility of our common stock. The volatility factor we use in the Black-Scholes option valuation model is based on our historical stock prices over the most recent period commensurate with the estimated expected life of the award.

Risk-Free Interest Rate.

We based our risk-free interest rate used in the Black-Scholes option valuation model on the implied risk-free interest rate with an equivalent remaining term equal to the expected life of the award.

Expected Dividend Yield.

We use an expected dividend yield of zero in the Black-Scholes option valuation model, consistent with our recent experience.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. A summary of the assumptions and resulting weighted average fair value results for options granted during the periods presented is as follows:

	Thirteen Week Periods Ended		Twenty-six Week Periods Ended
	September 28, 2008	September 30, 2007	September, 2008	September 30, 2007
Weighted average risk free interest rate	—	—	1.91%	4.87%
Expected dividend yield	—	—	0%	0%
Expected lives	—	—	3 years	3 years
Weighted average expected volatility	—	—	80%	95%
Weighted average fair value at date of grant	—	—	$5.93	$6.85

Expected Forfeitures.

We primarily use historical data to estimate pre-vesting option forfeitures. We record stock-based compensation only for those awards that are expected to vest. For Fiscal 2008 and Fiscal 2009 we estimated our pre-vesting option forfeiture rate at 18%.

Stock-based Compensation Under SFAS 123(R)

Stock-based compensation expense related to stock-based awards under SFAS 123(R) was $125,000 and $223,000 for the Six Months Fiscal 2009 and Six Months Fiscal 2008, respectively, which is included in marketing, general and administrative costs in our Condensed Consolidated Statements of Operations. This is a non-cash expense.

As of September 28, 2008, we had approximately $521,000 of total unrecognized compensation cost related to the 138,436 non-vested stock-based awards granted under all equity compensation plans. We expect to recognize this cost over a period of approximately five years.

Stock Award Activity

As of September 28, 2008 options for 623,578 shares were outstanding under the 1994 Plan and the 2004 Stock Option Plan, of which 511,517 were fully vested. The following table summarizes information about outstanding options granted under our option plans:

The following table summarizes activity under our stock option plans for the period March 30, 2008 through September 28, 2008:

	Number of Shares	Weighted-average exercise price per share
Outstanding at March 30, 2008	659,724	$5.64
Granted	6,500	11.28
Exercised	(187)	0.08
Forfeited	(42,459)	7.48

Outstanding at September 28, 2008	623,578	$5.64

Exercisable or convertible at the end of the period	511,517	$4.33

The aggregate intrinsic value of options outstanding at September 28, 2008 is calculated as the difference between the market price of the underlying common stock and the exercise price of the options for the 351,923 exercisable options that had exercise prices that were lower than the $11.28 fair market value, as determined by our Board of Directors on February 22, 2007, of our common stock at September 28, 2008. As a result of recent developments (see Note1), the Board of Directors is reviewing the fair market value of the common stock.

The total intrinsic value of options exercised during the Six Months Fiscal 2009 and Six Months Fiscal 2008 was $0.

8. Stockholders’ Equity

Preferred stock

Each outstanding share of our Series A Preferred Stock is convertible at any time by the holder thereof into shares of common stock at the then-effective conversion price. In addition, each outstanding share of Series A Preferred Stock is automatically convertible into shares of common stock when and if Tully’s completes an underwritten public offering of Tully’s shares of common stock with gross proceeds to Tully’s in excess of $15 million (“Qualified Offering”). The Series A Preferred Stock contains an anti-dilution protection right that provides for a weighted average adjustment of the conversion price in the event we issue shares of capital stock at an effective price less than the Series A Preferred conversion price then in effect, subject to certain limitations and exclusions. At September 28, 2008, each eight shares of our outstanding Series A Convertible Preferred share could be converted at the option of the shareholder into approximately 1.13 shares of common stock (giving effect to the one-for-eight reverse split of our common stock).

Each outstanding share of Series B Preferred Stock is convertible at any time by the holder thereof into shares of common stock at the then-effective conversion price. In addition, each outstanding share of Series B Preferred Stock is automatically convertible into shares of common stock at the then-effective conversion price when and if we make a Qualified Offering. The conversion price for the Series B Preferred shares is subject to an anti-dilution adjustment, but no adjustment has been required. Giving effect to the one-for-eight reverse split of our common stock, each eight Series B Preferred shares could be converted at the option of the shareholder into one share of common stock as of September 28, 2008.

During Fiscal 2008, certain shareholders transmitted shares of Series A Preferred Stock or Series B Preferred Stock to our transfer agent for safekeeping. In some cases, these preferred shareholders have requested that their preferred shares be converted into our common stock. Where this has been indicated by the shareholder, the conversion has been reflected in the Six Months Fiscal 2009 financial statements. For some of these shareholders, the intent of the shareholder was unclear, and while we investigate this matter with the shareholders, we have not reflected these preferred shares as being converted into our common stock. If we determine that any of these other shareholders intended to convert their shares into common stock that will be reflected in the financial statements for our fiscal quarter ending December 28, 2008.

9. Segment Reporting

We present segment information in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”),” which established reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by our senior management.

We are organized into three business units: (1) the Retail division, which includes our U.S. company-operated retail store operations, (2) the Wholesale Division, which sells to domestic customers in the grocery, food service, office coffee service, restaurant and institutional channels, and which also handles our mail order and internet sales, and (3) the Specialty division, which sells products and materials to our international licensees and manages the international licensing of the Tully’s brand and is responsible for the franchising of Tully’s stores in the United States.

As a result of the Company’s decision in the first quarter of Fiscal 2009 to exit the wholesale business, the wholesale business has been classified as discontinued operations in the Company’s Consolidated Statement of Operations for all periods presented. In addition, the wholesale assets and liabilities have been classified as held for sale in the Company’s Condensed Consolidated Balance Sheet as of September 28, 2008.

Our net sales are comprised as follows:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)		(dollars in thousands)
Net sales
Sales in the United States	$10,107	$10,898	$20,989	$21,473
International sales	—	404	—	923

	$10,107	$11,302	$20,989	$22,396

The tables below present information by operating segment:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)		(dollars in thousands)
Net sales
Retail division	$10,046	$10,813	$20,876	$21,302
Specialty division	61	489	113	1,094

	$10,107	$11,302	$20,989	$22,396

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)
Retail division	$714	$215	$1,593	$744
Specialty division	(280)	(644)	(428)	(384)
Corporate and other expenses	(1,621)	(2,322)	(3,561)	(4,752)

Earnings (loss) before interest, taxes, depreciation and amortization	(1,187)	(2,751)	(2,396)	(4,392)
Depreciation and amortization	(305)	(685)	(917)	(1,490)
Interest income, interest expense, and loan guarantee fees	(732)	(595)	(1,529)	(911)
Income taxes	—	—	(2)	—

Net loss	$(2,224)	$(4,031)	$(4,844)	$(6,793)

Depreciation and amortization
Retail division	$305	$465	$717	$1,039
Wholesale Division	**	66	**	137
Specialty division	**	**	**	**
Corporate and other expenses	**	154	200	314

Total depreciation and amortization	$305	$685	$917	$1,490

**	Amounts are less than $1,000.

10. Loss Per Common Share

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the sum of the weighted average number of common shares and the effect of dilutive common share equivalents, if any.

Tully’s has granted options and warrants to purchase common stock, and issued preferred stock that is convertible into common stock (collectively, the “common share equivalent instruments”). Under some circumstances, the common share equivalent instruments may have a dilutive effect on the calculation of earnings or loss per share.

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars and shares in thousands, except per share data)
Computation of basic loss per share
Loss from continuing operations	$(2,224)	$(4,031)	$(4,844)	$(6,793)
Income from discontinued operations	1,423	749	2,475	1,317

Net loss for basic loss per share	$(801)	$(3,282)	$(2,369)	$(5,476)

Weighted average shares used in computing basic loss per share	3,255	2,728	3,255	2,644
Basic loss per share from continuing operations	$(0.68)	$(1.47)	$(1.49)	$(2.57)
Basic earnings per share from discontinued operations	0.44	0.27	0.76	0.50

Basic loss per share	$(0.24)	$(1.20)	$(0.73)	$(2.07)

Computation of diluted loss per share
Loss from continuing operations	$(2,224)	$(4,031)	$(4,844)	$(6,793)
Income from discontinued operations	1,423	749	2,475	1,317

Net loss for diluted loss per share	$(801)	$(3,282)	$(2,369)	$(5,476)

Weighted average shares used in computing diluted loss per share	6,449	6,373	6,449	6,373
Diluted loss per share from continuing operations	$(0.68)	$(1.47)	$(1.49)	$(2.57)
Diluted earnings per share from discontinued operations	0.22	0.12	0.38	0.21

Diluted loss per share	$(0.24)	$(1.20)	$(0.73)	$(2.07)

Weighted average shares used in computing loss per share Weighted average common shares outstanding, used in computing basic loss per share	3,255	2,728	3,255	2,644
Total common share equivalent instruments for computing diluted loss per share	3,194	3,645	3,194	3,729

Weighted average shares used in computing diluted loss per share	6,449	6,373	6,449	6,373

11. Subsequent Event

On October 20, 2008, Tully’s executed amendments (dated for reference purposes as of October 20, 2008) to its secured credit facility with Northrim Funding Services, a division of Northrim Bank. The Northrim Facility provides a credit facility of up to $6,500,000, subject to the amount of eligible accounts receivable and inventories. The extended term of the agreement is December 15, 2008, unless terminated earlier by either party. Borrowings under this facility bear interest at the prime rate plus seven percent with a floor of 12% and a ceiling of 14% during the contract term and are secured by the company’s inventories and the assignment, with recourse, of the company’s accounts receivable. Fees in the amount of $41,250 were paid to Northrim in relation to the extension of the Northrim Facility. The amendment to the Northrim Facility is filed as Exhibit 10.1 to the Form 8-K filed on October 23, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Tully’s Coffee Corporation

We have audited the accompanying consolidated balance sheets of Tully’s Coffee Corporation and subsidiaries as of March 30, 2008 and April 1, 2007 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the periods ended March 30, 2008, April 1, 2007 and April 2, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tully’s Coffee Corporation and subsidiaries as of March 30, 2008 and April 1, 2007, and the consolidated results of its operations and its cash flows for each of the periods ended March 30, 2008, April 1, 2007 and April 2, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Tully’s Coffee Corporation and subsidiaries will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred recurring operating losses, an accumulated and total stockholders’ deficit and a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ MOSS ADAMS LLP

Seattle, Washington

September 16, 2008, except for Note 3 & 24;

    as to which the date is December 23, 2008

TULLY’S COFFEE CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 30, 2008	April 1, 2007
	(dollars in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$1,271	$1,430
Accounts receivable, net of allowance for doubtful accounts of $321 and $295 at 2008 and 2007, respectively	5,372	3,970
Inventories	1,317	1,073
Prepaid expenses and other current assets	603	649
Assets held for sale	5,210	4,177

Total current assets	13,773	11,299
Property and equipment, net	4,615	5,460
Goodwill	332	332
Other assets	198	259

Total assets	$18,918	$17,350

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$8,599	$5,957
Accrued liabilities	4,404	3,897
Credit line and current portion of long-term debt	11,876	4,219
Current portion of UCC note payable	1,027	—
Current portion of capital lease obligations	5	26
Deferred revenue	2,803	3,755
Liabilities held for sale	66	91

Total current liabilities	28,780	17,945
UCC note payable, net of current portion	2,310	—
Capital lease obligation, net of current portion	1	6
Other liabilities	442	955
Deferred lease costs	809	1,129
Deferred revenue, net of current portion	—	1,424

Total liabilities	32,342	21,459

Minority interest in joint venture	6,000	—

Commitments and contingencies (Note 18)
Stockholders’ deficit
Series A Convertible Preferred stock, no par value; 31,000,000 shares authorized, 12,930,374 and 15,559,152 issued and outstanding at 2008 and 2007, respectively; stated value of $2.50 per share and a liquidation preference of $32,326 (2008) and $38,898 (2007)	28,783	34,639
Common stock, no par value; 120,000,000 shares authorized at 2008 and 2007; 3,251,891 and 2,406,570 shares issued and outstanding at 2008 and 2007, respectively, with a liquidation preference of $58,534 (2008) and $43,322 (2007)	19,100	9,822
Series B Convertible Preferred stock, no par value; 8,000,000 shares authorized, 3,613,349 and 4,920,709 issued and outstanding at 2008 and 2007, respectively, stated value of $2.50 per share and a liquidation preference of $9,033 (2008) and $12,302 (2007)	8,009	10,911
Additional paid-in capital	29,719	28,645
Subscription receivable	(3,000)	—
Accumulated deficit	(102,035)	(88,126)

Total stockholders’ deficit	(13,424)	(4,109)

Total liabilities and stockholders’ deficit	$18,918	$17,350

The accompanying notes are an integral part of these consolidated financial statements.

TULLY’S COFFEE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars in thousands, except per share data)
Net sales
Retail store sales	$42,897	$39,334	$38,194
Specialty sales of products	203	6	11

Total sales of products	43,100	39,340	38,205
Licenses, royalties, and fees	234	201	842
Recognition of deferred license revenue	(2,389)	1,440	6,011

Net sales	40,945	40,981	45,058

Cost of goods sold and operating expenses
Retail cost of goods sold	15,697	14,293	13,456
Retail occupancy expenses	5,323	5,217	5,236

Total retail cost of goods sold and related occupancy expenses	21,020	19,510	18,692
Specialty cost of goods sold	214	5	7

Cost of goods sold and related occupancy expenses	21,234	19,515	18,699
Store operating expenses	19,474	17,911	17,095
Other operating expenses	1,552	1,351	551
Marketing, general and administrative costs	9,002	9,641	7,355
Depreciation and amortization	2,186	2,636	2,839
Settlement of litigation	—	72	—
Impairment of long-lived assets	—	—	236
Recognition of deferred offering costs	1,433	—	—
Store closure and lease termination costs	19	96	219

Total cost of goods sold and operating expenses	54,900	51,222	46,994

Operating loss	(13,955)	(10,241)	(1,936)
Other income (expense)
Interest expense	(2,136)	(343)	(527)
Interest income	—	56	208
Gain on sale of Japan Rights	—	—	17,392
Miscellaneous income	4	18	40
Loan guarantee fee expense	(222)	—	(66)

Total other income (expense)	(2,354)	(269)	17,047

Income (loss) from continuing operations before income taxes	(16,309)	(10,510)	15,111
Income tax expense	2	17	339

Net income (loss) from continuing operations	$(16,311)	$(10,527)	$14,772

Discontinued operations (Note 3)
Income from discontinued operations	$2,402	$773	$651
Income tax expense	—	—	—

Income from discontinued operations	$2,402	$773	$651

Net income (loss)	$(13,909)	$(9,754)	$15,423

Continuing operations—basic and diluted
Continuing operations—basic	$(5.59)	$(4.61)	$6.68
Continuing operations —diluted	$(5.59)	$(4.61)	$2.32
Discontinued operations—basic and diluted
Discontinued operations—basic	$0.82	$0.34	$0.29
Discontinued operations—diluted	$0.39	$0.13	$0.10
Earnings (loss) per share—basic and diluted
Earnings (loss) per share—basic	$(4.77)	$(4.27)	$6.97
Earnings (loss) per share—diluted	$(4.77)	$(4.27)	$2.42
Weighted average shares used in computing basic and diluted earnings (loss) per share (in thousands)
Earnings (loss) per share—basic	2,917	2,283	2,212
Earnings (loss) per share—diluted	6,132	6,129	6,434

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended March 30, 2008, April 1, 2007, and April 2, 2006

	Convertible Preferred Stock				Convertible Preferred Stock, to be issued		Common Stock		Common Stock, to be issued		Additional paid-in capital	Deferred Stock Compensation	Accumulated Deficit	Total
	Series A Shares	Series A Amount	Series B Shares	Series B Amount	Series A Shares	Series A Amount
							Shares	Amount	Shares	Amount
	(dollars in thousands, except per share data)
Balance, April 3, 2005	15,378,264	$34,483	4,980,709	$11,044	180,888	$157	2,169,116	$9,384	42,109	$86	$27,974	$(22)	$(93,795)	$(10,689)
Issuance of common stock warrants as compensation for loan guarantees											254			254
Exercise of stock options							4
Issuance of stock options											42			42
Conversion of Series B to Common			(60,000)	(133)			7,500	133						—
Amortization of deferred stock compensation												22		22
Cancellation of stock options											69			69
Exercise of common stock warrants							2,263	6						6
Issuance of shares from rights offering	180,888	156			(180,888)	(157)	42,109	87	(42,109)	(86)				—
Stock offering costs
Net loss													15,423	15,423

Balance, April 2, 2006	15,559,152	$34,639	4,920,709	$10,911	—	$—	2,220,992	$9,610	—	$—	$28,339	$—	$(78,372)	$5,127

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended March 30, 2008, April 1, 2007, and April 2, 2006

(continued)

	Convertible Preferred Stock				Common Stock		Additional paid-in capital	Accumulated deficit	Total
	Series A Shares	Series A Amount	Series B Shares	Series B Amount
					Shares	Amount
	(dollars in thousands, except per share data)
Balance, April 2, 2006	15,559,152	$34,639	4,920,709	$10,911	2,220,992	$9,610	$28,339	$(78,372)	$5,127
Exercise of common stock warrants					103,070	119			119
Exercise of stock options					75,508	9			9
Issuance of common stock under terms of legal settlement					7,000	84			84
Stock option expense							306		306
Net loss								(9,754)	(9,754)

Balance, April 1, 2007	15,559,152	$34,639	4,920,709	$10,911	2,406,570	$9,822	$28,645	$(88,126)	$(4,109)

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended March 30, 2008, April 1, 2007, and April 2, 2006

(continued)

	Convertible Preferred Stock				Common Stock		Additional paid-in capital	Subscription receivable	Accumulated deficit	Minority Interest	Total
	Series A Shares	Series A Amount	Series B Shares	Series B Amount
					Shares	Amount
	(dollars in thousands, except per share data)
Balance, April 1, 2007	15,559,152	$34,639	4,920,709	$10,911	2,406,570	$9,822	$28,645	$—	$(88,126)	$—	$(4,109)
Exercise of common stock warrants					258,278	394					394
Series A Preferred stock converted to common stock	(2,628,778)	(5,856)			371,491	5,856					—
Series B Preferred stock converted to common stock			(1,307,360)	(2,902)	163,416	2,902					—
Exercise of stock options					40,082	6					6
Issuance of common stock warrants for loan fees							635				635
Issuance of common stock warrants for loan guarantee							185				185
Issuance of common stock under terms of legal settlement					11,719	132					132
Cash in lieu of fractional stock on reverse split					335	(12)					(12)
Stock option expense							199				199
Accrued expense paid through grant of stock options							55				55
Minority interest in joint venture										6,000	6,000
Subscription receivable								(3,000)			(3,000)
Net loss									(13,909)		(13,909)

Balance, March 30, 2008	12,930,374	$28,783	3,613,349	$8,009	3,251,891	$19,100	$29,719	$(3,000)	$(102,035)	$6,000	$(13,424)

The accompanying notes are an integral part of these consolidated financial statements.

Tully’s Coffee Corporation

Consolidated Statements of Cash Flows

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$(13,909)	$(9,754)	$15,423
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	2,764	3,340	3,529
Impairment of long-lived assets	—	—	236
Store closure costs charged to operations	19	96	219
(Gain) loss on sale of property and equipment	(3)	—	5
Gain on sale of Japan Rights	—	—	(17,392)
Stock option expense	199	362	114
Provision for doubtful accounts	121	180	220
Loan guarantee fee expense	222	—	66
Non-cash interest expense	529	—	—
Reversal of deferred license revenue	(1,800)	—	—
Franchise revenue repossession and refund provision	5,295	—	—
Recognition of deferred revenue	(1,080)	(1,452)	(6,318)
Changes in assets and liabilities
Accounts receivable	(1,523)	(1,844)	(813)
Inventories	(887)	117	(600)
Prepaid expenses and other current assets	556	533	631
Accounts payable	2,642	2,559	(1,241)
Accrued liabilities	165	1,016	(1,293)
Deferred revenue	504	1,257	303
Deferred lease costs	(319)	(292)	(195)
Deferred licensing revenue cash received	—	(25)	25

Net cash used in operating activities	(6,505)	(3,907)	(7,081)

Cash flows from investing activities
Net proceeds from Japan Rights sale	—	—	17,392
Purchases of property and equipment	(2,309)	(1,763)	(2,307)
Other	6	(32)	(62)

Net cash (used in) provided by investing activities	(2,303)	(1,795)	15,023

Cash flows from financing activities
Net borrowings under Northrim credit facility	596	2,152	(465)
Payments on long-term debt (including convertible note) and capital leases	(554)	(528)	(3,539)
Proceeds from Benaroya credit facility	7,482	—	—
Repayment on UCC note payable	(2,000)	—	—
Minority interest contribution to joint venture	3,000	—	—
Cash in lieu of fractional stock on reverse split	(12)	—	—
Proceeds from exercise of stock options and warrants	137	127	6

Net cash (used in) provided by financing activities	8,649	1,751	(3,998)

Net increase(decrease) in cash and cash equivalents	(159)	(3,951)	3,944
Cash and cash equivalents
Beginning of period	1,430	5,381	1,437

End of period	$1,271	$1,430	$5,381

Tully’s Coffee Corporation

Consolidated Statements of Cash Flows

(continued)

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars in thousands)
Supplemental disclosure of cash flow information and non-cash investing and financing activities:
Cash paid during the period for interest	$2,136	$296	$622
Non-cash activity
Issuance of note payable to UCC for franchise repossession	$6,000
Accrued expense paid through grant of stock options	55	—	—
Warrant issued for loan commitment fee	635	—	—
Discount recorded for note proceeds	582	—	—
Discount recorded for UCC note	690	—	—
Warrants issued for loan guarantee	185	—	—
Insurance premiums financed through note payable	341	544	535
Purchases of property and equipment through capital leases	—	27	83
Liability paid through issuance of stock	132	84	—

The accompanying notes are an integral part of these consolidated financial statements.

TULLY’S COFFEE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company and significant accounting policies

The Company and nature of operations

Tully’s Coffee Corporation was formed in 1992. In these consolidated financial statements, references to “we,” “us,” “Tully’s” or the “Company” refer to Tully’s Coffee Corporation. Tully’s hand roasts premium specialty coffees that are sold through retail specialty coffee stores operating under the Tully’s brand and are also sold through our Wholesale Division to domestic customers in the foodservice, supermarket, restaurant, office coffee service and institutional channels. Tully’s-branded retail stores are operated by our Retail division and are also operated by other parties under license or franchise. Tully’s stores sell our high quality, premium roasted whole bean coffees, and serve a wide selection of hot and cold beverages that feature our coffees and our premium softened ice cream. Tully’s stores also sell baked goods and pastries and other complementary snack and food items and coffee-related accessories, supplies, and equipment.

Our Specialty division is responsible for our U.S. franchising activities (exclusive of any product sales to these customers, which are included in the Wholesale Division) and for our international business activities (see Note 13). For purposes of these consolidated financial statements, the terms “franchise” and “license” are used interchangeably.

On September 15, 2008, the Company entered into an asset purchase and sale agreement to sell substantially all assets of the wholesale division, see Note 3. The accompanying consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior year financial statements for 2007 and 2006 have been retroactively adjusted in conformity with generally accepted accounting principles to present the operations of our Wholesale Division as a discontinued operation.

Principles of Consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements reflect the financial position and operating results of Tully’s, including wholly owned subsidiaries and joint ventures controlled by the Company. Intercompany transactions and balances have been eliminated.

Fiscal periods

We end our fiscal year on the Sunday closest to March 31. As a result, we record our revenue and expenses on a 52 or 53 week period, depending on the year. The fiscal year ended March 30, 2008 (“Fiscal 2008”) included 52 weeks, the fiscal year ended April 1, 2007 (“Fiscal 2007”) included 52 weeks, the fiscal year ended April 2, 2006 (“Fiscal 2006”) included 52 weeks, while our fiscal year ended April 3, 2005 (“Fiscal 2005”) included 53 weeks. The fiscal year ended March 28, 2004 (“Fiscal 2004”) included 52 weeks. The fiscal year ending March 29, 2009 (“Fiscal 2009”) will have 52 weeks.

Reverse stock split

On June 28, 2007, our articles of incorporation were amended to effect a one-for-eight reverse stock split of our common stock, as described in Note 18. All common share information (including information related to options and warrants to purchase common stock) and all “per share” information related to our common stock in the consolidated financial statements have been restated to reflect the one-for-eight reverse split.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash equivalents in excess of current operating requirements are invested in short-term, interest-bearing instruments with maturities of three months or less at the date of purchase and are stated at cost, which approximates market value.

Trade Accounts Receivable

Tully’s provides products to approved customers on an open account basis. We generally do not require collateral on trade receivables. Tully’s reviews a customer’s credit history before extending credit and establishes an allowance for doubtful accounts based on the risk of specific customers. Historically, credit related losses on trade receivables have not been significant.

Inventories

Inventories are stated at the lower of cost (on the first-in, first-out basis) or market. Our sourcing and merchandising process is centralized, but each store generally orders its individual requirements from our distribution facility and our authorized vendors. We have the ability to purchase our green coffee beans from several vendors and are not significantly dependent on any single source of supply.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment includes amortization of assets under capital leases and is provided on the straight-line method over the estimated economic lives. Machinery and equipment are depreciated over 5 to 7 years. Leasehold improvements are depreciated over the shorter of their estimated economic lives (generally ten years) or the applicable lease term as defined under generally accepted accounting principles. Software is depreciated over 3 years. The cost of property held under capital lease is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Expenditures for additions and improvements are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or retired are removed from the accounts, and the related gains and losses are included in the results of operations. Certain properties and equipment have been reduced below cost due to impairment charges.

Other intangible assets

Other intangible assets include leasehold interests, trademark and associated design costs, covenants not to compete, and other assets. Amortization of leasehold interests is provided over the applicable lease term as defined under generally accepted accounting principles. Other intangible assets are amortized on the straight-line method over estimated lives of 5 to 15 years.

Assets held for sale and impairment of long-lived assets

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

As part of our review, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Tully’s has identified this lowest level to be principally individual stores. We consider historical performance and future estimated results in our evaluation of potential impairment and then compare the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows.

Assets to be disposed of by sale are evaluated in accordance with SFAS 144. Assets and liabilities to be disposed of by sale are, among other factors, classified as “Held for Sale” at which point management has committed to a plan for the disposition, the sale is probable and expected to occur within 12 months and the assets are in sellable condition.

Lease termination costs

Periodically, Tully’s will determine that certain leases will be terminated and the location will be closed. At such determination, we accrue for the net future minimum lease payments of the related lease agreements. Amounts accrued as net future minimum losses include the discounted estimated future rental payments, lease termination fees, and sub-lease recoveries.

Segment reporting

We present segment information in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), which established reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by our senior management.

Our Retail division operates Tully’s Coffee retail stores in the United States and generates revenues through the sales of products in these stores. We complement our Retail division’s operations with additional channels for distribution of our branded products, which we manage as separate business segments: (1) our Specialty division, which sells Tully’s coffee and related products and supplies to our foreign licensees and manages the relationships with these licensees, and (2) our Wholesale Division, which sells Tully’s coffee and related products and supplies to domestic resellers in the supermarket, foodservice, restaurant, office coffee service, and institutional channels, including our U.S. franchisees. The Wholesale Division is also responsible for our mail order and Internet sales activities.

Revenue recognition

Sales are generally recognized at the time of the sale at retail store locations. Customer payments received on the issuance and replenishment of our Tully’s coffee cards (stored value payment cards) are deferred and recognized as revenues when the cards are redeemed, net of the estimated amounts of customer incentives and discounts associated with the cards. Management’s judgment is involved in determining the applicable timing for recognition of these incentives and discounts in revenues.

Sales for the Wholesale and Specialty divisions are recognized upon shipment of the products. Allowances to wholesale customers for retail display and distribution positions (such as “slotting” allowances) are recognized as a reduction in sales, reducing gross profits until fully amortized (typically a period of two to six months). Other wholesale sales discounts and allowances are recognized in the period earned by the customer. In some instances, the amounts of an allowance or discount will depend upon the actual performance of a customer for a particular program (such as the number of packages of Tully’s product sold in a particular period of time). The actual performance for the program will be determined by the customer and Tully’s after the program is completed. Tully’s initially records management’s estimate of the expected results for such programs, and then an adjustment is made, as necessary, when the actual results are reported to Tully’s.

Revenues from advance license fees and similar agreements are recognized on the straight-line basis over the expected life of the agreements. Management’s judgment is involved in determining the applicable amortization periods for these advance license fees. Royalty revenues for specialty licensees are recognized in accordance with the license agreements based upon sales at specific licensee store locations. Coffee roasting fees are recognized when the licensee that is subject to the fee purchases coffee. Initial franchise fees for new stores franchised by Tully’s are recognized when Tully’s has completed the services required to earn these fees and make them non-refundable, which is generally upon opening of a store. Royalty revenues from franchisee operated stores are recognized according to the relevant franchise agreements.

Concentrations of credit risk

We sell to various individuals and organizations while extending credit to customers and are therefore subject to credit risk. Tully’s maintains its cash and investment balances with what we believe to be high credit quality financial institutions.

Store pre-opening costs

Costs incurred in connection with start-up and promotion of new store openings are expensed when incurred.

Advertising costs

Costs incurred for advertising and marketing are expensed in the periods to which the promotions are applicable and totaled $1,518,000, $2,406,000 and $1,238,000 during Fiscal 2008, Fiscal 2007, and Fiscal 2006, respectively. Local store advertising and marketing costs are reported in store operating expenses, while the advertising and marketing costs of our Wholesale and Specialty divisions are reported in other operating expenses. General advertising and marketing costs for the Company and our Retail division are reported in marketing, general and administrative costs.

Rent expense

Tully’s operates in leased buildings. Certain lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing on a date other than the date of initial occupancy. Such “stepped” rent expense is recorded on a straight-line basis over the respective terms of the leases. Certain leases require contingent rent based on gross sales and such rent expense is recognized as incurred. Certain leases have rent holiday (“free rent”) periods, and Tully’s recognizes these rental credits on a straight-line basis over the respective lease terms.

Litigation costs

From time to time, the Company may become involved in litigation or similar claims. Such matters are evaluated, and, if it is determined that a loss is probable and estimable, the estimated amount is recorded, including the estimated costs of defending the matter (if applicable). Potential gains associated with such litigation are recognized if and when they are realized by us.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Tully’s has recorded a valuation allowance against net deferred tax assets as we could not conclude that it was more likely than not that the tax benefits from temporary differences and net operating loss carryforwards would be realized. In subsequent periods, we may reduce the valuation allowance, provided that the possibility of utilization of the deferred tax assets is more likely than not.

On April 2, 2007, we adopted the provisions of Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. Interpretation No. 48 applies to all tax positions accounted for under SFAS No. 109, “Accounting for Income Taxes.” There was no adjustment required to be made to our opening retained earnings balance upon adoption of Interpretation No. 48. We have elected to treat interest and penalties accrued on unrecognized tax benefits as a component of income tax expense within our financial statements. See Note 9 for additional detail on the Company’s tax positions.

Fair value of financial instruments

The carrying amount of cash and cash equivalents and other current assets and liabilities, such as accounts receivable and accounts payable as presented in the consolidated financial statements, approximates fair value based on the short-term nature of these instruments. We believe the carrying amounts of our notes payable, line of credit and long-term debt approximate fair value because the interest rates are subject to change with, or approximate, market interest rates.

Stock-based compensation

On April 3, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised), “Share-Based Payment,” (“SFAS 123R”) which requires the measurement and recognition of compensation for all stock-based awards made to employees, including stock options and restricted stock rights, based on estimated fair values. SFAS 123R supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”). The Company applied the alternative transition (shortcut) method in calculating its pool of excess tax benefits (APIC pool), as provided for in FASB Staff Position FAS 123R-3, Transition Election Accounting for the Tax Effects of Share-Based Payment Awards.

We adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of April 3, 2006. In accordance with the modified prospective transition method, our consolidated financial statements for periods prior to Fiscal 2007 have not been restated to reflect this change. Stock-based compensation recognized under the new standard is based on the value of the portion of the stock-based award that vests during the period, adjusted for expected forfeitures. Stock-based compensation recognized in our consolidated financial statements for Fiscal 2007 include compensation cost for stock-based awards granted prior to, but not fully vested as of, April 2, 2006, and stock-based awards granted subsequent to April 2, 2006. Our stock-based awards consist primarily of stock options granted to employees and directors.

The compensation cost for awards granted prior to April 3, 2006 is based on the grant-date fair value of the stock-based award estimated in accordance with the pro forma provisions of SFAS 123, while awards granted after April 2, 2006 follow the provisions of SFAS 123R. Compensation cost for awards granted prior to April 2, 2006 is recognized on a straight-line basis over the requisite service period for each separately remaining vesting portion of the award, while compensation cost for awards granted after April 2, 2006 is recognized on a straight-line basis over the requisite service period for the entire award.

For all of these stock-based awards, we have used the Black-Scholes option pricing model for the valuation for stock option awards on the date of grant. These computations are affected by the estimated fair value of our stock at the grant date as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the award, our expected stock price volatility over the term of the award and actual and projected exercise behaviors. Although the fair value of stock option awards is determined in accordance with SFAS 123R, the Black-Scholes option pricing model requires the input of subjective assumptions, and other reasonable assumptions could provide differing results.

Earnings (loss) per share

Basic earnings (loss) per share is calculated as net income (loss) applicable to the common shareholders divided by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the period, including options, warrants, convertible preferred stock and convertible debt computed using the treasury stock method. The computation of net income (loss) per share is summarized in Note 22.

Reclassifications

Reclassifications of prior year balances have been made to conform to the current year classifications and have no impact on net income (loss) or financial position. In September of 2008, the Company entered into an agreement to sell its wholesale division. (See “Note 3 —Discontinued Operations—Pending Sale of Wholesale Segment) For purposes of comparability, the results of these operations have been reclassified from continuing operations to discontinued operations for all years presented in the accompanying consolidated statements of operations.

New accounting standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however, the application of this statement may change current practice. The requirements of SFAS 157 are effective for our fiscal year beginning March 31, 2008. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 157 will have on our financial statements upon adoption. See also discussion of the interpretation of this pronouncement below.

In February 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-b, Fair Value Measurements. This FSP delays the effective date of SFAS 157 until January 1, 2009 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among other things: intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; and liabilities associated with restructuring activities.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment to FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose, at specific election dates, to measure eligible financial assets and liabilities at fair value (referred to as the “fair value option”) and report associated unrealized gains and losses in earnings. SFAS 159 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements of other accounting standards, including fair value measurement disclosures in SFAS 157. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the implications of SFAS 159, and its impact on our financial statements has not yet been determined.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“FAS 141R”). FAS 141R retains the fundamental requirements in FAS 141 that the acquisition method of accounting (which FAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141R also establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) improves the completeness of the information reported about a business combination by changing the requirements for recognizing assets acquired and liabilities assumed arising from contingencies; (c) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (d) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for acquisitions closed on or after January 1, 2009 for the Company). Early application is not permitted. We have not yet determined the impact, if any, FAS 141R will have on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“FAS 160”). FAS 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. FAS 160 is effective for fiscal years beginning on or after December 15, 2008 (as of March 29, 2010 for the Company). We have not yet determined the impact, if any, that FAS 160 will have on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 amends SFAS 133 and establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. This Statement amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities. The requirements of FAS 161 are effective for fiscal years beginning after November 15, 2008. We have not yet determined the impact, if any, that FAS 161 will have on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position 142-3, Determination of the Useful Lives of Intangible Assets (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB No. 142, Goodwill and Other Intangible Assets. The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other U.S. generally accepted accounting principles. The Company does not expect the adoption of FSP 142-3 to have a material effect on its consolidated financial position or results of operations.

2. Liquidity

The Company’s financial statements for the fiscal year ended March 30, 2008 were prepared assuming the Company would continue as a going concern; however, the Company’s recurring losses, net working capital deficit and accumulated deficit raise substantial doubts about its ability to continue as a going concern. The Company’s ability to continue as a going concern is in doubt as a result of a maturing short-term credit facilities, recurring losses from operations and accumulated deficit and is subject to the Company’s ability to obtain additional equity or credit financing, which may or may not be available, and successfully close the pending transaction with GMCR, see Note 23.

As of March 30, 2008 we had cash and cash equivalents of $1,271,000. Because we principally operate as a “cash retail business,” we generally do not require a significant net investment in working capital and historically have operated with current liabilities in excess of our current assets. Exclusive of the borrowings, aggregating $11,721,000 as of March 30, 2008, under our Northrim credit line and the Benaroya credit facility, both of which are also classified as current liabilities at March 30, 2008 (see Note 11), we had current trade liabilities of $17,020,000 as compared to current assets of $11,309,000 at March 30, 2008. Our wholesale business requires a greater level of investment in accounts receivable and inventory, which have increased as that business has grown. Our inventory levels typically increase during the spring due to coffee crop seasonality and, to a lesser degree, during the autumn due to holiday season merchandise. Inventories are also subject to short-term fluctuations based upon the timing of coffee receipts.

In recent years, Tully’s has met its needs for investment and operating capital primarily through short term borrowings, the proceeds from the sale of our Japanese intellectual property rights in August 2005, and the proceeds from our limited partnership agreement that established a new joint venture called TCAP in January, 2008.

In Fiscal 2007, we commenced an effort to fund accelerated growth of our business through a proposed underwritten public offering of our common stock. On April 27, 2007, we filed a registration statement on Form S-1 (File No. 333-142438), for this proposed stock offering. On February 7, 2008, we withdrew the registration statement on Form S-1 due to unfavorable market conditions.

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. As a result of this assessment, subsequent to the balance sheet date, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and GMCR, entered into an the GMCR Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the wholesale assets as of the closing date.

The GMCR Agreement contemplates that, at the closing, GMCR will grant Tully’s a license to use the “Tully’s” brand and other trade names, trademarks and service marks in connection with certain (i) retail operations worldwide (excluding Japan) and (ii) wholesale operations outside of North America, and that the parties will enter into an exclusive coffee supply arrangement. Tully’s current shareholders and executive management team will continue to own and operate the Company’s domestic retail business (company owned, franchised and licensed retail store locations) and international retail and wholesale businesses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The GMCR Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, has entered into a voting agreement with GMCR pursuant to which he has agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the GMCR Agreement and the transactions contemplated therein.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the GMCR Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the APA, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

The Benaroya credit facility ($7,071,000 in principal amount outstanding at March 30, 2008, net of discount) was established as a short-term “bridge” financing to meet business needs prior to the anticipated completion of the proposed stock offering. Subsequent to the balance sheet date on September 11, 2008, the Company and Benaroya Capital agreed to enter into a Forbearance Agreement. Under the Forbearance Agreement, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. Proceeds from the sale of the wholesale business would be used to fully repay the Benaroya facility upon successful closing.

Our Northrim credit line ($4,650,000 in principal amount outstanding at March 30, 2008) is generally subject to annual renewals. The Benaroya and Northrim facilities mature August 31, 2008 and October 31, 2008, respectively, and, in order to satisfy these obligations and our other business requirements, Tully’s believes it will be necessary to (i) raise equity capital and use some of the proceeds for repayment of these debt obligations, (ii) replace them with other credit facilities, or (iii) renew them. Pending closure of the Asset Purchase Agreement with GMCR, the balances under both the Benaroya and Northrim facilities will be repaid.

Other cash requirements for the next twelve months, in addition to normal operating expenses and the commitments described in the consolidated financial statements and notes, are expected to consist primarily of capital expenditures related to the maintenance of company-operated stores and equipment and accounts receivable related to new wholesale business. Some of these capital expenditures may be accomplished through operating or capital leases.

If the recently entered GMCR Agreement is not successfully completed and additional financing is not found, we would likely be required to substantially reduce expenditures of our business. Further, changes in our operating plans, lower than anticipated sales, increased expenses, or other events, may require us to seek additional debt, equity financing, or sale of assets on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could impact negatively our financial condition and results of operations.

Further, we could be required to substantially reduce operating, marketing, general and administrative costs related to our continuing operations, or reduce or discontinue our investments in store improvements, new customers and new products. If these actions were not sufficient, we could be required to sell stores or other assets and could be unable to take advantage of business opportunities or respond to competitive pressures. The sale of stores or other income-producing assets could adversely affect our future operating results and cash flows.

3. Discontinued of Operations – Pending Sale of Wholesale Operations

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. During the first quarter of Fiscal 2009, management committed to a plan that was approved by the Company’s Board of Directors in June 2008, to exit the wholesale business and entered into negotiations with GMCR for the sale of Tully’s business names, trademarks, and wholesale business. Therefore, the Company classified the assets and liabilities of its wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Also, in accordance with SFAS 144, the Company stopped depreciating assets identified as held for sale on a go forward basis.

As a result of the Company’s assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and GMCR, entered into the GMCR Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the assets as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy Tully’s post-closing indemnification obligations to GMCR under the GMCR Agreement. We plan to use these proceeds to improve our liquidity, repay our indebtedness, and to fund our domestic retail and license businesses.

Pursuant to the GMCR Agreement, upon the closing, we will enter into a supply agreement with GMCR (the “Supply Agreement”). Under the terms of the Supply Agreement, (i) GMCR will agree to use commercially reasonable efforts to supply to us all of our requirements of Products and Other Coffee Products (“Products”) during the term of the Supply Agreement; and (ii) we will agree to purchase all of our requirements of Products from GMCR during the term of the Supply Agreement. This supply agreement will support our sourcing needs of the ongoing retail, international and specialty businesses.

Pricing for a specified annual volume of Products will be established on a “cost plus” basis. If Tully’s requires a higher aggregate volume of Products in a given contract year and GMCR does not elect to continue the “cost plus” pricing for one or more Products after the specified volume is exceeded, the Products will be priced at GMCR’s best list price offered to like customers, provided that we will have the option to use a secondary vendor to supply such Products. The Supply Agreement is for an initial term of five years starting on the effective date of the Supply Agreement and may be renewed thereafter for separate additional terms of one year each unless either party provides written notice of non-renewal to the other party at least 120 days in advance of the end of the initial five year term or additional term, as the case may be. The Company is to provide forecasting to GMCR on the estimated annual volume it intends to purchase such that GMCR can predict production volume. In the event the Company’s actual purchasing is 25% less or greater, there is a penalty fee provision. The Company does not expect to incur any penalties under this provision of the arrangement.

The Company does not believe the nature of the agreement or the cost formula represents anything other than prices within the range of market prices at the time of the arrangement. Given the Company’s history surrounding the cost of wholesale and bulk coffee production, the Company believes the supply arrangement will result in comparable cost of sales as it relates to the coffee beans for its future retail operations. The prices the Company agreed to pay GMCR are competitive prices that we could have obtained from other suppliers and will not be accounted for as an adverse or beneficial purchase commitment. The presence of the supply agreement does not impact the accounting or recognition of the gain as it relates to the sale and does not impact the conclusion that the risk and rewards have been sufficiently transferred to GMCR under the proposed asset sale.

In evaluating the supply agreement, we made certain estimates of the mix of products that were to be purchased as well as the distribution and competitor prices we would be getting on the products supplied from GMCR.

Additionally, under the terms of the Asset Sale, the Company sold the “Tully’s” trademark and brand name, and is simultaneously with the transaction entering into a perpetual license to continue to utilize the “Tully’s” brand as part of its North American retail operations, and is also licensing the rights to worldwide retail and wholesale (excluding North American and Japan) distribution (“License Agreement”). The Company can sublicense these rights, thus continuing to act as a retail franchisor worldwide (excluding Japan). The perpetual license fee is $1 annually. The Company has considered this continuing involvement and believes there is significant direct cash flows associated with this continued involvement through the worldwide area development rights and retail operations ability to operate under the “Tully’s” brand name is contingent upon this License Arrangement.

The discontinued operations and assets held for sale represent only those pertaining to the Wholesale Segment, and do not include any results relating to those activities which are expected to continue under the license agreement due to this continuing involvement.

The Company will continue to evaluate the accounting impacts of the transaction, including the corresponding License Agreement and expects the allocation of net proceeds, value attributed to the intangible being sold, and any resulting gain will be based upon the fair market value which will be completed upon closing of the transaction, expected to be in the forth fiscal quarter ended March 29, 2009. Further, management expects any gain allocated to, or resulting from, the sale of the intangible to be deferred due to the continuing involvement as derived by the License Agreement.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

The table below summarized the major categories of assets and liabilities held for sale at March 30, 2008, April 1, 2007 and April 2, 2006:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Assets Held for Sale
Inventory	$2,612	$1,950
Prepaid expenses and other current assets	134	129
Property and equipment and other intangible assets, net	2,294	1,928
Goodwill	124	124
Other Assets	46	46

Total Assets Held for Sale	$5,210	$4,177

Liabilities Held for Sale
Long-term debt	$19	$28
Capital lease obligations	47	63

Total Liabilities Held for Sale	$66	$91

The operating results of discontinued operations for the wholesale segment included in the accompanying consolidated statements of operations are as follows:

	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars in thousands)
Net Sales	$28,132	$20,901	$13,187
Income before income taxes	2,402	773	651
Income taxes(1)	—	—	—

Income from discontinued operations	$2,402	$773	$651

(1)	Discontinued operations does not include income tax expense or benefit as the Company has a full valuation allowance offsetting deferred income taxes and is in a cumulative net operating loss position.

Discontinued operations does not result in any income tax expense or benefit due to the Company’s full valuation allowance against all deferred taxes and cumulated net operating loss position.

Tully’s and GMCR have made customary representations, warranties and covenants in the GMCR Agreement. Pursuant to the terms of the GMCR Agreement, except in certain limited circumstances Tully’s may not solicit or enter into discussions regarding, or provide information in connection with, alternative transactions. The GMCR Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the GMCR Agreement, Tully’s may be required to pay GMCR a termination fee of $1.6 million. In addition, if Tully’s terminates the GMCR Agreement because GMCR is unable to obtain funding under its existing credit facility to complete the asset purchase, then GMCR will be obligated to reimburse Tully’s for up to $1.6 million in Tully’s out-of-pocket costs and expenses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The GMCR Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, has entered into a voting agreement with GMCR pursuant to which he has agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the GMCR Agreement and the transactions contemplated therein.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the GMCR Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the GMCR Agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

4. Accounts Receivable and allowance for doubtful accounts

Accounts receivable represent amounts billed to customers. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence. Accounts receivable determined to be uncollectible are charged against the allowance for doubtful accounts and recoveries are credited to the allowance for doubtful accounts.

The allowance for doubtful accounts is summarized as follows:

	Years ended
	March 30, 2008	April 1, 2007
	(dollars in thousands)
Balance, beginning of the year	$295	$149
Additions charged to costs and expenses	121	180
Write-offs and other deductions	(95)	(34)

Balance, end of the year	$321	$295

5. Inventories

Inventories consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Coffee
Roasted	711	615
Other goods held for sale	68	81
Packaging and other supplies	538	377

Total	$1,317	$1,073

6. Other assets

Other assets consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Security deposits	$198	$198
Other prepaid expenses	—	61

Total	$198	$259

7. Property and equipment

Property and equipment consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Machinery and equipment	$8,593	$7,972
Leasehold improvements	14,519	14,063
Furniture and fixtures	3,995	3,670
Software	296	464

	27,403	26,169
Less: Accumulated depreciation and amortization	(22,788)	(20,709)

Total	$4,615	$5,460

8. Goodwill and intangible assets

As of March 30, 2008 and April 1, 2007 goodwill was $332,000. Under SFAS 142, goodwill is to be periodically reevaluated and the carrying amount for goodwill is required to be reduced if an impairment is identified. Tully’s has determined that this analysis will be performed annually during the fourth quarter of each fiscal year. The analysis was performed and no impairment was identified for Fiscal 2008, Fiscal 2007, or Fiscal 2006.

9. Impairment of long-lived assets

Tully’s recognized non-cash impairment losses of $236,000 in the fourth quarter of Fiscal 2006, in accordance with the provisions of SFAS 144 and SFAS 142. This relates to impairment of leasehold improvements and equipment. No impairment was identified in the review for Fiscal 2008 or Fiscal 2007. These reviews were performed in connection with the development and implementation of our annual business plans. In order to determine the impairment, considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

10. Income taxes

Our net operating loss carryforwards have offset this gain for federal income tax purposes, but a portion of the gain is taxable for state income taxes and for federal alternative minimum tax (“AMT”) purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Deferred tax assets
Net operating loss carryforwards	$17,964	$13,421
Stock options	1,640	1,468
Deferred revenue	—	1,061
Property and equipment	2,240	2,316
Asset impairment, store closures and lease termination costs	1,456	1,464
Deferred lease costs	291	415
Tax credit	317	309
Allowance for doubtful accounts	116	130
Accrued vacation and other liabilities	675	788
Investment in joint venture	1,079	—
Other	265	111

Total deferred tax assets	26,043	21,483

Deferred tax liabilities
Debt discount	(248)	—
Less: Valuation allowance	(25,795)	(21,483)

Net deferred tax asset	$—	$—

At March 30, 2008, we had federal and state net operating loss carryforwards of approximately $52,000,000 and $15,800,000, respectively. The federal net operating loss carryforwards expire between 2021 and 2028 and the state net operating losses expire between 2009 and 2028.

Our ability to use our net operating losses to offset future income could be subject to restrictions enacted in the United States Internal Revenue Code of 1986, as amended. These restrictions limit future use of net operating losses and credit carryforwards if certain stock ownership changes occur.

The provision for income taxes is summarized as follows (dollars in thousands):

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
Current taxes
Federal	$—	$42	$281
State	2	(25)	58

Total current	2	17	339

Deferred taxes	—	—	—

Income tax expense	$2	$17	$339

A reconciliation of the statutory federal income tax rate to Tully’s effective income tax rate is as follows:

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
Tax expense (benefit)
Federal statutory rate	(34.0)%	(34.0)%	35.0%
State income taxes, net of federal benefit	(1.9)%	(2.7)%	1.7%
Rate change	3.7%	0.0%	0.0%
Other	1.2%	1.1%	0.2%
Valuation allowance	31.0%	35.8%	(35.4)%

Effective income tax rate	0.0%	0.2%	1.5%

In June, 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the provisions of FIN 48 on April 2, 2007. As of the date of adoption, the Company had no unrecognized tax benefits and therefore no adjustment to retained earnings as a cumulative effect adjustment to shareholder’s equity. The Company had no interest or penalties related to the unrecognized tax benefits as of the date of adoption. The Company will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense.

The Company is subject to U.S. federal and state income taxes. The Company is no longer subject to U.S. federal or state income tax examinations before Fiscal 2005 and fiscal 2004, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss amount.

The Company is not currently under Internal Revenue Service (IRS) or state examination.

11. Accrued liabilities

Accrued liabilities consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Employee wages and taxes	$1,304	$1,488
Professional fees and services	455	938
Accrued lease termination and store closure costs	99	139
Accrued real estate and property taxes	236	318
Accrued discounts and allowances (Note 3)	859	511
Accrued interest	768	—
Other	683	503

Total	$4,404	$3,897

12. Credit lines and long term debt

On June 22, 2005, Tully’s entered into a secured credit facility with Northrim (the “Northrim Facility”). On June 25, 2007, the credit facility was renewed until October 31, 2008 (see Note 23). Under the credit facility, Tully’s may borrow up to $5,000,000, subject to the amount of eligible accounts receivable and inventories. Borrowings under this facility bear interest at the prime rate plus 6.0% and are secured by our inventories and through the assignment (with recourse) of our accounts receivable.

On April 26, 2007, we borrowed $4,000,000 from Benaroya Capital (less an initial loan fee of $100,000) and issued the promissory note (“the Benaroya Note”) to evidence that indebtedness. In connection with the loan, we granted warrants to purchase 12,411 shares of common stock at an exercise price of $2.64 per share to Benaroya Capital, which were recorded at their estimated aggregate fair value of $109,000 when granted. The fair value of the warrants is measured at grant date, using the Black-Scholes valuation model including an expected life of one year, volatility of 70%, interest rate of 4.92%, and a stock price at grant of $1.41. We amortize the fair value of all warrants on a straight-line basis over the requisite service periods. On July 12, 2007, the Benaroya Note amount was amended to establish a credit facility (the “Benaroya credit facility”) with allowable borrowings of up to $10 million, to reduce the interest rate from 15% to 13.5% per annum (effective July 12, 2007) and to extend its maturity date. Borrowings under the Benaroya credit facility are due upon the earlier of (i) August 31, 2008, (ii) the first business day following the closing of an underwritten public offering of our equity securities and (iii) 30 days after Benaroya Capital has given Tully’s notice that Benaroya Capital, in good faith, deems itself insecure. Interest accrues on the outstanding principal balance of the Benaroya Note, calculated on a daily basis and payable on the maturity date. Overdue amounts bear interest at a rate equal to eighteen percent (18%) per annum. Loan fees of $482,000 were added to the principal balance in connection with the July amendment of the Benaroya credit facility and warrants to purchase 59,780 shares of common stock at an exercise price of $2.64 per share were issued to Benaroya Capital, which were recorded at their estimated aggregate fair value of $526,000 when granted. The fair value of the warrants is measured at grant date, using the Black-Scholes valuation model including an expected life of one year, volatility of 70%, interest rate of 4.92. Borrowings under the Benaroya credit facility are secured by all of Tully’s assets but are subordinate to Northrim’s existing lien on accounts receivable and inventory. The Benaroya Capital warrants became exercisable on April 26, 2008 and will expire during 2012.

The Benaroya credit facility generally allows additional monthly borrowings of $500,000 up to the maximum of $10 million or until Benaroya Capital deems itself “insecure”. Our chairman has guaranteed our obligations under the Benaroya credit facility, and another shareholder has guaranteed up to $3,000,000 under the Benaroya credit facility. Our chairman is not being compensated for his guaranty. We have agreed to compensate the second guarantor through the cash payment of a $167,100 commitment fee and a grant of warrants to purchase 21,000 shares of our common stock at an exercise price of $2.64 per share, which were recorded at their estimated aggregate fair value of $184,800 when granted (these warrants became exercisable on July 12, 2008. Additionally, we will pay a facility draw fee to this second guarantor at the annualized rate of 2% on the average amount of guaranteed debt outstanding. We have agreed to indemnify these guarantors from all claims, liabilities, costs and expenses incurred by them arising from or related to the note holder’s demands under the guarantees. We also have agreed not to increase the amount of the Northrim Facility or grant any other security interest in our assets without the prior written consent of these guarantors. Borrowings under the Benaroya credit facility and Northrim Facility are classified as a short-term obligation in our balance sheet, reflecting the terms of the July 12, 2007 amendment.

The discounts on the principal proceeds from Benaroya Capital and the fair value of the warrants issued to Benaroya Capital, as described above, have been recorded as a discount on the Benaroya Note. This discount is being reduced through accretion of non-cash interest expense over the life of the note. These amounts are summarized as follows:

Fiscal period ended March 30, 2008
(unaudited)
(dollars in thousands)
Additions during the Fiscal Year 2008:
Loan fee discount	$582
Warrants issued to Benaroya Capital	635

Initial discount recorded on Benaroya Note	1,217
Less—accretion of discount included in interest expense for the Fiscal Year 2008	(806)

Debt discount on Benaroya credit facility as of March 30, 2008	$411

Subsequent to the balance sheet date on September 11, 2008, the Company and Benaroya Capital agreed to enter into a Forbearance Agreement. Under the Forbearance Agreement, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests (See Note 23). Pending closure of the Asset Purchase Agreement with GMCR, the balances under both the Benaroya and Northrim facilities will be repaid.

On January 7, 2008, Tully’s and UCC entered into the Settlement Agreement to settle the pending lawsuit filed. Under the Settlement Agreement, the parties agreed to a mutual release of claims and to the dismissal of the lawsuit with prejudice. UCC also assigned all of its rights and interest under the 2001 license agreement to Tully’s. The Settlement Agreement was finalized and effective January 7, 2008.

In consideration for the settlement, Tully’s agreed to pay $6.0 million to UCC, consisting of $2.0 million paid to UCC on January 8, 2008, and a $4.0 million promissory note issued by Tully’s Coffee Asia Pacific, Inc. (“TCAP”), a wholly owned subsidiary of Tully’s, to UCC. The promissory note bears interest at 3.0% per year and is due in annual principal installments of $1,000,000 commencing on December 28, 2008. Payments under the note may accelerate under certain circumstances (including the completion of an initial public stock offering by Tully’s) and TCAP is generally required to pay to UCC two dollars of principal under the note for each dollar that TCAP distributes to Tully’s. Tully’s has issued a limited guaranty for TCAP’s obligations under the note, which is generally secured by the assets of Tully’s and TCAP related to the licensed territories (as described in Note 13), including Tully’s stock in TCAP, TCAP’s interest in the Tully’s Coffee Asia joint venture, Tully’s trademarks for the licensed territories and Tully’s interest as licensor of Tully’s Coffee Asia, but is non-recourse as to Tully’s other assets.

The promissory note issued under the Settlement Agreement with UCC bears interest at 3.0% per year. As this rate is below Tully’s incremental borrowing rate of 12%, TCAP recorded the obligation in accordance with Accounting Principles Board Opinion No. 21 Interest on Receivables and Payables. The resulting discount is being reduced through accretion of non-cash interest expense over the life of the note. These amounts are summarized as follows:

Fiscal period ended March 30, 2008
(unaudited)
(dollars in thousands)
Additions during the Fiscal Year 2008:
Initial discount recorded on UCC Note	$731
Less—accretion of discount included in interest expense for the Fiscal Year 2008	(41)

Debt discount on UCC Note Payable as of March 30, 2008	$690

Obligations under credit lines and long-term debt consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Borrowings under the Northrim facility	$4,650	$4,053
Borrowings under the Benaroya credit facility, net of unaccreted discount of $411,000	7,071	—
Note payable for the settlement of the UCC litigation, net of unaccreted discount of $690,000	3,337	—
Note payable for purchase of insurance, payable in monthly installments of approximately $42,000 and $41,000 including interest at 5.53% and 5.50%, through September 2007 and September 2008 respectively, collateralized by unearned or return insurance premiums, accrued dividends and loss payments	155	166

	15,213	4,219
Less: Current portion	(12,903)	(4,219)

Long-term debt, net of current portion	$2,310	$—

Long-term debt consists of $2,310,000 related to the UCC promissory note of which annual principal installments of $1,000,000 are due for the next four years commencing on December 28, 2008. Also, included in long-term debt is $10,000 related to notes payable on vehicle purchases.

13. International licenses and deferred revenue

Tully’s Coffee Japan

Prior to August 31, 2005, Tully’s had license and supply agreements with its licensee for Japan, Tully’s Coffee Japan. On August 19, 2005, Tully’s and Tully’s Coffee Japan entered into the Japan Rights Agreement under which Tully’s agreed to sell to Tully’s Coffee Japan all of Tully’s rights, title and interest for Japan with respect to the Tully’s trademarks, store designs, processes and other intellectual property assets and rights for the Tully’s business in Japan (the “Japan Rights”) for $17,500,000. The Japan Rights Agreement does not provide Tully’s Coffee Japan with the right to use Tully’s proprietary intellectual properties outside of Japan and does not affect Tully’s ownership or rights with respect to the Tully’s intellectual properties outside of Japan. Tully’s and Tully’s Coffee Japan have agreed to cooperate in the development of the Tully’s brand for the mutual benefit of the two companies.

The Japan Rights sale closed on August 31, 2005 and Tully’s received $13,819,000 on August 31, 2005. The remaining $3,681,000 of the purchase price was paid by Tully’s Coffee Japan to Tully’s on October 5, 2005. Under the Japan Rights Agreement, the parties also resolved a tax indemnification claim previously made by Tully’s Coffee Japan without any further payments by either party. Tully’s recognized a gain of $17,392,000 on the Japan Rights sale, as follows (dollars in thousands):

Cash sales price for Japan Rights	$17,500
Less—transaction costs	(108)

Gain on sale of Japan Rights	$17,392

Under the Japan Rights Agreement, the license and supply agreements with Tully’s Coffee Japan were terminated on August 31, 2005 and Tully’s right to receive license fees and coffee roasting fees from Tully’s Coffee Japan terminated for periods after July 31, 2005. License fees and coffee roasting fee revenues from Tully’s Coffee Japan are summarized as follows (dollars in thousands):

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
License fees and coffee roasting fee revenues from Tully’s Coffee Japan	$—	$—	$811

As the result of the termination of the license and supply agreements with Tully’s Coffee Japan, we recognized the unamortized balance of the deferred license revenue related to these agreements, which aggregated $4,405,000 as of August 31, 2005, in Fiscal 2006.

UCC Ueshima Coffee Company, Ltd.

In April 2001, Tully’s granted UCC Ueshima Coffee Company, Ltd. (“UCC”) a license to establish and operate Tully’s specialty coffee stores, including a license to use Tully’s business names, trademarks and intellectual property rights for purposes of establishing and operating Tully’s stores, and to sell Tully’s coffee at wholesale, in 25 Asian territories (excluding Japan which is served by Tully’s Coffee Japan).

Since the license agreement was executed in April 2001, UCC had opened one Tully’s store, which it closed in 2004. UCC had not established nor operated any other Tully’s stores nor engaged in wholesale sales of Tully’s products within its territory. Tully’s attempted to find a mutually satisfactory resolution to this problem with UCC, but these efforts were not successful. In June 2006, Tully’s notified UCC that it had breached the license agreement, and on November 7, 2006, UCC filed a lawsuit in the United States District Court for the Western District of Washington. The suit alleged that Tully’s had breached the license agreement by, among other things, terminating the license agreement for UCC’s non-performance and sought a declaration that UCC was not in breach of the license agreement, that Tully’s was in breach, and that UCC was entitled to enforce its alleged security interest as to certain of Tully’s assets that were subject to the license agreement (namely, the Asian trademarks and the right to use Tully’s intellectual properties in the territories). On January 7, 2008, Tully’s and UCC entered into an agreement (the “Settlement Agreement”) to settle the pending lawsuit as described in Note 16.

Tully’s recorded $799,000 during Fiscal 2007 and $736,000 in Fiscal 2008 for the costs of its defense and for prosecution of its counterclaims and did not have a remaining accrual for these costs as of March 30, 2008.

At the April 2001 commencement of the UCC license term, UCC paid a license fee of $12.0 million to Tully’s. The license agreement provided that this fee was fully earned upon payment. Tully’s initially recorded the $12.0 million license fee as deferred revenue, and has recognized it as revenue on a periodic basis during the zero royalty period, during which it was expected that Tully’s would have substantial performance obligations associated with supporting the opening and operation of Tully’s stores by UCC. As a result, deferred licensing revenues (included in liabilities) at December 30, 2007 included $1.8 million associated with the UCC license agreement.

In the fourth quarter of Fiscal 2008, Tully’s determined that the termination of the license agreement under the Settlement Agreement and the resulting $6.0 million note payable represented a “repossession” under Statement of Financial Accounting Standards No. 45, Accounting for Franchise Fee Revenue. In accordance with SFAS 45, Tully’s reversed $3.5 million in previously recognized license revenue and $1.8 million in deferred license fee revenue.

Deferred licensing revenue recognized under the agreements with Tully’s Coffee Japan and the license agreement with UCC is summarized as follows (dollars in thousands):

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
Recognition of deferred license revenue under international agreements
Periodic recognition of deferred license revenue under agreements with Tully’s Coffee Japan	$—	$—	$166
Revenue recognized upon termination of license and supply agreements under agreements with Tully’s Coffee Japan	—	—	4,405

Total deferred license revenue recognized under agreements with Tully’s Coffee Japan	—	—	4,571

Periodic recognition of deferred license revenue under UCC license agreement	1,080	1,440	1,440

Reversal of previously recognized deferred license revenue under UCC license agreement	(3,469)	—	—

Total deferred license revenue recognized under agreements with Tully’s Coffee Japan and UCC	$(2,389)	$1,440	$6,011

Deferred revenue is summarized as follows:

Fiscal year ended March 30, 2008
(dollars in thousands)
Deferred licensing revenue:
Additions to deferred licensing revenue in the period	$—
Less: Deferred licensing revenue recognized in net sales	(2,880)
Other, net	(9)

Net decrease in deferred licensing revenue for the period	(2,889)
Deferred license revenue
Beginning of period	2,889

End of period	—
Less: Non-current portion	—

Current portion of deferred licensing revenue	—
Deferred revenue from stored value cards	2,803

Current portion deferred revenue	$2,803

14. Investment in Joint Venture

On January 7, 2008, TCAP, a wholly owned subsidiary of Tully’s, and AFCM, a Singapore company, entered into a limited partnership agreement that established a new joint venture called Tully’s Coffee Asia Pacific Partners, LP (“Tully’s Coffee Asia”). The new joint venture will seek to develop the Tully’s brand in Asia (excluding Japan), Australia and New Zealand (the “Licensed Territories”) through franchising and licensing activities, retail store operations, coffee roasting, wholesale distribution and other business activities. Tully’s partner in this venture, AFCM, is a newly established enterprise managed by the founder and former chief executive officer of TCJ.

In connection with the formation of Tully’s Coffee Asia, TCAP assigned its rights (under an October 12, 2007 exclusive license agreement between Tully’s and TCAP) to use Tully’s business names, trademarks and intellectual property rights in the Licensed Territories to Tully’s Coffee Asia. AFCM agreed to contribute $6.0 million to the venture, of which $2.5 million was paid to Tully’s Coffee Asia on January 7, 2008, $500,000 paid on January 31, 2008, and the $3.0 million balance was paid on March 31, 2008 (which is reflected as a reduction to stockholder’s equity on the balance sheet dated March 30, 2008). Of the capital contributed by AFCM, $3.0 million is being distributed by the joint venture to TCAP, and the remaining $3.0 million will be used by the joint venture for development of its business. The $3.0 million capital distribution from the joint venture to TCAP includes (1) $500,000 cash distributed to Tully’s on January 8, 2008, (2) $2,000,000 paid to UCC on January 8, 2008 as described below in Note 16, and (3) $500,000 paid to TCAP on January 31, 2008. After completion of the $6.0 million AFCM capital contribution and the $3.0 million distribution to TCAP as described above, the joint venture ownership percentages are 50% TCAP (general partner) and 50% AFCM (limited partner). Under its license agreement with Tully’s, the joint venture is obligated to pay Tully’s a royalty equal to one percent of the applicable revenue base from operations in the Licensed Territories, commencing on April 1, 2008. Revenues associated with TCAP will be reported under our Specialty segment.

Investments in entities over which the Company has control are consolidated in the Consolidated Balance Sheets and Consolidated Statements of Operations. The Company’s investment in Tully’s Coffee Asia is carried at $6,000,000 which relates to the initial contribution of $9,000,000, reduced by the capital withdrawal by Tully’s of $3,000,000.

15. Related-party transactions

Our chairman has guaranteed our obligations under the Benaroya credit facility, and another shareholder has guaranteed up to $3,000,000 under the Benaroya credit facility. Our chairman is not being compensated for his guaranty. We have agreed to compensate the second guarantor through the cash payment of a $167,100 commitment fee and a grant of warrants to purchase 21,000 shares of our common stock at an exercise price of $2.64 per share, which were recorded at their estimated aggregate fair value of $184,800 when granted (these warrants became exercisable on July 12, 2008. Additionally, we will pay a facility draw fee to this second guarantor at the annualized rate of 2% on the average amount of guaranteed debt outstanding which accumulated to a fee of $16,000 for the Fiscal 2008.

In February 2006, an affiliate of Northrim acquired a 24% ownership interest in Pacific Wealth Advisors, LLC (“PWA”), a newly formed company which is the successor by merger to Pacific Portfolio Consulting (“Pacific Portfolio”). PWA is a wealth management and investment advisory services holding company. A member of the Tully’s Board of Directors is the president of PWA and Pacific Portfolio and has an ownership interest of more than 10% in PWA. During Fiscal 2008, Tully’s paid approximately $441,000 to Northrim for interest on the amounts borrowed, and the outstanding debt to Northrim at March 30, 2008 was $4,650,000. Pacific Portfolio provided investment advisory consulting services for the Tully’s employee 401(k) savings plan (see Note 20) and received fees of approximately $6,700 for this service in Fiscal 2008 and $8,200 in Fiscal 2007.

Carl Pennington, Sr. was appointed as a board member, effective as of January 15, 2008 and as Tully’s President, effective as of January 15, 2008. Before joining Tully’s, Mr. Pennington founded Pinnacle

Management, a management company, and PinnPointe Consulting Group, a consulting company advising retail and wholesale companies. Mr. Pennington is a shareholder of Pinnacle Management, which manages Impact Sales, Inc., a grocery broker, and Pinnacle Coffee, a franchisee of six Tully’s franchised stores as of March 30, 2008. Mr. Pennington serves as a board member of Impact Sales, the grocery broker for Tully’s. Impact Sales received $566,000 in fiscal year 2008 from Tully’s as brokerage commission on grocery sales. He receives no compensation from Impact Sales. Mr. Pennington has no ownership interest in Pinnacle Coffee. Mr. Pennington’s base salary as Tully’s president is $290,000 per year.

As discussed in Note 13, in connection with the formation of Tully’s Coffee Asia, TCAP assigned its rights (under an October 12, 2007 exclusive license agreement between Tully’s and TCAP) to use Tully’s business names, trademarks and intellectual property rights in the Licensed Territories to Tully’s Coffee Asia. AFCM agreed to contribute $6.0 million to the venture, of which $2.5 million was paid to Tully’s Coffee Asia on January 7, 2008, $500,000 paid on January 31, 2008, and the $3.0 million balance was paid on March 31, 2008 (which is reflected as a reduction to stockholder’s equity on the balance sheet dated March 30, 2008). The capital contribution related to AFCM’s ownership in TACAP is reflected as a $6.0 million minority interest on the Consolidated Balance Sheet.

16. Store closure and lease termination costs

We periodically close stores that do not meet our performance criteria and stores for which extension of the lease term was not practicable. Store closure and lease termination costs are summarized as follows (dollars in thousands):

	Fiscal 2008	Fiscal 2007	Fiscal 2006
Store closure costs, including losses from disposal of property and equipment	$19	$96	$43
Lease termination costs	—	—	176

Total	$19	$96	$219

During Fiscal 2008, we closed two stores that represented approximately 0.5% of our Fiscal 2008 retail sales. During Fiscal 2007, we closed four stores that represented approximately 2.0% of our Fiscal 2007 retail sales, and during Fiscal 2006, we closed six stores that represented approximately 3.2% of our Fiscal 2006 retail sales.

17. Commitments and contingencies

Lease commitments

We lease all of our retail, roasting plant and office space under operating leases, which expire through 2016. The leases provide for minimum annual payments, and (in certain cases) contingent rentals based upon gross sales, escalation clauses and/or options to renew. Rental expense is recorded on a straight-line basis over the respective terms of the leases. Rental expense under these operating leases was approximately $5,300,000, $5,100,000, and $5,300,000, for Fiscal 2008, Fiscal 2007, and Fiscal 2006, respectively. Contingent rental expense was approximately $344,000, $274,000, and $218,000 for Fiscal 2008, Fiscal 2007 and Fiscal 2006, respectively and is recognized as incurred.

In connection with certain leases, lessors have granted tenant improvement allowances to Tully’s. These amounts, included in liabilities under the caption “deferred lease costs,” are amortized into income on a straight-line basis over the life of the related lease. Also recorded in deferred lease costs is the “stepped rent” excess of rental expense computed on a straight-line basis over the actual rent payments required by the terms of our leases.

Minimum future rental payments under noncancellable operating leases as of March 30, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
2009	$4,535
2010	3,873
2011	2,126
2012	956
2013	661
Thereafter	1,048

Total	$13,199

We have subleased some of our leased premises to third parties under subleases with varying terms through 2012. Expected future sublease receipts under such sub-lease agreements are summarized as follows:

Fiscal year
(dollars in thousands)
2009	$234
2010	142
2011	55
2012	43
2013	—

Total	$474

Tully’s has funded the acquisition of equipment through capital leases. These leases typically have terms ranging from three to five years and generally have bargain purchase options. Minimum future rental payments under capital leases as of March 30, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
2009	$28
2010	22
2011	12
2012	1
2013	—

Total minimum lease payment	63
Less: Amount representing future interest	(10)

Present value of net minimum lease payments under capital leases	$53

Purchase commitments

It is our general practice to enter into forward commitments for the purchase of green coffee in order to secure future supplies of premium quality coffee beans that meet our specifications, in quantities that we estimate will be required to meet our future roasting needs. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. As of March 30, 2008, we had approximately $3,622,000 of contracts with fixed-price coffee purchase commitments. Since March 30, 2008, we have continued to enter into additional coffee purchase contracts. We believe, based on relationships established with our suppliers, that the risk of non-delivery on such purchase commitments is remote.

Employment Agreements and Compensatory Arrangements

Pursuant to the employment letters for members of Tully’s senior management team, Tully’s has agreed to pay severance compensation to these several executives in the event their employment by Tully’s is terminated for reasons other than certain excluded circumstances. The amount of severance to be paid would depend upon the rate of salary at the time of termination and other factors. As of March 30, 2008, the aggregate contingent obligation for severance to these individuals was approximately $208,000. Also, pursuant to the employment letters for members of Tully’s senior management team, Tully’s has agreed to pay severance compensation to these several executives in the event that there was a change in control. The amount of severance to be paid would depend upon the rate of salary at the time of termination and other factors. As of March 30, 2008, the aggregate contingent obligation for severance to these individuals for the change in control provision was approximately $394,000. Accrued liabilities at March 30, 2008 include accrued severance costs related to our former executives in the amount of $20,000.

Contingencies

In February 2004 a lawsuit was filed against Tully’s in Superior Court of California, Los Angeles County (the “Court”) by two former store managers on behalf of themselves and on behalf of other former and current store managers in the state of California. The suit alleged that Tully’s improperly classified such managers as exempt under California’s wage and hour laws and sought damages, restitution, reclassification and attorneys’ fees and costs. On April 21, 2005, the parties entered into a memorandum of understanding regarding the settlement of this matter, which was subsequently reflected by the parties in a Joint Stipulation of Settlement and Release (the “Settlement Agreement”). On September 14, 2006, the Court granted final approval of the Settlement Agreement and dismissed the suit with prejudice.

In Fiscal 2005, Tully’s incurred a one-time charge of approximately $1.6 million for the settlement and associated costs. In connection with the final approval of the settlement, Tully’s incurred additional expenses of $72,000 in Fiscal 2007. Under the settlement, Tully’s agreed to make cash payments totaling approximately $800,000 to the settlement class over a three year period starting in October 2006 and to issue 37,500 shares of its common stock, with an agreed value of $450,000, to the settlement class during that period. In October 2006, Tully’s issued 7,000 shares of common stock and paid $164,000 to the settlement class. In October 2007, Tully’s issued 11,719 shares of common stock and paid $266,000 to the settlement class. Under the settlement, Tully’s is required to issue stock and pay cash settlement payments in future periods as follows (in addition, cash settlement payments after the initial payment will include interest at 6.75% per year):

	Shares of common stock to be issued	Cash settlement payments (in thousands)
October 2008	11,719	$266
October 2009	7,031	159

Total	18,750	$425

On January 7, 2008, Tully’s and UCC entered into the Settlement Agreement to settle the pending lawsuit filed November 7, 2006 by UCC in the U.S. District Court for the Western District of Washington, relating to the 2001 license agreement between the parties. Under the Settlement Agreement, the parties agreed to a mutual release of claims and to the dismissal of the lawsuit with prejudice. UCC also assigned all of its rights and interest under the 2001 license agreement to Tully’s. The Settlement Agreement was finalized and effective January 7, 2008.

In consideration for the settlement, Tully’s agreed to pay $6.0 million to UCC, consisting of $2.0 million paid to UCC on January 8, 2008, and a $4.0 million promissory note issued by TCAP, a wholly owned subsidiary of Tully’s, to UCC. The promissory note bears interest at 3.0% per year and is due in annual principal installments of $1,000,000 commencing on December 28, 2008. Payments under the note may accelerate under certain circumstances (including the completion of an initial public stock offering by Tully’s) and TCAP is generally required to pay two dollars of principal under the note for each dollar that TCAP distributes to Tully’s. Tully’s has issued a limited guaranty for TCAP’s obligations under the note, which is generally secured by the assets of Tully’s and TCAP related to the Licensed Territories, including Tully’s stock in TCAP, TCAP’s interest in the Tully’s Coffee Asia joint venture, Tully’s trademarks for the Licensed Territories and Tully’s interest as licensor of Tully’s Coffee Asia, but is non-recourse as to Tully’s other assets. The parties expect the lawsuit to be dismissed with prejudice by the court.

In December 2007 a lawsuit was filed against Tully’s in California State Court by a former store employee alleging that Tully’s failed to provide meal and rest periods for its employees. We anticipate that the plaintiff will seek class action certification on behalf of all hourly employees in Tully’s California stores. The plaintiff is seeking damages, restitution, injunctive relief, and attorneys’ fees and costs. Similar lawsuits alleging missed meal and rest periods have been filed in California against many other companies. We are investigating the claims and intend to vigorously defend this litigation, but cannot predict the financial impact to us of the litigation at this time. We believe that Tully’s has complied with all laws that require providing meal and rest periods for its employees. We have accrued $147,000 as of March 30, 2008 for estimated legal fees in order to defend this litigation.

We are a party to various other legal proceedings arising in the ordinary course of our business, but are not currently a party to any other legal proceeding that we believe could have a material adverse effect on our financial position or results of operations.

18. Stock options

Effective April 3, 2006, we adopted SFAS 123R, which establishes accounting for stock-based awards exchanged for employee services, using the modified prospective application transition method. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and recognized over the requisite service period. Previously, we applied APB 25 and related interpretations, as permitted by SFAS 123.

Company Stock Incentive Plan

In 1994, Tully’s shareholders approved a Stock Incentive Plan (the “1994 Plan”). In August 1999 our shareholders approved an amended plan, which established the maximum number of shares issuable under the 1994 Plan and the Employee Stock Purchase Plan at 525,000, and in June 2003, our Board of Directors further amended the 1994 Plan. By its terms, the 1994 Plan expired in October 2004 (this did not terminate outstanding options).

In December 2004, the Tully’s shareholders approved the 2004 Stock Option Plan, effective as of November 1, 2004. The 2004 Stock Option Plan authorizes the issuance of up to 312,500 shares of common stock under the 2004 Stock Option Plan and Tully’s Employee Stock Purchase Plan.

The provisions of the 2004 Stock Option Plan (and the 1994 Plan prior to its expiration) are summarized as follows. We may issue incentive or nonqualified stock options to our employees and directors. Stock options are granted solely at the discretion of our Board of Directors and are issued at a price determined by our Board of Directors. The term of each option granted is for such period as determined by our Board of Directors, but not more than ten years from date of grant. Options are nontransferable and may generally be exercised based on a vesting schedule determined by our Board of Directors. The plan provides for acceleration of outstanding options under certain conditions, including certain changes in control of Tully’s.

Founder’s Stock Option Plan

In addition to options granted under the 1994 Plan, our chairman and founder has granted options to purchase shares of his stock to employees and third parties (the “Founder’s Plan”). No options have been granted by the Chairman under the Founder’s Plan since Fiscal 2002. These options have vesting periods ranging from immediate vesting to five year vesting and have a twenty-five year life. In October 2005, the chairman and founder contributed his holdings of Tully’s common stock to TTOK, LLC, a limited liability company owned by the chairman, and the Founder’s Plan stock option obligations were assigned to TTOK, LLC.

Other Equity Instruments

Tully’s has granted warrants to purchase common stock. These warrants have up to one year vesting periods and generally have ten year lives. Issued, outstanding and exercisable warrants as of March 30, 2008 are summarized as follows:

	Outstanding warrants	Number exercisable	Exercise Prices
Issued with Series A Preferred Stock investment units	617,309	617,309	$2.64
Issued to guarantors of debt	184,922	91,731	$0.40
Issued to holder of convertible note in lieu of cash interest	120,000	120,000	$0.08
Other	13,359	13,359	$0.08-$2.64

Totals	935,590	842,399

Stock Options

We issue new shares of common stock upon the exercise of stock options granted under the 1994 Plan and the 2004 Stock Option Plan. The exercise of options granted under the Founder’s Plan results in a transfer of shares to the exercising optionee from the shares owned by TTOK, LLC, and does not affect the total outstanding shares of stock or provide cash proceeds to Tully’s.

Determining Fair Value Under SFAS 123R

Valuation and Amortization Method.

We estimated the fair value of stock option awards granted using the Black-Scholes option valuation model. We amortize the fair value of all awards on a straight-line basis over the requisite service periods, which are generally the vesting periods.

Expected Life.

The expected life of awards granted represents the period of time that they are expected to be outstanding. We determined the expected life based primarily on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules, expected exercises and post-vesting forfeitures.

Expected Volatility.

We estimated the volatility of our common stock at the date of grant based on the historical volatility of our common stock. The volatility factor we use in the Black-Scholes option valuation model is based on our historical stock prices over the most recent period commensurate with the estimated expected life of the award.

Risk-Free Interest Rate.

We based our risk-free interest rate used in the Black-Scholes option valuation model on the implied risk-free interest rate with an equivalent remaining term equal to the expected life of the award.

Expected Dividend Yield.

We use an expected dividend yield of zero in the Black-Scholes option valuation model, consistent with our recent experience.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. A summary of the weighted average assumptions and resulting weighted average fair value results for options granted during the periods presented is as follows:

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
Weighted average risk free interest rate	3.22%	4.76%	2.79%
Expected dividend yield	0%	0%	0%
Expected lives	5 years	3 years	3 years
Weighted average expected volatility	80%	94%	86%
Weighted average fair value at date of grant	$7.26	$7.15	$6.36

Expected Forfeitures.

We primarily use historical data to estimate pre-vesting option forfeitures. We record stock-based compensation only for those awards that are expected to vest. For Fiscal 2008 we estimated our pre-vesting option forfeiture rate at 18%.

Stock-based Compensation Under SFAS 123(R)

Stock-based compensation expense related to stock-based awards under SFAS 123(R) for Fiscal 2008 and Fiscal 2007 totaled $199,000 and $362,000, respectively, which is included in marketing, general and administrative costs in our Consolidated Statements of Operations. During Fiscal 2006, we recognized non-cash compensation expense of $114,000 and disclosed a pro forma non-cash compensation expense consistent with the provisions of SFAS No. 123, as amended by SFAS No. 148 of $280,000.

As of March 30, 2008, we had approximately $734,000 of total unrecognized compensation cost related to the 185,868 non-vested stock-based awards granted under all equity compensation plans. We expect to recognize this cost over a period of approximately three years.

The following table presents the impact of our adoption of SFAS 123(R) on data in our consolidated financial statements (in thousands, except per share amounts);

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
Consolidated Statements of Operations:
Decrease in income from operations	$199	$362	$114
Decrease in income or increase in loss before income taxes	(199)	(362)	(114)
Decrease in net income or increase in net loss	(199)	(362)	(114)
Decrease in basic earnings per share or increase in basic net loss per share	$(0.07)	$(0.16)	$(0.05)
Decrease in diluted earnings per share or increase in diluted net loss per share	$—	$—	$(0.02)
Consolidated Balance Sheets:
Increase in additional-paid-in capital	$199	$306	$111

Stock Award Activity

As of March 30, 2008 options for 659,724 shares were outstanding under the 1994 Plan and the 2004 Stock Option Plan, of which 542,119 were fully vested.

The following table summarizes activity under our stock option plans:

Exercise price per share	Number of Shares	Weighted- average exercise price Per Share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at April 3, 2005	669,884	3.57
Granted	74,486	10.66
Exercised	(77)	.21
Forfeited	(55,876)	7.17
Outstanding at April 2, 2006	688,417	4.05
Granted	203,750	11.53
Exercised	(75,493)	.12
Forfeited	(47,970)	13.15
Outstanding at April 1, 2007	768,704	5.85
Granted	70,730	11.36
Exercised	(44,304)	.14
Forfeited	(135,406)	11.54

Outstanding at March 30, 2008	659,724	5.64	8.59	3,948,869

Exercisable or convertible at the end of the period	542,119	4.43	8.43	3,948,869

The aggregate intrinsic value of options outstanding at March 30, 2008 is calculated as the difference between the market price of the underlying common stock and the exercise price of the options for the 364,850 exercisable options that had exercise prices that were lower than the $11.28 fair market value, as determined by our Board of Directors, of our common stock at March 30, 2008.

The total intrinsic value of options exercised during the Fiscal 2008, Fiscal 2007, and Fiscal 2006 using the March 30, 2008 $11.28 fair market value was $494,000, $842,000, and $1,000 respectively.

Pro Forma Information Under SFAS 123 and APB 25

Prior to Fiscal 2007, our stock-based compensation was accounted for using the intrinsic value method prescribed in APB 25 and related interpretations. Had compensation cost under our stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, our net loss and basic and diluted net loss per share would have been changed to the pro forma amounts indicated below (in thousands, except for per share data):

April 2, 2006
Stock-based employee compensation cost
As reported	$113
Pro forma	$280
Net income (loss)-as reported	$15,423
Net income (loss)-pro forma	$15,256
Basic earnings (loss) per share
As reported	$6.97
Pro forma	$6.90
Diluted earnings (loss) per share
As reported	$2.42
Pro forma	$2.37

19. Stockholders’ equity

Reverse Stock Split

On June 27, 2007, our shareholders approved an amendment to our articles of incorporation to give effect to a one-for-eight reverse split of our outstanding common stock and approved an amendment to our articles of incorporation to eliminate the requirement for a minimum price per share as a condition for the automatic conversion of our Series A Preferred stock. On June 28, 2007, these amendments to our articles of incorporation became effective. Except where specifically indicated, all common share information (including information related to options and warrants to purchase common stock) and all “per share” information related to our common stock in this report has been restated to reflect the one-for-eight reverse split.

Under our articles of incorporation, the voting privileges and conversion ratios for our outstanding shares of Series A Preferred Stock and our Series B Preferred Stock are automatically adjusted to give proportionate effect to this reverse split.

Pursuant to provisions in our stock option and warrant agreements, the number of common shares available for purchase under these agreements, and the exercise prices, are automatically adjusted to give proportionate effect to this reverse split.

Preferred stock

Each outstanding share of our Series A Preferred Stock is convertible at any time by the holder thereof into shares of common stock at the then-effective conversion price. In addition, each outstanding share of Series A Preferred Stock is automatically convertible into shares of common stock if Tully’s completes an underwritten public offering of Tully’s shares of common stock with gross proceeds to Tully’s in excess of $15 million (“Qualified Offering”). The Series A Preferred Stock contains an anti-dilution protection right that provides for a weighted average adjustment of the conversion price in the event we issue shares of capital stock at an effective price less than the Series A Preferred conversion price then in effect, subject to certain limitations and exclusions. At March 30, 2008, each eight shares of our outstanding Series A Convertible Preferred share could be converted at the option of the shareholder into approximately 1.13 shares of common stock (giving effect to the one-for-eight reverse split of our common stock).

Holders of Series A Preferred Stock are entitled to receive dividends when and if any dividends are declared to be paid by our Board of Directors. Voting rights of the Series A Preferred Stock are subject to adjustment for the anti-dilution adjustment and as a result, at March 30, 2008, each eight shares of Series A Preferred Stock would be entitled to cast approximately 1.13 votes on all matters submitted to a vote of our shareholders (giving effect to the one-for-eight reverse split of our common stock). Series A Preferred shareholders may exercise cumulative voting rights with respect to the election of Directors.

In the event of any liquidation or winding up of Tully’s, each share of Series A Preferred Stock is entitled to receive, prior and in preference to all other payments to the holders of Series B Preferred Stock and the shares of common stock, an amount equal to $2.50, plus any and all declared but unpaid dividends with respect to such share of Series A Preferred Stock (the “Series A Liquidation Preference”). Assuming distribution of the full Series A Liquidation Preference, common stock liquidation preference (described below), and the Series B Liquidation Preference (described below), and subject to the rights of any additional preferred stock that may in the future be designated and issued by Tully’s, our remaining assets available for distribution to shareholders would be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and shares of common stock, treating the shares of Series A Preferred Stock and Series B Preferred Stock on an as-converted basis.

Certain holders of Series A Preferred Stock have certain rights to require us to register the shares of common stock issued upon conversion of the Series A Preferred Stock. These rights generally allow persons holding the underlying shares of common stock to require Tully’s to use its best efforts to register the shares for resale under the Securities Act of 1933, as amended, and under such state securities laws as may be necessary. These rights include the right to demand that we file a registration statement for the underlying shares of common stock at the shareholders’ option no more than one time following an initial public offering, if any, and thereafter, unlimited rights once Tully’s is eligible to use Form S-3.

Each outstanding share of Series B Preferred Stock is convertible at any time by the holder thereof into shares of common stock at the then-effective conversion price. In addition, each outstanding share of Series B Preferred Stock is automatically convertible into shares of common stock at the then-effective conversion price when and if we make a Qualified Offering. The conversion price for the Series B Preferred shares is subject to an anti-dilution adjustment, but no adjustment has been required. Giving effect to the one-for-eight reverse split of our common stock, each eight Series B Preferred shares could be converted at the option of the shareholder into one share of common stock as of March 30, 2008.

Holders of Series B Preferred Stock are entitled to receive dividends when and if any dividends are declared to be paid by our Board of Directors. Each eight shares of Series B Preferred Stock also are entitled to cast one vote on all matters submitted to a vote of the shareholders of Tully’s (giving effect to the one-for-eight reverse split of our common stock).

In the event of any liquidation or winding up of Tully’s, each share of Series B Preferred Stock is entitled to receive, after full satisfaction of the Series A Liquidation Preference and the common stock liquidation preference (described below), and prior and in preference to all other payments to the holders of shares of common stock, an amount equal to $2.50, plus any and all declared but unpaid dividends with respect to such share of Series B Preferred Stock (the “Series B Liquidation Preference”). Assuming distribution of the full Series A Liquidation Preference, common stock liquidation preference and the Series B Liquidation Preference, and subject to the rights of any additional series or classes of preferred stock that may in the future be designated and issued by Tully’s, the remaining assets of Tully’s available for distribution to shareholders would be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and shares of common stock, treating the shares of Series A Preferred Stock and Series B Preferred Stock on an as-converted basis.

During Fiscal 2008, certain shareholders transmitted shares of Series A Preferred Stock or Series B Preferred Stock to our transfer agent for safekeeping. In some cases, these preferred shareholders requested that their preferred shares be converted into our common stock. Where this has been indicated by the shareholder, the conversion has been reflected in the Fiscal 2008 financial statements. For some of these shareholders, the intent of the shareholder was unclear, and while we investigate this matter with the shareholders, we have not reflected these preferred shares as being converted into our common stock. If we determine that any of these other shareholders intended to convert their shares into common stock, will be reflected in the financial statements for our fiscal year ending March 29, 2009.

Common stock and Warrants

In the event of any liquidation or winding up of Tully’s, after distribution of the full Series A Liquidation Preference, each common share is entitled to receive an amount per share equal to $18.00 (giving effect to the one-for-eight reverse split of our common stock), plus any and all declared but unpaid dividends with respect to such share of shares of common stock (the “common stock liquidation preference”). Assuming distribution of the full Series A Liquidation Preference, common stock liquidation preference and the Series B Liquidation Preference (described above), and subject to the rights of any additional preferred stock that may in the future be designated and issued by us, our remaining assets available for distribution to shareholders would be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and shares of common stock, treating the shares of Series A Preferred Stock and Series B Preferred Stock on an as-converted basis.

Subscription receivable

As of March 30, 2008, we had a $3,000,000 receivable related to the capital contribution due from AFCM as described in Note 13. This balance was later collected subsequent to the balance sheet date. The Company has recorded this receivable as a reduction to stockholder’s equity as of March 30, 2008.

20. Stock purchase plan

In Fiscal 2000, our stockholders approved the Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan qualifies under Section 423 of the Internal Revenue Code. Tully’s has authorized up to 312,500 shares of common stock to be offered under the Purchase Plan and 2004 Stock Option Plan combined. No offerings have yet occurred under the Purchase Plan.

21. Employee 401(k) savings plan

During Fiscal 2000, we adopted a 401(k) savings plan for employees. Eligible employees may contribute up to 20% of their salaries to the plan. Eligible employees are employees over the age of 18 who have been employed by Tully’s for six months. There is no mandatory match from Tully’s. Most plan administrative costs are paid by the 401(k) savings plan.

22. Segment Reporting

We present segment information in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), which established reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by our senior management.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in Note 1. We do not allocate our assets among our business units for purposes of making business decisions, and therefore do not present asset information by operating segment. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measurement we use to measure the operating performance of our operating segments. EBITDA excludes the effects of financing costs, income taxes, and non-cash depreciation and amortization.

The Wholesale Segment is included in discounted operations and therefore not included in the table below.

The tables below present information by operating segment:

	Years Ended
	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars in thousands)
Net sales
Retail division	$42,897	$39,334	$38,194
Specialty division(1)	(1,952)	1,647	6,864

Net sales	$40,945	$40,981	$45,058

Earnings before interest, taxes, depreciation and amortization
Retail division(2)	$2,384	$1,817	$1,952
Specialty division(1)	(3,718)	290	6,358
Corporate and other expenses(3)	(10,431)	(9,694)	(7,367)
Gain on Japan Rights sale	—	—	17,392

Earnings before interest, taxes, depreciation and amortization	(11,765)	(7,587)	18,355
Depreciation and amortization	(2,186)	(2,636)	(2,839)
Income taxes	(2)	(17)	(339)
Interest income, interest expense, and loan guarantee fees	(2,358)	(287)	(385)

Net income (loss)	$(16,311)	$(10,527)	$14,772

Depreciation and amortization
Retail division	$1,880	$2,363	$2,444
Specialty division	**	**	**
Corporate and other expenses	306	273	395

Total depreciation and amortization	$2,186	$2,636	$2,839

**	Not material—less than $1,000

(1)	Specialty division net sales and operating income for Fiscal 2006 include $4,405,000 of deferred license revenue recognized as the result of the termination of the license and supply agreements with Tully’s Coffee Japan (see Note 12). Specialty division net sales and operating income for Fiscal 2008 include a $3,469,000 net reversal of deferred revenue previously recognized as a result of the repossession of a franchise under the UCC settlement described in Note 12.

(2)	The Retail division operating results include adjustments for impairment of long-lived assets of $236,000 (Fiscal 2006) and for amounts required to close stores and terminate store leases totaling $19,000 (Fiscal 2008), $96,000 (Fiscal 2007), and $219,000 (Fiscal 2006).

(3)	Corporate and other expenses include a charge of approximately $72,000 for Fiscal 2007, for the settlement and associated costs related to a lawsuit (see Note 16).

On September 15, 2008, the Company entered into an asset purchase and sale agreement to sell substantially all of the assets of the wholesale business to GMCR for $40,300,000. The closing is subject to certain closing conditions, including shareholder approval.

23. Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) adjusted to eliminate the interest on convertible debt (if assumed to be converted), by the sum of the weighted average number of common shares and the effect of dilutive common share equivalents.

Tully’s has granted options and warrants to purchase common stock, and issued preferred stock and debt convertible into common stock (collectively, the “common share equivalent instruments”). Under some circumstances, the common share equivalent instruments may have a dilutive effect on the calculation of earnings or loss per share. All of the common share equivalent instruments were excluded from the computation of diluted loss per share for Fiscal 2007 and Fiscal 2008 because the effect of these instruments on the calculation would have been antidilutive.

The computations of earnings (loss) per share, and of the weighted average shares used for basic earnings (loss) per share and diluted earnings (loss) per share are summarized as follows:

	Years Ended
	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars and shares in thousands, except per share data)
Computation of basic earnings per share
Net income	$(16,311)	$(10,527)	$14,772
Adjustments for basic earnings per share	—	—	—

Net income for basic earnings per share	$(16,311)	$(10,527)	$14,772

Weighted average shares used in computing basic earnings per share	2,917	2,283	2,212
Basic earnings per share	$(5.59)	$(4.61)	$6.68
Computation of diluted earnings per share
Net income	$(16,311)	$(10,527)	$14,772
Adjustments for diluted earnings per share	—	—	—

Net income for diluted earnings per share	$(16,311)	$(10,527)	$14,772

Weighted average shares used in computing diluted earnings per share	6,132	6,129	6,434
Diluted earnings per share	$(5.59)	$(4.61)	$2.30
Weighted average shares used in computing earnings per share
Weighted average common shares outstanding, used in computing basic earnings per share	2,917	2,283	2,212
Total common share equivalent instruments for computing diluted earnings per share	3,215	3,846	2,192

Weighted average shares used in computing diluted earnings per share	6,132	6,129	6,434

24. Subsequent Events

On August 1, 2008 the Company executed amendments (dated for reference purposes as of August 1, 2008) to its secured credit facility with Northrim Funding Services. The Northrim Facility provides a credit facility of up to $5,000,000, subject to the amount of eligible accounts receivable and inventories. The extended term of the agreement is until October 31, 2008, unless terminated earlier by either party. Borrowings under this facility bear interest at the prime rate plus six percent and are secured by the Company’s inventories and the assignment, with recourse, of the Company’s accounts receivable. Fees in the amount of $12,500 were paid to Northrim in relation to the extension of the Northrim Facility.

On October 20, 2008, Tully’s executed amendments (dated for reference purposes as of October 20, 2008) to its secured credit facility with Northrim Funding Services, a division of Northrim Bank. The Northrim Facility provides a credit facility of up to $6,500,000, subject to the amount of eligible accounts receivable and inventories. The extended term of the agreement is December 15, 2008, unless terminated earlier by either party. Borrowings under this facility bear interest at the prime rate plus seven percent with a floor of 12% and a ceiling of 14% during the contract term and are secured by the company’s inventories and the assignment, with recourse, of the company’s accounts receivable. Fees in the amount of $41,250 were paid to Northrim in relation to the extension of the Northrim Facility. The amendment to the Northrim Facility is filed as Exhibit 10.1 to the Form 8-K filed on October 23, 2008.

The Benaroya credit facility ($7,071,000 in principal amount outstanding at March 30, 2008, net of discount) was established as a short-term “bridge” financing to meet business needs prior to the anticipated completion of the proposed stock offering. Subsequent to the balance sheet date on September 11, 2008, the Company and Benaroya Capital agreed to enter into a Forbearance Agreement. Under the Forbearance Agreement, Benaroya Capital has agreed to forbear from taking any action to collect on the Benaroya Note or to foreclose on its security interests. Pending closure of the Asset Purchase Agreement with GMCR, the balances under both the Benaroya and Northrim facilities will be repaid.

25. Selected Quarterly Financial Data (Unaudited)

Summarized quarterly financial information for Fiscal 2008 and Fiscal 2007 is as follows. Our sales are moderately seasonal.

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total
	(dollars in thousands, except per share data)
Fiscal 2008
Net Sales	$11,094	$11,302	$11,479	$7,070	$40,945
Gross Profit	5,703	5,791	6,200	2,017	19,711
Net Loss	(2,623)	(3,895)	(3,356)	(6,437)	(16,311)
Basic and Diluted Loss per Share
Net Loss per basic share	$(1.01)	$(1.41)	$(1.09)	$(2.08)	$(5.59)
Net Loss per diluted share	$(1.01)	$(1.41)	$(1.09)	$(2.08)	$(5.59)

Fiscal 2007
Net Sales	$9,983	$10,247	$10,420	$10,331	$40,981
Gross Profit	5,223	5,369	5,597	5,277	21,466
Net Loss	(2,461)	(3,075)	(2,917)	(2,074)	(10,527)
Basic and Diluted Loss per Share
Net Loss per basic share	$(1.11)	$(1.37)	$(1.26)	$(0.87)	$(4.61)
Net Loss per diluted share	$(1.11)	$(1.37)	$(1.26)	$(0.87)	$(4.61)

WHOLESALE DIVISION INTERIM FINANCIAL STATEMENTS

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

CONDENSED BALANCE SHEETS (Unaudited)

	September 28, 2008	March 30, 2008
	(dollars in thousands) (unaudited)
Assets
Current assets
Accounts receivable, net of allowance for doubtful accounts of $374 and $291 at September 28, 2008 and March 30, 2008, respectively	$4,732	$4,865
Inventories	2,232	2,612
Prepaid expenses and other current assets	200	134

Total current assets	7,164	7,611
Property and equipment and intangibles, net	3,009	2,294
Goodwill	124	124
Other assets	46	46

Total assets	$10,343	$10,075

Liabilities and Corporate’s Investment Account
Current liabilities
Accounts payable	$4,870	$6,501
Accrued liabilities	2,672	2,932
Current portion of long-term debt	10	9
Current portion of capital lease obligations	17	18

Total current liabilities	7,569	9,460
Long-term debt, net of current portion	5	10
Capital lease obligation, net of current portion	21	29

Total liabilities	7,595	9,499

Corporate’s investment account	2,748	576

Total liabilities and corporate’s investment account	$10,343	$10,075

The accompanying notes are an integral part of these financial statements.

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

CONDENSED STATEMENTS OF OPERATIONS

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)
	(dollars in thousands, except per share data)
Net sales	$9,100	$6,908	$17,064	$12,604
Cost of goods sold	6,371	4,867	11,964	8,778
Other operating, marketing general and administrative expenses	1,016	1,066	2,040	2,090
Wholesale shipping expenses	290	226	585	419
Depreciation and amortization	189	167	378	334

Total cost of goods sold and operating expenses	7,866	6,326	14,967	11,621

Operating income	1,234	582	2,097	983

Net income	$1,234	$582	$2,097	$983

Earnings per share—basic and diluted
Earnings per share—basic	$0.38	$0.21	$0.64	$0.37
Earnings per share—diluted	$0.19	$0.09	$0.33	$0.15
Weighted average shares used in computing basic and diluted earnings per share
Earnings per share—basic	3,255	2,728	3,255	2,644
Earnings per share—diluted	6,449	6,373	6,449	6,373

The accompanying notes are an integral part of these financial statements.

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

CONDENSED STATEMENTS OF CASH FLOWS

	Twenty-Six Week Periods Ended
	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,097	$983
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	378	334
Provision for doubtful accounts	83	24
Changes in assets and liabilities
Accounts receivable	50	(570)
Inventories	380	(1,239)
Prepaid expenses and other assets	(78)	(321)
Accounts payable	(1,631)	1,188
Accrued liabilities	(260)	568

Net cash provided by operating activities	1,019	967

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,093)	(127)

Net cash used in investing activities	(1,093)	(127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt and capital leases	(1)	1
Advance from (disbursement to) Corporate, net	75	(841)

Net cash provided by (used in) financing activities	74	(840)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

The accompanying notes are an integral part of these financial statements.

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

STATEMENT OF PARENT’S INVESTMENT ACCOUNT

TWENTY-SIX WEEK PERIOD ENDED SEPTEMBER 28, 2008

(dollars in thousands)

unaudited

Corporate Investment Account, March 30, 2008	576
Net Income	2,097
Advances from Parent, net	75

Corporate Investment Account, September 28, 2008	2,748

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. The Company and significant accounting policies

The Company and nature of operations

Tully’s Coffee Corporation was formed in 1992. In these financial statements, references to “we,” “us,” “Tully’s” or the “Company” refer to Tully’s Coffee Corporation. Tully’s hand roasts premium specialty coffees that are sold through our Wholesale Division to domestic customers in the foodservice, supermarket, restaurant, office coffee service and institutional channels.

On September 15, 2008, the Company entered into an asset purchase and sale agreement to sell all of the assets, properties, and rights of the Company primarily used in connection with the operation of our wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks, and service marks (“Wholesale Division”).

Basis of Presentation

The accompanying financial statements include the accounts of Tully’s Coffee Corporation wholesale division. The accompanying financial statements of the wholesale division have been prepared on a historical cost basis, including such basis from the books and records of Corporate (Tully’s Coffee Corporation), on the basis of established accounting methods, practices, procedures and policies and the accounting judgments and estimation methodologies utilized by Tully’s. These financial statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have resulted if the wholesale division had been operated as a stand alone entity. Management believes the estimates and judgments made in preparing these financial statements were reasonable.

Generally, in order to reflect all of the wholesale division’s costs of operations and related assets and liabilities, the financial statements would reflect the pushdown of items such as assets, liabilities, expenses and costs associated with the related operations of the wholesale division which are carried on the books of Tully’s. For purposes of these financial statements, management has determined that allocations are necessary specifically for accounts payable and accrued liabilities for the periods presented. The allocations of accounts payable and accrued liabilities were determined based on the working capital of the wholesale division compared to the overall company. There has been no allocation of corporate general and administrative expenses as management allocated direct wholesale division expenses such as order fulfillment, marketing, travel and labor assigned to the division. There is no further allocation of joint corporate general and administrative expenses in comparison to corporate and its wholly owned subsidiaries for the years presented. It is possible that such allocations would be made in prior years and it is possible that in the event the wholesale division was operated as a stand alone entity certain incremental costs would be incurred.

Recent Developments

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. During the first quarter of Fiscal 2009, management committed to a plan that was approved by the Company’s Board of Directors in June 2008, to exit the wholesale business and entered into negotiations with GMCR for the sale of Tully’s business names, trademarks, and wholesale business. Therefore, the Company classified the assets and liabilities of its wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Also, in accordance with SFAS 144, the Company stopped depreciating assets identified as held for sale on a go forward basis.

As a result of the Company’s assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and GMCR, entered into the GMCR Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the assets as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy Tully’s post-closing indemnification obligations to GMCR under the GMCR Agreement. We plan to use these proceeds to improve our liquidity, repay our indebtedness, and to fund our domestic retail and license businesses.

Pursuant to the GMCR Agreement, upon the closing, we will enter into a supply agreement with GMCR (the “Supply Agreement”). Under the terms of the Supply Agreement, (i) GMCR will agree to use commercially reasonable efforts to supply to us all of our requirements of Products and Other Coffee Products (“Products”) during the term of the Supply Agreement; and (ii) we will agree to purchase all of our requirements of Products from GMCR during the term of the Supply Agreement. This supply agreement will support our sourcing needs of the ongoing retail, international and specialty businesses.

Pricing for a specified annual volume of Products will be established on a “cost plus” basis. If Tully’s requires a higher aggregate volume of Products in a given contract year and GMCR does not elect to continue the “cost plus” pricing for one or more Products after the specified volume is exceeded, the Products will be priced at GMCR’s best list price offered to like customers, provided that we will have the option to use a secondary vendor to supply such Products. The Supply Agreement is for an initial term of five years starting on the effective date of the Supply Agreement and may be renewed thereafter for separate additional terms of one year each unless either party provides written notice of non-renewal to the other party at least 120 days in advance of the end of the initial five year term or additional term, as the case may be. The Company is to provide forecasting to GMCR on the estimated annual volume it intends to purchase such that GMCR can predict production volume. In the event the Company’s actual purchasing is 25% less or greater, there is a penalty fee provision. The Company does not expect to incur any penalties under this provision of the arrangement.

The Company does not believe the nature of the agreement or the cost formula represents anything other than prices within the range of market prices at the time of the arrangement. Given the Company’s history surrounding the cost of wholesale and bulk coffee production, the Company believes the supply arrangement will result in comparable cost of sales as it relates to the coffee beans for its future retail operations. The prices the Company agreed to pay GMCR are competitive prices that we could have obtained from other suppliers and will not be accounted for as an adverse or beneficial purchase commitment. The presence of the supply agreement does not impact the accounting or recognition of the gain as it relates to the sale and does not impact the conclusion that the risk and rewards have been sufficiently transferred to GMCR under the proposed asset sale.

In evaluating the supply agreement, we made certain estimates of the mix of products that were to be purchased as well as the distribution and competitor prices we would be getting on the products supplied from GMCR.

Additionally, under the terms of the Asset Sale, the Company sold the “Tully’s” trademark and brand name, and is simultaneously with the transaction entering into a perpetual license to continue to utilize the “Tully’s” brand as part of its North American retail operations, and is also licensing the rights to worldwide retail and wholesale (excluding North American and Japan) distribution (“License Agreement”). The Company can sublicense these rights, thus continuing to act as a retail franchisor worldwide (excluding Japan). The perpetual license fee is $1 annually. The Company has considered this continuing involvement and believes there is significant direct cash flows associated with this continued involvement through the worldwide area development rights and retail operations ability to operate under the “Tully’s” brand name is contingent upon this License Arrangement.

The discontinued operations and assets held for sale represent only those pertaining to the Wholesale Segment, and do not include any results relating to those activities which are expected to continue under the license agreement due to this continuing involvement.

The Company will continue to evaluate the accounting impacts of the transaction, including the corresponding License Agreement and expects the allocation of net proceeds, value attributed to the intangible being sold, and any resulting gain will be based upon the fair market value which will be completed upon closing of the transaction, expected to be in the forth fiscal quarter ended March 29, 2009. Further, management expects any gain allocated to, or resulting from, the sale of the intangible to be deferred due to the continuing involvement as derived by the License Agreement.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

Tully’s and GMCR have made customary representations, warranties and covenants in the GMCR Agreement. Pursuant to the terms of the GMCR Agreement, except in certain limited circumstances Tully’s may not solicit or enter into discussions regarding, or provide information in connection with, alternative transactions. The GMCR Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the GMCR Agreement, Tully’s may be required to pay GMCR a termination fee of $1.6 million. In addition, if Tully’s terminates the GMCR Agreement because GMCR is unable to obtain funding under its existing credit facility to complete the asset purchase, then GMCR will be obligated to reimburse Tully’s for up to $1.6 million in Tully’s out-of-pocket costs and expenses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The GMCR Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, has entered into a voting agreement with GMCR pursuant to which he has agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the GMCR Agreement and the transactions contemplated therein.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the GMCR Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the GMCR Agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however, the application of this statement may change current practice. The requirements of SFAS 157 are effective for our fiscal year beginning

March 31, 2008. The adoption of SFAS 157 had no impact on our condensed financial position, results of operations, cash flows or financial statement disclosures. See also discussion of the interpretation of this pronouncement below.

In February 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-b, Fair Value Measurements. This FSP delays the effective date of SFAS 157 until January 1, 2009 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among other things: intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; and liabilities associated with restructuring activities.

In May 2008, the FASB issued FSP No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements). This FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of FSP No APB 14-1 to have a material effect on its financial position or results of operations.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FSP clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.

2. Commitments and contingencies

Credit lines

On June 22, 2005, Tully’s entered into the Northrim Facility. On October 20, 2008, the credit facility was renewed until December 15, 2008, unless terminated earlier by either party. Under this credit facility, Tully’s may borrow up to $6,500,000, subject to the amount of eligible accounts receivable and inventories. Borrowings under this facility bear interest at the prime rate plus 7.0% with a floor of 12.0% and a ceiling of 14.0% during the contract term. Although this credit line is utilized to fund negative operating cash flows of the retail division and corporate expenditures it is partially secured by our inventories and through the assignment (with recourse) of our accounts receivable included in the wholesale division. As of September 28, 2008 the Northrim Facility balance owed was $4,458,000 and not included in the wholesale balance sheet. Also, borrowings under the Benaroya credit facility are secured by all of Tully’s assets including wholesale’s but are subordinate to Northrim’s existing lien on accounts receivable and inventory. As of September 28, 2008, the Benaroya credit facility balance owed was $7,482,000 and was not included in the wholesale balance sheet.

Lease commitments

We lease all of our roasting plant and office space under operating leases, which expire through 2016. Rental expense is recorded on a straight-line basis over the respective terms of the leases.

Minimum future rental payments under noncancellable operating leases as of September 28, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
Remainder of Fiscal 2009	$299
2010	599
2011	75

Total	$973

Tully’s has funded the acquisition of equipment through capital leases. These leases typically have terms ranging from three to five years and generally have bargain purchase options. Minimum future rental payments under capital leases as of September 28, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
Remainder of Fiscal 2009	$17
2010	14
2011	7

Total minimum lease payment	$38

Purchase commitments

It is our general practice to enter into forward commitments for the purchase of green coffee in order to secure future supplies of premium quality coffee beans that meet our specifications, in quantities that we estimate will be required to meet our future roasting needs. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. As of September 28, 2008, we had approximately $4,863,000 of contracts with fixed-price coffee purchase commitments which are not expected to result in a purchase price or commitment above the fair market value of the related goods. We believe, based on relationships established with our suppliers, that the risk of non-delivery on such purchase commitments is remote. The remaining balance on these fixed-price contracts would be assumed by GMCR upon completion of the Asset Sale.

3. Earnings Per Common Share

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of common shares and the effect of dilutive common share equivalents, if any.

Tully’s has granted options and warrants to purchase common stock, and issued preferred stock that is convertible into common stock (collectively, the “common share equivalent instruments”). Under some circumstances, the common share equivalent instruments may have a dilutive effect on the calculation of earnings or loss per share.

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars and shares in thousands, except per share data)
Computation of basic earnings per share
Net income for basic earnings per share	$1,234	$582	$2,097	$983
Weighted average shares used in computing basic earnings per share	3,255	2,728	3,255	2,644
Basic earnings per share	0.38	0.21	0.64	0.37
Computation of diluted earnings per share
Net income for diluted earnings per share	1,234	582	2,097	983
Weighted average shares used in computing diluted earnings per share	6,449	6,373	6,449	6,373
Diluted earnings per share	0.19	0.09	0.33	0.15
Weighted average shares used in computing earnings per share
Weighted average common shares outstanding, used in computing basic earnings per share	3,255	2,728	3,255	2,644
Total common share equivalent instruments for computing diluted earnings per share	3,194	3,645	3,194	3,729

Weighted average shares used in computing diluted earnings per share	6,449	6,373	6,449	6,373

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations for Fiscal 2008, Fiscal 2007 and Fiscal 2006, together with our financial statements and related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.

Business Overview

We are a specialty wholesaler of hand-craft roasted, gourmet coffees. For purposes of this report we generate revenues through one operating division:

•

Wholesale. Our wholesale division sells our gourmet whole bean and ground coffees and Bellaccino bottled beverages to customers in the grocery, office coffee service and foodservice channels and to our franchisees.

On September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc., a Delaware corporation, entered into an Asset Purchase Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the wholesale assets as of the closing date.

The GMCR Agreement contemplates that, at the closing, GMCR will grant Tully’s a license to use the “Tully’s” brand and other trade names, trademarks and service marks in connection with certain (i) retail operations worldwide (excluding Japan) and (ii) wholesale operations outside of North America, and that the parties will enter into an exclusive coffee supply arrangement. Tully’s current shareholders and executive management team will continue to own and operate the Company’s domestic retail business (company owned, franchised and licensed retail store locations) and international retail and wholesale businesses.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

Our Company History

Since our founding in 1992, our objective has been to make our gourmet coffees and genuine community coffeehouse experience the first choice for consumers in our markets. To achieve this goal, we have made significant investments in marketing and building our brand and have concentrated on opening company-operated retail stores and developing our wholesale and specialty business. We have filed reports under the Securities Exchange Act of 1934 since 1999.

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. As a result of this assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc., a Delaware corporation, entered into an Asset Purchase Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the wholesale assets as of the closing date. Expected proceeds from the sale of the wholesale business would be used to fully repay the outstanding balance of on the Benaroya facility and the Northrim credit lines.

Growth Trends in Our Business

Wholesale Division.

Tully’s sells gourmet whole bean and ground coffees, our Bellaccino bottled beverages and single serve Tully’s K-Cups through the wholesale channel. We sell our products through grocery locations as well as to office coffee services and foodservice channels in the western United States and the Chicago metropolitan area. We also offer many of our products through mail-order and Internet channels.

We have emphasized growth in our wholesale business as an important and less capital intensive complement to our retail business. In each of the past five years, we have grown our wholesale business by expanding our distribution footprint, acquiring new customers in existing territories, executing ongoing marketing, promotional and display programs and by introducing and selling new products.

Operating Cost Trends

Wholesale Cost Trends. Wholesale cost of goods sold is greatly affected by the cost of roasted coffee, which includes the cost of green coffee, packaging and production costs. Costs such as wholesale sales commissions and freight charges generally depend on related wholesale sales volumes. Other wholesale costs, such as salaries, are largely fixed in relation to sales growth, but increase as additional personnel are hired. Our recently introduced products, such as Bellaccino and K-Cups, generally have a higher cost of goods sold than traditional coffee products. We analyze these costs as a percentage of wholesale sales.

Other Operating, Marketing, General and Administrative Cost Trends. Most of our marketing expenditures are discretionary in nature and depend on the type, intensity and frequency of the marketing programs we employ. Examples of marketing expenses include point-of-sale materials, community initiatives, sponsorships and advertising.

Our general and administrative costs are less discretionary than our marketing costs. In the third and fourth quarters of Fiscal 2008, we reduced our administrative staff by several positions and implemented other cost savings initiatives in Fiscal 2005.

Second Quarter Fiscal 2009 Compared To Second Quarter Fiscal 2008

Net sales of the wholesale business, increased $2,192,000 or 31.7% to $9,100,000 for the Second Quarter Fiscal 2009, as compared to $6,908,000 for the Second Quarter Fiscal 2008. The increase reflects a $1,157,000 sales increase in the office coffee service channel (reflecting the addition of new customers and increased sales of our K-Cup products) and a $750,000 increase in our core grocery channel, partially offset by lower sales of our Bellaccino bottled beverages.

Wholesale cost of goods sold decreased from 70.5% of wholesale sales in the Second Quarter Fiscal 2008 to 70.0% in the Second Quarter Fiscal 2009 reflecting pricing adjustments made in the current quarter. Other operating expenses decreased $50,000 or 4.7% to $1,016,000 for the Second Quarter Fiscal 2009, as compared to $1,066,000 for the Second Quarter Fiscal 2008.

Income from operations increased $652,000 or 112.0% to $1,234,000 for the Second Quarter Fiscal 2009, as compared to $582,000 for the Second Quarter Fiscal 2008. This increase is primarily related to our ability to reduce our labor and operating expenses while increasing our net sales by 31.7%.

Liquidity and Financial Condition

Sources and Uses of Cash in our Business

The following table sets forth, for the periods indicated, selected statements of cash flows data:

	Twenty-Six Week Periods Ended
	September 28, 2008 (unaudited)	September 30, 2007 (unaudited)
	(dollars in thousands)
STATEMENTS OF CASH FLOWS DATA
Cash provided by (used for):
Net income	$2,097	$983
Adjustments for depreciation and other non-cash operating statement amounts	461	358

Net income adjusted for non-cash operating statement amounts	2,558	1,341
Cash provided (used) for other changes in assets and liabilities	(1,539)	(374)

Net cash provided (used) in operating activities	1,019	967
Purchases of property and equipment	(1,093)	(127)
Net borrowings of debt and capital leases	(1)	1
Investment from (disbursement to) Corporate, net	74	(841)

Net increase (decrease) in cash and cash equivalents	$—	$—

Cash provided in operating activities for Six Months Fiscal 2009 was $1,019,000, a change of $52,000 compared to Six Months Fiscal 2008 when operating activities provided cash of $967,000. This related primarily to a $1,619,000 increase in inventory during the period and a decrease in accounts payable of $2,819,000 for the same period offset by the improved operations and accounts receivable collections during the same period.

Investing activities used cash of $1,093,000 in Six Months Fiscal 2009, a change of $966,000 compared to Six Months Fiscal 2008 when investing activities used cash of $127,000 primarily related to an increase in property and equipment purchases.

Financing activities provided cash of $74,000 in Six Months Fiscal 2009 and used cash of $841,000 in Six Months Fiscal 2008. This increase is related to an increased amount of cash provided by the wholesale division that was transferred back to Corporate.

Contractual Commitments

As of September 28, 2008, we had approximately $4,863,000 of coffee purchase contracts with fixed-price coffee purchase commitments. Since September 28, 2008, we have entered into additional coffee purchase contracts.

Liquidity and Capital Resources

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. During the first quarter of Fiscal 2009, management committed to a plan that was approved by the Company’s Board of Directors in June 2008, to exit the wholesale business and entered into negotiations with GMCR for the sale of Tully’s business names, trademarks, and wholesale business. Therefore, the Company classified the assets and liabilities of its wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Also, in accordance with SFAS 144, the Company stopped depreciating assets identified as held for sale on a go forward basis.

As a result of the Company’s assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and GMCR, entered into the GMCR Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the assets as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy Tully’s post- closing indemnification obligations to GMCR under the GMCR Agreement. We plan to use these proceeds to improve our liquidity, repay our indebtedness, and to fund our domestic retail and license businesses.

Pursuant to the GMCR Agreement, upon the closing, we will enter into a supply agreement with GMCR (the “Supply Agreement”). Under the terms of the Supply Agreement, (i) GMCR will agree to use commercially reasonable efforts to supply to us all of our requirements of Products and Other Coffee Products (“Products”) during the term of the Supply Agreement; and (ii) we will agree to purchase all of our requirements of Products from GMCR during the term of the Supply Agreement. This supply agreement will support our sourcing needs of the ongoing retail, international and specialty businesses.

Pricing for a specified annual volume of Products will be established on a “cost plus” basis. If Tully’s requires a higher aggregate volume of Products in a given contract year and GMCR does not elect to continue the “cost plus” pricing for one or more Products after the specified volume is exceeded, the Products will be priced at GMCR’s best list price offered to like customers, provided that we will have the option to use a secondary vendor to supply such Products. The Supply Agreement is for an initial term of five years starting on the effective date of the Supply Agreement and may be renewed thereafter for separate additional terms of one year each unless either party provides written notice of non-renewal to the other party at least 120 days in advance of the end of the initial five year term or additional term, as the case may be. The Company is to provide forecasting to GMCR on the estimated annual volume it intends to purchase such that GMCR can predict production volume. In the event the Company’s actual purchasing is 25% less or greater, there is a penalty fee provision. The Company does not expect to incur any penalties under this provision of the arrangement.

The Company does not believe the nature of the agreement or the cost formula represents anything other than market prices at the time of the arrangement. Given the Company’s history surrounding the cost of wholesale and bulk coffee production, the Company believes the supply arrangement will result in comparable cost of sales as it relates to the coffee beans for its future retail operations. The prices the Company agreed to pay GMCR are competitive prices that we could have obtained from other suppliers and will not be accounted for as an adverse or beneficial purchase commitment. The presence of the supply agreement does not impact the accounting or recognition of the gain as it relates to the sale and does not impact the conclusion that the risk and rewards have been sufficiently transferred to GMCR under the proposed asset sale.

In evaluating the supply agreement, we made certain estimates of the mix of products that were to be purchased as well as the distribution and competitor prices we would be getting on the products supplied from GMCR.

Additionally, under the terms of the Asset Sale, the Company sold the “Tully’s” trademark and brand name, and is simultaneously with the transaction entering into a perpetual license to continue to utilize the “Tully’s” brand as part of its North American retail operations, and is also licensing the rights to worldwide retail and wholesale (excluding North American and Japan) distribution (“License Agreement”). The Company can sublicense these rights, thus continuing to act as a retail franchisor worldwide (excluding Japan). The perpetual license fee is $1 annually. The Company has considered this continuing involvement and believes there is significant direct cash flows associated with this continued involvement through the Worldwide area development rights and retail operations ability to operate under the “Tully’s” brand name is contingent upon this License Arrangement. Further, the Company has the ability and development rights to develop additional North American retail and Worldwide wholesale and retail (excluding Japan), and sublicense these areas. Under the terms of the agreement, Tully’s must meet certain performance and minimum operating requirements, including to maintain at least 20 benchmark stores in North America and GMCR may take over certain world-wide rights for retail or wholesale operations if Tully’s does not execute or expand such operations.

The discontinued operations and assets held for sale represent only those pertaining to the Wholesale Segment, and do not include any results relating to those activities which are expected to continue under the license agreement due to this continuing involvement.

The Company will continue to evaluate the accounting impacts of the transaction, including the corresponding License Agreement and expects the allocation of net proceeds, value attributed to the intangible being sold, and any resulting gain will be based upon the fair market value which will be completed upon closing of the transaction, expected to be in the forth fiscal quarter ended March 29, 2009. Further, management expects any gain allocated to, or resulting from, the sale of the intangible to be deferred due to the continuing involvement as derived by the License Agreement.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

Tully’s and GMCR have made customary representations, warranties and covenants in the GMCR Agreement. Pursuant to the terms of the GMCR Agreement, except in certain limited circumstances Tully’s may not solicit or enter into discussions regarding, or provide information in connection with, alternative transactions. The GMCR Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the GMCR Agreement, Tully’s may be required to pay GMCR a termination fee of $1.6 million. In addition, if Tully’s terminates the GMCR Agreement because GMCR is unable to obtain funding under its existing credit facility to complete the asset purchase, then GMCR will be obligated to reimburse Tully’s for up to $1.6 million in Tully’s out-of-pocket costs and expenses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The GMCR Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, has entered into a voting agreement with GMCR pursuant to which he has agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the GMCR Agreement and the transactions contemplated therein.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the GMCR Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the GMCR Agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

Seasonality

Our business is subject to moderate seasonal fluctuations. Greater portions of Tully’s net sales are generally realized during the third quarter of Tully’s fiscal year, which includes the December holiday season. Because of these factors, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year. The pending sale on the wholesale business may have an unexpected impact on the historical seasonality trends of our business.

WHOLESALE DIVISION ANNUAL FINANCIAL STATEMENTS

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

CONDENSED BALANCE SHEETS

	March 30, 2008	April 1, 2007
	(dollars in thousands) (unaudited)
Assets
Current assets
Accounts receivable, net of allowance for doubtful accounts of $291 and $256 at March 30, 2008 and April 1, 2007, respectively	$4,865	$3,446
Inventories	2,612	1,950
Prepaid expenses and other current assets	134	129

Total current assets	7,611	5,525
Property and equipment and intangibles, net	2,294	1,928
Goodwill	124	124
Other assets	46	46

Total assets	$10,075	$7,623

Liabilities and Corporate’s Investment Account
Current liabilities
Accounts payable	$6,501	$3,531
Accrued liabilities	2,932	2,310
Current portion of long-term debt	9	9
Current portion of capital lease obligations	18	16

Total current liabilities	9,460	5,866
Long-term debt, net of current portion	10	19
Capital lease obligation, net of current portion	29	47

Total liabilities	9,499	5,932

Corporate’s investment account	576	1,691

Total liabilities and corporate’s investment account	$10,075	$7,623

The accompanying notes are an integral part of these financial statements.

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

CONDENSED STATEMENTS OF OPERATIONS

	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars in thousands, except per share data) (unaudited)
Net sales	$28,132	$20,901	$13,187
Cost of goods sold	19,858	14,546	8,398
Other operating, marketing, general and administrative expenses	4,158	4,068	2,987
Wholesale shipping expenses	1,161	828	489
Depreciation and amortization	578	704	690

Total cost of goods sold and operating expenses	25,755	20,146	12,564

Operating income	2,377	755	623

Other income
Miscellaneous income	25	18	28

Net income	$2,402	$773	$651

Earnings per share—basic and diluted
Earnings per share—basic	$0.82	$0.34	$0.29
Earnings per share—diluted	$0.39	$0.13	$0.10
Weighted average shares used in computing basic and diluted earnings per share
Earnings per share—basic	2,917	2,283	2,212
Earnings per share—diluted	6,132	6,129	6,434

The accompanying notes are an integral part of these financial statements.

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

STATEMENTS OF CASH FLOWS

	Years ended
	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars in thousands) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,402	$773	$651
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	578	704	690
Provision for doubtful accounts	35	125	—
Changes in assets and liabilities
Accounts receivable	(1,454)	(1,551)	(654)
Inventories	(662)	293	(891)
Prepaid expenses and other current assets	(32)	222	(156)
Accounts payable	2,970	2,212	(774)
Accrued liabilities	622	830	(842)

Net cash provided by (used in) operating activities	4,459	3,608	(1,976)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(944)	(446)	(640)

Net cash used in investing activities	(944)	(446)	(640)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt and capital leases	2	1	12
Advance from (disbursement to) Corporate, net	(3,517)	(3,163)	2,604

Net cash (used in) provided by financing activities	(3,515)	(3,162)	2,616

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents
Beginning of period	—	—	—

End of period	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

TULLY’S COFFEE CORPORATION—WHOLESALE DIVISION

STATEMENT OF PARENT’S INVESTMENT ACCOUNT

YEAR PERIOD ENDED MARCH 28, 2008

(dollars in thousands)

unaudited

Corporate Investment Account, April 3, 2005	$826
Net Income	651
Advances from Parent, net	2,604

Corporate Investment Account, April 2, 2006	4,081
Net Income	773
Disbursements to Parent, net	(3,163)

Corporate Investment Account, April 1, 2007	1,691
Net Income	2,402
Disbursements to Parent, net	(3,517)

Corporate Investment Account, March 30, 2008	$576

TULLY’S COFFEE CORPORATION — WHOLESALE DIVISION

NOTES TO FINANCIAL STATEMENTS

1. The Company and significant accounting policies

The Company and nature of operations

Tully’s Coffee Corporation was formed in 1992. In these financial statements, references to “we,” “us,” “Tully’s” or the “Company” refer to Tully’s Coffee Corporation. Tully’s hand roasts premium specialty coffees that are sold through our Wholesale Division to domestic customers in the foodservice, supermarket, restaurant, office coffee service and institutional channels.

On September 15, 2008, the Company entered into an asset purchase and sale agreement to sell all of the assets, properties, and rights of the Company primarily used in connection with the operation of our wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks, and service marks (“Wholesale Division”).

Basis of Presentation

The accompanying financial statements include the accounts of Tully’s Coffee Corporation wholesale division proposed in the Asset Purchase Agreement with Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), (the “GMCR Agreement”) on September 15, 2008. In these financial statements, references to “we,” “us,” “Tully’s” or the “Company” refer to Tully’s Coffee Corporation.

The accompanying financial statements of the wholesale division have been prepared on a historical cost basis, including such basis from the books and records of the Parent (Tully’s Coffee Corporation), on the basis of established accounting methods, practices, procedures and policies and the accounting judgments and estimation methodologies utilized by Tully’s. These financial statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have resulted if the wholesale division had been operated as a stand alone entity. Management believes the estimates and judgments made in preparing these financial statements were reasonable.

Generally, in order to reflect all of the wholesale division’s costs of operations and related assets and liabilities, the financial statements would reflect the pushdown of items such as assets, liabilities, expenses and costs associated with the related operations of the wholesale division which are carried on the books of Tully’s. For purposes of these financial statements, management has determined that allocations are necessary specifically for accounts payable and accrued liabilities for the periods presented. The allocations of accounts payable and accrued liabilities were determined based on the working capital of the wholesale division compared to the overall company. There has been no allocation of corporate general and administrative expenses as management allocated direct wholesale division expenses such as order fulfillment, marketing, travel and labor assigned to the division. There is no further allocation of joint corporate general and administrative expenses in comparison to the Parent and its wholly owned subsidiaries for the years presented. It is possible that such allocations would be made in prior years and it is possible that in the event the wholesale division was operated as a stand alone entity certain incremental costs would be incurred.

Fiscal periods

We end our fiscal year on the Sunday closest to March 31. As a result, we record our revenue and expenses on a 52 or 53 week period, depending on the year. The fiscal year ended March 30, 2008 (“Fiscal 2008”) included 52 weeks, the fiscal year ended April 1, 2007 (“Fiscal 2007”) included 52 weeks, the fiscal year ended April 2, 2006 (“Fiscal 2006”) included 52 weeks, while our fiscal year ended April 3, 2005 (“Fiscal 2005”) included 53 weeks. The fiscal year ended March 28, 2004 (“Fiscal 2004”) included 52 weeks. The fiscal year ending March 29, 2009 (“Fiscal 2009”) will have 52 weeks.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Trade Accounts Receivable

Tully’s provides products to approved customers on an open account basis. We generally do not require collateral on trade receivables. Tully’s reviews a customer’s credit history before extending credit and establishes an allowance for doubtful accounts based on the risk of specific customers. Historically, credit related losses on trade receivables have not been significant.

Inventories

Inventories are stated at the lower of cost (on the first-in, first-out basis) or market. Our sourcing and merchandising process is centralized, but each store generally orders its individual requirements from our distribution facility and our authorized vendors. We have the ability to purchase our green coffee beans from several vendors and are not significantly dependent on any single source of supply.

Property and equipment and intangible assets

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment includes amortization of assets under capital leases and is provided on the straight-line method over the estimated economic lives. Machinery and equipment are depreciated over 5 to 7 years. Leasehold improvements are depreciated over the shorter of their estimated economic lives (generally ten years) or the applicable lease term as defined under generally accepted accounting principles. Software is depreciated over 3 years. The cost of property held under capital lease is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Expenditures for additions and improvements are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or retired are removed from the accounts, and the related gains and losses are included in the results of operations. Certain properties and equipment have been reduced below cost due to impairment charges.

Other intangible assets include trademark and associated design costs, and other assets. Other intangible assets are amortized on the straight-line method over estimated lives of 5 to 15 years.

Impairment of long-lived assets

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

As part of our review, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment and then compare the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows.

Assets to be disposed of by sale are evaluated in accordance with SFAS 144. Assets and liabilities to be disposed of by sale are, among other factors, classified as “Held for Sale” at which point management has committed to a plan for the disposition, the sale is probable and expected to occur within 12 months and the assets are in sellable condition.

Revenue recognition

Sales for the Wholesale Division are recognized upon shipment of the products. Allowances to wholesale customers for retail display and distribution positions (such as “slotting” allowances) are recognized as a reduction in sales, reducing gross profits until fully amortized (typically a period of two to six months). Other wholesale sales discounts and allowances are recognized in the period earned by the customer. In some instances, the amounts of an allowance or discount will depend upon the actual performance of a customer for a particular program (such as the number of packages of Tully’s product sold in a particular period of time). The actual performance for the program will be determined by the customer and Tully’s after the program is completed. Tully’s initially records management’s estimate of the expected results for such programs, and then an adjustment is made, as necessary, when the actual results are reported to Tully’s.

Concentrations of credit risk

We sell to various individuals and organizations while extending credit to customers and are therefore subject to credit risk. Tully’s maintains its cash and investment balances with what we believe to be high credit quality financial institutions.

Advertising costs

Advertising and marketing costs of our Wholesale Division is reported in other operating, marketing general and administrative expenses and totaled $795,000, $759,000 and $341,000 for Fiscal 2008, Fiscal 2007 and Fiscal 2006, respectively.

Fair value of financial instruments

The carrying amount of current assets and liabilities, such as accounts receivable and accounts payable as presented in the financial statements, approximates fair value based on the short-term nature of these instruments. We believe the carrying amount of our note payable approximates fair value because the interest rates are subject to change with, or approximate, market interest rates.

Earnings per share

Basic earnings per share is calculated as net income applicable to the common shareholders divided by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the period, including options, warrants, computed using the treasury stock method. The computation of net income per share is summarized in Note 10.

New accounting standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however, the application of this statement may change current practice. The requirements of SFAS 157 are effective for our fiscal year beginning March 31, 2008. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 157 will have on our financial statements upon adoption. See also discussion of the interpretation of this pronouncement below.

In February 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-b, Fair Value Measurements. This FSP delays the effective date of SFAS 157 until January 1, 2009 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among other things: intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; and liabilities associated with restructuring activities.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment to FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose, at specific election dates, to measure eligible financial assets and liabilities at fair value (referred to as the “fair value option”) and report associated unrealized gains and losses in earnings. SFAS 159 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements of other accounting standards, including fair value measurement disclosures in SFAS 157. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the implications of SFAS 159, and its impact on our financial statements has not yet been determined.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“FAS 141R”). FAS 141R retains the fundamental requirements in FAS 141 that the acquisition method of accounting (which FAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141R also establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) improves the completeness of the information reported about a business combination by changing the requirements for recognizing assets acquired and liabilities assumed arising from contingencies; (c) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (d) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for acquisitions closed on or after January 1, 2009 for the Company). Early application is not permitted. We have not yet determined the impact, if any, FAS 141R will have on our financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“FAS 160”). FAS 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. FAS 160 is effective for fiscal years beginning on or after December 15, 2008 (as of March 29, 2010 for the Company). We have not yet determined the impact, if any, that FAS 160 will have on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 amends SFAS 133 and establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. This Statement amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities. The requirements of FAS 161 are effective for fiscal years beginning after November 15, 2008. We have not yet determined the impact, if any, that FAS 161 will have on our financial statements.

In April 2008, the FASB issued FASB Staff Position 142-3, Determination of the Useful Lives of Intangible Assets (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB No. 142, Goodwill and Other Intangible Assets. The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other U.S. generally accepted accounting principles. The Company does not expect the adoption of FSP 142-3 to have a material effect on its financial position or results of operations.

2. Liquidity

The financial statements for the fiscal year ended March 30, 2008 were prepared assuming the Tully’s Coffee Corporation would continue as a going concern; however, the consolidated recurring losses, net working capital deficit and accumulated deficit of Tully’s Coffee Corporation raise substantial doubts about its ability to continue as a going concern. The ability to continue as a going concern is in doubt as a result of a maturing short-term credit facilities, recurring losses from operations and accumulated deficit and is subject to the Tully’s Coffee Corporation’s ability to obtain additional equity or credit financing, which may or may not be available, and successfully close the pending transaction with GMCR for the sale of the wholesale division and the Tully’s brand name and trademarks.

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. During the first quarter of Fiscal 2009, management committed to a plan that was approved by the Company’s Board of Directors in June 2008, to exit the wholesale business and entered into negotiations with GMCR for the sale of Tully’s business names, trademarks, and wholesale business. Therefore, the Company classified the assets and liabilities of its wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Also, in accordance with SFAS 144, the Company stopped depreciating assets identified as held for sale on a go forward basis.

As a result of the Company’s assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and GMCR, entered into the GMCR Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the assets as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy Tully’s post-closing indemnification obligations to GMCR under the GMCR Agreement. We plan to use these proceeds to improve our liquidity, repay our indebtedness, and to fund our domestic retail and license businesses.

Pursuant to the GMCR Agreement, upon the closing, we will enter into a supply agreement with GMCR (the “Supply Agreement”). Under the terms of the Supply Agreement, (i) GMCR will agree to use commercially reasonable efforts to supply to us all of our requirements of Products and Other Coffee Products (“Products”) during the term of the Supply Agreement; and (ii) we will agree to purchase all of our requirements of Products from GMCR during the term of the Supply Agreement. This supply agreement will support our sourcing needs of the ongoing retail, international and specialty businesses.

Pricing for a specified annual volume of Products will be established on a “cost plus” basis. If Tully’s requires a higher aggregate volume of Products in a given contract year and GMCR does not elect to continue the “cost plus” pricing for one or more Products after the specified volume is exceeded, the Products will be priced at GMCR’s best list price offered to like customers, provided that we will have the option to use a secondary vendor to supply such Products. The Supply Agreement is for an initial term of five years starting on the effective date of the Supply Agreement and may be renewed thereafter for separate additional terms of one year each unless either party provides written notice of non-renewal to the other party at least 120 days in advance of the end of the initial five year term or additional term, as the case may be. The Company is to provide forecasting to GMCR on the estimated annual volume it intends to purchase such that GMCR can predict production volume. In the event the Company’s actual purchasing is 25% less or greater, there is a penalty fee provision. The Company does not expect to incur any penalties under this provision of the arrangement.

The Company does not believe the nature of the agreement or the cost formula represents anything other than prices within the range of market prices at the time of the arrangement. Given the Company’s history surrounding the cost of wholesale and bulk coffee production, the Company believes the supply arrangement will result in comparable cost of sales as it relates to the coffee beans for its future retail operations. The prices the Company agreed to pay GMCR are competitive prices that we could have obtained from other suppliers and will not be accounted for as an adverse or beneficial purchase commitment. The presence of the supply agreement does not impact the accounting or recognition of the gain as it relates to the sale and does not impact the conclusion that the risk and rewards have been sufficiently transferred to GMCR under the proposed asset sale.

In evaluating the supply agreement, we made certain estimates of the mix of products that were to be purchased as well as the distribution and competitor prices we would be getting on the products supplied from GMCR.

Additionally, under the terms of the Asset Sale, the Company sold the “Tully’s” trademark and brand name, and is simultaneously with the transaction entering into a perpetual license to continue to utilize the “Tully’s” brand as part of its North American retail operations, and is also licensing the rights to worldwide retail and wholesale (excluding North American and Japan) distribution (“License Agreement”). The Company can sublicense these rights, thus continuing to act as a retail franchisor worldwide (excluding Japan). The perpetual license fee is $1 annually. The Company has considered this continuing involvement and believes there is significant direct cash flows associated with this continued involvement through the worldwide area development rights and retail operations ability to operate under the “Tully’s” brand name is contingent upon this License Arrangement.

The Company will continue to evaluate the accounting impacts of the transaction, including the corresponding License Agreement and expects the allocation of net proceeds, value attributed to the intangible being sold, and any resulting gain will be based upon the fair market value which will be completed upon closing of the transaction, expected to be in the forth fiscal quarter ended March 29, 2009. Further, management expects any gain allocated to, or resulting from, the sale of the intangible to be deferred due to the continuing involvement as derived by the License Agreement.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

Tully’s and GMCR have made customary representations, warranties and covenants in the GMCR Agreement. Pursuant to the terms of the GMCR Agreement, except in certain limited circumstances Tully’s may not solicit or enter into discussions regarding, or provide information in connection with, alternative transactions. The GMCR Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the GMCR Agreement, Tully’s may be required to pay GMCR a termination fee of $1.6 million. In addition, if Tully’s terminates the GMCR Agreement because GMCR is unable to obtain funding under its existing credit facility to complete the asset purchase, then GMCR will be obligated to reimburse Tully’s for up to $1.6 million in Tully’s out-of-pocket costs and expenses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The GMCR Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, has entered into a voting agreement with GMCR pursuant to which he has agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the GMCR Agreement and the transactions contemplated therein.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the GMCR Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the GMCR Agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

3. Accounts Receivable and allowance for doubtful accounts

Accounts receivable represent amounts billed to customers. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence. Accounts receivable determined to be uncollectible are charged against the allowance for doubtful accounts and recoveries are credited to the allowance for doubtful accounts. All accounts receivable reported in the wholesale division are subject to assignment (with recourse) on corporate’s line of credit with Northrim.

The allowance for doubtful accounts is summarized as follows:

	Years ended
	March 30, 2008	April 1, 2007
	(dollars in thousands)
Balance, beginning of the year	$256	$131
Additions charged to costs and expenses	35	125

Balance, end of the year	$291	$256

4. Inventories

Inventories consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Coffee
Unroasted	$749	$792
Roasted	1,749	1,118
Packaging and other supplies	114	40

Total	$2,612	$1,950

5. Other assets

Other assets consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Security deposits	$46	$46

6. Property and equipment

Property and equipment consist of the following:

	March 30, 2008	April 1, 2007
	(dollars in thousands)
Machinery and equipment	$4,155	$3,391
Leasehold improvements	1,772	1,891
Furniture and fixtures	1,043	976
Software	3	3

	6,973	6,261
Less: Accumulated depreciation and amortization	(4,870)	(4,555)

Total	$2,103	$1,706

7. Goodwill and intangible assets

As of March 30, 2008 and April 1, 2007 goodwill was $124,000. Under SFAS 142, goodwill is to be periodically reevaluated and the carrying amount for goodwill is required to be reduced if an impairment is identified. Tully’s has determined that this analysis will be performed annually during the fourth quarter of each fiscal year. The analysis was performed and no impairment was identified for Fiscal 2008, Fiscal 2007, or Fiscal 2006.

As of March 30, 2008, other intangible assets, which collectively had a remaining weighted average useful life of approximately six years, were $191,000 net of $273,000 in accumulated amortization. As of April 1, 2007, other intangible assets, which collectively had a remaining weighted average useful life of approximately seven years, were $222,000, net of accumulated amortization of $245,000.

The total amortization expense of other intangible assets was $28,000, $33,000, and $29,000 in Fiscal 2008, Fiscal 2007 and Fiscal 2006, respectively. Amortization expense for these other intangible assets during the next five years is estimated to be between $20,000 and $40,000 per year.

8. Related-party transactions

Carl Pennington, Sr. was appointed as a board member, effective as of January 15, 2008 and as Tully’s President, effective as of January 15, 2008. Before joining Tully’s, Mr. Pennington founded Pinnacle Management, a management company, and PinnPointe Consulting Group, a consulting company advising retail and wholesale companies. Mr. Pennington is a shareholder of Pinnacle Management, which manages Impact Sales, Inc., a grocery broker, and Pinnacle Coffee, a franchisee of six Tully’s franchised stores as of March 30, 2008. Mr. Pennington serves as a board member of Impact Sales, the grocery broker for Tully’s. Impact Sales received $566,000 in fiscal year 2008 from Tully’s as brokerage commission on grocery sales. He receives no compensation from Impact Sales. Mr. Pennington has no ownership interest in Pinnacle Coffee. Mr. Pennington’s base salary as Tully’s president is $290,000 per year.

9. Commitments and contingencies

Credit lines and long-term debt

On June 22, 2005, Tully’s entered into the Northrim Facility. On October 20, 2008, the credit facility was renewed until December 15, 2008, unless terminated earlier by either party. Under this credit facility, Tully’s may borrow up to $6,500,000, subject to the amount of eligible accounts receivable and inventories. Borrowings under this facility bear interest at the prime rate plus 7.0% with a floor of 12.0% and a ceiling of 14.0% during the contract term. Although this credit line is utilized to fund negative operating cash flows of the retail division and corporate expenditures it is partially secured by our inventories and through the assignment (with recourse) of our accounts receivable included in the wholesale division. As of March 30, 2008 the Northrim Facility balance owed was $4,650,000 and not included in the wholesale balance sheet. Also, borrowings under the Benaroya credit facility are secured by all of Tully’s assets including wholesale’s but are subordinate to Northrim’s existing lien on accounts receivable and inventory. As of March 30, 2008, the Benaroya credit facility balance owed was $7,071,000 net of a $411,000 debt discount.

Lease commitments

We lease our roasting plant and office space under operating leases, which expire through 2016. Rental expense under these operating leases was approximately $599,000, $599,000, and $589,000, for Fiscal 2008, Fiscal 2007, and Fiscal 2006, respectively.

Minimum future rental payments under noncancellable operating leases as of March 30, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
2009	$599
2010	599
2011	75

Total	$1,273

Tully’s has funded the acquisition of equipment through capital leases. These leases typically have terms ranging from three to five years and generally have bargain purchase options. Minimum future rental payments under capital leases as of March 30, 2008 are summarized as follows:

Fiscal year
(dollars in thousands)
2009	$18
2010	16
2011	12
2012	1
2013	—

Total minimum lease payment	$47

Purchase commitments

It is our general practice to enter into forward commitments for the purchase of green coffee in order to secure future supplies of premium quality coffee beans that meet our specifications, in quantities that we estimate will be required to meet our future roasting needs. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. As of March 30, 2008, we had approximately $3,622,000 of contracts with fixed-price coffee purchase commitments. Since March 30, 2008, we have continued to enter into additional coffee purchase contracts. We believe, based on relationships established with our suppliers, that the risk of non-delivery on such purchase commitments is remote.

10. Earnings per share

Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income adjusted to eliminate the interest on convertible debt (if assumed to be converted), by the sum of the weighted average number of common shares and the effect of dilutive common share equivalents.

Tully’s has granted options and warrants to purchase common stock, and issued preferred stock and debt convertible into common stock (collectively, the “common share equivalent instruments”). Under some circumstances, the common share equivalent instruments may have a dilutive effect on the calculation of earnings per share. All of the common share equivalent instruments were excluded from the computation of diluted earnings per share for Fiscal 2007 and Fiscal 2008 because the effect of these instruments on the calculation would have been antidilutive.

The computations of earnings per share, and of the weighted average shares used for basic earnings per share and diluted earnings per share are summarized as follows:

	Years Ended
	March 30, 2008	April 1, 2007	April 2, 2006
	(dollars and shares in thousands, except per share data)
Computation of basic earnings per share
Net income	$2,402	$773	$651
Adjustments for basic earnings per share	—	—	—

Net income for basic earnings per share	$2,402	$773	$651

Weighted average shares used in computing basic earnings per share	2,917	2,283	2,212
Basic earnings per share	$0.82	$0.34	$0.29
Computation of diluted earnings per share
Net income	$2,402	$773	$651
Adjustments for diluted earnings per share	—	—	—

Net income for diluted earnings per share	$2,402	$773	$651

Weighted average shares used in computing diluted earnings per share	6,132	6,129	6,434
Diluted earnings per share	$0.39	$0.13	$0.10
Weighted average shares used in computing earnings per share
Weighted average common shares outstanding, used in computing basic earnings per share	2,917	2,283	2,212
Total common share equivalent instruments for computing diluted earnings per share	3,215	3,846	2,192

Weighted average shares used in computing diluted earnings per share	6,132	6,129	6,434

11. Wholesale Division Selected Quarterly Financial Data

Wholesale Division summarized quarterly financial information for Fiscal 2008 and Fiscal 2007 is as follows. Our sales are moderately seasonal.

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total
	(dollars in thousands, except per share data)
Fiscal 2008
Net Sales	$5,696	$6,908	$8,146	$7,382	$28,132
Gross Profit	1,785	2,041	2,507	1,941	8,274
Net Income	429	613	933	427	2,402
Basic and Diluted Earnings per Share
Earnings per basic share	$0.15	$0.21	$0.32	$0.15	$0.82
Earnings per diluted share	$0.07	$0.10	$0.15	$0.07	$0.39

Fiscal 2007
Net Sales	$4,024	$6,262	$5,629	$4,986	$20,901
Gross Profit	1,441	2,203	1,624	1,087	6,355
Net Income (loss)	107	822	150	(306)	733
Basic and Diluted Earnings (loss) per Share
Net Earnings (loss) per basic share	$0.05	$0.36	$0.07	$(0.13)	$0.34
Net Earnings (loss) per diluted share	$0.02	$0.13	$0.02	$(0.05)	$0.13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations for Fiscal 2008, Fiscal 2007 and Fiscal 2006, together with our financial statements and related notes appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.

Business Overview

We are a specialty wholesaler of hand-craft roasted, gourmet coffees. For purposes of this report we generate revenues through one operating division:

•

Wholesale. Our wholesale division sells our gourmet whole bean and ground coffees and Bellaccino bottled beverages to customers in the grocery, office coffee service and foodservice channels and to our franchisees.

Subsequent to the balance sheet date, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc., a Delaware corporation, entered into an Asset Purchase Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the wholesale assets as of the closing date.

The GMCR Agreement contemplates that, at the closing, GMCR will grant Tully’s a license to use the “Tully’s” brand and other trade names, trademarks and service marks in connection with certain (i) retail operations worldwide (excluding Japan) and (ii) wholesale operations outside of North America, and that the parties will enter into an exclusive coffee supply arrangement. Tully’s current shareholders and executive management team will continue to own and operate the Company’s domestic retail business (company owned, franchised and licensed retail store locations) and international retail and wholesale businesses.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

Our Company History

Since our founding in 1992, our objective has been to make our gourmet coffees and genuine community coffeehouse experience the first choice for consumers in our markets. To achieve this goal, we have made significant investments in marketing and building our brand and have concentrated on opening company-operated retail stores and developing our wholesale and specialty business. We have filed reports under the Securities Exchange Act of 1934 since 1999.

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. As a result of this assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and Green Mountain Coffee Roasters, Inc., a Delaware corporation, entered into an Asset Purchase Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the wholesale assets as of the closing date. Expected proceeds from the sale of the wholesale business would be used to fully repay the outstanding balance of on the Benaroya facility and the Northrim credit lines.

Growth Trends in Our Business

Wholesale Division.

Tully’s sells gourmet whole bean and ground coffees, our Bellaccino bottled beverages and single serve Tully’s K-Cups through the wholesale channel. We sell our products through grocery locations as well as to office coffee services and foodservice channels in the western United States and the Chicago metropolitan area. We also offer many of our products through mail-order and Internet channels.

We have emphasized growth in our wholesale business as an important and less capital intensive complement to our retail business. In each of the past five years, we have grown our wholesale business by expanding our distribution footprint, acquiring new customers in existing territories, executing ongoing marketing, promotional and display programs and by introducing and selling new products.

Revenue Trends

We produce revenues in the U.S. from our wholesale operations. Our quarterly U.S. sales are summarized as follows:

	Fiscal Years
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited–dollars in thousands)
Fiscal 2006	$2,865	$3,121	$4,269	$3,232
Fiscal 2007	4,024	6,262	5,629	4,986
Fiscal 2008	5,696	6,908	8,146	7,382

Our quarterly U.S. net sales increases as compared to the same quarter in the previous fiscal year are summarized as follows:

	Fiscal Years
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2006	47.1%	29.8%	57.2%	32.1%
Fiscal 2007	40.5%	100.6%	31.9%	54.3%
Fiscal 2008	41.6%	10.3%	44.7%	48.1%

Operating Cost Trends

Wholesale Cost Trends. Wholesale cost of goods sold is greatly affected by the cost of roasted coffee, which includes the cost of green coffee, packaging and production costs. Costs such as wholesale sales commissions and freight charges generally depend on related wholesale sales volumes. Other wholesale costs, such as salaries, are largely fixed in relation to sales growth, but increase as additional personnel are hired. Our recently introduced products, such as Bellaccino and K-Cups, generally have a higher cost of goods sold than traditional coffee products. We analyze these costs as a percentage of wholesale sales.

Other Operating, Marketing, General and Administrative Cost Trends. Most of our marketing expenditures are discretionary in nature and depend on the type, intensity and frequency of the marketing programs we employ. Examples of marketing expenses include point-of-sale materials, community initiatives, sponsorships and advertising.

Our general and administrative costs are less discretionary than our marketing costs. In the third and fourth quarters of Fiscal 2008, we reduced our administrative staff by several positions and implemented other cost savings initiatives.

Fiscal 2008 Compared To Fiscal 2007

Net Sales

Wholesale net sales increased $7,231,000, or 34.6%, to $28,132,000 for 2008 from $20,901,000 for Fiscal 2007. The increase reflects a $4,430,000 sales increase in the office coffee service channel (reflecting the addition of new customers and increased sales of our K-Cup products). This increase also reflects a $2,407,000 sales increase in the grocery channel and franchise customer channel (reflecting the additional sales of product to our franchisee locations).

Cost of Goods Sold and Operating Expenses

Wholesale cost of goods sold increased from 69.6% of wholesale sales in Fiscal 2007 to 70.6 % in Fiscal 2008 due to a higher percentage of wholesale sales coming from K-Cups (which have a lower margin than most wholesale products) and higher product costs.

Other operating increased $90,000 or 2.2% to $4,158,000 during Fiscal 2008 from $4,068,000 in Fiscal 2007. The increase reflects an increase in variable costs that grow in relation to sales such as brokerage fees.

Depreciation and amortization expense decreased $126,000, or 17.9%, to $578,000 for Fiscal 2008 from $704,000 for Fiscal 2007, reflecting a lower level of depreciable assets in the current period.

Net Income

As a result of the factors described above, we had net income of $2,402,000 for Fiscal 2008 as compared to net income of $773,000 for Fiscal 2007, an increase in net income of $1,629,000 or 210.7%.

Fiscal 2007 Compared To Fiscal 2006

Net Sales

Wholesale net sales increased $7,714,000, or 58.5%, to $20,901,000 for Fiscal 2007 from $13,187,000 for Fiscal 2006. The increase reflects a $5,215,000 sales increase in the grocery channel (due primarily to growth in the number of grocery retailers selling Tully’s coffee, increased sales to current grocery retailers, and sales of our new Bellaccino bottled beverages) and sales of our new K-Cup products.

Cost of Goods Sold and Operating Expenses

Wholesale cost of goods sold increased from 63.7% in Fiscal 2006 to 69.6% in Fiscal 2007 reflecting lower margins on newly introduced products (including Bellaccino and K-Cups) and higher product costs.

Other operating expenses increased $1,081,000 or 36.2% to $4,068,000 during Fiscal 2007 from $2,987,000 in Fiscal 2006. The increase reflects $422,000 of increased labor, and $339,000 is shipping expenses incurred in connection with the expansion of our wholesale business.

Depreciation and amortization expense increased $14,000, or 2.0%, to $704,000 for Fiscal 2007 from $690,000 for Fiscal 2006.

Net Income

As a result of the factors described above, we had net income of $773,000 for Fiscal 2007 as compared to the net income of $651,000 for Fiscal 2006.

Liquidity and Financial Condition

Sources and Uses of Cash in our Business

The following table sets forth, for the periods indicated, selected statements of cash flows data:

	Fiscal Years
	Fiscal 2008	Fiscal 2007	Fiscal 2006
	(dollars in thousands)
STATEMENTS OF CASH FLOWS DATA
Cash provided by (used for):
Net income	$2,402	$773	$651
Adjustments for depreciation and other non-cash operating statement amounts	613	829	690

Net income adjusted for non-cash operating statement amounts	3,015	1,602	1,341
Cash provided (used) for other changes in assets and liabilities	1,444	2,006	(3,317)

Net cash provided (used) in operating activities	4,459	3,608	(1,976)
Purchases of property and equipment	(944)	(446)	(640)
Net borrowings of debt and capital leases	2	1	12
Investment from (disbursement to) Corporate, net	(3,515)	(3,163)	2,604

Net increase (decrease) in cash and cash equivalents	$—	$—	$—

Cash used in operating activities for Fiscal 2008 was $4,459,000, a change of $851,000 compared to Fiscal 2007 when operating activities provided cash of $3,608,000. This related primarily to a $1,629,000 increase in net income in Fiscal 2008 compared to Fiscal 2007 offset by the increase in used for inventory.

Investing activities used cash of $944,000 in Fiscal 2008, a change of $498,000 compared to Fiscal 2007 when investing activities used cash of $446,000 primarily related to an increase in property and equipment purchases.

Financing activities used cash of $3,15,000 in Fiscal 2008 and used cash of $3,163,000 in Fiscal 2007. This increase is related to an increased amount of cash provided by the wholesale division that was transferred back to Corporate.

Contractual Commitments

We did not have any off-balance sheet arrangements as of March 30, 2008. The following table summarizes our principal financial commitments (other than ordinary trade obligations such as accounts payable and accrued liabilities) as of March 30, 2008:

	Payments Due by Fiscal Year
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Long term debt	$19	$9	$10	$—	$—
Capital leases	47	18	29	—	—
Green coffee purchases(1)	3,622	3,622	—	—	—

	$3,688	$3,649	$39	$—	$—

(1)	As of March 30, 2008, we had approximately $3,622,000 of coffee purchase contracts with fixed-price coffee purchase commitments. Since March 30, 2008, we have entered into additional coffee purchase contracts.

Liquidity and Capital Resources

Our wholesale business requires a greater level of investment in accounts receivable and inventory, which have increased as that business has grown. Our inventory levels typically increase during the spring due to coffee crop seasonality and, to a lesser degree, during the autumn due to holiday season merchandise. Inventories are also subject to short-term fluctuations based upon the timing of coffee receipts.

On February 4, 2008 we engaged an investment banking firm to assist in evaluating strategic alternatives to optimize company and shareholder value. The Company has evaluated a range of alternatives. During the first quarter of Fiscal 2009, management committed to a plan that was approved by the Company’s Board of Directors in June 2008, to exit the wholesale business and entered into negotiations with GMCR for the sale of Tully’s business names, trademarks, and wholesale business. Therefore, the Company classified the assets and liabilities of its wholesale operations as held for sale and the results of operations for the wholesale operations will be reported in discontinued operations, in accordance with the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Also, in accordance with SFAS 144, the Company stopped depreciating assets identified as held for sale on a go forward basis.

As a result of the Company’s assessment, on September 15, 2008, Tully’s, its wholly-owned subsidiary Tully’s Bellaccino, LLC, and GMCR, entered into the GMCR Agreement. Under the GMCR Agreement, GMCR will purchase the assets associated with Tully’s wholesale business and supply chain, including rights to use the Tully’s brand worldwide (excluding Japan) and other Tully’s trade names, trademarks and service marks, for a total consideration of $40.3 million in cash, subject to adjustment based on the value of the assets as of the closing date. Of the cash proceeds payable to Tully’s, $3.5 million will be placed in escrow for one year to satisfy Tully’s post-closing indemnification obligations to GMCR under the GMCR Agreement. We plan to use these proceeds to improve our liquidity, repay our indebtedness, and to fund our domestic retail and license businesses.

Pursuant to the GMCR Agreement, upon the closing, we will enter into a supply agreement with GMCR (the “Supply Agreement”). Under the terms of the Supply Agreement, (i) GMCR will agree to use commercially reasonable efforts to supply to us all of our requirements of Products and Other Coffee Products (“Products”) during the term of the Supply Agreement; and (ii) we will agree to purchase all of our requirements of Products from GMCR during the term of the Supply Agreement. This supply agreement will support our sourcing needs of the ongoing retail, international and specialty businesses.

Pricing for a specified annual volume of Products will be established on a “cost plus” basis. If Tully’s requires a higher aggregate volume of Products in a given contract year and GMCR does not elect to continue the “cost plus” pricing for one or more Products after the specified volume is exceeded, the Products will be priced at GMCR’s best list price offered to like customers, provided that we will have the option to use a secondary vendor to supply such Products. The Supply Agreement is for an initial term of five years starting on the effective date of the Supply Agreement and may be renewed thereafter for separate additional terms of one year each unless either party provides written notice of non-renewal to the other party at least 120 days in advance of the end of the initial five year term or additional term, as the case may be. The Company is to provide forecasting to GMCR on the estimated annual volume it intends to purchase such that GMCR can predict production volume. In the event the Company’s actual purchasing is 25% less or greater, there is a penalty fee provision. The Company does not expect to incur any penalties under this provision of the arrangement.

The Company does not believe the nature of the agreement or the cost formula represents anything other than a price within the range of market prices at the time of the arrangement. Given the Company’s history surrounding the cost of wholesale and bulk coffee production, the Company believes the supply arrangement will result in comparable cost of sales as it relates to the coffee beans for its future retail operations. The prices the Company agreed to pay GMCR are competitive prices that we could have obtained from other suppliers and will not be accounted for as an adverse or beneficial purchase commitment. The presence of the supply agreement does not impact the accounting or recognition of the gain as it relates to the sale and does not impact the conclusion that the risk and rewards have been sufficiently transferred to GMCR under the proposed asset sale.

In evaluating the supply agreement, we made certain estimates of the mix of products that were to be purchased as well as the distribution and competitor prices we would be getting on the products supplied from GMCR.

Additionally, under the terms of the Asset Sale, the Company sold the “Tully’s” trademark and brand name, and is simultaneously with the transaction entering into a perpetual license to continue to utilize the “Tully’s” brand as part of its North American retail operations, and is also licensing the rights to worldwide retail and wholesale (excluding North American and Japan) distribution (“License Agreement”). The Company can sublicense these rights, thus continuing to act as a retail franchisor worldwide (excluding Japan). The perpetual license fee is $1 annually. The Company has considered this continuing involvement and believes there is significant direct cash flows associated with this continued involvement through the Worldwide area development rights and retail operations ability to operate under the “Tully’s” brand name is contingent upon this License Arrangement.

The Company will continue to evaluate the accounting impacts of the transaction, including the corresponding License Agreement and expects the allocation of net proceeds, value attributed to the intangible being sold, and any resulting gain will be based upon the fair market value which will be completed upon closing of the transaction, expected to be in the forth fiscal quarter ended March 29, 2009. Further, management expects any gain allocated to, or resulting from, the sale of the intangible to be deferred due to the continuing involvement as derived by the License Agreement.

Consistent with our past disclosure and in light of the proposed sale of our wholesale business to GMCR, we continue to evaluate the business, operations, and prospects of our remaining business units and to work with our financial advisors to explore potential opportunities to optimize the value of the company to our shareholders, including the sale of our retail and international businesses.

Tully’s and GMCR have made customary representations, warranties and covenants in the GMCR Agreement. Pursuant to the terms of the GMCR Agreement, except in certain limited circumstances Tully’s may not solicit or enter into discussions regarding, or provide information in connection with, alternative transactions. The GMCR Agreement specifies certain termination rights of the parties, and, under some circumstances, in the event of termination of the GMCR Agreement, Tully’s may be required to pay GMCR a termination fee of $1.6 million. In addition, if Tully’s terminates the GMCR Agreement because GMCR is unable to obtain funding under its existing credit facility to complete the asset purchase, then GMCR will be obligated to reimburse Tully’s for up to $1.6 million in Tully’s out-of-pocket costs and expenses.

Closing of the proposed asset sale is subject to certain conditions, including approval by Tully’s shareholders.

The GMCR Agreement was unanimously approved by Tully’s board of directors. In addition, Tom T. O’Keefe, our chairman of the board and founder, who beneficially owns approximately 20.2% of our outstanding common stock, has entered into a voting agreement with GMCR pursuant to which he has agreed to vote his shares in favor of the transaction at the shareholders’ meeting at which our shareholders will be asked to approve the GMCR Agreement and the transactions contemplated therein.

Tully’s believes it will incur contractual costs associated with the sale of the assets of its wholesale business subject to the GMCR Agreement with GMCR. At this time, however, these costs are subject to, and potentially contingent upon, the various conditions of, and successful completion of the closing process. If the GMCR Agreement and the transactions contemplated therein are not approved by Tully’s shareholders, or are approved but the asset sale is not successfully completed, then certain of these potential costs may not be incurred. Thus, we are currently unable to provide a reasonable estimate of these costs. Direct and indirect costs associated with the sale, incurred subsequent to the signing of the GMCR Agreement, will be recorded during the period incurred or upon recognition of the closing of the transaction, if successful, depending on the nature of such costs.

Seasonality

Our business is subject to moderate seasonal fluctuations. Greater portions of Tully’s net sales are generally realized during the third quarter of Tully’s fiscal year, which includes the December holiday season. Because of these factors, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year. The pending sale on the wholesale business may have an unexpected impact on the historical seasonality trends of our business.

Application of Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 of the Notes to the Financial Statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. We believe the following critical accounting policies affect our more significant judgments and estimates used in our financial statements, and should be read in conjunction with the Financial Statements. Our critical accounting policies relate particularly to (1) revenue recognition, (2) evaluation of long-lived assets for impairment, (3) lease termination reserves, and (4) share based payments.

Revenue recognition

Sales for the wholesale division are recognized upon shipment of the products. Allowances to wholesale customers for retail display and distribution positions (such as “slotting” allowances) are recognized as a reduction in sales, reducing gross profits until fully amortized (typically a period of two to six months). Other wholesale sales discounts and allowances are recognized in the period earned by the customer. In some instances, the amounts of an allowance or discount will depend upon the actual performance of a customer for a particular program (such as the number of packages of Tully’s product sold in a particular period of time). The actual performance for the program will be determined by the customer and Tully’s after the program is completed. Tully’s initially records management’s estimate of the expected results for such programs, and then an adjustment is made, as necessary, when the actual results are reported to Tully’s.

Evaluation of long-lived assets for impairment

We periodically review the carrying value of our long-lived assets for continued appropriateness. This review is based upon our projections of anticipated future cash flows. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations. The net carrying value of assets not recoverable are reduced to their fair value. Our estimates of fair value represent our best estimate, based primarily on discounted cash flows.

New Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however, the application of this statement may change current practice. The requirements of SFAS 157 are effective for our fiscal year beginning March 31, 2008. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 157 will have on our financial statements upon adoption. See also discussion of the interpretation of this pronouncement below.

In February 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-b, Fair Value Measurements. This FSP delays the effective date of SFAS 157 until January 1, 2009 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Nonfinancial assets and liabilities include, among other things: intangible assets acquired through business combinations; long-lived assets when assessing potential impairment; and liabilities associated with restructuring activities.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose, at specific election dates, to measure eligible financial assets and liabilities at fair value (referred to as the “fair value option”) and report associated unrealized gains and losses in earnings. SFAS 159 also requires entities to display the fair value of the selected assets and liabilities on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements of other accounting standards, including fair value measurement disclosures in SFAS 157. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the implications of SFAS 159, and its impact on our financial statements has not yet been determined.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“FAS 141R”). FAS 141R retains the fundamental requirements in FAS 141 that the acquisition method of accounting (which FAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141R also establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) improves the completeness of the information reported about a business combination by changing the requirements for recognizing assets acquired and liabilities assumed arising from contingencies; (c) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (d) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for acquisitions closed on or after January 1, 2009 for the Company). Early application is not permitted. We have not yet determined the impact, if any, FAS 141R will have on our financial statements.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“FAS 160”). FAS 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. FAS 160 is effective for fiscal years beginning on or after December 15, 2008 (as of March 29, 2010 for the Company). We have not yet determined the impact, if any, that FAS 160 will have on our financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 amends SFAS 133 and establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. This Statement amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of derivative instruments and hedging activities. The requirements of FAS 161 are effective for fiscal years beginning after November 15, 2008. We have not yet determined the impact, if any, that FAS 161 will have on our financial statements.

In April 2008, the FASB issued FASB Staff Position 142-3, Determination of the Useful Lives of Intangible Assets (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB No. 142, Goodwill and Other Intangible Assets. The intent of FSP 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other U.S. generally accepted accounting principles. We do not expect the adoption of FSP 142-3 to have a material effect on our financial position or results of operations.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The supply and price of coffee beans are subject to significant volatility and can be affected by multiple factors in producing countries, including weather, political and economic conditions. In addition, green coffee bean prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations that have historically attempted to influence commodity prices of green coffee beans through agreements establishing export quotas or restricting coffee bean supplies worldwide. In order to limit the cost exposure of the main commodity used in our business, we enter into fixed-price purchase commitments. Typically, Tully’s has entered into contracts for the next season’s delivery of green coffee beans to help ensure adequacy of supply. As of March 30, 2008, we had approximately $3,622,000 in fixed price purchase commitments. Since March 30, 2008, we have entered into additional coffee purchase contracts. We estimate that a ten percent increase in coffee bean pricing could reduce operating income by $1,500,000 to $1,600,000 annually if we were unable to adjust our retail prices.

We currently have no foreign currency exchange rate exposure related to our purchasing of coffee beans because all transactions are denominated in U.S. dollars.

PROXY

TULLY’S COFFEE CORPORATION

Special of Shareholders – December XX, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints                                          and                                         , and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tully’s Coffee Corporation which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the company to be held                     , XX, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

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(REV 10/08)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3.
	Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
PROPOSAL 1 TO APPROVE THE ASSET SALE				PROPOSAL 3 TO APPROVE AMENDMENT NO. 2 OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION
	☐	☐	☐		☐	☐	☐

PROPOSAL 2 TO APPROVE AMENDMENT NO. 1 OF OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION	☐	☐	☐	PROPOSAL 4 TO APPROVE ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF PROPOSAL (1) OR PROPOSAL (2)	☐	☐	☐

YES
JOHN M. DOE			I Attend Meeting	☐
	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

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Tully’s Coffee Corporation

JOHN M. DOE
100 SMITH DRIVE
ANYWHERE USA XXXXX-XXXX

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